As filed with the Securities and Exchange Commission on September 13, 2006

Registration No. 333-137086

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRENZA MICRODEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	77-0073042
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 S. Technology Court

Broomfield, CO 80021

(303) 327-3030

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

(303) 327-3030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven V. Bernard, Esq. Michael S. Ringler, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Jorge del Calvo, Esq. Davina K. Kaile, Esq. Brian M. Wong, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Sirenza may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this document is a part, is declared effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

Subject to completion, dated September 13, 2006

MICRO LINEAR CORPORATION

2050 Concourse Drive

San Jose, California 95131

(408) 433-5200

September     , 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Micro Linear Corporation to be held on October 20, 2006, at 10:00 a.m., Pacific Time. The special meeting will be held at Micro Linear’s headquarters, 2050 Concourse Drive, San Jose, California.

As described in the enclosed proxy statement/prospectus, at the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger that Micro Linear entered into as of August 14, 2006 with Sirenza Microdevices, Inc. and Metric Acquisition Corporation, a wholly owned subsidiary of Sirenza, and to approve the merger contemplated by the merger agreement. If holders of record of a majority of our common stock as of September 11, 2006 vote to adopt and approve the merger agreement and to approve the merger, and the other conditions in the merger agreement are satisfied or waived, Metric Acquisition Corporation will be merged with and into Micro Linear, with Micro Linear continuing as the surviving corporation in the merger and becoming a wholly owned subsidiary of Sirenza. Metric Acquisition Corporation is a corporation that was incorporated solely to facilitate the merger.

As further described in this proxy statement/prospectus, each Micro Linear stockholder (other than Sirenza, Metric Acquisition Corporation, and Micro Linear or their direct or indirect subsidiaries) will receive 0.365 of a share of Sirenza common stock, plus cash for any fractional shares, for each outstanding share of Micro Linear upon the completion of the merger. This exchange ratio is subject to adjustment according to the terms of the merger agreement.

Sirenza common stock is listed on the Nasdaq Global Market under the trading symbol “SMDI.” On September 11, 2006, the closing sale price of Sirenza common stock was $8.63. Based on that closing price, the value of the per share consideration to be received by Micro Linear stockholders, assuming no adjustment to the exchange ratio, would be $3.15.

Micro Linear’s board of directors investigated, considered and evaluated the terms and conditions of the merger agreement. Based on its review, Micro Linear’s board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of the stockholders of Micro Linear and recommends that you vote FOR approving and adopting the merger agreement and approving the merger and any adjournment of the special meeting.

Your vote is very important, regardless of the number of shares you own. Micro Linear cannot complete the merger unless the merger agreement is adopted and approved and the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Micro Linear common stock entitled to vote at the special meeting. Whether or not you plan to attend the special meeting in connection with the proposed merger, please promptly complete, sign and return the enclosed proxy card in the envelope provided. Your proxy card may also include instructions about how to vote by telephone or by using the Internet. Your shares then will be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the accompanying documents, withdraw your proxy and vote in person.

The accompanying notice of special meeting, proxy statement/prospectus and proxy card explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully. In particular, please see “ Risk Factors” beginning on page 24.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of Micro Linear. We look forward to seeing you at the special meeting.

Sincerely,

Timothy A. Richardson

President and Chief Executive Officer

San Jose, California

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this proxy statement/prospectus, passed upon the fairness or merits of this transaction, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September     , 2006, and is first being mailed to Micro Linear stockholders beginning on or about September     , 2006.

MICRO LINEAR CORPORATION

2050 Concourse Drive

San Jose, California 95131

(408) 433-5200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held October 20, 2006

September     , 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Micro Linear Corporation, a Delaware corporation, which will be held on October 20, 2006, at 10:00 a.m., Pacific Time, at Micro Linear’s headquarters, 2050 Concourse Drive, San Jose, California.

We are holding this meeting and you will be asked:

•	to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 14, 2006, by and among Sirenza Microdevices, Inc., Metric Acquisition Corporation, a wholly owned subsidiary of Sirenza Microdevices, Inc., and Micro Linear Corporation, pursuant to which Metric Acquisition Corporation will merge with and into Micro Linear Corporation and Micro Linear Corporation will become a wholly owned subsidiary of Sirenza Microdevices, Inc. and to approve the merger; and

•	to grant discretionary authority to vote upon any matters not known by our board of directors a reasonable period of time before Micro Linear Corporation mailed this proxy statement/prospectus as may properly come before the meeting, including authority to vote in favor of any postponements or adjournments of the meeting, if necessary, to solicit additional proxies.

The merger proposal is more fully described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before voting.

Stockholders of record as of the close of business on Monday, September 11, 2006 (referred to as the “record date”) are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A list of stockholders eligible to vote at the meeting will be available for review during Micro Linear’s regular business hours at our headquarters, located at 2050 Concourse Drive, San Jose, California, for ten days prior to the meeting. A majority of the shares of Micro Linear common stock outstanding on the record date must be voted in favor of the merger proposal in order for the merger to be completed. Therefore, your vote is very important. Your failure to vote your shares is the same as voting against the merger proposal.

It is important for your shares to be represented at the special meeting. We hope that you will promptly mark, sign, date and return the enclosed proxy even if you plan to attend the meeting. Your proxy card may also include instructions about how to vote by telephone or by using the Internet. If you attend the meeting on October 20, 2006, you may vote in person even if you have already returned a proxy card. You should not send any certificates representing Micro Linear common stock with your proxy.

We look forward to seeing you at the meeting.

For the Board of Directors,

Michael W. Schradle

Secretary

San Jose, California

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Sirenza from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Additional Information—Where You Can Find More Information” on page 166 of this proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Sirenza through the “SEC Filings” link located on the investor relations page of its website at www.sirenza.com or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are also available from Sirenza without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. See “Additional Information—Where You Can Find More Information” on page 166 of this proxy statement/prospectus. Micro Linear stockholders may request a copy of such documents by contacting Sirenza at:

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attn: Jodi Bochert, Investor Relations

Telephone: (303) 327-3193

You may obtain copies of information relating to Micro Linear, without charge, by contacting Micro Linear at:

Micro Linear Corporation

2050 Concourse Drive

San Jose, CA 95131

Attn: Gwen Adams, Investor Relations

Telephone: (408) 433-5200

We are not incorporating the contents of the websites of the SEC, Sirenza, Micro Linear or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

In order for you to receive timely delivery of the documents in advance of the Micro Linear special meeting, Sirenza should receive your request no later than October 13, 2006, which is five business days prior to the special meeting.

i

ii

Annexes
Annex A	Agreement and Plan of Merger
Annex B	Form of Voting Agreement
Annex C	Opinion of Needham & Company, LLC, Financial Advisor to Micro Linear Corporation

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Micro Linear, may have regarding the merger and the other matters being considered at the special meeting of Micro Linear stockholders and brief answers to those questions. Micro Linear urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting of stockholders. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	Why am I, as a Micro Linear stockholder, receiving this proxy statement/prospectus?

A:	Sirenza and Micro Linear have agreed to the acquisition of Micro Linear by Sirenza under the terms of a merger agreement that is described in this proxy statement/prospectus. Please see “The Merger Agreement” beginning on page 89 of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, Micro Linear stockholders must approve and adopt the merger agreement and approve the merger and any adjournment of the special meeting. Micro Linear will hold a special meeting of its stockholders to obtain these approvals.

This proxy statement/prospectus contains important information about the merger, the merger agreement and the special meeting of the stockholders of Micro Linear, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the Micro Linear special meeting.

Your vote is very important. We encourage you to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for the Micro Linear stockholders below.

Q:	Why are Sirenza and Micro Linear proposing the merger?

A:	Sirenza and Micro Linear believe that combining the strengths of our two companies is in the best interests of each company and our respective stockholders. This acquisition combines Micro Linear’s expertise in radio frequency, or RF, transceiver integrated circuits and radio engineering with Sirenza’s greater scale, product and end-market diversity and global business platform, which we expect will result in a stronger, more diversified, global supplier of innovative RF component solutions. Both Micro Linear and Sirenza believe that the combination will create a stronger and more competitive company that will be capable of creating more stockholder value than either Micro Linear or Sirenza could on its own. In addition, Micro Linear is also proposing the merger to provide its stockholders with both the opportunity to receive a premium for their shares and to participate in the potential growth of the combined company. To review the reasons for the merger in greater detail, see “The Merger—Recommendation of the Micro Linear Board of Directors and Its Reasons for the Merger” on page 70 and “The Merger—Sirenza’s Reasons for the Merger” on page 80 of this proxy statement/prospectus.

Q:	What will happen in the merger?

A:	Pursuant to the terms of the merger agreement, Metric Acquisition Corporation, a wholly owned subsidiary of Sirenza, will merge with and into Micro Linear, with Micro Linear surviving and continuing as a wholly owned subsidiary of Sirenza.

Q:	What consideration will Micro Linear stockholders receive in the merger?

A:

Under the terms of the merger agreement, as of the effective time of the merger, each outstanding share of Micro Linear common stock will be converted into the right to receive a fraction of a share of Sirenza common stock. The number of shares of Sirenza common stock issuable in the merger will be determined by multiplying the number of shares of Micro Linear common stock owned by each Micro Linear stockholder by an exchange ratio. The current exchange ratio is 0.365, but the exchange ratio is subject to adjustment based on the average closing price of Sirenza common stock as quoted on the Nasdaq Global Market during the ten trading days ending on the third trading day prior to the closing date of the merger. So long as the average closing price remains between $7.77 and $11.66 per share, the exchange ratio will stay constant at 0.365. Accordingly, regardless of whether Sirenza’s common stock trades up to $11.66 per share or down to $7.77 per share from the $8.92 per share at the closing of the market on the trading day immediately preceding the announcement of the merger agreement, Micro Linear stockholders will receive 0.365 of a share of Sirenza common stock for each share of Micro Linear common stock that they hold.

In the event, however, that the average closing price of Sirenza common stock trades outside of the $7.77 to $11.66 range of per share prices, the exchange ratio will be adjusted, causing the following effects to the number of shares that a Micro Linear stockholder may receive in the merger:

•	In the event that the exchange ratio multiplied by the average closing price of Sirenza’s common stock is less than $2.84 (in effect, if the average closing price of Sirenza common stock is less than $7.77), then the exchange ratio will be increased, subject to the maximum exchange ratio described below. If this were to occur, Sirenza would issue more shares of its common stock in the merger, and the ownership of holders of Sirenza common stock would be further diluted. By way of example, if a Micro Linear stockholder held 1,000 shares of Micro Linear common stock and the average closing price of Sirenza common stock were $7.40 per share, then the exchange ratio would be increased from 0.365 to 0.384 (i.e., $2.84/$7.40) and the Micro Linear stockholder would receive 384 shares of Sirenza common stock as opposed to the 365 shares the same stockholder would have received had the Sirenza per share common stock price remained at or above $7.77.

•	Notwithstanding the requirement that the exchange ratio be increased as the Sirenza stock price drops below $7.77 per share, if the average closing price of Sirenza common stock is less than or equal to $7.00, then the exchange ratio will be fixed at 0.405 of a share of Sirenza common stock for each share of Micro Linear common stock. In this case, holders of Micro Linear common stock will receive a fixed fraction of a share (i.e., 0.405) of Sirenza common stock for each share of Micro Linear common stock they hold regardless of how low Sirenza’s common stock trades below $7.00 per share.

•	In the event that the exchange ratio multiplied by the average closing price of Sirenza’s common stock is more than $4.26 (in effect, if the average closing price is more than $11.66), then the exchange ratio will be decreased, subject to the minimum exchange ratio described below. By way of example, if a Micro Linear stockholder held 1,000 shares of Micro Linear common stock and the average closing price of Sirenza common stock were $12.00 per share, then the exchange ratio would be decreased from 0.365 to 0.355 (i.e., $4.26/$12.00) and the Micro Linear stockholder would receive 355 shares of Sirenza common stock as opposed to the 365 shares the same stockholder would have received had the Sirenza per share common stock price remained at or below $11.66.

•	Notwithstanding the requirement that the exchange ratio be decreased as the Sirenza stock price rises above $11.66 per share, if the average closing price of Sirenza common stock is greater than or equal to $13.11, then the exchange ratio will be fixed at 0.325 of a share of Sirenza common stock for each share of Micro Linear common stock. In this case, holders of Micro Linear common stock will receive a fixed fraction of a share (i.e., 0.325) of Sirenza common stock for each share of Micro Linear common stock they hold regardless of how high Sirenza’s common stock trades above $13.11 per share.

Q:	When do Sirenza and Micro Linear expect the merger to be completed?

A:	Sirenza and Micro Linear are working to complete the merger as quickly as practicable and currently expect that the merger could be completed promptly after the special meeting. However, we cannot predict the exact timing of the completion of the merger because it is potentially subject to regulatory approvals and other conditions.

Q:	What are the United States federal income tax consequences of the merger?

A:	We expect the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, Micro Linear stockholders generally will not recognize any gain or loss upon the receipt of Sirenza common stock in exchange for Micro Linear common stock in connection with the merger, except for cash received in lieu of a fractional share of Sirenza common stock.

Tax matters are complicated, and the tax consequences of the merger to each Micro Linear stockholder will depend on the facts of each stockholder’s situation. You are urged to read carefully the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement/prospectus and to consult with your tax advisor for a full understanding of the tax consequences of your participation in the merger.

Q:	What are Micro Linear stockholders voting on?

A:	Micro Linear stockholders are voting on a proposal to approve and adopt the merger agreement and approve the merger. Micro Linear stockholders are also voting on a proposal to approve any adjournment of the special meeting.

Q:	What vote of Micro Linear stockholders is required to approve and adopt the merger agreement and to approve the merger?

A:	Approval of the proposal to approve and adopt the merger agreement and to approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Micro Linear common stock entitled to vote at the Micro Linear special meeting.

Q:	Who can attend and vote at the special meeting?

A:	All holders of record of Micro Linear common stock at the close of business on September 11, 2006, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 12,997,017 shares of Micro Linear common stock outstanding and entitled to vote at the special meeting, held by 216 holders of record.

Q:	How does the Micro Linear board of directors recommend that Micro Linear stockholders vote?

A:	The Micro Linear board of directors unanimously recommends that Micro Linear stockholders vote “FOR” the proposal to approve and adopt the merger agreement and to approve the merger and any adjournment of the special meeting. The Micro Linear board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to and in the best interests of Micro Linear and its stockholders. Accordingly, the Micro Linear board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. For a more complete description of the recommendation of the Micro Linear board of directors, see “The Merger—Recommendation of the Micro Linear Board of Directors and Its Reasons for the Merger” beginning on page 70 of this proxy statement/prospectus.

Q:	When and where will the special meeting of Micro Linear stockholders be held?

A:	The Micro Linear special meeting will take place at Micro Linear’s headquarters, 2050 Concourse Drive, San Jose, California, on October 20, 2006, at 10:00 a.m., Pacific time.

Q:	Are there any risks related to the merger or any risks relating to owning Sirenza common stock?

A:	Yes. You should carefully review the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus. In addition, we encourage you to read Sirenza’s publicly filed documents incorporated by reference into this proxy statement/prospectus.

Q:	Are there any stockholders already committed to vote in favor of the merger?

A:	Yes. Pursuant to a form of voting agreement entered into with Sirenza, the directors and executive officers of Micro Linear—namely, Brent R. Dix, Peter Manno, Steven Moore, Laura Perrone, Timothy Richardson, Joseph Rizzi, Michael Schradle, A. Thampy Thomas and John Zucker—have agreed to vote their shares of Micro Linear common stock in favor of the merger at the special meeting. For a more complete description of the voting agreements, see “The Voting Agreements” beginning on page 105 of this proxy statement/prospectus. The form of voting agreement is also attached to this proxy statement/prospectus as Annex B.

Q:	Am I entitled to appraisal or dissenters’ rights?

A:	Under Delaware law, holders of Micro Linear common stock are not entitled to appraisal rights in connection with the merger because both Micro Linear common stock and Sirenza common stock are listed on the Nasdaq Global Market. See “Summary—No Appraisal Rights” on page 11 of this proxy statement/prospectus.

Holders of Sirenza common stock are not entitled to appraisal rights in connection with the issuance of Sirenza common stock in the merger.

Q:	What should I do now in order to vote on the proposals being considered at the Micro Linear special meeting?

A:	Stockholders of record of Micro Linear as of the record date of the Micro Linear special meeting may now vote by proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope or by submitting a proxy over the Internet or by telephone by following the instructions on the enclosed proxy card. If you hold Micro Linear common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Additionally, you may also vote in person by attending the Micro Linear special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” and you wish to vote at the special meeting, you must bring a proxy from the record holder of the shares authorizing you to vote at the special meeting. Whether or not Micro Linear stockholders plan to attend the special meeting, they should give their proxy as described in this proxy statement/prospectus.

Q:	Should I send in my Micro Linear share certificates now?

A:	No. You should not send in your Micro Linear stock certificates now. Following the merger, a letter of transmittal will be sent to Micro Linear stockholders informing them of where to deliver their Micro Linear stock certificates in order to receive shares of Sirenza common stock and any cash in lieu of a fractional share of Sirenza common stock. You should not send in your Micro Linear stock certificates prior to receiving this letter of transmittal.

Q:	What will happen if I abstain from voting or fail to vote?

A:	An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. If you abstain, it will have the same effect as voting against the proposal to approve and adopt the merger agreement and to approve the merger. If your shares are held in “street name” and you fail to vote or to instruct your broker how to vote your shares, it will have the same effect as voting against the proposal to approve and adopt the merger agreement and to approve the merger, but will not have an effect on a proposal of any adjournment of the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a holder of record, you can change your vote at any time before your proxy is voted at the special meeting by:

•	delivering a signed written notice of revocation to the Secretary of Micro Linear at:

Micro Linear Corporation

2050 Concourse Drive

San Jose, CA 95131

Attention: Michael Schradle, Secretary

•	signing and delivering a new, valid proxy bearing a later date; and if it is a written proxy, it must be signed and delivered to the attention of Micro Linear’s Secretary;

•	submitting another proxy by telephone or on the Internet; or

•	attending the special meeting and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” you must contact your broker, bank or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus, the enclosed proxy card, voting instructions or the election form, you should contact:

New York, NY 10016

Call Collect (212) 929-5500

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

SUMMARY

The following is a summary that highlights information contained in this proxy statement/prospectus. This summary may not contain all of the information that may be important to you. For a more complete description of the merger agreement and the transactions contemplated by the merger agreement, including the merger, we encourage you to read carefully this entire proxy statement/prospectus, including the attached annexes. In addition, we encourage you to read the information incorporated by reference into this proxy statement/prospectus, which includes important business and financial information about Sirenza that has been filed with the SEC. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Additional Information—Where You Can Find More Information” beginning on page 166 of this proxy statement/prospectus.

The Companies

Sirenza

Sirenza Microdevices, Inc.

303 S. Technology Ct.

Broomfield, Colorado 80021

(303) 327-3030

Sirenza’s Business

Sirenza is a supplier of RF components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets. Sirenza’s products are designed to optimize the reception and transmission of voice and data signals in mobile wireless communications networks and in other wireless and wireline applications.

Micro Linear

Micro Linear Corporation

2050 Concourse Drive

San Jose, California 95131

(408) 433-5200

Micro Linear’s Business

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which are used in a variety of wireless products serving global markets. These transceivers are used in many streaming wireless applications, such as cordless phones, Personal Handyphone Systems, or PHS, handsets, wireless speakers, security cameras, cordless headsets and other personal electronic appliances.

The Merger (see page 64)

Sirenza and Micro Linear have agreed to the acquisition of Micro Linear by Sirenza under the terms of the merger agreement that is described in this proxy statement/prospectus. In the merger, Metric Acquisition Corporation, a wholly owned subsidiary of Sirenza, will merge with and into Micro Linear, with Micro Linear surviving as a wholly owned subsidiary of Sirenza. We have attached the merger agreement to this proxy statement/prospectus as Annex A. We encourage you to carefully read the merger agreement in its entirety because it is the legal document that governs the merger.

Merger Consideration

Under the terms of the merger agreement, as of the effective time of the merger, Micro Linear stockholders are expected to receive the right to convert each outstanding share of Micro Linear common stock that they hold into a fraction of a share of Sirenza common stock. The number of shares of Sirenza common stock issuable in the merger will be determined by multiplying the number of shares of Micro Linear common stock owned by each Micro Linear stockholder by an exchange ratio. The current exchange ratio is 0.365, but the exchange ratio is subject to adjustment based on the average closing price of Sirenza common stock as quoted on the Nasdaq Global Market during the ten trading days ending on the third trading day prior to the closing date of the merger. So long as the average closing price remains between $7.77 and $11.66 per share, the exchange ratio will stay constant at 0.365. In the event, however, that the average closing price of Sirenza common stock is outside of the $7.77 to $11.66 range of per share prices, the exchange ratio will adjust (increasing as the per share price of Sirenza common stock falls below $7.77 and decreasing as the per share price of Sirenza common stock rises above $11.66, subject to a maximum exchange ratio of 0.405 and a minimum exchange ratio of 0.325). For a full description of the merger consideration and the possible adjustments to the merger consideration and number of shares you might receive as a Micro Linear stockholder, see “The Merger Agreement—Treatment of Securities” and “Risk Factors—Risks Relating to the Merger” beginning on pages 89 and 24, respectively, of this proxy statement/prospectus.

Fractional Shares

Sirenza will not issue fractional shares of Sirenza common stock in the merger. As a result, each Micro Linear stockholder will receive cash for any fractional share of Sirenza common stock the stockholder would otherwise be entitled to receive in the merger after aggregating all fractional shares to be received by the stockholder.

Treatment of Stock Options

Sirenza will not assume any options for the purchase of Micro Linear common stock in connection with the merger. Rather, immediately prior to the effective time of the merger, Micro Linear will cause the vesting of any unvested options to purchase Micro Linear common stock to be accelerated in full. Additionally, immediately prior to the effective time of the merger, Micro Linear will cancel all options to purchase Micro Linear common stock and exchange them for a number of shares of Micro Linear common stock equal in value to the excess, if any, of the value of the Micro Linear common stock over the exercise price of the applicable option to purchase Micro Linear common stock (less the amount of any applicable withholding taxes). In determining the value of a share of Micro Linear common stock for purposes of this exchange, Micro Linear will use the value of that portion of a share of Sirenza common stock (based on the average closing price described above) into which each share of Micro Linear common stock will be converted in the merger.

Ownership of Sirenza After the Merger

Based on the number of shares of Sirenza common stock outstanding on a fully diluted basis on August 14, 2006, the number of shares of Micro Linear common stock outstanding as of August 14, 2006, the number and exercise prices of Micro Linear stock options outstanding as of August 14, 2006 and assuming that the per share Sirenza common stock average closing price is equal to $9.18 (the closing price on August 29, 2006), Micro Linear stockholders will hold approximately 10% of the fully diluted shares of Sirenza common stock immediately after the merger. In the event that the per share average closing price of Sirenza common stock deviates below or above the $7.77 to $11.66 price range, then the amount of Sirenza common stock issuable to the Micro Linear stockholders may increase or decrease.

Risk Factors

In evaluating the merger, the merger agreement or the issuance of shares of Sirenza common stock in the merger, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 24 of this proxy statement/prospectus.

Legal Proceedings Regarding the Merger (see page 88)

As of the date of this proxy statement/prospectus, Sirenza and Micro Linear are aware of a class action lawsuit that has been filed against Sirenza, Micro Linear and Micro Linear’s board of directors in connection with the merger. The complaint seeks, among other things, an injunction prohibiting Sirenza and Micro Linear from consummating the merger. Sirenza and Micro Linear believe that the lawsuit is without merit and intend to vigorously defend against the lawsuit.

Micro Linear Stockholders Entitled to Vote; Vote Required (see page 60)

The special meeting of Micro Linear stockholders will be held on October 20, 2006 at 10:00 a.m., Pacific time, at the Micro Linear headquarters located at 2050 Concourse Drive, San Jose, California. At the special meeting, the Micro Linear stockholders will be asked to approve and adopt the merger agreement and to approve the merger and any adjournment of the special meeting.

Only holders of record of Micro Linear’s common stock at the close of business on September 11, 2006 are entitled to notice of and to vote at the special meeting. We refer to this date as the record date in this proxy statement/prospectus. As of the record date, there were 12,997,017 shares of Micro Linear common stock outstanding and entitled to vote at the special meeting.

Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Micro Linear common stock entitled to vote on the record date. Approval of any adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of Micro Linear common stock present in person or represented by proxy at the special meeting and entitled to vote on the adjournment.

Recommendation of the Micro Linear Board of Directors (see page 70)

Micro Linear’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of Micro Linear and its stockholders and recommends that you vote “FOR” approval and adoption of the merger agreement and approval of the merger and any adjournment of the special meeting.

Opinion of Micro Linear’s Financial Advisor, Needham & Company, LLC (see page 73 and Annex C)

Micro Linear’s financial advisor, Needham & Company LLC, delivered an opinion to the Micro Linear board of directors to the effect that, as of August 14, 2006, and based upon and subject to the various considerations described in its written opinion, the exchange ratio, as it may be adjusted under the terms of the merger agreement, was fair from a financial point of view to the holders of Micro Linear common stock, other than affiliates of Micro Linear.

The full text of the written opinion of Needham & Company, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Needham & Company in rendering its opinion, is attached as Annex C to this proxy statement/prospectus. Holders of Micro Linear common stock are urged to, and should, read the opinion carefully and in its entirety.

Needham & Company provided its opinion for the information and assistance of the Micro Linear board of directors in connection with its consideration of the merger. The Needham & Company opinion addresses only the fairness, from a financial point of view, of the exchange ratio, as it may be adjusted under the terms of the merger agreement, to the holders of Micro Linear common stock, other than affiliates of Micro Linear, as of the date of the Needham & Company opinion. The Needham & Company opinion does not address any other aspect of the proposed merger and does not constitute a recommendation as to how any holder of Micro Linear common stock should vote or act with respect to the merger or any other matter.

Share Ownership of Micro Linear Directors and Executive Officers (see page 82)

At the close of business on the Micro Linear record date, directors and executive officers of Micro Linear and their affiliates beneficially owned approximately 1,299,722 shares of Micro Linear common stock, collectively representing approximately 9.3% of the shares of Micro Linear common stock outstanding on that date.

Sirenza Board of Directors After the Merger (see page 99)

Upon completion of the merger, the Sirenza board of directors will be increased by one member. The directors of Sirenza prior to the completion of the merger will continue to serve as the directors of Sirenza after the merger; however, it is expected that John Zucker, the current Chairman of the Micro Linear board of directors, will join the Sirenza board of directors as a member.

Interests of Micro Linear Directors and Executive Officers in the Merger (see page 82)

In considering the recommendation of the Micro Linear board of directors with respect to the merger agreement and the merger contemplated by the merger agreement, you should be aware that members of the Micro Linear board of directors and Micro Linear executive officers have interests in the merger contemplated by the merger agreement that may be different than, or in addition to, the interests of Micro Linear stockholders generally. These interests include:

•	the continued indemnification of, and provision for directors’ and officers’ liability insurance coverage to, current directors and officers of Micro Linear following the merger;

•	the appointment of John Zucker, the current Chairman of the Micro Linear board of directors, to the Sirenza board of directors upon completion of the merger;

•	the employment of certain executive officers of Micro Linear by Sirenza upon completion of the merger, including the employment of Timothy A. Richardson, Micro Linear’s current President and Chief Executive Officer, as the Chief Strategy Officer of Sirenza;

•	the potential receipt of severance payments, payable to certain Micro Linear executive officers if he or she were to be terminated without cause or were to resign pursuant to an involuntary termination; and

•	the acceleration of vesting of all outstanding options to purchase Micro Linear common stock, including all officers’ and directors’ outstanding stock options, as a result of which the following directors and executive officers will hold fully vested options, assuming the value of the merger consideration paid in the merger in respect of each share of Micro Linear common stock is equal to $3.26 (based on an exchange ratio of 0.365 and a Sirenza average closing price of $8.92, the closing price on the day immediately preceding the commencement of the merger):

Non-Employee Directors:	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Unvested Options to be Accelerated in the Merger*	Weighted Average Exercise Price of All In-The- Money Options	Value of all In- The-Money Options**
Laura Perrone	105,000	27,395	$6.19	—	$2.31	$28,500
Joseph D. Rizzi	169,000	—	—	—	$2.84	$42,200
A. Thampy Thomas	141,250	10,312	$5.55	—	$2.82	$44,400
John Zucker	140,000	86,875	$4.61	$14,250	$2.31	$38,000

*	Illustrates the economic value of all unvested options with exercise prices below $3.26, or in-the-money options, held by each non-employee director assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated for each non-employee director by multiplying the number of shares subject to unvested in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006 (i.e., $8.92 multiplied by 0.365), and the weighted average exercise price of such unvested in-the-money options.
**	Illustrates the economic value of all options held by each non-employee director assuming the acceleration of all such options in the merger and the exercise of all options with exercise prices below $3.26, or in-the-money options, immediately upon completion of the merger. Calculated for each non-employee director by multiplying the number of shares subject to in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006, and the weighted average exercise price of such in-the-money options.

Name and Title:	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Unvested Options to be Accelerated in the Merger*	Weighted Average Exercise Price of All In-The- Money Options	Value of all In- The-Money Options**
Brent Dix, Vice President, Engineering	241,834	113,634	$1.67	$180,678	$2.16	$265,290
Peter Manno, Vice President, Business Development	145,000	145,000	$1.67	$230,550	$1.67	$230,550
Steven Moore, Vice President, Worldwide Sales and Applications	100,000	70,000	$1.67	$111,300	$1.98	$128,400
Timothy Richardson, President and CEO	452,306	392,306	$1.67	$623,767	$1.67	$623,767
Michael Schradle, Vice President, Operations, Finance and CFO	222,724	222,724	$1.67	$354,131	$1.67	$354,131

*	Illustrates the economic value of all unvested options with exercise prices below $3.26, or in-the-money options, held by each executive officer assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated for each executive officer by multiplying the number of shares subject to unvested in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006, and the weighted average exercise price of such unvested in-the-money options.
**	Illustrates the economic value of all options held by each executive officer assuming the acceleration of all such options in the merger and the exercise of all options with exercise prices below $3.26, or in-the-money options, immediately upon completion of the merger. Calculated for each executive officer by multiplying the number of shares subject to in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006, and the weighted average exercise price of such in-the-money options.

The Micro Linear board of directors was aware of these interests and considered them, among other matters, in making its recommendation to the Micro Linear stockholders.

Listing of Sirenza Common Stock and Delisting and Deregistration of Micro Linear Common Stock (see page 87 and 88)

Application will be made to have the shares of Sirenza common stock issued in the merger approved for listing on the Nasdaq Global Market. If the merger is completed, Micro Linear common stock will no longer be listed on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and Micro Linear will no longer file periodic public reports.

No Appraisal Rights (see page 87)

Micro Linear stockholders are not entitled to appraisal rights for their shares under the General Corporation Law of the State of Delaware in connection with the merger.

Conditions to Completion of the Merger (see page 100)

A number of conditions must be satisfied before the merger will be completed. These include among others:

•	the receipt of the approval and adoption of the merger agreement and approval of the merger by the Micro Linear stockholders;

•	the expiration or termination of the waiting period, or any extension of the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the Hart-Scott-Rodino Act, and receipt of all clearances, consents and approvals necessary for completion of the merger under United States and foreign laws;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	the authorization for listing on the Nasdaq Global Market of the shares of Sirenza common stock to be issued in the merger;

•	the effectiveness of a registration statement on Form S-4 and no stop order suspending the effectiveness of that Form S-4;

•	the representations and warranties of each party contained in the merger agreement being true and correct, except to the extent that breaches of those representations and warranties would not result in a material adverse effect on the representing party;

•	the performance or compliance in all material respects of each party with all agreements and covenants contained in the merger agreement at the completion of the merger; and

•	the absence of events or developments since the date of the merger agreement that would reasonably be expected to have a material adverse effect with respect to either party.

Regulatory Matters (see page 86)

While it is not currently anticipated, the merger may be subject to review by the United States Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act. Under the Hart-Scott-Rodino Act, if applicable, Sirenza and Micro Linear would be required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The merger may also be subject to review by other governmental authorities under the antitrust laws of various other jurisdictions where Sirenza and Micro Linear conduct business.

Agreement to Complete the Merger (see page 99)

Each of Sirenza and Micro Linear has agreed to cooperate fully with the other party and, subject to provisions in the merger agreement discussed above under Regulatory Matters, use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to complete the merger as promptly as practicable, but in no event later than February 28, 2007.

Micro Linear is Generally Prohibited from Soliciting Other Offers (see page 95)

The merger agreement contains detailed provisions that prohibit Micro Linear and its subsidiaries and its officers, directors or representatives from taking any action to solicit or engage in discussions or negotiations with any person or group with respect to any acquisition proposal (as defined in the merger agreement), including an acquisition proposal that would result in the person or group acquiring more than a 15% interest in Micro Linear’s total outstanding securities, a merger or other business combination, a sale of more than 15% of Micro Linear’s assets outside the ordinary course of business, any liquidation or other significant corporate reorganization, or any combination of these events. The merger agreement does not, however, prohibit Micro Linear or its board of directors from considering and recommending to the Micro Linear stockholders an unsolicited acquisition proposal from a third party if specified conditions are met.

Termination of the Merger Agreement (see page 102)

Under certain circumstances specified in the merger agreement, either Sirenza or Micro Linear may terminate the merger agreement. Subject to the limitations set forth in the merger agreement, the circumstances generally include the following events:

•	the other party consents to the termination;

•	the merger is not completed by December 31, 2006, or if properly extended, February 28, 2007;

•	a non-appealable final order of a court or other action of any governmental entity has the effect of permanently prohibiting completion of the merger;

•	the required approval of the Micro Linear stockholders has not been obtained at the Micro Linear special meeting; or

•	the other party breaches its representations, warranties or covenants in the merger agreement such that its conditions to completion of the merger would not be satisfied.

Additionally and subject to the limitations set forth in the merger agreement, Sirenza may terminate the merger agreement unilaterally under the following circumstances:

•	Micro Linear has not complied with the provisions of the merger agreement relating to non-solicitation and board recommendations; or

•	a material adverse effect has occurred with respect to the Micro Linear following the execution of the merger agreement.

Termination Fee (see page 102)

If the merger is not completed under certain circumstances specified in the merger agreement, Micro Linear may have to pay a termination fee of $1.8 million to Sirenza.

Material United States Federal Income Tax Consequences of the Merger (see page 85)

Sirenza and Micro Linear expect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. If the merger qualifies as a reorganization, Micro Linear stockholders generally will not recognize any gain or loss upon the receipt of Sirenza common stock in exchange for Micro Linear common stock in connection with the merger, except for cash received in lieu of a fractional share of Sirenza common stock.

Micro Linear stockholders are urged to read the discussion in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement/ prospectus and to consult their tax advisors as the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment (see page 87)

The merger is expected to be accounted for as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Sirenza management has made a preliminary allocation of the estimated purchase price based on preliminary estimates of fair values. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present).

Material Differences in Rights of Sirenza Stockholders and Micro Linear Stockholders (see page 157)

Micro Linear stockholders receiving merger consideration in the form of shares of Sirenza common stock will have different rights once they become Sirenza stockholders due to differences between the governing documents of Sirenza and Micro Linear. These differences are described in detail under “Comparison of Stockholder Rights and Corporate Governance Matters” beginning on page 157 of this proxy statement/prospectus.

Summary Selected Historical Financial Data

Sirenza and Micro Linear are providing the following information to aid you in your analysis of the financial aspects of the merger.

Sirenza Selected Historical Consolidated Financial Data

The following selected historical consolidated financial data should be read in conjunction with the Sirenza Microdevices, Inc. consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and Sirenza Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Sirenza’s 2005 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended June 30, 2006, which are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from audited consolidated financial statements, included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from audited consolidated financial statements not included in this proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2005 and 2006 and the consolidated balance sheet data as of June 30, 2006 have been derived from unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Sirenza, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the Sirenza audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2006 and the consolidated balance sheet data as of June 30, 2006 include the effect of Sirenza’s acquisition of Premier Devices, Inc., or PDI, from the date of acquisition (April 3, 2006). The consolidated statement of operations data presented below are not necessarily indicative of results for any future period.

	Years Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$19,821	$20,710	$38,510	$61,256	$64,178	$27,434	$59,925
Cost of revenues:
Cost of product revenues	17,440	8,749	21,246	31,375	35,522	15,508	35,320
Amortization of deferred stock compensation	140	138	90	—	—	—	—

Total cost of revenues	17,580	8,887	21,336	31,375	35,522	15,508	35,320

Gross profit	2,241	11,823	17,174	29,881	28,656	11,926	24,605
Operating expenses:
Research and development (1)	8,752	6,960	8,611	8,963	10,104	5,374	6,109
Sales and marketing (1)	5,828	5,043	6,365	7,779	7,372	3,703	5,239
General and administrative (1)	4,435	4,914	6,696	7,795	8,096	4,364	7,424
Amortization of deferred stock compensation (2)	1,258	877	541	3	—	—	—
In-process research and development (3)	—	2,200	—	2,180	—	—	—
Amortization of acquisition-related intangible assets (3)	—	48	1,213	1,538	1,838	930	1,952
Restructuring and special charges (3)	2,670	279	434	(98)	56	(33)	—
Impairment of investment in GCS (3)	—	2,900	—	1,535	—	—	—

Total operating expenses	22,943	23,221	23,860	29,695	27,466	14,338	20,724
Income (loss) from operations	(20,702)	(11,398)	(6,686)	186	1,190	(2,412)	3,881
Interest and other income (expense), net	3,452	893	383	229	196	(61)	222
Provision for (benefit from) income taxes	2,336	59	(125)	135	(6)	(99)	400

Net income (loss)	$(19,586)	$(10,564)	$(6,178)	$280	$1,392	$(2,374)	$3,703

Basic net income (loss) per share	$(0.67)	$(0.35)	$(0.19)	$0.01	$0.04	$(0.07)	$0.09

Diluted net income (loss) per share	$(0.67)	$(0.35)	$(0.19)	$0.01	$0.04	$(0.07)	$0.09

Shares used to compute basic net income (loss) per share	29,133	29,856	32,383	34,593	35,828	35,593	40,681
Shares used to compute diluted net income (loss) per share	29,133	29,856	32,383	37,448	37,803	35,593	42,620

	As of December 31,					As of June 30, 2006
	2001	2002	2003	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$15,208	$12,874	$7,468	$2,440	$11,266	$11,065
Working capital	36,811	21,923	20,007	21,980	29,043	28,281
Total assets	64,043	53,964	54,132	55,894	62,489	160,230
Long term obligations, less current portion	401	143	56	18	391	13,888
Total stockholders’ equity	$54,013	$44,977	$45,173	$47,278	$50,741	$115,886

(1)	Exclusive of amortization of deferred stock compensation.
(2)	The following table outlines the components of amortization of deferred stock compensation:

	Years Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands)
Research and development	$257	$196	$64	$2	$—
Sales and marketing	279	262	173	1	—
General and administrative	722	419	304	—	—

(3)	See Sirenza Notes to Consolidated Financial Statements.

Micro Linear Selected Historical Consolidated Financial Data

The following selected historical consolidated financial data should be read in conjunction with the Micro Linear Corporation consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and “Micro Linear Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. Micro Linear reports results of operations for its fiscal years on the basis of fifty-two or fifty-three week periods, ending on the Sunday closest to December 31, and reports its fiscal quarters in thirteen or fourteen week periods, each fiscal quarter ending on a Sunday. Fiscal years 2001, 2002, 2003, 2004 and 2005 ended on December 30, 2001, December 29, 2002, December 28, 2003, January 2, 2005 and January 1, 2006, respectively. Fiscal years 2001, 2002, 2003 and 2005 were comprised of fifty-two weeks and fiscal year 2004 was comprised of fifty-three weeks. The second fiscal quarters ending July 3, 2005 and July 2, 2006 were comprised of thirteen weeks. For presentation purposes, the accompanying financial statements refer to the calendar year-end and calendar quarter-end of each respective year and quarter. The consolidated statement of operations data for the years ended December 31, 2003, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from audited consolidated financial statements, included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from audited consolidated financial statements not included in this proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2005 and 2006 and the consolidated balance sheet data as of June 30, 2006 have been derived from unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of Micro Linear, include all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the Micro Linear audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. The consolidated statement of operations data presented below are not necessarily indicative of results for any future period.

	Years Ended December 31,					Six Months Ended June 30,

	2001	2002	2003	2004	2005	2005	2006(1)
	(in thousands, except per share data)
Statement of Operations Data:
Net revenue	$22,085	$28,700	$20,696	$20,637	$18,071	$10,210	$11,878
Gross margin	11,825	16,394	9,440	11,534	9,274	5,837	6,289
Loss from operations	(13,783)	(8,383)	(10,410)	(4,183)	(6,516)	(2,544)	87
Net income (loss)	(16,159)	(2,848)	(10,407)	(4,065)	(5,863)	(2,362)	334
Net income (loss) per share
Basic and Diluted	$(1.35)	$(0.24)	$(0.85)	$(0.33)	$(0.46)	$(0.19)	$0.03
Weighted average shares used in per share computations
Basic	11,935	12,088	12,231	12,400	12,735	12,524	12,990
Diluted	11,935	12,088	12,231	12,400	12,735	12,524	13,080

(1)	Micro Linear adopted SFAS 123(R) on January 2, 2006, and accordingly, changed the way in which it accounts for share-based compensation in fiscal 2006.

	As of December 31,					As of June 30, 2006
	2001	2002	2003	2004	2005
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and investments	$27,906	$25,505	$17,669	$15,580	$11,137	$12,185
Working capital	24,575	24,255	14,226	16,335	12,450	13,196
Total assets	44,513	39,022	27,438	20,925	16,426	17,656
Long-term obligations, less current portion	2,308	2,064	—	—	—	—
Stockholders’ equity	$32,806	$30,310	$20,112	$16,822	$12,877	$13,490

Sirenza Historical Quarterly Financial Data

The following table presents a summary of Sirenza’s consolidated results of operations for its ten most recent quarters ended June 30, 2006. The summarized historical quarterly financial data should be read in conjunction with Sirenza’s audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and Sirenza Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Sirenza’s 2005 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended June 30, 2006, which are incorporated by reference in this proxy statement/prospectus. The information for each of these quarters is unaudited and has been prepared on a basis consistent with Sirenza’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. This information, in the opinion of Sirenza, includes all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the Sirenza audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Results of operations for any quarter are not necessarily indicative of results for any future period.

	Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands, except per share data)
Net revenues	$13,801	$15,653	$16,737	$15,065
Gross profit (1)	6,410	7,656	8,518	7,297
Amortization of deferred stock compensation	3	—	—	—
Acquired in-process research and development (1)	—	—	—	2,180
Amortization of acquisition-related intangible assets (1)	431	380	354	373
Impairment of investment in GCS (1)	—	—	—	1,535
Restructuring charges (1)	—	—	(98)	—
Income (loss) from operations	135	943	1,838	(2,730)
Net income (loss)	162	936	1,823	(2,641)
Basic net income (loss) per share	$0.00	$0.03	$0.05	$(0.08)
Diluted net income (loss) per share	$0.00	$0.03	$0.05	$(0.08)
Shares used to compute basic net income (loss) per share	34,197	34,446	34,696	35,032
Shares used to compute diluted net income (loss) per share	37,290	37,136	37,384	35,032

	Three Months Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(in thousands, except per share data)
Net revenues	$12,167	$15,267	$17,234	$19,510
Gross profit (1)	5,326	6,600	7,890	8,840
Amortization of acquisition-related intangible assets (1)	465	465	465	443
Restructuring charges (1)	—	(33)	89	—
Income (loss) from operations	(1,981)	(431)	1,116	2,486
Net income (loss)	(1,843)	(531)	1,154	2,612
Basic net income (loss) per share	$(0.05)	$(0.01)	$0.03	$0.07
Diluted net income (loss) per share	$(0.05)	$(0.01)	$0.03	$0.07
Shares used to compute basic net income (loss) per share	35,463	35,722	35,958	36,168
Shares used to compute diluted net income (loss) per share	35,463	35,722	37,797	38,033

	Three Months Ended
	March 31, 2006	June 30, 2006
	(in thousands, except per share data)
Net revenues	$20,892	$39,033
Gross profit (1)	10,079	14,526
Amortization of acquisition-related intangible assets (1)	449	1,503
Income from operations	1,436	2,445
Net income	1,583	2,120
Basic net income per share	$0.04	$0.05
Diluted net income per share	$0.04	$0.05
Shares used to compute basic net income per share	36,917	44,444
Shares used to compute diluted net income per share	38,880	46,360

(1)	See Sirenza Notes to Consolidated Financial Statements.

Micro Linear Historical Quarterly Financial Data

The following table presents a summary of Micro Linear’s consolidated results of operations for its ten most recent quarters ended June 30, 2006. The summarized historical quarterly financial data should be read in conjunction with Micro Linear’s audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus, and “Information About Micro Linear—Micro Linear Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The information for each of these quarters is unaudited and has been prepared on a basis consistent with Micro Linear’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. This information, in the opinion of Micro Linear, includes all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of this information when read in conjunction with the Micro Linear audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Results of operations for any quarter are not necessarily indicative of results for any future period.

	Quarters Ended in Fiscal Year 2004
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands, except earnings per share)
Net revenue	$3,840	$6,508	$5,875	$4,414
Gross margin	1,747	3,825	3,410	2,553
Net income (loss)	(2,720)	(817)	607	(1,136)
Basic earnings (loss) per share	(0.22)	(0.07)	0.05	(0.09)
Diluted earnings (loss) per share	$(0.22)	$(0.07)	$0.04	$(0.09)

	Quarters Ended in Fiscal Year 2005
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	( in thousands, except earnings per share)
Net revenue	$4,247	$5,964	$3,674	$4,186
Gross margin	2,203	3,634	2,085	1,352
Net loss	(1,512)	(850)	(1,772)	(1,729)
Basic and diluted loss per share	$(0.12)	$(0.07)	$(0.14)	$(0.13)

	Quarters Ended in Fiscal Year 2006
	March 31, 2006	June 30, 2006(1)
	( in thousands, except earnings per share)
Net revenue	$5,246	$6,633
Gross margin	2,905	3,384
Net income (loss)	(95)	429
Basic and diluted income (loss) per share	$(0.01)	$0.03

(1)	Micro Linear adopted SFAS 123(R) on January 2, 2006, and accordingly, changed the way in which it accounts for share-based compensation in fiscal 2006.

Comparative Historical and Pro Forma Per Share Data

The following tables set forth the historical net income (loss) and book value per share of Sirenza and Micro Linear and the pro forma combined per share data on an unaudited basis after giving effect to the acquisition of Micro Linear by Sirenza and the acquisition of Premier Devices, Inc. by Sirenza using the purchase method of accounting. The data is derived from and should be read in conjunction with the Sirenza, Micro Linear and PDI audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements and related notes, and the unaudited pro forma condensed combined financial information and related notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus. Neither Sirenza nor Micro Linear declared any cash dividends related to their respective common stock during the periods presented.

The pro forma net loss per share for the year ended December 31, 2005 includes the consolidated net income (loss) of Sirenza, Micro Linear and PDI for the year ended December 31, 2005 on a pro forma basis as if the transactions were consummated on January 1, 2005.

The pro forma net income per share for the six months ended June 30, 2006 includes the consolidated net income (loss) of Sirenza, Micro Linear and PDI for the six months ended June 30, 2006 on a pro forma basis as if the transactions were consummated on January 1, 2005. The pro forma net income per share for the six months ended June 30, 2006 includes the consolidated net income of Sirenza for the six months ended June 30, 2006, which includes the results of PDI from April 3, 2006 (the date the acquisition of PDI closed) to June 30, 2006.

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Historical Sirenza
Net income per share:
Basic and Diluted	$0.04	$0.09
Book value per share as of the end of the period (1)	$1.39	$2.57

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Historical Micro Linear
Net income (loss) per share:
Basic and Diluted	$(0.46)	$0.03
Book value per share as of the end of the period (1)	$0.99	$1.04

	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Pro Forma Combined
Net income (loss) per share:
Basic and Diluted (2)	$(0.23)	$0.01
Book value per share as of the end of the period (3)		$3.24

(1)	Historical book value per share is computed by dividing total stockholders’ equity by the number of shares of Sirenza or Micro Linear common stock outstanding at the end of the period.
(2)

The pro forma combined per share information for the year ended December 31, 2005 is computed by dividing the pro forma net loss by the historical basic number of shares of Sirenza common stock outstanding adjusted for the impact of 5.1 million shares issued in connection with the acquisition of Micro

Linear and 7.0 million shares issued in connection with the acquisition of PDI, assuming the transactions closed on January 1, 2005. The pro forma combined per share information for the six months ended June 30, 2006 is computed by dividing the pro forma net income by the historical basic number of shares of Sirenza common stock outstanding adjusted for the impact of 5.1 million shares issued in connection with the acquisition of Micro Linear and the incremental impact of the 7.0 million shares issued in connection with the acquisition of PDI, assuming the transactions closed on January 1, 2005. For pro forma purposes, the number of shares of Sirenza common stock to be issued to the stockholders of Micro Linear has been estimated assuming a market price per share of Sirenza stock of $9.18, which represents the closing market price per share of Sirenza common stock on August 29, 2006. See “Questions and Answers About the Merger and Special Meeting” on page 1 for more information about the number of shares of Sirenza common stock to be issued to the stockholders of Micro Linear.

(3)	Pro forma combined book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of Sirenza common stock outstanding at the end of the period assuming the proposed acquisition had occurred on that date. Pro forma combined book value per share has been presented only as of June 30, 2006, the latest date in which a balance sheet is presented in this proxy statement/prospectus.

Comparative Per Share Market Price Data

Sirenza’s Market Price Data

Sirenza’s common stock is listed on the Nasdaq Global Market under the symbol “SMDI.” Public trading of the common stock commenced on May 25, 2000. This table sets forth, for the periods indicated, the range of high and low closing prices for Sirenza’s common stock as reported on the Nasdaq Global Market. Sirenza’s fiscal year ends on December 31 of each year. As of August 25, 2006, Sirenza had approximately 1,374 stockholders of record.

	2004
	High	Low
First quarter	$7.42	$4.08
Second quarter	$5.40	$3.73
Third quarter	$4.91	$3.87
Fourth quarter	$6.62	$4.40

	2005
	High	Low
First quarter	$6.24	$3.17
Second quarter	$3.76	$2.28
Third quarter	$4.00	$3.01
Fourth quarter	$4.79	$2.88

	2006
	High	Low
First quarter	$9.45	$4.68
Second quarter	$13.23	$8.86

Micro Linear’s Market Price Data

Micro Linear’s common stock is listed on the Nasdaq Global Market under the symbol “MLIN.” Public trading of the common stock commenced on October 14, 1994. This table sets forth, for the periods indicated, the range of high and low closing prices for Micro Linear’s common stock as reported on the Nasdaq Global Market. Micro Linear’s fiscal year ends on the Sunday closest to December 31 of each year. For presentation purposes, this table refers to the calendar year end of each respective year. As of August 25, 2006, Micro Linear had approximately 216 stockholders of record.

	2004
	High	Low
First quarter	$7.95	$5.50
Second quarter	$6.90	$4.65
Third quarter	$6.38	$5.03
Fourth quarter	$5.65	$4.09

	2005
	High	Low
First quarter	$5.43	$4.33
Second quarter	$6.24	$4.20
Third quarter	$6.04	$3.72
Fourth quarter	$4.00	$1.50

	2006
	High	Low
First quarter	$2.00	$1.52
Second quarter	$3.40	$1.91

Recent Closing Prices

The following table sets forth the closing per share sales prices of Sirenza’s common stock and Micro Linear’s common stock as reported on the Nasdaq Global Market on August 14, 2006, the last full trading day before the public announcement of the fact that Micro Linear and Sirenza had entered into a definitive agreement regarding the proposed acquisition, and on September 11, 2006, the record date for the special meeting of Micro Linear stockholders:

	Sirenza Common Stock	Micro Linear Common Stock
August 14, 2006	$8.92	$2.64
September 11, 2006	$8.63	$3.05

Following the transaction, Sirenza common stock will continue to be listed on the Nasdaq Global Market and, until the proposed acquisition of Micro Linear, Micro Linear’s common stock will continue to be quoted on the Nasdaq Global Market.

Other than certain dividends paid by Sirenza to the holders of Sirenza’s common stock while Sirenza operated as an S corporation for federal tax purposes prior to October 1999, neither Sirenza nor Micro Linear has ever declared or paid cash dividends on its common stock. The policy of Sirenza is to retain earnings for use in its businesses.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” on page 58, you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement and approval of the merger. In addition, you should read and consider the risks associated with the business of Sirenza because these risks will also affect the combined company.

Risk Factors Relating to the Merger

Although Sirenza and Micro Linear expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges.

While Sirenza and Micro Linear believe that the merger will:

•	combine Micro Linear’s expertise in RF transceiver integrated circuits, or ICs, and radio engineering with Sirenza’s greater scale, product and end-market diversity and global business platform, resulting in a stronger, more diversified, global supplier of innovative RF component solutions;

•	allow for the realization of approximately $3.0 million in cost synergies; and

•	result in a combined company with the potential for increased revenue and earnings and positive cash flow from operations in 2007,

we cannot assure you that any or all of these results will be achieved. Moreover, Sirenza’s ability to realize the anticipated benefits of the merger will depend, in part, upon the following:

•	the ability of Sirenza to successfully integrate Micro Linear’s business, employees and processes with those of Sirenza and PDI, which Sirenza acquired April 2006 and remains in the process of integrating;

•	how efficiently the combined company’s officers can manage its operations, and in particular their ability to reduce the combined company’s public company, sales and marketing and general administrative expense without associated disruption of the combined business;

•	the potential loss of Sirenza and Micro Linear customers in connection with the merger, as well as the potential for lower than expected demand or greater than expected price sensitivity from current and targeted customers in the future;

•	the amount of charges associated with the purchase accounting for the merger, in particular the amortization of acquisition-related intangibles and the amortization of the step-up in the basis of Micro Linear’s inventory subsequent to the closing;

•	any charges associated with integrating the two companies following the closing;

•	United States and worldwide macroeconomic conditions, both generally and within the commercial communications industry in particular;

•	potential difficulty in leveraging the value of the separate technologies of the combined company;

•	the actual closing date of the merger;

•	potential incompatibility of business cultures;

•	potential loss of key employees;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Some of these factors are also outside the control of either company. One or more of these factors could result in increased operating costs, lower revenues, lower earnings or losses, negative cash flows or failures to compete effectively in the combined company’s targeted end markets, any of which could reduce the price of Sirenza’s stock harming your investment.

The price of Sirenza common stock is likely to vary over time and may differ, on the day Micro Linear stockholders hold their special meeting and on the day the merger closes, from the $8.92 per share at the closing of the market on the trading day immediately preceding the announcement of the merger agreement, which may affect the number of shares of Sirenza common stock and the value of the merger consideration to be received by Micro Linear stockholders in the merger.

In the merger, each share of Micro Linear common stock will be converted into the right to receive 0.365 of a share of Sirenza common stock. We refer to this fraction as the exchange ratio. The exchange ratio is subject to adjustment but so long as the average closing price of Sirenza’s common stock (as quoted on the Nasdaq Global Market during the ten trading days ending three trading days prior to the closing date of the merger) remains between $7.77 and $11.66 per share, the exchange ratio will not adjust and will remain at 0.365. Accordingly, regardless of whether Sirenza’s common stock trades up to $11.66 per share or down to $7.77 per share from the $8.92 per share at the closing of the market on the trading day immediately preceding the announcement of the merger agreement, Micro Linear stockholders will receive the same 0.365 of a share of Sirenza common stock for each share of Micro Linear common stock that they hold.

In the event, however, that the average closing price of Sirenza common stock trades outside of the $7.77 to $11.66 range of per share prices, the exchange ratio will be adjusted, causing the following effects to the number of shares that a Micro Linear stockholder may receive in the merger and the value of the merger consideration in respect of those shares:

•	In the event that the exchange ratio multiplied by the average closing price of Sirenza’s common stock is less than $2.84 (in effect, if the average closing price of Sirenza common stock is less than $7.77), then the exchange ratio will be increased, subject to the maximum exchange ratio described below. If this were to occur, Sirenza would issue more shares of its common stock in the merger, and the ownership of holders of Sirenza common stock would be further diluted. By way of example, if a Micro Linear stockholder held 1,000 shares of Micro Linear common stock and the average closing price of Sirenza common stock were $7.40 per share, then the exchange ratio would be increased from 0.365 to 0.384 (i.e., $2.84/$7.40) and the Micro Linear stockholder would receive 384 shares of Sirenza common stock as opposed to the 365 shares the same stockholder would have received had the Sirenza per share common stock price remained at or above $7.77.

•	Notwithstanding the requirement that the exchange ratio be increased as the Sirenza stock price drops below $7.77 per share, if the average closing price of Sirenza common stock is less than or equal to $7.00, then the exchange ratio will be fixed at 0.405 of a share of Sirenza common stock for each share of Micro Linear common stock. In this case, holders of Micro Linear common stock will receive a fixed fraction of a share (i.e., 0.405) of Sirenza common stock for each share of Micro Linear common stock they hold regardless of how low Sirenza’s common stock trades below $7.00 per share.

•	In the event that the exchange ratio multiplied by the average closing price of Sirenza’s common stock is more than $4.26 (in effect, if the average closing price is more than $11.66), then the exchange ratio will be decreased, subject to the minimum exchange ratio described below. By way of example, if a Micro Linear stockholder held 1,000 shares of Micro Linear common stock and the average closing price of Sirenza common stock were $12.00 per share, then the exchange ratio would be decreased from 0.365 to 0.355 (i.e., $4.26/$12.00) and the Micro Linear stockholder would receive 355 shares of Sirenza common stock as opposed to the 365 shares the same stockholder would have received had the Sirenza per share common stock price remained at or below $11.66.

•

Notwithstanding the requirement that the exchange ratio be decreased as the Sirenza stock price rises above $11.66 per share, if the average closing price of Sirenza common stock is greater than or equal to $13.11, then the exchange ratio will be fixed at 0.325 of a share of Sirenza common stock for each share of Micro Linear common stock. In this case, holders of Micro Linear common stock will receive a fixed fraction of a share (i.e., 0.325) of Sirenza common stock for each share of Micro Linear common stock they hold regardless of how high Sirenza’s common stock trades above $13.11 per share.

The market value of Sirenza common stock when the merger is completed may vary from the market value of Sirenza common stock as of the date of this proxy statement/prospectus or as of the date of the special meeting of Micro Linear stockholders. Please see the market price variation of Sirenza’s common stock as set forth in the chart encaptioned “Comparative Per Share Market Price Data” on page 22 of this proxy statement/prospectus. This variation may have resulted from ordinary trading fluctuations as well as changes in the business, operations or prospects of Sirenza, general market and economic conditions and other factors that may affect Sirenza common stock differently from Micro Linear common stock. If the market value of Sirenza common stock declines prior to the effective time of the merger, the market value of the stock issued to Micro Linear stockholders in the merger could be lower than expected. The historical prices of Sirenza common stock and Micro Linear common stock included in this proxy statement/prospectus may not be indicative of their respective prices on the date the merger becomes effective. We encourage you to obtain current market quotations for Sirenza common stock before you vote your shares. Future market prices of Sirenza common stock and Micro Linear common stock cannot be guaranteed or predicted. See “The Merger Agreement—Treatment of Securities” beginning on page 89 of this proxy statement/prospectus.

In addition, both because the time that the merger is completed will be later than the time of the special meeting of the stockholders of Micro Linear and because the value of the Sirenza common stock will be determined using an average of the closing trading day prices for Sirenza common stock (the value of which will not be known until the third trading day prior to the closing), the Micro Linear stockholders will not know the exact value of the Sirenza common stock that will be issued in the merger at the time they vote on the merger proposal. As a result, if the market price of Sirenza common stock at the completion of the merger is lower than the market price at the time of the special meeting, the value of the Sirenza common stock that Micro Linear stockholders will receive as merger consideration may be less than the value on the date of the special meeting.

The issuance of shares of Sirenza common stock to Micro Linear stockholders in the merger and charges associated with the merger may have a negative impact on the earnings per share of the combined company.

If the merger is completed, we expect that approximately 5.1 million shares of Sirenza common stock will be issued to Micro Linear stockholders based on the exchange ratio of 0.365, the number of shares of Micro Linear common stock outstanding as of August 14, 2006, the number and exercise prices of Micro Linear stock options outstanding as of August 14, 2006, and an average closing price of Sirenza common stock equal to $9.18 (the closing price on August 29, 2006). Based on the increased Sirenza shares outstanding following the merger, the anticipated purchase accounting charges related to the merger and the potential for additional costs associated with integrating the two companies, the merger may result in lower earnings per share than would have been earned by Sirenza in the absence of the merger. We expect that over time the merger will yield cost synergies and other benefits to the combined company such that the merger will ultimately be accretive to earnings per share. However, there can be no assurance that an increase in earnings per share will be achieved. In order to achieve increases in earnings per share as a result of the merger, the combined company will, among other things, need to successfully manage the operations of Sirenza and Micro Linear after the merger, reduce operating expenses, increase revenues and compete effectively in its end-markets.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of Sirenza and Micro Linear if the merger agreement is terminated in certain circumstances.

The merger agreement contains provisions that make it more difficult for Micro Linear to sell its business to a party other than Sirenza. These provisions include the general prohibition on Micro Linear soliciting any acquisition proposal or offer for a competing transaction, the requirement that Micro Linear pay a termination fee of $1.8 million if the merger agreement is terminated in specified circumstances (generally, if the merger is not closed by a specified date, Micro Linear fails to obtain the requisite stockholder approval or Micro Linear materially breaches any covenant, representation or warranty, provided that any of the foregoing must be preceded by a superior third party acquisition proposal and that Micro Linear must enter into another transaction within twelve months of terminating the merger agreement; or the board of directors of Micro Linear changes its recommendation that its stockholders approve and adopt the merger agreement and approve the merger or Micro Linear elects to pursue a superior third party acquisition proposal) and the requirement that Micro Linear submit the merger agreement and the merger to a vote of its stockholders even if the Micro Linear board of directors changes its recommendation. See “The Merger Agreement—Termination; Termination Fee and Expenses” beginning on page 102 of this proxy statement/prospectus, and “The Merger Agreement—Obligations of Micro Linear’s Board of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders” beginning on page 97 of this proxy statement/prospectus.

These provisions might discourage a third party with an interest in acquiring all of or a significant part of Micro Linear from considering or proposing an acquisition, including a proposal that might be more advantageous to the stockholders of Micro Linear when compared to the terms and conditions of the merger described in this proxy statement/prospectus. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire Micro Linear than it might otherwise have proposed to pay to Micro Linear stockholders.

In the event the merger is terminated by Sirenza or Micro Linear in circumstances that obligate Micro Linear to pay a fee to Sirenza, Sirenza’s and/or Micro Linear’s stock prices may decline, harming your investment. See “The Merger Agreement—Termination; Termination Fee and Expenses” on page 102 of this proxy statement/prospectus.

If the proposed merger is not consummated, Sirenza and Micro Linear will have incurred substantial costs that may adversely affect Sirenza’s and Micro Linear’s financial results and operations and the market price of Sirenza and Micro Linear common stock.

Sirenza and Micro Linear have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and Micro Linear’s financial advisor. In addition, Sirenza and Micro Linear have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, each of Sirenza and Micro Linear will have incurred significant costs, including the diversion of management resources, for which each will have received little or no benefit. Also, if the merger is not consummated under certain circumstances specified in the merger agreement, Micro Linear may be required to pay Sirenza a termination fee of $1.8 million. See “The Merger Agreement— Termination; Termination Fee and Expenses” on page 102 of this proxy statement/prospectus.

In addition, if the merger is not consummated, Sirenza and Micro Linear may experience negative reactions from the financial markets and Sirenza’s and Micro Linear’s suppliers, customers and employees. Each of these factors may adversely affect the trading price of Sirenza and/or Micro Linear common stock and Sirenza’s and/or Micro Linear’s financial results and operations. In particular, if the merger is not completed for any reason, Micro Linear’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed or the market’s perceptions as to the reason why the merger was not consummated.

Even if the merger is consummated, the merger may result in a loss of customers, distributors and suppliers for the combined company.

Some customers may seek alternative sources for products after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop some product lines. Sirenza and Micro Linear anticipate that the combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of suppliers and potential disputes or litigation with customers, suppliers, distributors, resellers or others. There can be no assurance that any steps by management to counter this potential increased customer, partner or supplier attrition will be effective. If the merger does not occur for any reason, it may be difficult for Sirenza and Micro Linear to repair these relationships. Failure by either Sirenza’s or Micro Linear’s management to control attrition could harm the combined company’s business, financial condition and operating results.

The outcome of the lawsuit in which Sirenza and Micro Linear have been named as defendants in connection with the merger is unpredictable and an adverse decision in such matter could prevent the consummation of the merger and harm each company’s business.

Sirenza, Micro Linear, Metric Acquisition Corporation and Micro Linear’s board of directors have been named as defendants in a lawsuit filed in the Court of Chancery of the State of Delaware in New Castle County in connection with the merger. The complaint alleges, among other things, that the Micro Linear board of directors violated its fiduciary duties to the stockholders of Micro Linear by approving the merger and that the consideration to be paid to the stockholders of Micro Linear in the merger is unfair and inadequate. The complaint seeks, among other things, an injunction prohibiting Sirenza and Micro Linear from consummating the merger, as well as attorneys’ fees and expenses. Although Sirenza and Micro Linear believe that the lawsuit is without merit and intend to vigorously defend against the lawsuit, we cannot assure you that the results of the lawsuit will be favorable to us. An adverse decision in this lawsuit could prevent the consummation of the merger and harm each company’s business.

Certain directors and executive officers of Micro Linear have interests in the merger that may be different from, or in addition to, the interests of Micro Linear stockholders.

When considering the Micro Linear board of directors’ recommendation that Micro Linear stockholders vote in favor of the proposal to approve and adopt the merger agreement and to approve the merger, Micro Linear stockholders should be aware that some directors and executive officers of Micro Linear have interests in the merger that may be different from, or in addition to, the interests of Micro Linear stockholders. These interests include the appointment of Micro Linear’s current chairman of the board to the Sirenza board of directors following completion of the merger, the employment of certain Micro Linear executive officers at Sirenza, including Micro Linear’s President and Chief Executive Officer, Timothy A. Richardson, as the Chief Strategy Officer of Sirenza, the acceleration of all issued and outstanding Micro Linear options, severance payments under employment agreements and change of control agreements, and the right to continued indemnification and insurance coverage by Sirenza for acts or omissions occurring prior to the merger. As a result of these interests, these directors and officers could be more likely to vote to approve and adopt the merger agreement and to approve the merger, than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of other Micro Linear stockholders. For a full description of the interests of directors and executive officers of Micro Linear in the merger, see “The Merger—Interests of Executive Officers and Directors of Micro Linear in the Merger” beginning on page 82 of this proxy statement/prospectus.

If the conditions to the merger are not met, the merger will not occur.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger, including approval and adoption of the merger agreement and approval of the merger by Micro Linear stockholders. Micro Linear cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, Micro Linear may lose some or all of the intended benefits of the merger and its stock price may decline, harming your investment.

The merger may be completed even though Sirenza or Micro Linear suffers a material adverse change.

In general, either party may refuse to complete the merger if the other party suffers a material adverse change between August 14, 2006, the date of the signing of the merger agreement, and the closing of the merger.

However, certain types of changes would not prevent the merger from going forward, even if the change would have a material adverse effect on Sirenza or Micro Linear, including the following:

•	any general market, economic or political condition (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) that does not have a substantially disproportionate impact on the affected company;

•	any general market, economic or political condition in the industry in which the affected company conducts business (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) that does not have a substantially disproportionate impact on the affected company;

•	any changes or effects arising out of or related to the announcement or pendency of the merger or the merger agreement;

•	any legal claims brought by Micro Linear’s stockholders arising out of or related to the merger agreement or the merger; and

•	solely with respect to Sirenza, the decrease in the trading price of Sirenza’s common stock or trading volume in and of itself.

Sirenza and Micro Linear may be unable to obtain the regulatory approvals required to complete the merger.

While it is not currently anticipated, the merger may be subject to review by the United States Department of Justice and Federal Trade Commission under the Hart-Scott-Rodino Act. Under the Hart-Scott-Rodino Act, Sirenza and Micro Linear would be required to make pre-merger notification filings and to await the expiration or early termination of the statutory waiting period prior to completing the merger. The merger may also be subject to review by other governmental authorities under the antitrust laws of various other jurisdictions where Sirenza and Micro Linear conduct business.

Sirenza and Micro Linear cannot be certain that any required approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining any required clearances, consents and approvals would delay and may possibly prevent the completion of the merger.

Whether or not the merger requires notification under the Hart-Scott-Rodino Act, at any time and even after completion of the merger, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or other U.S. or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Moreover, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Sirenza and Micro Linear cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Sirenza and Micro Linear will prevail. For a full description of the regulatory clearances, consents and approvals required for the merger, see “The Merger—Regulatory Matters” beginning on page 86.

Risk Factors Relating to Sirenza

Risks Related to the Sirenza Business

Sirenza’s recent acquisition of Premier Devices, Inc. may not be successfully integrated or produce the results it anticipates.

The Premier Devices, Inc., or PDI, acquisition that Sirenza closed in April 2006 is the largest it has ever undertaken by many metrics, including the dollar value paid, the size, complexity, number of locations and geographic footprint of the operations to be integrated, and the number of employees joining Sirenza, which roughly tripled Sirenza’s employee base. It is also Sirenza’s first acquisition involving international operations, as most of PDI’s employees and manufacturing are based in Shanghai, China and Nuremberg, Germany. Sirenza expects that the integration of PDI’s operations with its own will be a complex, time-consuming and costly process involving each of the typical acquisition risks discussed below in the risk factor entitled “Sirenza expects to make future acquisitions, which involve numerous risks.” In addition Sirenza will face, among others, the following related challenges and risks:

•	operating a much larger combined company with operations in China and Germany, where Sirenza has limited operational experience;

•	managing personnel with diverse cultural backgrounds and organizational structures;

•	the greater cash management, exchange rate, legal and income taxation risks associated with the combined company’s new multinational character and the movement of cash between Sirenza and its domestic and foreign subsidiaries;

•	assessing and maintaining the combined company’s internal control over financial reporting and disclosure controls and procedures as required by U.S. securities laws;

•	increased professional advisor fees related to the new profile of the combined company;

•	the possibility that Sirenza may incur unanticipated expenses in connection with the transaction or be required to expend material sums on potential contingent tax, environmental or other liabilities associated with PDI’s prior operations or facilities;

•	possible integration-related expenses, severance pay, and charges to earnings from the elimination of redundancies; and

•	increased difficulty in financial forecasting due to Sirenza’s unfamiliarity with PDI’s operations, customers and markets or their impact on the overall results of operations of the combined company.

The costs and effects of the purchase accounting associated with the PDI acquisition also present Sirenza with challenges and risks. Although the time required will vary with the particular circumstances of each business combination, the allocation period in a business combination typically will not exceed one year from the consummation of the business combination. For example, on July 26, 2006 Sirenza issued a press release announcing its results for the second quarter of 2006, which included the impact of its preliminary allocation of the PDI purchase price. As a result of Sirenza’s continued efforts to identify and measure the fair value of the assets acquired and liabilities assumed in the allocation of the PDI purchase price, significant changes were made to various balance sheet items, in particular the recording of deferred tax liabilities of approximately $11.9 million and a corresponding increase to goodwill to reflect Sirenza’s current estimates of the fair value of assets acquired and liabilities assumed. As Sirenza continues to refine the allocation of the purchase price, additional changes to the current preliminary allocation may be required.

Failure to successfully address one or more of the above risks may result in unanticipated liabilities and cash outlays, lower than expected net revenue, losses from operations, failure to realize any of the expected benefits of the acquisition, and related declines in the Sirenza stock price.

Sirenza’s operating results will fluctuate and Sirenza may not meet quarterly or annual financial expectations, which could cause its stock price to decline.

Sirenza’s quarterly operating results have varied significantly in the past and are likely to vary significantly in the future based upon a number of factors, many of which Sirenza has little or no control over. Factors that could cause operating results to fluctuate include:

•	the reduction, rescheduling or cancellation of orders by customers, whether as a result of a loss of market share by Sirenza or its customers, slowing demand for Sirenza’s products or its customers’ products, over-ordering of products or otherwise;

•	the gain or loss of a key customer or significant changes in the financial condition of one or more key customers;

•	fluctuations in manufacturing output, yields, quality control or other potential problems or delays Sirenza or its subcontractors may experience in the fabrication, assembly, testing or delivery of its products;

•	general economic growth or decline, or changing conditions in the commercial communications, consumer or aerospace and defense, which we refer to as A&D, industries generally or the market for products containing RF components specifically;

•	the market acceptance of Sirenza’s products and particularly the timing and success of new product and technology introductions by Sirenza or its customers or competitors;

•	the effects of changes in accounting standards, in particular the increased expense Sirenza anticipates it will recognize related to equity awards in future periods based on its 2006 adoption of SFAS 123(R);

•	availability, quality and cost of raw materials, equipment, components, semiconductor wafers and internal or outsourced manufacturing, packaging and test capacity;

•	changes in customer purchasing cycles and component inventory levels;

•	changes in selling prices for Sirenza’s RF components due to competitive or currency exchange rate pressures;

•	amounts and timing of investments in R&D;

•	the costs and the effects of purchase accounting associated with acquisitions and the integration of acquired companies such as PDI or Micro Linear;

•	impairment charges associated with intangible assets, including goodwill, acquisition-related intangible assets and Sirenza’s investment in Global Communication Semiconductors, Inc., or GCS;

•	factors affecting Sirenza’s reported domestic and foreign income taxes and income tax rate; and

•	the effects of war, acts of terrorism or geopolitical unrest, such as disruption in general economic activity, and the effects on the economy and Sirenza’s business due to increasing oil prices.

The occurrence of these and other factors could cause Sirenza to fail to meet quarterly or annual financial expectations, which could cause its stock price to decline. For example, in the first quarter of 2005 and the fourth quarter of 2004, Sirenza’s financial results were below investment community expectations, in part due to rescheduling of customer orders, and Sirenza’s stock price subsequently declined.

Sirenza’s operating results may suffer if it is not able to accurately forecast demand for its products.

Sirenza’s business is characterized by short-term orders and shipment schedules. Customer orders can typically be cancelled or rescheduled without significant penalty to the customer. Because Sirenza does not have substantial non-cancelable backlog, it typically plans production and inventory levels based on internal forecasts of customer demand, which can be highly unpredictable and can fluctuate substantially.

During periods of industry downturn such as Sirenza has experienced in the past, customer order lead times and the resulting order backlog typically shrink even further, making it more difficult to forecast production levels, capacity and net revenues. Sirenza frequently finds it difficult to accurately predict future demand in the markets it serves, making it more difficult to estimate requirements for production capacity. If Sirenza is unable to plan inventory and production levels effectively, its business, financial condition and results of operations could suffer.

From time to time, in response to anticipated long lead times to obtain inventory and materials from outside suppliers and foundries, Sirenza may order materials in advance of customer demand. This advance ordering has in the past and may in the future result in excess inventory levels or unanticipated inventory write-downs if expected orders fail to materialize, or other factors make Sirenza’s products less saleable.

In periods of high demand, customers often attempt to “pull-in” the proposed delivery dates of products they have previously ordered from Sirenza, which can also make it difficult to forecast production levels, capacity and net revenues. While Sirenza strives to meet its customers’ changing requirements, if it is unsuccessful in this regard these customers may shift future orders or market share to Sirenza’s competitors in response.

Sirenza depends on a relatively small number of customers for a significant portion of its net revenues. The loss of any of these customers could reduce Sirenza’s net revenues.

A relatively small number of customers account for a significant portion of Sirenza’s net revenues in any particular period. For example, in the second quarter of 2006, both Motorola and Radio Frequency Systems, or RFS, individually accounted for, directly or indirectly, more than 10% of net revenues and Sirenza’s top ten customers accounted for more than 65% of net revenues. Sirenza expects that its history of high customer concentration and attendant risk will continue in future periods. While Sirenza does enter into long-term supply agreements with customers from time to time, these contracts typically do not require the customer to buy any minimum amount of its products, and orders are typically handled on a purchase order by purchase order basis. In addition, while PDI sells products to Motorola pursuant to a long-term supply agreement, the contract expires in May 2007, and Sirenza cannot assure you that sales to Motorola will not decline in subsequent periods or in any other period. The loss of Motorola or any other significant customer could limit Sirenza’s ability to sustain and grow its net revenues.

Sirenza’s growth depends on the growth of the wireless and wireline communications infrastructure market. If this market does not grow, or if it grows at a slow rate, demand for Sirenza’s products may fail to grow or diminish.

Sirenza’s growth will depend on the growth of the telecommunications industry in general and, in particular, the market for wireless and wireline infrastructure components. Sirenza cannot assure you that the market for these products will grow at all. If the market does not grow or experiences a downturn, Sirenza’s revenues may be materially reduced. In the past, there have been reductions throughout the worldwide telecommunications industry in component inventory levels and equipment production volumes, and delays in the build-out of new wireless and wireline infrastructure. These events have had an adverse effect on Sirenza’s operations and caused it, in the past, to lower previously announced expectations for financial results, which caused the market price of Sirenza common stock to decrease. The occurrence of the events described above could result in lower or erratic sales for Sirenza’s products and could harm its business, financial condition and results of operations. A substantial portion of Sirenza’s net revenues is currently derived from sales of components for wireless infrastructure applications. Sirenza’s PDI segment also has a strong presence in the cable television infrastructure market. As a result, downturns in either the wireline or the wireless communications market, such as the significant downturn beginning in 2001, could harm Sirenza’s operating results and stock price.

If the satellite radio market does not grow or grows at a slow rate, or if Sirenza’s relationship with Sirius weakens, Sirenza’s results of operations may suffer.

More than 10% of Sirenza’s net revenues in 2005 and in the first quarter of 2006 were derived from sales of antennae products to Sirius Satellite Radio, or Sirius, its suppliers or its contract manufacturers, or CMs. Sirenza’s antennae sales are dependant to a large degree on the continued growth of the aftermarket subscriber base for Sirius’ satellite radio service, which consists of customers who purchased the service after they purchased their car. Sirenza cannot assure you that the market for satellite radio will grow in the future, or that the Sirius subscriber base or the aftermarket segment thereof will increase. Further, Sirenza competes with a number of established producers of satellite radio antennae and related equipment for sales to Sirius. Sirius periodically introduces new products and new generations of existing products, including satellite radio antennae.

Sirenza has not always been able to win a share of the market for such new products and new generations, and cannot assure you that it will continue to successfully compete to supply antennae or other products to Sirius and its CMs on favorable terms, or at all. If the satellite radio market in general or Sirius’ business in particular does not grow or experiences a downturn, or if Sirenza fails to compete successfully for Sirius’ business at any point, Sirenza’s revenues may fail to grow or be materially reduced, and its stock price may decline.

Sirenza’s gross margin will fluctuate from period to period, and such fluctuation could affect its financial performance, particularly earnings or loss per share, in turn potentially decreasing Sirenza’s stock price.

Numerous factors will cause Sirenza’s gross margin to fluctuate from period to period. For example, the gross margin on sales to its large original equipment manufacturer, or OEM, customers has historically been lower than on sales through its distribution channel or sales to some of its smaller direct customers, primarily due to the bargaining power attendant with large OEM customers and their higher product volumes. If, as Sirenza expects, these large OEMs continue to account for a majority of its net revenues for the foreseeable future, the continuance of this trend will likely have a dilutive impact on gross margins in future periods. In addition, sales of Sirenza’s IC products have historically yielded a higher gross margin than its multi-chip module, or MCM, products. Therefore, increased sales of MCM products in a given period will likely have a dilutive effect on gross margin. In addition, sales of certain of Sirenza’s broadband products, in particular satellite radio antennae, have historically had lower gross margins than sales of its wireless infrastructure products. Therefore, increased sales of satellite radio antenna products in a given period will likely have a dilutive effect on gross margin. In 2005, sales of antenna products increased significantly as a percentage of Sirenza’s total sales, which had a dilutive effect on gross margin. PDI’s gross margin in prior periods has generally been lower than Sirenza’s, and therefore increased sales of PDI segment products in a given period will likely have a dilutive effect on gross margin.

Other factors that could cause Sirenza’s gross margin to fluctuate include the features of the products it sells, the markets into which Sirenza sells its products, the level of integration of its products, the efficiency and effectiveness of Sirenza’s internal and outsourced raw material sourcing, manufacturing, packaging and test operations, product quality issues, provisions for excess inventories and sales of previously written-down inventories. As a result of these or other factors, Sirenza may be unable to maintain or increase its gross margin in future periods.

Sirenza has a history of significant operating losses. If Sirenza is unable to increase its gross profit sufficiently to offset operating expenses, Sirenza may be unable to maintain its profitability.

Although Sirenza’s income from operations was $3.9 million for the six months ended June 30, 2006, $1.2 million for 2005 and $186,000 for 2004, it incurred significant losses from operations in each of the preceding two fiscal years. Losses from operations approximated $6.7 million in 2003 and $11.4 million in 2002. As of June 30, 2006, Sirenza’s accumulated deficit was approximately $84.0 million. It is possible that Sirenza will not generate a sufficient level of gross profit to maintain its profitability.

Sirenza’s gross profit depends on a number of factors, some of which are not entirely within its control, including:

•	changes in Sirenza’s product mix, the markets in which its products are sold and the amount of engineered technical solutions provided, particularly in the relative mix of IC, satellite antennae and MCM products sold;

•	changes in the relative percentage of products sold through distributors as compared to direct sales;

•	the cost, quality and efficiency of internal and outsourced manufacturing, packaging and testing services used in producing Sirenza’s products; and

•	the cost, availability and reliability of raw materials and equipment used in producing Sirenza’s products.

As a result of these factors, Sirenza may be unable to maintain or increase gross profit in future periods. If Sirenza is unable to increase its gross profit sufficiently to offset its operating expenses, Sirenza may be unable to maintain its profitability.

Even if Sirenza does achieve significant gross profit from its product sales, its operating expenses may increase over the next several quarters, as Sirenza may, among other things:

•	expand its selling and marketing activities;

•	further build out PDI’s infrastructure, rationalize its manufacturing operations and otherwise integrate the PDI acquisition;

•	experience increases in general and administrative expense related to corporate governance and accounting rule pronouncements or potential or completed acquisitions, capital raising or other strategic transactions; and

•	increase its research and development activities for both existing and new products and technologies.

As a result, Sirenza cannot assure you that it will be able to achieve profitability in current or future periods.

Sales of Sirenza’s products have been affected by a pattern of product price decline, which can harm its business.

The market for Sirenza’s products is characterized by rapid technological change, evolving industry standards, product obsolescence, and significant price competition, and, as a result, is subject to regular decreases in product average selling prices over time. Sirenza is unable to predict future prices for its products, but Sirenza expects that prices for products that its sells to its large wireless and wireline infrastructure OEM customers in particular, who Sirenza expects to continue to account for a majority of its net revenues for the foreseeable future, will continue to be subject to downward pressure. These OEMs continue to require components from their suppliers, including Sirenza, to deliver improved performance at lower prices. Sirenza has also seen a similar pattern in its sales of satellite radio antennae and related products. Accordingly, Sirenza’s ability to maintain or increase net revenues will be dependent on its ability to increase unit sales volumes of existing products and to successfully develop, introduce and sell new products with higher prices into both the wireless infrastructure market and other markets. Sirenza is also making a significant effort to develop new sales channels and customer bases in which it hopes price competition will not be as significant. Sirenza cannot assure you that it will be able to develop significant new customers with less price sensitivity, increase unit sales volumes of existing products, or develop, introduce or sell new products not affected by a pattern of steady average selling price declines.

Product quality, performance and reliability problems could disrupt Sirenza’s business and harm its financial condition and results of operations.

Sirenza’s customers demand that its products meet stringent quality, reliability and performance standards. Despite standard testing performed by Sirenza, its suppliers and its customers, RF components such as those Sirenza produces may contain undetected defects or flaws that may only be discovered after commencement of commercial shipments. As a result, defects or failures have in the past, and may in the future, impact Sirenza’s product quality, performance and reliability, leading to:

•	lost net revenues and gross profit, and lower margins;

•	delays in, or cancellations or rescheduling of, orders or shipments;

•	loss of, or delays in, market acceptance of Sirenza’s products;

•	significant expenditures of capital and resources to resolve such problems;

•	other costs including inventory write-offs and costs associated with customer support;

•	product returns, discounts, credits issued, or cash payments to resolve such problems;

•	diversion of technical and other resources from Sirenza’s other development efforts;

•	warranty and product liability claims, lawsuits and liability for damages caused by such defects; and

•	loss of customers, or loss of credibility with Sirenza’s current and prospective customers.

Intense competition in Sirenza’s industry could prevent Sirenza from increasing net revenues and sustaining profitability.

The RF component industry is intensely competitive in each of the markets Sirenza serves. With respect to Sirenza’s amplifier products, Sirenza competes primarily with other suppliers of high-performance RF components used in the infrastructure of communications networks such as Avago Technologies Limited, Hittite Microwave Corporation, M/A-COM, a division of Tyco Electronics Corp., NEC Corporation and WJ Communications, Inc. With respect to Sirenza’s satellite antenna sales, Sirenza competes with other manufacturers of satellite antennae and related equipment, including RecepTec, LLC and Wistron NeWeb Corp. For Sirenza’s newer broadband products, Sirenza expects its most significant competitors will include Maxim Integrated Products, Microtune, Inc. and STMicroeletronics. With respect to Sirenza’s signal source products, Sirenza’s primary competitors are Alps Electric Co., Ltd., M/A-COM and Mini-circuits. With respect to Sirenza’s A&D products, its primary competitors are Hittite, M/A-COM, Spectrum Control, Inc. and Teledyne Technologies Incorporated. The PDI segment’s cable television, or CATV products primarily compete with those of Anadigics, Inc., Philips Electronics and RFHIC Company, and its wireless infrastructure products primarily compete with WJ Communications, M/A-COM, Mini-circuits and TRAK Microwave Corporation. Sirenza also competes in a sense with its own large communications OEM customers, who often have a choice as to whether they design and manufacture RF components and subsystems internally for their own consumption or purchase them from third-party providers such as Sirenza. Competition in each of the markets is typically based on a combination of price, performance, product quality and reliability, customer support and the ability of each supplier to meet production deadlines and provide a steady source of supply. Market share at Sirenza’s large OEM customers in particular tends to fluctuate from year to year based not only on Sirenza’s relative success compared to its competitors in finding the right balance of these factors, but also based on changes in the willingness of customers to have only one source of supply. For example, Sirenza may have a 100% share of the supply of a particular product to a customer one year and only 50% the next based on the customer deciding to employ a second source for risk management or other reasons not related to Sirenza’s performance as a supplier.

Sirenza expects continuing competition both from existing competitors and from a number of companies that may enter the RF component market, and Sirenza may see future competition from companies that may offer new or emerging technologies. In addition, Sirenza expects that future competition will come from component suppliers based in countries with lower production costs, or IC manufacturers as they add additional integrated functionality at the chip level that could supplant Sirenza’s products. Many of Sirenza’s current and potential competitors have significantly greater financial, technical, manufacturing and marketing resources than Sirenza. As a result, prospective customers may decide not to buy from Sirenza due to their concerns about Sirenza’s size, financial stability or ability to interact with their logistics systems. Sirenza’s failure to successfully compete in its markets would harm Sirenza’s business, financial condition and results of operations.

Sirenza expects to make future acquisitions, which involve numerous risks.

Sirenza has in the past made, and will continue to evaluate potential acquisitions of, and investments in, complementary businesses, technologies, services or products, and expects to pursue such acquisitions and investments if appropriate opportunities arise. However, Sirenza may not be able to identify suitable acquisition or investment candidates in the future, or if Sirenza does identify suitable candidates, it may not be able to make such acquisitions or investments on commercially acceptable terms, or at all. In the event Sirenza pursues acquisitions, Sirenza will face numerous risks including:

•	difficulties in integrating the personnel, operations, technology or products and service offerings of the acquired company;

•	diversion of management’s attention from normal daily operations of Sirenza’s business;

•	difficulties in entering markets where competitors have stronger market positions;

•	difficulties in managing and integrating operations in geographically dispersed locations;

•	difficulties in improving the internal controls, disclosure controls and procedures and financial reporting capabilities of any acquired operations, particularly foreign and formerly private operations, as needed to meet the high standards U.S. public companies are held to in this regard;

•	the loss of any key personnel of the acquired company as well as their know-how, relationships and expertise;

•	maintaining customer, supplier or other favorable business relationships of acquired operations;

•	insufficient net revenues to offset increased expenses associated with any abandoned or completed acquisitions; and

•	additional expense associated with amortization or depreciation of acquired tangible and intangible assets.

Even if a proposed acquisition or alliance is successfully realized and integrated, Sirenza may not receive the expected benefits or synergies of the transaction. Past transactions have resulted, and future transactions may result, in significant costs and expenses and charges to earnings. The accounting treatment for any acquisition may result in significant amortizable intangible assets, which when amortized, will negatively affect Sirenza’s consolidated results of operations. The accounting treatment for any acquisition may result in significant goodwill, which, if impaired, will negatively affect Sirenza’s consolidated results of operations. The accounting treatment for any acquisition may also result in significant in-process research and development charges, which will negatively affect Sirenza’s consolidated results of operations in the period in which an acquisition is consummated. In addition, any completed, pending or future transactions may result in unanticipated expenses or tax or other liabilities associated with the acquired assets or businesses. Furthermore, Sirenza may incur indebtedness or issue equity securities to pay for any future acquisitions. The incurrence of indebtedness could limit its operating flexibility and be detrimental to its results of operations, and the issuance of equity securities could be dilutive to its existing stockholders. Any or all of the above factors may differ from the investment community’s expectations in a given quarter, which could negatively affect Sirenza’s stock price.

Sirenza may experience difficulties in managing any future growth.

Sirenza’s ability to successfully do business in a rapidly evolving market requires it to effectively plan and manage any current and future growth. Sirenza’s ability to manage future growth will be dependent in large part on a number of factors, including:

•	maintaining access to sufficient manufacturing capacity to meet customer demands;

•	arranging for sufficient supply of key components to avoid shortages of components that are critical to its products;

•	building out its administrative infrastructure at the proper pace to support any current and future sales growth while maintaining operating efficiency;

•	adhering to its high quality and process execution standards, particularly as Sirenza hires and trains new employees and during periods of high volume;

•	managing the various components of its working capital effectively in periods where cash on hand is limited;

•	upgrading Sirenza’s operational and financial systems, procedures and controls, including improvement of its accounting and internal management systems; and

•	maintaining high levels of customer satisfaction.

If Sirenza is unable to effectively manage any future growth, its operations may be impacted and Sirenza may experience delays in delivering products to its customers. Any such delays could affect such customers’ ability to deliver products in accordance with their planned manufacturing schedules, which could adversely affect customer relationships. Sirenza may also be required to build additional component inventory in order to offset expected future component shortages. If Sirenza does not manage any future growth properly, its business, financial condition and results of operations could suffer.

If Sirenza loses its key personnel or is unable to attract and retain key personnel, it may be unable to pursue business opportunities or develop its products.

Sirenza believes that its future success will depend in large part upon its continued ability to recruit, hire, retain and motivate highly skilled technical, marketing, administrative and managerial personnel. Competition for these employees is significant. Sirenza’s failure to retain its present employees and hire additional qualified personnel in a timely manner and on reasonable terms could harm its business, financial condition and results of operations. In addition, from time to time Sirenza may recruit and hire employees from its customers, suppliers and distributors, which could damage its business relationship with these parties. Sirenza’s success also depends on the continuing contributions of its senior management and technical personnel, all of whom would be difficult to replace. The loss of key personnel could adversely affect Sirenza’s ability to execute its business strategy, which could harm its business, financial condition and results of operations. Sirenza may not be successful in retaining these key personnel.

Sirenza may incur additional costs and business disruption in transferring its manufacturing processes to new facilities.

As part of its ongoing strategy to maximize manufacturing and production efficiency, Sirenza is evaluating opportunities for transferring portions of its Colorado manufacturing to its overseas facilities in Nuremberg, Germany and in Shanghai, China. In addition, Sirenza anticipates that it will be transferring its existing China operations to a new Shanghai facility in the near future. As a result of these transitions, Sirenza may need to requalify for ISO certification and also may need to re-qualify its manufacturing processes or its products with its customers. Sirenza expects to incur capital expense and wind-down costs in connection with any of these transfers. There is also a possibility that Sirenza may not be able to accomplish the transitions as scheduled or as planned which could result in additional operating costs, loss of customers, and business disruption.

Sirenza’s reliance on foreign suppliers and manufacturers and its acquisition of PDI exposes Sirenza to the economic and political risks of the countries in which they are located.

Independent third parties in other countries, primarily in Thailand, Malaysia, South Korea, Taiwan and the Philippines, package substantially all of Sirenza’s semiconductor products. In addition, all of Sirenza’s satellite antenna manufacturing is outsourced to a subcontractor in the Philippines, and Sirenza obtains some of its semiconductor wafers from one supplier located in Germany. Due to Sirenza’s reliance on foreign suppliers and packagers, it is subject to the risks of conducting business outside the United States. The PDI segment also has sizeable manufacturing operations in China and Germany which subject Sirenza to similar risks. These risks include:

•	unexpected changes in, or impositions of, legislative or regulatory requirements;

•	shipment delays, including delays resulting from difficulty in obtaining export licenses;

•	tariffs and other trade barriers and restrictions;

•	political, social and economic instability; and

•	potential hostilities and changes in diplomatic and trade relationships.

The Chinese legal system lacks transparency in certain respects relative to that of the United States, which gives the Chinese central and local government authorities a higher degree of control over business in China than is customary in the United States and makes the process of obtaining necessary regulatory approval in China inherently somewhat more unpredictable. Although the Chinese government has been pursuing economic reform and a policy of welcoming foreign investments, it is possible that the Chinese government will change its current policies in the future, making continued business operations in China more difficult or unprofitable. In addition, the protection accorded Sirenza’s proprietary technology and know-how under both the Chinese and German legal systems is not as strong as in the United States and, as a result, Sirenza may lose valuable trade secrets and competitive advantage. Manufacturing Sirenza’s products and using CMs and other suppliers throughout the Asia region exposes its business to the risk that its proprietary technology and ownership rights may not be protected or enforced to the extent that they may be in the United States. The cost of doing business in Germany can also be higher than in the U.S. due to German legal requirements regarding employee benefits and employer-employee relations, in particular.

In addition, Sirenza currently transacts business with its foreign suppliers and packagers in U.S. dollars. Consequently, if the currencies of Sirenza’s suppliers’ countries were to increase in value against the U.S. dollar, Sirenza’s suppliers may attempt to raise the cost of its semiconductor wafers, packaging materials and services, and other materials, which could harm its business, financial condition and results of operations. The acquisition of PDI has materially increased Sirenza’s risks from conducting business outside the U.S., both due to its substantial operations in China and Germany, and its higher proportion of sales and expenses denominated in foreign currency, which has increased Sirenza’s exposure to the risk of exchange rate fluctuations.

Failure to maintain effective internal control over financial reporting could adversely affect Sirenza’s business and the market price of its stock.

Pursuant to rules adopted by the SEC implementing Section 404 of the Sarbanes-Oxley Act of 2002, Sirenza is required to assess the effectiveness of its internal controls over financial reporting and provide a management report on its internal controls over financial reporting in all annual reports. While Sirenza currently believes its internal controls over financial reporting are effective, it is required to comply with Section 404 on an annual basis. If, in the future, Sirenza identifies one or more material weaknesses in its internal controls over financial reporting during this continuous evaluation process, its management will be unable to assert such internal controls are effective. Although Sirenza currently anticipates being able to continue to satisfy the requirements of Section 404 in a timely fashion, it cannot be certain as to the timing of completion for its future evaluation, testing and any required remediation. If Sirenza is unable to assert that its internal controls over financial reporting are effective in the future, or if its auditors are unable to attest that its management’s report is fairly stated or they are unable to express an opinion on the effectiveness of Sirenza’s internal controls, Sirenza could lose investor confidence in the accuracy and completeness of its financial reports, which would have an adverse effect on its business and the market price of its common stock.

Sirenza expects new accounting standards related to equity compensation will adversely affect its earnings and could have other adverse impacts.

Sirenza has historically used stock options and other equity awards as a basic component of its employee compensation packages. Sirenza believes that its employee equity plans are an essential tool to link the long-term interests of its stockholders and employees, especially executive management, and serve to motivate its employees to make decisions that will, in the long run, give the best returns to its stockholders. The Financial Accounting Standards Board has announced changes to accounting principles generally accepted in the United States that require Sirenza to record a charge to earnings for employee stock option grants and other equity awards for all periods after January 1, 2006. The adoption of this standard has significantly reduced Sirenza’s net income and earnings per share thus far in 2006, and Sirenza expects that this trend will continue in future periods. Lower earnings may cause its stock price to fall and may affect its ability to raise capital on acceptable terms. The new accounting standards will reduce Sirenza’s net income, make it more expensive for Sirenza to grant stock options and other equity awards to employees in the future, and may cause Sirenza to increase its use of other equity incentives, or other forms of compensation, to adequately motivate and retain its employees. These efforts may be viewed as dilutive to its stockholders or may increase its compensation costs, and if such efforts are unsuccessful, Sirenza may have difficulty attracting, retaining and motivating employees.

Sirenza’s strategic investment in GCS, a privately held semiconductor foundry, could be further impaired or never redeemed, which could harm its results of operations.

In the first quarter of 2002, Sirenza invested $7.5 million in GCS, a privately held semiconductor foundry. Sirenza regularly evaluates its investment in GCS to determine if an other-than-temporary decline in value has occurred. Factors that may cause an other-than-temporary decline in the value of the investment in GCS would include, but not be limited to, a degradation of the general business environment in which GCS operates, the failure of GCS to achieve certain performance milestones, a series of operating losses in excess of GCS’ business plan, the inability of GCS to continue as a going concern or a reduced valuation as determined by a new financing event. If Sirenza determines that an other-than-temporary decline in value has occurred, it will write down its investment in GCS to its estimated fair value. Such a write-down could harm Sirenza’s consolidated results of operations in the period in which it occurs. For example, in the fourth quarters of 2004 and 2002, Sirenza wrote down the value of its investment in GCS by approximately $1.5 million and $2.9 million, respectively, after determining that GCS had experienced an other-than-temporary decline in value.

The ultimate realization of Sirenza’s investment in GCS will be dependent on the occurrence of a liquidity event for GCS, or Sirenza’s ability to sell its GCS shares, for which there is no public market. The likelihood of any of these events occurring will depend on, among other things, market conditions surrounding the wireless communications industry and the related semiconductor foundry industry, as well as the public markets’ receptivity to liquidity events such as initial public offerings or merger and acquisition activities. Even if Sirenza were able to sell these shares, the sale price may be less than its carrying value of the shares which could harm its results of operations.

If Sirenza fails to introduce new products in a timely and cost-effective manner, its ability to sustain and increase its net revenues could suffer.

The markets for Sirenza’s products are characterized by new product introductions, evolving industry standards and changes in manufacturing technologies. Because of this, Sirenza’s future success will in large part depend on its ability to:

•	continue to introduce new products in a timely fashion;

•	gain market acceptance of its products;

•	improve its existing products to meet customer requirements;

•	adapt its products to support established and emerging industry standards;

•	adapt its products to support evolving wireless and wireline equipment architectures; and

•	access new process and product technologies.

Sirenza estimates that the development cycles of some of its products from concept to production could last more than 12 months. Sirenza has in the past experienced delays in the release of new products and an inability to successfully translate new product concepts to production in time to meet market demands or at all. Sirenza may not be able to introduce new products in a timely and cost-effective manner, which would impair its ability to sustain and increase its net revenues.

Sirenza’s efforts to diversify its product portfolio and expand into new markets have attendant execution risk.

While historically Sirenza has derived most of its net revenues from the sale of products to the mobile wireless infrastructure market, one of its corporate strategies involves leveraging its core strengths in high- performance RF component design, modular design process technology and wireless systems application knowledge to expand into new markets which have similar product performance requirements, such as the broadband wireless access, Voice over Internet Protocol, or VoIP, cable, satellite radio and RFID markets. Sirenza does not have a long history in many of these markets or in consumer-oriented markets generally, and its lack of market knowledge relative to other participants in such markets may prevent it from competing effectively in them. It is possible that Sirenza’s competitive strengths will not translate effectively into these markets, or that these markets will not develop at the rates Sirenza anticipates. Any of these events could negatively affect Sirenza’s future operating results.

Sirenza’s reliance on third-party wafer fabs to manufacture its semiconductor wafers may reduce its ability to fill orders and limit its ability to assure product quality and to control costs.

Sirenza does not own or operate a semiconductor fabrication facility, or fab. Sirenza currently relies on the following third-party wafer fabs to manufacture most of its semiconductor wafers: RF Micro Devices, or RFMD, for GaAs devices, Atmel for SiGe devices, TriQuint Semiconductors for its discrete devices, GCS for its indium gallium phosphide InGaP devices, IBM for SiGe BiCMOS devices and an Asian foundry that supplies it with lateral diffused metal oxide semiconductor, or LDMOS, devices. In 2005, a majority of Sirenza’s semiconductors in terms of both volume and revenue were provided by Atmel, GCS and Northrop Grumman, or NG (formerly TRW, Inc.).

The loss of one of its third-party wafer fabs, or any reduction of capacity, manufacturing disruption, or delay or reduction in wafer supply, would negatively impact Sirenza’s ability to fulfill customer orders, perhaps materially, and has in the past and could in the future damage its relationships with its customers, either of which could significantly harm its business and operating results.

Some of Sirenza’s contracts with these foundries feature “last-time buy,” or LTB, arrangements. An LTB arrangement typically provides that, if the vendor decides to obsolete or materially change the process by which Sirenza’s products are made, Sirenza will be given prior notice and opportunity to make a last purchase of wafers in volume. While the goal of the LTB arrangement is to allow Sirenza a sufficient supply of wafers in such instances to either meet its future needs or give it time to transition its products to, and qualify, another supply source, Sirenza cannot assure you that the volume of wafers provided for under any LTB arrangement will adequately meet its future requirements.

NG has discontinued the operation of the fabrication line on which Sirenza’s GaAs products have historically been made, and Sirenza made a last-time buy of wafers in connection with the line shutdown. Sirenza believes that through a combination of its current inventory and its efforts to transition customers to products using semiconductors produced by Sirenza’s other foundry partners, it will have a sufficient wafer supply to meet its currently anticipated customer needs. However, there can be no assurance that sufficient supplies of such wafers will become available to Sirenza, or that its transitioning efforts will be successful and will not result in lost market share.

Atmel, GCS, RFMD, TriQuint, IBM and Sirenza’s Asian foundry are each Sirenza’s sole supplier for parts in the particular fabrication technology manufactured at their facility. GCS is a private company with limited capital resources and operating history. Because there are limited numbers of third-party wafer fabs that use the particular process technologies Sirenza selects for its products and that have sufficient capacity to meet its needs, it would be difficult to find an alternative source of supply. Even if Sirenza were able to find an alternative source, using alternative or additional third-party wafer fabs would require an extensive qualification process that could prevent or delay product shipments, which could harm Sirenza’s business, financial condition and results of operations.

Sirenza’s reliance on these third-party wafer fabs involves several additional risks, including reduced control over the manufacturing costs, delivery times, reliability and quality of its components produced from these wafers. The fabrication of semiconductor wafers is a highly complex and precise process. Sirenza expects that its customers will continue to establish demanding specifications for quality, performance and reliability that must be met by Sirenza’s products. Sirenza’s third-party wafer fabs may not be able to achieve and maintain acceptable production yields in the future. To the extent its third-party wafer fabs suffer failures or defects, Sirenza has in the past and could in the future experience warranty and product liability claims, lost net revenues, increased costs, or delays in, cancellations or rescheduling of orders or shipments, any of which could harm its business, financial condition and results of operations.

In the past, Sirenza has at times experienced delays in product shipments, quality issues and poor manufacturing yields from its third-party wafer fabs, which in turn delayed product shipments to its customers or resulted in product returns and related expense, higher costs of production and lower gross margins. Sirenza may in the future experience similar delays or other problems, such as inadequate wafer supply.

Sirenza’s reliance on subcontractors to package its products could cause a delay in its ability to fulfill orders or could increase its cost of revenues.

Sirenza does not package the RF semiconductor components that it sells but rather relies on subcontractors to package its products. Packaging is the procedure of electrically bonding and encapsulating the IC into its final protective plastic or ceramic casing. Sirenza provides the wafers containing the ICs to third-party packagers. Although Sirenza currently works with five packagers, substantially all of its amplifier product net revenues in 2005 were attributable to products packaged by two packagers. Sirenza does not have long-term contracts with its third-party packagers stipulating fixed prices or packaging volumes. Therefore, in the future, Sirenza may be unable to obtain sufficiently high quality or timely packaging of its products. The loss or reduction in packaging capacity of any of its current packagers, particularly Unisem, Sirenza’s current primary source for a particular, high-volume commercial package type and Circuit Electronic Industries Public Co., Ltd., or CEI, its second source for this particular package type, could significantly damage Sirenza’s business. In addition, increased packaging costs could harm Sirenza’s gross margins and profitability.

The fragile nature of the semiconductor wafers that Sirenza uses in its components requires sophisticated packaging techniques and has in the past resulted in low packaging yields. If Sirenza’s packaging subcontractors fail to achieve and maintain acceptable production yields in the future, Sirenza could experience increased costs, including warranty and product liability expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts and lost net revenues, any of which could harm its business, financial condition and results of operations.

Sirenza may not be able to outsource the manufacture and test of its products on favorable terms, or at all, and even successful outsourcing creates risk due to its resulting reliance on vendors.

Sirenza currently outsources a portion of its product manufacturing and testing function, and may do so again where economically advantageous for both the vendor and Sirenza. For example, Sirenza relies on one manufacturing partner to produce all of its satellite radio antenna products and a significant majority of its broadband products. However, Sirenza may be unable to successfully outsource additional manufacturing and testing in the near term, or at all. The selection and ultimate qualification of subcontractors to manufacture and test Sirenza’s products could be costly and increase its cost of revenues. In addition, Sirenza does not know if it will be able to negotiate long-term contracts with subcontractors to manufacture and test its products at acceptable prices or volumes. Further, outsourcing the manufacture of a substantial amount of Sirenza’s products may result in underutilization of its existing manufacturing facilities, which could in turn result in a higher cost structure and lower gross margins than if it did not outsource these functions.

Even if Sirenza finds suitable vendors for an outsourced manufacture or test relationship, creation of such arrangements carries risks since Sirenza has to rely on the vendor to provide an uninterrupted source of high quality product. Because its customers have high quality and reliability standards and its components require sophisticated testing techniques, Sirenza has had problems in the past and may have difficulty in the future in obtaining sufficiently high quality or timely manufacture and testing of its products. Whenever a subcontractor is not successful in adopting such techniques, Sirenza may experience increased costs, including warranty and product liability expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, damage to customer relationships, delayed qualification of new products with its customers, product returns or discounts and lost net revenues, any of which could harm Sirenza’s business, financial condition and results of operations.

A substantial portion of Sirenza’s products are sold to international customers, which exposes Sirenza to numerous risks.

A substantial portion of Sirenza’s direct sales and sales through its distributors are to foreign purchasers, particularly in China, Korea, Singapore, the Philippines, Finland, Germany and Sweden. International sales approximated 59% of net revenues in the second quarter of 2006, the majority of which was attributable to CMs and OEMs located in Asia. Demand for Sirenza’s products in foreign markets could decrease, which could harm its business, financial condition and results of operations. Moreover, sales to international customers may be subject to numerous risks, including:

•	changes in trade policy and regulatory requirements;

•	duties, tariffs and other trade barriers and restrictions;

•	timing and availability of export licenses;

•	delays in placing orders;

•	difficulties in managing distributors’ sales to foreign countries;

•	the complexity and necessity of using foreign representatives;

•	compliance with a variety of foreign and U.S. laws affecting activities abroad;

•	potentially adverse tax consequences;

•	trade disputes; and

•	political, social and economic instability.

Sirenza is also subject to risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. Sirenza cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of its products will be implemented by the United States or other countries.

Because most sales of Sirenza products have been denominated historically in United States dollars, increases in the value of the United States dollar could increase the price of its products so that they become relatively more expensive to customers in the local currency of a particular country, leading customers to order fewer products, thereby reducing Sirenza’s sales and profitability in that country. Some of Sirenza’s customer purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws; therefore, Sirenza may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded.

Sources for certain components and materials are limited, which could result in delays or reductions in product shipments.

The commercial communications industry from time to time is affected by limited supplies of certain key components and materials. For example, Sirenza relies on Analog Devices for the integrated circuits, or ICs, utilized in the manufacture of its phase-locked loop, or PLL, products, and also relies on limited sources for certain packaging materials. If Sirenza, or its packaging subcontractors, are unable to obtain these or other materials in the required quantity and quality, Sirenza could experience delays or reductions in product shipments, which would reduce its profitability. Temporary shortages have arisen in the past and may arise in the future. If key components or materials are unavailable, while Sirenza would hope to be able to remedy the situation through cooperation with the suppliers, locating alternate sources of supply or otherwise, its costs could increase and net revenues could decline.

Sirenza’s products could infringe the intellectual property rights of others, and resulting claims against it could be costly and require Sirenza to enter into disadvantageous license or royalty arrangements.

Sirenza’s industry is characterized by the existence of a large number of patents and litigation based on allegations of patent infringement and the violation of intellectual property rights. Although Sirenza attempts to avoid infringing known proprietary rights of third parties in its product development efforts, Sirenza may be subject to legal proceedings and claims for alleged infringement by Sirenza or its licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. In addition, Sirenza’s sales agreements often contain intellectual property indemnities, such as patent and copyright indemnities, and its customers may assert claims against it for indemnification if they receive claims alleging that their products infringe others’ intellectual property rights.

Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management’s attention and resources, or require Sirenza to enter into royalty or license agreements which are not advantageous to it or pay material amounts of damages. In addition, parties making these claims may be able to obtain an injunction, which could prevent Sirenza from selling its products. Sirenza may increasingly be subject to infringement claims as the number of its products grows and as it moves into new markets, and in particular in consumer markets where there are many entrenched competitors and it is less familiar with the competitive landscape and prior art.

Recent changes in environmental laws and regulations applicable to manufacturers of electrical and electronic equipment have required Sirenza to redesign some of its products, and may increase its costs and expose it to liability.

The implementation of new technological or legal requirements, such as recycling requirements and lead-free initiatives, has impacted Sirenza’s products and manufacturing processes, and could affect the timing of product introductions, the cost and commercial success of its products and its overall profitability. For example, a directive in the European Union bans the use of lead, other heavy metals and certain flame retardants in electrical and electronic equipment beginning in 2006. As a result, in advance of this deadline, many Sirenza customers changed their equipment specifications to use only components that do not contain these banned substances and indicated that they would no longer design in non-compliant components. Because many of its IC products utilize a tin-lead alloy as a soldering material in the manufacturing process, its MCM products contain circuit boards plated with a tin-lead surface and certain molded active components in its MCM products are molded with a banned substance, Sirenza either has already or may need to in the future redesign its products and obtain compliant raw materials from its suppliers to respond to the new legislation and to meet customer demand. Although Sirenza began this process in the first quarter of 2004 and has released many compliant products to date, it has products that remain non-compliant. Due to the limited geographic coverage of the regulations and Sirenza’s worldwide customer base, the different rates at which various customers are requiring compliant components, and the fact that some components containing banned substances remain exempt from the regulations for particular customer applications, Sirenza is not stopping all production of parts containing banned substances on a particular scheduled date, but is making the move gradually as customer demand dictates. Sirenza anticipates selling such products for some time. It may be left with excess inventory of certain leaded parts if customers for those parts move to lead-free only consumption without giving it sufficient notice. In addition, Sirenza’s industry has no long-term data to assess the effectiveness, shelf-life, moisture sensitivity, and thermal tolerance of alternative materials, so it may experience product quality and performance issues as it transitions its products to such materials.

Further, for Sirenza’s MCM products, it relies on third party suppliers, over which it has little or no control, to provide certain of the components needed for its products to meet applicable standards. In addition, this redesign is resulting in increased research and development and manufacturing and quality control costs. If Sirenza is unable to redesign existing products and introduce new products to meet the standards set by environmental regulation and its customers, sales of its products could decline, which could harm its business, financial condition and results of operations. Failure to comply with any applicable environmental regulations could result in a range of consequences, including loss of sales, fines, suspension of production, excess inventory, and criminal and civil liabilities.

Another recent directive in the European Union imposes a “take-back” obligation on manufacturers of electrical and electronic equipment. This obligation requires manufacturers of electrical or electronic equipment to finance the collection, recovery and disposal of the electrical or electronic equipment that they produce. At this time, Sirenza is not aware of adopted legislation implementing this directive and the methods by which its industry will attempt to comply with these take-back obligations have not been fully developed. Sirenza may have take-back obligations, and even if the specific implementing legislation eventually adopted does not directly apply to Sirenza or its products and solutions, its customers could potentially shift some of their costs to Sirenza through contractual provisions. Sirenza is unable to assess the impact of this proposed legislation at this time but it could result in increased costs to Sirenza, which could harm its business, financial condition and results of operations.

Environmental regulations could subject Sirenza to substantial costs or fines, or require it to suspend production, alter manufacturing processes or cease operations at one or more sites.

The manufacture, assembly and testing of Sirenza’s products requires the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations governing the use, transportation, emission, discharge, storage, recycling or disposal of such materials. Failure to comply with any such laws or regulations could result in fines, suspension of production, alteration of fabrication and assembly processes, curtailment of operations or sales, requirements to remediate land, air or groundwater and other legal liability. Some domestic and foreign environmental regulations allow regulating authorities to impose cleanup liability on a company that leases or otherwise becomes associated with a contaminated site even though that company had nothing to do with the acts that gave rise to the contamination. Accordingly, even if Sirenza’s operations are conducted in accordance with these laws, it may incur environmental liability based on the actions of prior owners, lessees or neighbors of sites it leases now or in the future, or sites it becomes associated with due to acquisitions. For example, PDI’s manufacturing site in Nuremberg, Germany occupies a small portion of a large parcel formerly occupied by Alcatel and other manufacturers dating back to the early 1900s. Chlorinated solvent and heavy metal contamination in air, soil and groundwater were identified on the former Alcatel site in the late 1980s, and pump-and-treat remediation systems have been implemented on portions of the site. While Sirenza does not believe that this contamination resulted from the operation of PDI’s business, that any additional remediation is required on the PDI site or that Sirenza or PDI has any material related liability, currently Sirenza cannot assure you that such liability will not arise in the future.

Sirenza has a material amount of goodwill and long-lived assets, including finite-lived acquired intangible assets, which, if impaired, could harm its results of operations.

Sirenza has a material amount of goodwill, which is the amount by which the cost of an acquisition accounted for using the purchase method exceeds the fair value of the net assets acquired. Goodwill is subject to a periodic impairment evaluation based on the fair value of the reporting unit. Sirenza also has a material amount of long-lived assets, including finite-lived acquired intangible assets recorded on its balance sheet. These assets are evaluated for impairment annually or whenever events or changes in circumstances indicate the carrying value of the related assets may not be recoverable. Any impairment of our goodwill or long-lived assets, including finite-lived acquired intangible assets, could harm Sirenza’s business, financial condition and results of operations.

The outcome of litigation in which Sirenza has been named as a defendant is unpredictable and an adverse decision in any such matter could harm its business, financial position and results of operations.

Sirenza is a defendant in litigation matters that are described in its periodic reports that are incorporated by reference into this proxy statement/prospectus. These claims may divert financial and management resources that would otherwise be used to benefit Sirenza’s operations. Although Sirenza believes that it has meritorious defenses to the claims made in each and all of the litigation matters to which it has been named a party and intends to contest each lawsuit vigorously, it cannot assure you that the results of these matters will be favorable to it. An adverse resolution of any of these lawsuits, including the results of any amicable settlement, could harm Sirenza’s business, financial condition and results of operations.

The timing of the adoption of industry standards may negatively impact widespread market acceptance of Sirenza’s products.

The markets in which Sirenza and its customers compete are characterized by rapidly changing technology, evolving industry standards and continuous improvements in products and services. If technologies or standards supported by Sirenza or its customers’ products, such as 2.5G and 3G, fail to gain widespread commercial acceptance, its business may be significantly impacted. For example, the worldwide installation of 2.5G and 3G equipment has occurred at a much slower rate than Sirenza initially expected. In addition, while historically the demand for wireless and wireline communications has exerted pressure on standards bodies worldwide to adopt new standards for these products, such adoption generally only occurs following extensive investigation of, and deliberation over, competing technologies. The delays inherent in the standards approval process have in the past and may in the future cause the cancellation, postponement or rescheduling of the installation of communications systems by Sirenza’s customers. If further delays in adoption of industry standards were to occur, it could result in lower sales of its products and worse than expected results of operations in one or more periods.

Sirenza’s limited ability to protect its proprietary information and technology may adversely affect its ability to compete.

Sirenza’s future success and ability to compete is dependent in part upon its proprietary information and technology. Although Sirenza has patented technology and patent applications pending, it primarily relies on a combination of contractual rights and copyright, trademark and trade secret laws and practices to establish and protect its proprietary technology. Sirenza generally enters into confidentiality agreements with its employees, consultants, resellers, wafer suppliers, vendors, customers and potential customers, and limits the disclosure and use of its proprietary information. The steps taken by Sirenza in this regard may not be adequate to prevent misappropriation of its technology. Additionally, its competitors may independently develop technologies that are substantially equivalent or superior to Sirenza’s technology.

Despite Sirenza’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use its products or technology. Sirenza’s ability to enforce its patents, copyrights, software licenses and other intellectual property is limited by its financial resources and is subject to general litigation risks, as well as uncertainty as to the enforceability of its intellectual property rights in various countries. If Sirenza seeks to enforce its rights, it may be subject to claims that the intellectual property right is invalid, is otherwise not enforceable or is licensed to the party against whom it is asserting a claim. In addition, Sirenza’s assertion of intellectual property rights could result in the other party seeking to assert alleged intellectual property rights of its own against Sirenza.

Risks Related to Ownership of Sirenza’s Common Stock

Some of Sirenza’s stockholders can exert control over it, and they may not make decisions that reflect the interests of the company or those of other stockholders.

Sirenza’s founding stockholders continue to control a substantial amount of its outstanding common stock, as do Phillip Liao and his spouse, the former sole stockholders of PDI. As a result, these stockholders will be able to exert a significant degree of influence over Sirenza’s management and affairs and matters requiring stockholder approval, including the election of its directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Sirenza and might affect the market price of its common stock. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

Future sales of Sirenza common stock could cause its stock price to decline.

In February 2004, Sirenza filed a shelf registration statement to register the offer and sale of up to $75.0 million of securities by it from time to time and a registration statement to register the resale of shares of common stock by certain of its stockholders, including John and Susan Ocampo and entities affiliated with them. In addition, Sirenza is obligated to file a registration statement to register the resale of the 7,000,000 shares of Sirenza common stock owned by Phillip and Yeechin Liao resulting from the PDI acquisition, which filing may be made promptly after completion of the merger with Micro Linear. Any future sales of substantial amounts of common stock by either Sirenza or its stockholders, or the possibility of such sales, may adversely affect the price of Sirenza’s common stock and impede its ability to raise capital through the issuance of equity securities.

Sirenza’s charter and bylaws and Delaware law contain provisions that may delay or prevent a change of control.

Provisions of Sirenza’s charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Sirenza. These provisions could limit the price that investors might be willing to pay in the future for shares of Sirenza common stock. These provisions include:

•	division of the board of directors into three separate classes;

•	elimination of cumulative voting in the election of directors;

•	prohibitions on Sirenza stockholders from acting by written consent and calling special meetings;

•	procedures for advance notification of stockholder nominations and proposals; and

•	the ability of the board of directors to alter the Sirenza bylaws without stockholder approval.

In addition, Sirenza’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Sirenza’s outstanding voting stock.

Sirenza is also subject to Section 203 of the Delaware General Corporation Law that, subject to exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that this stockholder became an interested stockholder. The preceding provisions of the Sirenza charter and bylaws, as well as Section 203 of the Delaware General Corporation Law, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in Sirenza’s management.

Risk Factors Relating to Micro Linear

Micro Linear’s operating results are difficult to predict and are likely to fluctuate significantly, as they have in the past. They may fail to meet or exceed the expectations of securities analysts or investors, causing Micro Linear’s stock price to decline.

Micro Linear’s operating results could be a consequence of many factors, some of which are outside of Micro Linear’s control. Some of the factors that may cause fluctuations include:

•	the effect of Micro Linear’s announcement of the proposed merger with Sirenza Microdevices, Inc. on customer orders;

•	the level and timing of spending by Micro Linear’s customers, both in the U.S. and in foreign markets;

•	changes in market demand, including seasonal and cyclical fluctuations;

•	timing, amount, cancellation or rescheduling of customer orders;

•	fluctuations in manufacturing yields;

•	timing of revenue recognition from contracts, which may span several quarters;

•	competitive market conditions;

•	the announcement or introduction of new or enhanced products by it, or competitors, or both;

•	any delay in the introduction of new or enhanced products by it or a delay in the sales cycle of such products;

•	market acceptance of Micro Linear’s new products, including its new PHS products, and continuing demand for Micro Linear’s existing products;

•	cost and availability of wafers, other components and testing services;

•	mix of products sold;

•	fluctuations in end user demand for wireless products manufactured by Micro Linear’s customers which incorporate Micro Linear’s technology;

•	economic conditions specific to the networking and wireless industries and markets, as well as general economic conditions;

•	ability to hire and retain qualified technical and other personnel;

•	development of new industry standard communication protocols;

•	demand placed on foundries may exceed available supply resulting in supply allocations or long lead times; and

•	availability and performance of advanced silicon process technologies from foundry sources.

Micro Linear believes that period-to-period comparisons of its operating results will not necessarily be meaningful. You should not rely on these comparisons as an indication of Micro Linear’s future performance. If Micro Linear’s operating results in one or more future periods fail to meet or exceed the expectations of securities analysts or investors, the trading price of its common stock may fluctuate, possibly by a significant amount.

The markets in which Micro Linear operates are intensely competitive, and many competitors are larger and more established. If Micro Linear does not compete successfully, its business could be harmed.

Intense international and domestic competition, decreasing selling prices, rapid technological change, short product life cycles and cyclical patterns characterize the markets for Micro Linear’s products. Competitors include significantly larger corporations. New entrants in these markets could provide additional competition. Most of Micro Linear’s competitors are substantially larger and have greater financial, technical, marketing and other resources than Micro Linear does. Many of these large organizations are in a better position to withstand any significant reduction in spending by customers in these markets. They often have broader product lines and market focus, and will therefore not be as susceptible to downturns in a particular market. In addition, many competitors have focused on the wireless market for longer than Micro Linear has, and therefore have more long-standing and established relationships with domestic and foreign customers.

The computer networking equipment and wireless markets have undergone a period of rapid growth and consolidation in recent years. Micro Linear expects its dependence on sales to digital cordless phone and network equipment manufacturers to continue. Micro Linear’s business and results of operations would be harmed in the event of a significant slowdown in the digital cordless phone or computer networking equipment market. In addition, as a result of competitive pricing pressures, Micro Linear has experienced lower margins on some of its products. Such pricing pressures will continue to have an adverse effect on Micro Linear’s results of operations, and its business could suffer unless they can be offset by higher margins on other products or lower operating expenses.

Micro Linear does not currently manufacture its own semiconductor wafers. As a result, Micro Linear is vulnerable to process technology advances competitors use to manufacture products offering higher performance and lower cost. Larger companies with wafer manufacturing facilities, broader product lines, greater technical and financial resources and greater service and support capabilities have an advantage in this market.

In addition, Micro Linear’s products are generally sole-sourced to its customers. If Micro Linear’s customers were to develop other sources for Micro Linear’s products, Micro Linear’s operating results would be harmed.

The market for wireless applications is characterized by rapid technological change. Micro Linear’s future success depends on Micro Linear’s ability to respond to these changes.

Rapidly changing technology, frequent product introductions and evolving industry standards make it difficult to accurately predict the market’s future growth rate, size or technological direction. In view of the evolving nature of this market, suppliers of wireless products may decide to adopt alternative standards or technologies that are incompatible with Micro Linear’s products. If Micro Linear is unable to design, develop, manufacture and sell products that are compatible with these new standards or technologies, Micro Linear’s business and operating results would be harmed.

Micro Linear needs to develop and introduce new and enhanced products in a timely manner to successfully compete in its industry.

Continuing technological advancement, changes in customer requirements and evolving industry standards characterize the wireless and computer equipment networking markets. To compete successfully, Micro Linear must design, develop, manufacture and sell new or enhanced products that:

•	provide increasingly higher levels of performance and reliability;

•	meet performance or other objective specified parameters;

•	are cost effective;

•	are brought to market in a timely manner;

•	are in accordance with existing or evolving industry standards; and

•	achieve market acceptance.

The development of these new circuits is highly complex. Micro Linear has sometimes experienced delays in completing the development of new products. Successful product development and introduction depends on many factors, including:

•	proper new product definition;

•	timely completion and introduction of new product designs;

•	availability of foundry capacity;

•	acceptable manufacturing yields; and

•	market acceptance of Micro Linear’s products and Micro Linear’s customers’ products.

Micro Linear must be able to adjust to changing market conditions quickly and cost-effectively to compete successfully. Furthermore, it must introduce new products in a timely manner, and achieve market acceptance for these products. If Micro Linear does not accurately predict its customers’ or potential customers’ requirements or if the products Micro Linear designs do not meet these requirements, or the performance criteria required by Micro Linear’s customers or potential customers, Micro Linear’s sales may suffer and it may not generate sufficient revenue to offset the costs incurred with developing such products. For example, Micro Linear has experienced a longer than expected sales cycle for its new PHS products as Micro Linear’s first generation PHS products did not meet the performance criteria of certain potential customers. As a result, these customers have deferred utilizing Micro Linear’s first generation products and will evaluate Micro Linear’s second generation transceiver, the ML1905, when and if it becomes available. In addition, Micro Linear’s customers’ products that incorporate Micro Linear’s products must be introduced in a timely manner and achieve market acceptance. If Micro Linear, or Micro Linear’s customers, fails to develop and introduce new products successfully, Micro Linear’s business and operating results would suffer.

To successfully develop and market certain of Micro Linear’s planned products, Micro Linear may need to enter into technology development or licensing agreements with third parties. If Micro Linear cannot enter into such agreements on acceptable terms, its ability to develop and market new products could suffer, and Micro Linear’s business and operating results would be adversely affected.

Customers typically take a long time to evaluate Micro Linear’s new products. It takes three to six months or more for customers to test new products, and at least an additional three to 12 months until customers begin significant production of products incorporating Micro Linear’s products. Micro Linear may therefore experience a lengthy delay between product development and the generation of revenue from new products. Delays inherent in such a long sales cycle raise additional risks that customers may decide to cancel or change their product plans. Such changes could result in the loss of anticipated sales. Micro Linear’s business, financial condition, and results of operations would suffer if customers reduce or delay orders, or choose not to release products incorporating Micro Linear’s products.

Micro Linear has a history of losses and, because of continued investment in product development, expect to incur losses in the future. Micro Linear may not be consistently profitable.

Micro Linear incurred quarterly net losses from June 2000 through March 2006, except for a profit in the third quarter of 2002, which was attributable to an income tax refund, and a net profit for the third quarter of 2004, which occurred from the sale of Micro Linear’s land and buildings. Micro Linear had a net profit for the quarter ending June 2006. Because of previous losses, Micro Linear had an accumulated deficit of $29.8 million as of June 30, 2006.

Successful engineering development and market penetration in the product areas Micro Linear has chosen to compete in require high levels of engineering and product development expense. Micro Linear intends to continue to spend significant amounts on new product and technology development. The products Micro Linear develops may not achieve market acceptance and may not generate sufficient sales to offset the engineering costs incurred during such product development. For example, Micro Linear is experiencing a longer than expected sales cycle for its first generation PHS transceivers and it may not generate sales from these products in the near future or ever. Micro Linear’s networking products are reaching maturity, and revenue from this product line has declined and is expected to decline further over the next 12 months. Micro Linear may incur losses in the future and may not achieve its goals of net income and cash flow.

To the extent that Micro Linear’s existing resources and cash generated from operations are insufficient to fund Micro Linear’s future activities, Micro Linear may need to raise additional capital. If funds are not available on acceptable terms, Micro Linear may not be able to hire or retain employees, fund Micro Linear’s operations or compete effectively.

Micro Linear believes that its existing capital resources and cash generated from operations will enable it to maintain Micro Linear’s operations for at least the next 12 months. However, if Micro Linear’s capital requirements or results of operations vary materially from those currently planned, it may require additional financing sooner than anticipated. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to Micro Linear’s common stock, and the terms of this debt could impose restrictions on Micro Linear’s operations. The sale of additional equity or convertible debt securities could result in additional dilution to Micro Linear’s stockholders. Micro Linear cannot be certain that additional financing will be available in amounts or on terms acceptable to it, if at all. If adequate funds are not available to it on acceptable terms, Micro Linear’s ability to hire, train or retain employees, to fund Micro Linear’s operations and sales and marketing efforts, take advantage of unanticipated opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited, which could harm Micro Linear’s business, financial condition and operating results.

Micro Linear depends on networking, wireless, and telecommunications spending for its revenue. Any decrease or delay in spending in these industries would negatively impact future operating results and financial condition.

Demand for Micro Linear’s products in the future will depend on the amount and timing of spending by network providers, manufacturers of wireless consumer products, and telecommunications equipment suppliers. Spending in these areas depends upon a variety of factors, including competitive pressures, discretionary consumer spending patterns, and general economic conditions.

During the past few years, new orders slowed, customers cancelled or placed holds on existing orders, and new order levels fluctuated, due to developments in the general economy and capital markets. This situation could recur in the future. Because the majority of Micro Linear’s revenue comes from sales to a few customers, a delay in orders from one customer could have a significant negative effect on future revenue.

Relatively short product life cycles characterize the computer network equipment and digital cordless telephone markets. If one or more of Micro Linear’s significant customers were to select circuits manufactured by a competitor for future products, Micro Linear’s business would suffer. The loss of one or more of Micro Linear’s current customers, failure to attract new customers, or disruption of Micro Linear’s sales and distribution channels could harm Micro Linear’s business and operating results.

Micro Linear’s customer base is concentrated. The loss of one or more key customers or distributors would harm Micro Linear’s business.

A significant majority of Micro Linear’s net revenue comes from sales to relatively few customers. Sales to Micro Linear’s ten largest customers, excluding domestic distributors, accounted for approximately 93% of net revenue for the three months and six months ended June 30, 2006, respectively, and approximately 93% and 89% of net revenue for the comparable periods in 2005. Two customers, Uniden Corporation and Giant Electronics, Ltd. (a subcontract manufacturer for Plantronics, Inc.), together accounted for 66% of Micro Linear’s net revenue for the second quarter of 2006. Sales to domestic distributors accounted for approximately 4% of net revenue for the three months and six months ended June 30, 2006, respectively, and approximately 3% and 4% of net revenue for the three months and six months ended June 30, 2005. Micro Linear anticipates that a limited number of key customers and distributors will continue to provide a significant portion of Micro Linear’s net revenue for the foreseeable future. Micro Linear’s future success depends on Micro Linear’s ability to retain Micro Linear’s current customers and attract new customers. A reduction, delay or cancellation of orders from one or more significant customers could materially harm Micro Linear’s operating results. In addition, Micro Linear’s operating results could be adversely affected if one or more of Micro Linear’s major customers were to develop other sources for the products Micro Linear now supplies them.

Generally, customers may cancel or reschedule orders to purchase standard products without significant penalty until 30 days prior to requested shipment. Customers frequently revise delivery schedules, and the quantities of products to be delivered, to reflect changes in their needs. Since backlog can be canceled or rescheduled, Micro Linear’s backlog at any time is not necessarily indicative of future revenue.

Micro Linear depends on international sales and are subject to the risks associated with international operations, which may negatively affect its business.

Sales to customers outside of the United States represented 95% of net revenue for the six months ended June 30, 2006, and 96% net revenue for the comparable period in 2005. Micro Linear expects that international sales will continue to generate a substantial proportion of net revenue for the foreseeable future. Micro Linear’s international operations are subject to a number of risks, including:

•	changes in regulations and laws of foreign governments and telecommunications standards;

•	import and export legislation and license requirements, tariffs, taxes, quotas and other trade barriers;

•	compliance with foreign laws, treaties and technical standards;

•	delays resulting from difficulty in obtaining export licenses for certain technology;

•	fluctuations in currency exchange rates;

•	difficulty in collecting accounts receivable;

•	difficulty in managing foreign operations;

•	loss of one or more international distributors;

•	geopolitical risks, changes in diplomatic and trade relationships and economic instability; and

•	political and economic instability, including wars, acts of terrorism, political unrest, boycotts and any related conflicts or similar events worldwide.

Substantially all of Micro Linear’s international sales must be licensed by the Office of Export Administration of the U.S. Department of Commerce. To date, Micro Linear has not experienced any material difficulties in obtaining export licenses. In the future, if Micro Linear has difficulties or delays in obtaining expert licenses, it may be unable to sell Micro Linear’s products to international customers, which could harm Micro Linear’s operating results.

Micro Linear’s international sales are typically denominated in U.S. dollars. Fluctuations in currency exchange rates could cause Micro Linear’s products to become relatively more expensive to customers in a particular country, while competitors’ products denominated in local currencies become less expensive. This may lead to a reduction in sales or profitability in that country, which could adversely affect Micro Linear’s business.

Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other international assets and liabilities may contribute to fluctuations in operating results. In addition, international customers typically take longer to pay for purchases than customers in the United States. If foreign markets do not continue to develop, or foreign sales cycles prove unpredictable, Micro Linear’s revenue and business would be adversely affected.

Selling prices for wireless products typically decrease, which could lead to lower operating results.

Average selling prices for products in the wireless markets have rapidly declined due to many factors, including:

•	rapidly changing technologies;

•	price-performance enhancements;

•	product introductions by competitors;

•	price pressure from significant customers; and

•	product maturity and obsolescence.

The decline in the average selling prices of Micro Linear’s products may cause substantial fluctuations in Micro Linear’s operating results. Micro Linear continues to develop and market new products that incorporate valued new features and sell at higher prices. Failure to deliver new products offering increased value would result in a decline in both revenue and margins, harming Micro Linear’s business, financial condition, and results of operations.

Defects in Micro Linear’s products, product returns and product liability could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Complex products such as Micro Linear’s frequently contain errors, defects, and bugs upon release. These errors, defects and bugs are sometimes discovered after Micro Linear begins to ship products. Micro Linear expends significant resources to remedy these problems, but occasionally have faced legal claims by customers and others. Product defects can also cause interruptions, delays or cancellations of sales to customers, in addition to claims against it, all of which could adversely affect Micro Linear’s operating results.

Micro Linear depends on the health of the semiconductor industry, which is highly cyclical. The decline in demand in the semiconductor industry could affect Micro Linear’s financial condition and results of operations.

The semiconductor industry experiences significant downturns and wide fluctuations in supply and demand. The industry also experiences significant fluctuations in anticipation of changes in general economic conditions. This causes significant variances in product demand and production capacity, and aggravates both Micro Linear’s manufacturing costs and product selling prices. These cyclical patterns, which we expect to continue, may substantially harm Micro Linear’s business, financial condition, and results of operations.

Because Micro Linear does not have long-term commitments from its distributors or customers, it must estimate customer demand, and errors in Micro Linear’s estimates can have negative effects on its inventory levels, sales and operating results.

Micro Linear’s sales are made on the basis of individual purchase orders rather than long-term purchase commitments. Micro Linear regularly requests indications from customers as to their future plans and requirements, to ensure that it will be prepared to meet production demand for Micro Linear’s products. However, Micro Linear may not receive anticipated purchase orders for Micro Linear’s products. Micro Linear must be able to effectively manage the expenses and inventory risks associated with meeting potential demand. If Micro Linear fails to meet customers’ supply expectations, it may lose business from such customers. If it expends resources and purchases materials, or enters into commitments to acquire materials and manufacture products, and customers do not purchase these products, Micro Linear may be required to write off excess inventory in accordance with its inventory policy, which could harm and Micro Linear’s business and operating results.

Design wins, which require significant expenditures, often precede the generation of volume sales by a year or more. The value of any design win will largely depend upon the commercial success of the customer’s product, and on the extent to which the design of the customer’s product accommodates components manufactured by Micro Linear’s competitors. Micro Linear cannot assure that we will achieve design wins, or that any design win will result in significant future revenue.

Micro Linear depends on a limited number of outside foundries and test subcontractors in the manufacturing process, and any failure to obtain sufficient foundry or testing capacity could significantly delay Micro Linear’s ability to ship Micro Linear’s products, damage Micro Linear’s customer relationships, and result in reduced revenue.

Micro Linear utilizes outside foundries for all wafer production. Micro Linear believes that utilizing outside foundries enables it to focus on its design strengths, minimize fixed costs and capital expenditures and access diverse manufacturing technologies. Micro Linear currently intends to continue to rely exclusively upon its outside foundries for its wafer fabrication requirements. However, there are significant risks associated with the reliance on outside foundries, including the lack of assured wafer supply and control over delivery schedules, delays in obtaining access to key process technologies, and limited control over manufacturing yields and production costs.

The manufacture of integrated circuits is a highly complex and technically demanding process. Micro Linear has diversified its sources of wafer supply and have worked closely with its foundries to minimize the likelihood of reduced manufacturing yields. However, Micro Linear’s foundries have sometimes experienced lower than anticipated manufacturing yields, particularly in connection with the introduction of new products and the installation and start-up of new processes. Reduced yields have, at times, negatively affected Micro Linear’s operating results, a situation which may recur in the future.

Dependence on foundries located outside of the United States subjects it to numerous risks, including exchange rate fluctuations, export and import restrictions, trade sanctions, political instability and tariff increases. One of Micro Linear’s main foundries is located in Singapore, which presents specific risks due to political instability in that region.

Micro Linear purchases wafers from outside foundries pursuant to customers’ purchase orders. Micro Linear generally does not have a guaranteed level of wafer capacity or wafer costs at its foundries. Its wafer suppliers could prioritize capacity for other uses, or reduce or eliminate deliveries to it on short notice. In addition, Micro Linear depends upon a limited number of foundries for Micro Linear’s wafer requirements. Any sudden demand for an increased amount of wafers, or sudden reduction or elimination of any source of wafers, could result in a material delay in the shipment of products. Disruptions in supply, which have occurred in the past, may occur in the future. If such a disruption occurred, and Micro Linear were unable to qualify alternative manufacturing sources for Micro Linear’s products in a timely manner, or if such sources were unable to produce wafers with acceptable manufacturing yields, Micro Linear’s business and operating results would be materially and adversely affected.

Micro Linear relies on four outside test service subcontractors to test Micro Linear’s products. The same risks described in the paragraphs above, concerning guaranteed capacity, dependence upon a limited number of test service subcontractors, and disruptions in service, also apply to Micro Linear’s test and assembly subcontractors.

Rapid technological change and frequent new product introductions characterize the markets for Micro Linear’s products. To remain competitive, Micro Linear must develop or obtain access to new semiconductor process technologies in order to reduce die size, increase die performance and functional complexity, and improve manufacturing yields. If Micro Linear is unable to obtain access to advanced wafer processing technologies, limiting Micro Linear’s ability to introduce competitive products on a timely basis, Micro Linear’s future operating results would be harmed.

Minute levels of contaminants in the semiconductor manufacturing environment, defects in the masks used to print circuits on a wafer, difficulties in the fabrication process and other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these manufacturing problems are difficult to diagnose and time consuming and expensive to remedy. Micro Linear’s foundries have, at times, experienced lower than anticipated yields, which have adversely affected production and operating results.

The manufacturing processes utilized by Micro Linear’s foundries are continuously being improved in order to increase yield and product performance. Process changes can, however, result in interruptions in production or significantly reduced yields. New process technologies and new products are especially susceptible to wide variations in manufacturing yields and efficiency. Irregularities, adverse yield fluctuations or other manufacturing problems at Micro Linear’s foundries could result in production interruption or delivery delays, which would harm Micro Linear’s business and results of operations.

Micro Linear has granted nontransferable, limited process licenses to some of its foundries to utilize Micro Linear’s processes to manufacture and sell wafers to other customers. Micro Linear protects its proprietary technology, particularly its design methodology, but may not be able to prevent its misappropriation by Micro Linear’s foundries or others.

Micro Linear and the independent foundries and subcontractors it uses to manufacture and test Micro Linear’s products are subject to environmental laws. Failure to comply with these laws could delay manufacturing of Micro Linear’s products and result in unexpected expenses.

Micro Linear’s wafer suppliers and test and assembly subcontractors are subject to a variety of U.S. and foreign government regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in their manufacturing processes. Failure by Micro Linear’s suppliers or subcontractors to comply with environmental regulations could result in fines, suspension of production or cessation of operations. Environmental regulations could also require Micro Linear’s suppliers or subcontractors to acquire equipment or incur other expenses to comply with environmental regulations. If Micro Linear’s suppliers or subcontractors incur substantial additional expenses, product costs could significantly increase, adversely affecting Micro Linear’s results of operations.

Micro Linear is also subject to a variety of environmental regulations relating to Micro Linear’s operations. If Micro Linear fails to comply with present and future regulations, the government could impose fines on it, or compel it to suspend or cease operations. If Micro Linear or its suppliers or subcontractors fail to control the use or discharge of hazardous substances, it could be subject to civil or criminal liabilities, which could harm Micro Linear’s business and operating results.

Because competition for qualified personnel is intense, Micro Linear may not be successful in attracting and retaining personnel, which could have an impact upon the development or sales of its products.

Micro Linear’s future success will depend to a significant extent on Micro Linear’s ability to attract, retain and motivate qualified personnel, especially those with engineering design experience and expertise. Micro Linear may not be successful in attracting and retaining such qualified personnel.

Competitors may attempt to recruit Micro Linear’s employees. While employees are required to sign standard agreements concerning confidentiality and ownership of inventions, Micro Linear does not have employment contracts or non-competition agreements with most of Micro Linear’s personnel. The loss of the services of key employees, the inability to attract or retain qualified personnel, or delays in hiring personnel, particularly engineers and other technical personnel, could negatively affect Micro Linear’s business and prevent it from achieving Micro Linear’s business goals.

Micro Linear’s success depends on its ability to protect its intellectual property and proprietary rights.

Micro Linear attempts to protect its intellectual property rights through patents, trademarks, copyrights, licensing arrangements, maintaining certain technology as trade secrets and other measures. However, any patent, trademark, copyright or other intellectual property rights Micro Linear owns may be invalidated, circumvented or challenged. Micro Linear cannot be certain that its intellectual property rights will provide competitive advantages, or that any pending or future patent applications will be issued with the scope of the claims sought by it. Competitors may develop technologies that are similar or superior to Micro Linear’s technology, duplicate Micro Linear’s technology or design around the patents that Micro Linear owns. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which Micro Linear does business.

Micro Linear believes that the future success of Micro Linear’s business will depend on Micro Linear’s ability to translate technological expertise and innovation into new and enhanced products. We enter into confidentiality or license agreements with Micro Linear’s employees, consultants, vendors and customers, and limit access to and distribution of its proprietary information. Nevertheless, Micro Linear may not be able to prevent the misappropriation of its technology.

In addition, Micro Linear has taken legal action to enforce its patents and other intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others, and defend against claims of infringement or invalidity. If a third party makes a valid claim, and Micro Linear cannot obtain a license to the technology on reasonable terms, Micro Linear’s operations could be harmed.

Micro Linear may be subject to legal proceedings and claims from time to time in the ordinary course of Micro Linear’s business, including claims of alleged infringement of the proprietary rights and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, and could divert Micro Linear’s management’s attention away from running Micro Linear’s business.

Micro Linear has in the past, and may in the future, be party to legal proceedings that could have a negative financial impact on it.

From time to time we have received correspondence from vendors, distributors, customers or end-users of Micro Linear’s products regarding disputes with respect to contract rights, product performance or other matters that occur in the ordinary course of business. Some of these disputes may involve it in costly litigation or other actions, the outcome of which cannot be determined in advance and may adversely affect Micro Linear’s business. The defense of lawsuits or other actions could divert Micro Linear’s management’s attention away from running Micro Linear’s business. In addition, negative developments with respect to litigation could cause the price of Micro Linear’s common stock to decline significantly.

Micro Linear’s stock price has been and will likely continue to be volatile because of stock market fluctuations that affect the price of technology stocks. A decline in Micro Linear’s stock price could result in securities class action litigation against it, which could divert management’s attention and harm Micro Linear’s business.

Micro Linear’s stock price has been and is likely to continue to be highly volatile. Between January 1, 2006 and June 30, 2006, Micro Linear’s stock price has traded as high as $3.88 on May 16, 2006 and as low as $1.46 on March 1, 2006. Micro Linear’s stock price could fluctuate significantly due to a number of factors, including:

•	variations in Micro Linear’s actual or anticipated operating results;

•	delays in the introduction of new products or delay in the sales cycle for new products, including Micro Linear’s PHS products;

•	sales of substantial amounts of Micro Linear’s stock;

•	announcements about Micro Linear or about its competitors, including technological innovation or new products;

•	litigation and other developments relating to Micro Linear’s patents or other proprietary rights or those of Micro Linear’s competitors;

•	conditions in the computer networking equipment and wireless markets;

•	governmental regulation and legislation; and

•	changes in securities analysts’ estimates of Micro Linear’s performance, or Micro Linear’s failure to meet analysts’ or investors’ expectations.

Many of these factors are beyond Micro Linear’s control. In addition, the stock markets in general, and the Nasdaq Global Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may decrease the market price of Micro Linear’s common stock, regardless of Micro Linear’s actual operating performance. In the past, companies that have experienced volatility in the market prices of their stock have been the objects of securities class action litigation. If Micro Linear were the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm Micro Linear’s business.

Compliance with the laws and regulations affecting public companies may cause Micro Linear to incur increased costs.

The laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and the Nasdaq Global Market, could cause Micro Linear to incur increased costs as it evaluates the implications of these rules and responds to these requirements. These rules could make it more difficult for it to obtain certain types of insurance, including director and officer liability insurance, and Micro Linear may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for Micro Linear to attract and retain qualified persons to serve on its board of directors, or as executive officers. Micro Linear is presently evaluating and monitoring developments with respect to these rules, and it cannot predict or estimate the amount of additional costs it may incur or the timing of such costs.

Changes to financial accounting standards may affect Micro Linear’s results of operations and cause it to change Micro Linear’s business practices.

Micro Linear prepares its financial statements to conform with generally accepted accounting principles, or GAAP, in the United States. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on Micro Linear’s reported results and may affect Micro Linear’s reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect Micro Linear’s reported financial results or the way Micro Linear conducts its business. For example, accounting policies affecting many aspects of Micro Linear’s business, including rules relating to employee stock option grants, have recently been revised or are under review. The Financial Accounting Standards Board and other agencies have finalized changes to GAAP that required it, in the first quarter of 2006, to record a charge to earnings for employee stock option grants and other equity incentives. Micro Linear may have significant and ongoing accounting charges resulting from option grant and other equity incentive expensing that could reduce Micro Linear’s overall net income. In addition, since Micro Linear historically has used equity-related compensation as a component of Micro Linear’s total employee compensation program, the accounting change could make the use of equity-related compensation less attractive to it and therefore make it more difficult to attract and retain employees.

While Micro Linear believes that it currently has adequate internal control over financial reporting, it is exposed to risks from recent legislation requiring companies to evaluate those internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 requires Micro Linear’s management to report on, and Micro Linear’s independent auditors to attest to, the effectiveness of Micro Linear’s internal control structure and procedures for financial reporting. This legislation is relatively new and neither companies nor accounting firms have significant experience in complying with its requirements. As a result, Micro Linear expects to incur increased expense and to devote additional management resources to Section 404 compliance. In the event that Micro Linear’s chief executive officer, chief financial officer or independent registered public accounting firm determine that Micro Linear’s internal control over financial reporting are not effective as defined under Section 404, investor perceptions of Micro Linear’s company may be adversely affected and could cause a decline in the market price of Micro Linear’s stock. Micro Linear is not required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act until 2008.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus contain or may contain “forward looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include the words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, in each case relating to Sirenza or Micro Linear, respectively, wherever they occur in this proxy statement/prospectus or the other documents incorporated by reference herein, are necessarily estimates reflecting the judgment of the respective management of Sirenza and Micro Linear and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus under “Risk Factors” and elsewhere and those incorporated by reference into this proxy statement/prospectus. In addition to the risk factors identified elsewhere, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the commercial communications industry or any segment of any such industry in particular, and the effects of foreign exchange rates and interest rates;

•	the ability to obtain the approvals of Micro Linear’s stockholders, to obtain or meet the closing conditions in the merger agreement, including applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner;

•	the ability to timely and cost-effectively integrate the operations of Sirenza and Micro Linear;

•	the ability to realize the anticipated synergies and other perceived advantages resulting from the merger;

•	the ability of Sirenza or the combined company to attract and retain key customers and forecast customer demand patterns in future periods;

•	the effects of competition on unit prices, revenues and earnings;

•	the ability to retain key personnel both before and after the merger;

•	the ability of each company to successfully execute its business strategies before and after the merger;

•	the extent and timing of market acceptance of new products or product indications;

•	the ability of each company to procure, maintain, enforce and defend its patents and proprietary rights;

•	changes in laws, including increased tax rates, regulations or accounting standards, third party relations and approvals, and decisions of courts, regulators and governmental bodies;

•	litigation outcomes and judicial actions, including costs and potential litigation associated with the merger, and legislative action, referenda and taxation;

•	the ability to recoup costs of capital investments through higher revenues;

•	environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•	the effects of environmental and structural building conditions relating to Sirenza’s or Micro Linear’s properties; and

•	acts of war or terrorist incidents.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of those documents. Neither Sirenza nor Micro Linear undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING OF MICRO LINEAR STOCKHOLDERS

This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by Micro Linear’s board of directors in connection with a special meeting of Micro Linear’s stockholders. The purpose of the special meeting is for you to consider and vote upon proposals to adopt and approve the Agreement and Plan of Merger, dated as of August 14, 2006, by and among Sirenza Microdevices, Inc., Metric Acquisition Corporation, a wholly owned subsidiary of Sirenza, and Micro Linear Corporation and to approve the merger and any adjournment of the special meeting. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus is first being furnished to the stockholders of Micro Linear on or about September     , 2006.

Date, Time and Place of the Special Meeting

The special meeting of the stockholders of Micro Linear will be held on Friday, October 20, 2006 at 10:00 a.m., Pacific time, and any adjournment or postponement thereof, at Micro Linear’s headquarters, 2050 Concourse Drive, San Jose, California 95131.

Purpose of the Special Meeting

At the special meeting, Micro Linear stockholders will be asked:

•	to consider and vote upon a proposal to approve and adopt the merger agreement and to approve the merger;

•	to grant discretionary authority to vote upon any matters not known by our board of directors a reasonable period of time before Micro Linear mails this proxy statement/prospectus, including the authority to vote upon a postponement or adjournment of the special meeting, if necessary, to solicit additional proxies, and to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Micro Linear board of directors is unaware of any matters, other than those set forth in the preceding sentence that may properly come before the special meeting.

If the stockholders of Micro Linear approve and adopt the merger agreement and approve the merger, Metric Acquisition Corporation, a wholly owned subsidiary of Sirenza, will merge with and into Micro Linear, and Micro Linear will survive the merger as a wholly owned subsidiary of Sirenza.

After careful consideration, Micro Linear’s board of directors has unanimously approved the merger agreement and determined that the merger is advisable, fair to and in the best interests of, Micro Linear’s stockholders and unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and approval of the merger and any adjournment of the special meeting.

Stockholder Record Date for the Special Meeting

Micro Linear’s board of directors has fixed the close of business on September 11, 2006 as the record date for determining which Micro Linear stockholders are entitled to notice of and to vote at the Micro Linear special meeting. On the record date, there were 12,997,017 shares of Micro Linear common stock outstanding, held by approximately 216 holders of record. A list of stockholders eligible to vote at the meeting will be available for review during regular business hours at Micro Linear’s headquarters, located at 2050 Concourse Drive, San Jose, California, for ten days prior to the meeting.

Vote of Micro Linear Stockholders Required for Approval of Merger

Each holder of record of shares of Micro Linear common stock as of the record date is entitled to cast one vote per share at the special meeting on each proposal. A majority of the shares of Micro Linear common stock outstanding and entitled to vote at the special meeting as of the record date must be represented, either in person or by proxy, to constitute a quorum at the special meeting. If a quorum is not present in person or represented by proxy, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. The affirmative vote of the holders of a majority of the shares of Micro Linear common stock issued and outstanding and entitled to vote on the record date is necessary to adopt and approve the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares of Micro Linear common stock present in person or represented by proxy at the special meeting and entitled to vote on the adjournment is required for the approval of any adjournment of the special meeting. At the special meeting, each share of Micro Linear common stock is entitled to one vote on all matters properly submitted to the Micro Linear stockholders.

The directors and executive officers of Micro Linear beneficially owned approximately 9.3% of the outstanding shares of Micro Linear common stock, including options exercisable within 60 days, as of the record date, and each of them has indicated his or her intention to vote for adoption and approval of the merger agreement and to approve the merger and any adjournment of the special meeting.

Voting and Voting of Proxies

You may vote your shares at the special meeting either in person or by proxy. Your board of directors asks you to appoint Timothy Richardson and Michael Schradle as your proxy holders to vote your shares at the special meeting. You make this appointment by voting the enclosed proxy card using one of the methods described below. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the special meeting and want to vote in person. Shares represented by the proxies received in response to this solicitation, and not properly revoked, will be voted at the special meeting in accordance with the instructions on the proxy. On matters coming before the special meeting for which the stockholder specifies a choice on the proxy card, the shares will be voted accordingly. If you return your proxy, but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” the merger agreement and the merger and any adjournment of the special meeting.

A properly executed proxy marked “Abstain” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote, an abstention will have the same effect as a vote AGAINST the merger.

Telephone and Internet voting information is provided on the proxy card if these options are available to you. Votes submitted via the Internet or by telephone must be received by the deadline given on the proxy card, which is earlier than the time of the special meeting. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person, should you decide to attend the special meeting.

Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification to the meeting. If you hold your shares in a brokerage account in the broker’s name (“street name”), you must request a legal proxy from your stockbroker in order to vote at the meeting. If you do not give specific instructions to your street name holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares entitled to vote, broker non-votes will have the same effect as a vote AGAINST the merger. Broker non-votes will not have any effect on a proposal of any adjournment of the special meeting.

Revocability of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the special meeting;

•	by submitting written notice of revocation to the Secretary of Micro Linear prior to or at the special meeting; or

•	by submitting another proxy of a later date that is properly executed prior to or at the special meeting.

Solicitation of Proxies

Micro Linear will request banks, brokers and other custodians to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Micro Linear. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. Micro Linear has also retained MacKenzie Partners, Inc., New York, New York, to assist in the solicitation of proxies. MacKenzie Partners will receive a fee for such services of approximately $25,000, including out-of-pocket expenses, which will be paid by Micro Linear. Except as described above, neither Micro Linear nor Sirenza presently intends to solicit proxies other than by mail.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement/prospectus or annual report may have been sent to multiple stockholders in your household. Micro Linear will promptly deliver a separate copy of the proxy statement/prospectus or its annual report to you if you write or call Micro Linear at the following address or phone number: Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Telephone: (408) 433-5200. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Micro Linear, as applicable, at the above address and phone number.

The matters to be considered at the special meeting are of great importance to the stockholders of Micro Linear. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid and addressed envelope or to follow the instructions on the proxy card and submit your proxy via the internet or by telephone (or, in the case of shares of Micro Linear held for you by a broker, to give voting instructions to your broker).

You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of your Micro Linear stock certificates will be mailed to you as soon as practicable after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact

New York, NY 10016

Call Collect (212) 929-5500

Call Toll-Free (800) 322-2885

E-mail: proxy@mackenziepartners.com

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. Sirenza and Micro Linear encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

General

Each of the Sirenza and Micro Linear board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. At the effective time of the merger, Metric Acquisition Corporation will be merged with and into Micro Linear, the separate corporate existence of Metric Acquisition Corporation will cease, and Micro Linear will survive as the surviving entity. Micro Linear stockholders will receive the right to receive 0.365 of a share of Sirenza common stock for each share of Micro Linear common stock that they own, upon the terms and subject to adjustment as provided in the merger agreement and further described below under “The Merger Agreement—Treatment of Securities” on page 89 of this proxy statement/prospectus.

Background of the Merger

Sirenza and Micro Linear are long-time participants in the RF component supply industry and are very familiar with each other’s businesses. Each of them routinely evaluates business alternatives and strategic opportunities as part of their ongoing evaluation of changes in the marketplace and opportunities to strengthen their respective businesses and build stockholder value, including expansion of product lines and asset portfolios. Sirenza had, from time to time over the past several years, begun preliminary discussions with various parties with respect to potential strategic transactions. Likewise, Micro Linear has in previous years had discussions at different times with various parties, including Sirenza, to explore if there were areas that the two companies could cooperate to develop semiconductor solutions to serve specific markets.

In 2003, Micro Linear engaged a financial advisor to assist it in exploring strategic alternatives for the company. In late 2003, Micro Linear’s financial advisor contacted Sirenza’s Executive Vice President of Corporate Business Development, Jerry Quinnell, regarding potential business opportunities between the two companies, including a possible business combination.

On January 21, 2004, Micro Linear’s President and Chief Executive Officer, Timothy A. Richardson met with Mr. Quinnell and Sirenza’s Chairman of the Board, John Ocampo, at Sirenza’s Sunnyvale, California offices to explore a variety of strategic opportunities, including a possible business combination of the two companies. No transaction was pursued at that time. Micro Linear terminated the engagement of the financial advisor in January 2004.

Later that year in October 2004, Mr. Richardson and Micro Linear’s Chief Financial Officer, Michael Schradle met with Mr. Quinnell and Sirenza’s Chief Executive Officer, Robert Van Buskirk, at Sirenza’s Broomfield, Colorado headquarters to explore a variety of strategic opportunities, including a possible business combination of the two companies. Once again, no transaction was pursued.

In November 2005, the board of directors and senior management of Micro Linear determined to engage a new financial advisor to explore strategic alternatives for Micro Linear, including the acquisition of another company, merger with or acquisition by another company and continuing as an independent publicly traded company.

On November 8, 2005, a representative of Needham & Company, met with Messrs. Van Buskirk and Ocampo at an industry conference in San Diego, California and discussed a number of potential business combination partners, including Micro Linear.

In December 2005, the board of directors of Micro Linear approved the engagement of Needham & Company, LLC as financial advisors for Micro Linear.

Between December 2005 and June 2006, Needham & Company and Micro Linear identified various companies that might provide a potential strategic fit for a combination with Micro Linear. During this period, Needham & Company contacted and had discussions with over 75 companies on Micro Linear’s behalf, including potential strategic and financial partners. Needham & Company scheduled meetings and conference calls with companies that expressed interest in learning more about Micro Linear and exploring the merits of a combination or other strategic transaction. Senior management of Micro Linear actively participated in these meetings and calls to help evaluate each opportunity. Needham & Company kept the board informed of its progress over several meetings held during this time.

Beginning in February 2006, representatives of Needham & Company had several teleconferences with Messrs. Van Buskirk and Quinnell regarding a possible business combination. During April 2006, Needham & Company sent descriptive and investment information regarding Micro Linear to Messrs. Van Buskirk and Quinnell.

On April 27, 2006, Mr. Richardson and Messrs. Van Buskirk, Quinnell and Ocampo had a telephone conference, during which Mr. Richardson outlined the potential synergies that could result from a possible business combination of Sirenza and Micro Linear and the desire of Micro Linear’s board of directors to find a strategic merger partner, and indicated an openness on the part of the Micro Linear board of directors to evaluate a range of transaction structures and consideration, including cash, publicly traded stock or a combination of the two, with stock generally being the preferred form of consideration.

At the beginning of June 2006, Needham & Company requested that interested companies submit indications of interest. One of these letters was sent to Mr. Van Buskirk on June 2, 2006, outlining the process for discussions with prospective strategic partners.

On June 1 and 2, 2006, Sirenza held a regularly-scheduled meeting of its board of directors at which Mr. Van Buskirk briefed the Sirenza board of directors on a number of potential acquisition prospects, including Micro Linear.

During the week of June 12, 2006, Mr. Quinnell and representatives of Needham & Company held several teleconferences during which Mr. Quinnell indicated that Sirenza would be willing to pursue further discussions regarding a possible business combination based upon a non-binding potential valuation range of $40.0 to $50.0 million.

By mid-June 2006, Needham & Company received six indications of interest for a strategic combination with Micro Linear, including one from Sirenza. At a meeting of the Micro Linear board of directors held on June 15, 2006, Needham & Company updated the Micro Linear board of directors as to the status of the indications of interest. Needham & Company reported that it had received six indications of interest that proposed a variety of transaction structures and consideration. Three contemplated a business combination with no premium to the market price of Micro Linear stock. Of the three indications of interest that presented a proposal with a premium to market, the Micro Linear board of directors considered Sirenza’s proposal, which provided the highest premium to Micro Linear’s then-current market price, to be superior to the others (see “The Merger—Micro Linear’s Reasons for the Merger” beginning on page 70 of this proxy statement/prospectus). Needham & Company and Micro Linear management met with selected parties that had submitted indications of interest to negotiate for improved offers.

On June 19, 2006, Mr. Van Buskirk updated the Sirenza board of directors on the status of discussions with Micro Linear and management’s intent to make a written non-binding indication of interest to Micro Linear.

On June 19, 2006, based on the discussions between management of Sirenza and Micro Linear to date and Sirenza’s review of Micro Linear’s publicly available information and other materials provided by Micro Linear and Needham & Company, Sirenza provided an initial written non-binding indication of interest to Micro Linear indicating a potential valuation of $45.0 to $50.0 million, to be paid in Sirenza common stock. Sirenza’s indication of interest assumed that $4.0 million in cost synergies were available from a combination of the companies and that Micro Linear would have $10.0 million in uncommitted cash at closing. Sirenza further requested that the parties negotiate on an exclusive basis for a three-week period to allow Sirenza to perform an in-depth review of Micro Linear’s business, technical and legal matters and for the parties to prepare a definitive acquisition agreement.

On June 20, 2006, the Micro Linear board of directors met with Needham & Company and discussed Sirenza’s request for an exclusivity arrangement. The Micro Linear board of directors took no action in this regard, and at that time directed Needham & Company to continue discussions with the other companies.

On June 22, 2006, Mr. Van Buskirk updated the Sirenza board of directors on the status of discussions with Micro Linear, Micro Linear’s feedback on Sirenza’s indication of interest and management’s plans for additional discussions in the near term.

On June 26, 2006, at the invitation of Needham & Company, Messrs. Van Buskirk and Ocampo traveled to Micro Linear’s headquarters and made a presentation to the Micro Linear board of directors regarding Sirenza and Sirenza’s proposal to enter into exclusive discussions with Micro Linear regarding a business combination. Mr. Van Buskirk again requested that, before the parties engaged in further discussions and due diligence, Sirenza and Micro Linear should enter into an exclusivity agreement. The Micro Linear board of directors took no action in this regard at this meeting, and at that time directed Needham & Company to continue discussions with the other companies.

During this period, Needham & Company and Micro Linear management continued to contact selected companies that had submitted indications of interest and discuss their openness to improving their respective offers. By June 28, 2006, Micro Linear management had completed discussions with the other companies, and at a meeting of the Micro Linear board of directors that day, the Micro Linear board of directors authorized management to explore a potential business combination with Sirenza, including, if necessary, entering into an exclusivity agreement with Sirenza.

On June 28, 2006, Mr. Van Buskirk updated the Sirenza board of directors on the status of discussions with Micro Linear and Micro Linear’s feedback from his and Mr. Ocampo’s presentation to the Micro Linear board of directors.

On June 29, 2006, Sirenza and Micro Linear entered into an exclusivity arrangement, providing that, from the date of the agreement until July 20, 2006, Micro Linear would stop or suspend all negotiations in progress and would not solicit, initiate, seek, encourage or support any inquiry or proposal for any acquisition of Micro Linear other than by Sirenza during the exclusivity period. On that same day, Sirenza and Micro Linear executed a non-disclosure agreement regarding the protection of each party’s proprietary information disclosed as part of the acquisition discussions, which also contained customary mutual “standstill” and employee non-solicitation covenants by each party for a period of one year.

Also on June 29, 2006, Sirenza sent to Micro Linear its first formal request for due diligence materials.

On June 30, 2006, the parties began due diligence inquiries. To this end, members of senior management of Sirenza visited Micro Linear headquarters for a site visit and to meet with members of Micro Linear’s senior management. Sirenza and Micro Linear subsequently engaged in a series of meetings, correspondence and teleconferences from June 30, 2006 though August 14, 2006 among the management teams of Sirenza and Micro Linear, as well as each of their respective legal advisors. During these meetings, each of Sirenza and Micro

Linear performed due diligence on the other to facilitate the ongoing due diligence efforts in connection with the proposed business combination.

On July 5, 2006, Mr. Richardson and Mr. Schradle of Micro Linear met with Mr. Quinnell as well as Norm Hilgendorf, Sirenza’s Chief Strategy Officer, and Chuck Bland, Sirenza’s Chief Financial Officer, to continue due diligence and discuss potential synergies of a possible business combination between the two companies.

On July 7, 2006, based on the additional discussions it had held with Micro Linear and materials it had reviewed since June 19, Sirenza provided an updated non-binding indication of interest to Micro Linear via a letter from Mr. Van Buskirk to Mr. Richardson reaffirming its previously provided valuation range of $45.0 to $50.0 million, certain fiduciary termination right provisions and offering to implement a collar mechanism allowing for adjustment of the exchange ratio in the merger to provide mutual price certainty within a range of approximately $40.0 to $60.0 million in value, subject to a mutually agreeable cap and floor on the number of shares Sirenza would be required to issue in the transaction. Sirenza’s updated indication of interest assumed the availability of $3.0 to $4.0 million in cost synergies and that Micro Linear would have $12.0 million in uncommitted cash and 15.5 million shares and stock options outstanding in the aggregate at closing and that the parties would finalize a definitive agreement prior to the expiration of their exclusive negotiating period on July 20, 2006. On this day, the closing price for Sirenza’s common stock on the Nasdaq Global Market was $11.84.

On July 8, 2006, the Micro Linear board of directors held a meeting where its management and Needham & Company provided an update on negotiations with Sirenza. At this meeting, the Micro Linear board of directors authorized its management to proceed with negotiations with Sirenza for a definitive agreement.

On July 10, 2006, representatives of Needham & Company and Messrs. Van Buskirk and Quinnell had a teleconference to discuss valuation and other key terms set forth in the Sirenza July 7th non-binding indication of interest.

On July 11, 2006, based on the additional discussions it had held with Micro Linear and materials it had reviewed since July 7, 2006, Sirenza provided an updated non-binding indication of interest to Micro Linear reaffirming its previously provided valuation range, and providing more detail on the collar mechanism and fiduciary termination right provisions it had offered to Micro Linear in its July 7th letter. Sirenza’s updated indication of interest assumed that at least $1.0 million in cost synergies were available from the proposed combination in each of the following areas: public company expenses, sales and marketing expenses and general and administrative expenses. Sirenza also noted that it did not plan to assume outstanding Micro Linear stock options at closing, but that it would plan to provide restricted stock awards to new exempt employees joining Sirenza from Micro Linear on terms consistent with its normal hiring practices.

On July 11 and 12, 2006, members of Micro Linear’s management and representatives of Needham & Company visited Sirenza’s headquarters in Colorado to meet with Sirenza’s management and conduct due diligence on Sirenza, including a review of Sirenza’s customers, markets, technology and finances. Management of the two companies also held discussions regarding the proposed valuation, exchange ratio and collar at that time.

On July 13, 2006, Sirenza’s Mr. Quinnell held further discussions with representatives from Needham & Company regarding the potential synergies of the proposed combination and certain of the proposed terms, including the collar language and break-up fees.

On July 14, legal counsel to Sirenza provided a draft merger agreement to Micro Linear and its legal counsel for review and the companies’ respective legal advisors began negotiation of the merger agreement. Micro Linear management and legal and financial advisors updated the Micro Linear board of directors as to the status of negotiations at meetings held on July 15 and July 19, 2006.

On July 20, 2006, Sirenza held a regularly scheduled meeting of its board of directors, during which management provided the Sirenza board of directors with an update on the acquisition landscape generally and the negotiations regarding the proposed business combination with Micro Linear specifically.

Also, on July 20, 2006, the exclusivity agreement expired.

On July 24, 2006, representatives of Needham & Company and Sirenza’s Mr. Quinnell discussed valuation issues and determined to cease further negotiations at that time.

During the week of July 24, 2006, Needham & Company again contacted selected companies that had submitted indications of interest to invite them to listen to Micro Linear’s upcoming second quarter earnings conference call and to meet with Micro Linear if interested in further discussions.

On July 27, 2006, Micro Linear held its second quarter earnings conference call.

On July 31, 2006, based on the additional discussions it had held with Micro Linear and materials it had reviewed since July 11, and on the input of its board of directors, Sirenza provided its third updated non-binding indication of interest to Micro Linear via a letter from Mr. Van Buskirk to Mr. Richardson specifying a merger exchange ratio of 0.365 of a Sirenza share for each outstanding Micro Linear share and an exchange rate collar feature as described in previous letters, assuming 14.1 million shares of Micro Linear would be outstanding at closing calculated using the treasury shares method. Sirenza’s updated indication of interest also noted that it would require an extension of the parties’ exclusivity agreement for a 10-day period to finalize its review of Micro Linear and to reach a definitive agreement, and that subject to the review and approval of its Nominating Committee, Sirenza was prepared to add Micro Linear director John Zucker to the Sirenza board of directors at closing. On July 31, 2006, Sirenza’s common stock closed at $9.49 on the Nasdaq Global Market.

On August 1, 2006, Micro Linear’s board of directors met to receive an update from management and Needham & Company. At this time, there were no other companies willing to revise their prior offers. The Micro Linear board of directors approved resuming negotiations with Sirenza and the execution of a new exclusivity agreement to expire at the close of business on the following Monday, August 7, 2006. Micro Linear executed a new exclusivity agreement on the terms approved by the Micro Linear board of directors. Micro Linear senior management, Needham & Company and legal counsel resumed negotiations regarding a definitive merger agreement with Sirenza and its legal counsel.

From August 1 to August 14, 2006, legal advisors to Sirenza and Micro Linear held several discussions to negotiate the terms and conditions of the draft merger agreement for the proposed business combination.

On August 4, 2006, representatives of Needham & Company on Micro Linear’s behalf had discussions with Sirenza’s management, including Messrs. Van Buskirk and Quinnell as well as representatives of Sirenza’s outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Clay Simpson, Sirenza’s General Counsel, regarding a number of the terms and conditions in the draft merger agreement for the proposed business combination, including the inclusion of a Sirenza material adverse effect definition, topping offer issues and the break-up fee.

On August 6, 2006, representatives of Needham & Company on Micro Linear’s behalf had further discussions with Sirenza’s management, including Mr. Quinnell regarding a number of the terms and conditions in the draft merger agreement for the proposed business combination, including language relating to topping offers, the break-up fee and the required cash on the balance sheet at closing.

On August 7, 2006, the Sirenza board of directors convened a special meeting. Messrs. Van Buskirk, Quinnell, Simpson and Hilgendorf of Sirenza and representatives of Sirenza’s outside legal counsel also attended this meeting. During the meeting, management provided the Sirenza board of directors with an update regarding due diligence of Micro Linear and the status of negotiations. Additionally, representatives of Sirenza’s outside legal counsel reviewed the terms of the draft merger agreement with the Sirenza board of directors, provided a summary of the progress in negotiating its definitive terms and highlighted open issues that had not yet been resolved between the parties. After the presentations, the Sirenza board of directors authorized management to continue negotiations with Micro Linear regarding the terms and conditions of the proposed business combination.

On August 7, 2006, the second exclusivity agreement expired and though it was not renewed, negotiations continued through and after its expiration.

On August 9, 2006, representatives of Needham & Company on Micro Linear’s behalf had further discussions with Sirenza’s management, including Messrs. Quinnell and Simpson, and representatives of Sirenza’s outside legal counsel, regarding a number of the terms and conditions in the draft merger agreement for the proposed business combination, including language relating to the proposed Sirenza material adverse effect definition.

On August 10, 2006, representatives of Micro Linear’s management and Needham & Company on Micro Linear’s behalf had numerous discussions with Sirenza’s management, including Messrs. Van Buskirk, Quinnell and Hilgendorf, and representatives of Sirenza’s outside legal counsel, regarding a number of the terms and conditions in the draft merger agreement for the proposed business combination, including language relating to the proposed Sirenza material adverse effect definition, the collar range and Sirenza’s and Micro Linear’s respective severance policies.

On August 11, 2006, the Sirenza board of directors convened a special meeting. Messrs. Van Buskirk, Quinnell, Simpson and Hilgendorf of Sirenza and representatives of Sirenza’s outside legal counsel also attended this meeting. During the meeting, management provided the Sirenza board of directors with an update regarding the status of negotiations and highlighted open issues that had not yet been resolved between the parties regarding severance matters and the collar provision in particular. After the presentations, the Sirenza board of directors provided its input on the open issues and authorized management to continue negotiations with Micro Linear regarding the terms and conditions of the proposed business combination.

On August 11, 2006, representatives of Micro Linear’s management, including Mr. Richardson, had discussions with Sirenza’s management, including Messrs. Van Buskirk and Quinnell, regarding a number of the terms and conditions in the draft merger agreement for the proposed business combination, including language relating to the proposed Sirenza material adverse effect definition, the collar range and Sirenza’s and Micro Linear’s respective severance policies.

On August 11, 2006, Micro Linear management, Needham & Company and Micro Linear’s legal counsel concluded negotiations with Sirenza’s management and legal counsel regarding a definitive agreement. The closing price of Sirenza’s common stock on this day was $8.72. At a meeting called for the evening of Friday, August 11, 2006, the Micro Linear board of directors discussed management’s presentation of the proposed definitive merger agreement. Micro Linear’s financial and legal advisors also gave presentations to the Micro Linear board of directors. At this meeting, Micro Linear’s financial advisor summarized its financial analyses relating to Sirenza’s proposal and, at the conclusion of its presentation, noted that, absent any material changes in the definitive agreement, it would be prepared to deliver its opinion that the exchange ratio under the merger agreement was fair from a financial point of view to the holders of shares of Micro Linear’s common stock. After discussing the terms of the proposed merger agreement, the Micro Linear board of directors asked management to present a definitive merger agreement for consideration by the following Monday, August 14, 2006.

On the morning of August 14, 2006, the Micro Linear board of directors met to discuss and evaluate the Sirenza proposal in light of the definitive merger agreement negotiated by its management, legal counsel and financial advisor. After a discussion with Micro Linear’s outside legal counsel regarding the terms of the proposed merger agreement and receipt of Needham & Company’s oral fairness opinion (which was subsequently confirmed in writing as of the same date), the Micro Linear board of directors unanimously approved the merger and the merger agreement with Sirenza.

Following the closing of trading on the Nasdaq Global Market on August 14, 2006, the Sirenza board of directors convened a special meeting. Messrs. Van Buskirk, Quinnell, Simpson and Hilgendorf of Sirenza and representatives of Sirenza’s outside legal counsel also attended this meeting. During the meeting, management provided the Sirenza board of directors with a recap and update regarding due diligence of Micro Linear and a summary of the discussions with Micro Linear since the August 7, 2006 meeting. Additionally, representatives of Sirenza’s outside legal counsel reviewed the draft merger agreement with the Sirenza board of directors and provided a summary of the progress in negotiating its definitive terms. Following the presentations, the Sirenza board of directors voted to approve the merger agreement and the transactions contemplated thereby.

Following the meetings of the board of directors of each of Sirenza and Micro Linear, Sirenza and Micro Linear executed the merger agreement as of August 14, 2006, and the companies announced the execution of the merger agreement and the proposed merger in separate press releases and SEC filings issued prior to the opening of trading on August 15, 2006.

Recommendation of the Micro Linear Board of Directors and Its Reasons for the Merger

Recommendation of Micro Linear’s Board of Directors

Your board of directors has unanimously determined that the merger and the terms of the merger agreement are advisable, fair to and in the best interests of Micro Linear’s stockholders. Accordingly, your board of directors unanimously recommends that you vote FOR the proposals to approve and adopt the merger agreement and to approve the merger and any adjournment of the special meeting.

Micro Linear’s Reasons for the Merger

At a meeting held on August 14, 2006, Micro Linear’s board of directors unanimously approved and adopted the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Micro Linear’s stockholders. Micro Linear’s board of directors consulted with senior management, as well as the company’s legal counsel and financial advisors in reaching its decision to approve the merger.

In determining whether the merger was advisable, Micro Linear’s board of directors identified a number of potential benefits that could result from the merger, including:

•	the complementary nature of Micro Linear’s and Sirenza’s product lines;

•	the benefits of synergies expected to be derived from the merger of Micro Linear with Sirenza, including:

•	Micro Linear expects to be able to leverage Sirenza’s development and manufacturing resources in China, which Micro Linear anticipates will strengthen its ability to meet its customers’ long-term needs for price-competitive products and for local or regional content;

•	Micro Linear will have access to Sirenza’s existing customer base and the opportunity to use Sirenza’s distribution network, which could enhance Micro Linear’s ability to sell existing and future products;

•	Micro Linear expects to leverage Sirenza’s larger worldwide sales and marketing force, which could enhance Micro Linear’s ability to sell existing and future products;

•	the combined company’s ability to achieve cost savings through economies of scale as the combined company consolidates its relationships with third-party semiconductor wafer factories and test and assembly subcontractors; and

•	the anticipated cost reductions expected to be derived from the merger with Sirenza through operational synergies and reduced corporate expenses and the related potential impact of these savings on the combined company’s earnings, including the fact that Micro Linear will no longer incur the expenses of operating as an independent public company, such as directors’ and officers’ insurance and stock exchange listing fees, external audit and legal costs, redundant corporate overhead expenses and other general and administrative costs.

•	the opportunity to realize the benefits of a larger company when combined with Sirenza, including a larger, more diversified earnings stream, customer base and portfolio of products, thereby mitigating some of the potential risks and constraints Micro Linear currently faces and has faced in the past, including:

•	dependence on a small number of customers for a large portion of Micro Linear’s revenue, which subjects Micro Linear’s stand-alone business to volatility based on relationships with relatively few companies;

•	the effect on Micro Linear of the fluctuations in demand by the customers of Micro Linear’s customers for end products that incorporate Micro Linear’s technology, and the consequent limited ability of Micro Linear’s customers accurately to predict demand for Micro Linear’s products;

•	competition in the markets for products in which Micro Linear currently operates, and the likelihood that Micro Linear’s customers will seek multiple sources of supply for Micro Linear’s technology;

•	reliance on a small number of partners who provide complementary products to Micro Linear’s customers, and Micro Linear’s lack of control regarding the price, quality or volume of those complementary products;

•	supply constraints experienced by the semiconductor wafer factories with which Micro Linear contracts for production, which can result in inventory backlogs and negatively affect revenue if Micro Linear’s customers do not accurately forecast their demand for product, and the high cost of establishing secondary or back-up production capability through other suppliers; and

•	constrained funding for research and development of products for Micro Linear’s existing customer base or for new markets, coupled with high costs and long lead times to develop new products with technically competitive performance characteristics, and long development, qualification and production start-up times by Micro Linear’s customers, leading to a limited ability to diversify the company’s product pipeline and revenue sources.

•	the increased liquidity for stockholders of Micro Linear as holders of Sirenza common stock, which has a significantly greater float and average trading volumes and

•	providing Micro Linear stockholders with shares of Sirenza stock in a tax-free exchange at a premium over the market price of Micro Linear common stock prior to the announcement of the merger.

Micro Linear’s board of directors also considered a number of additional factors, including:

•	the analyses of Micro Linear’s management, financial advisors and legal advisors, including information relating to the due diligence review that was conducted regarding Sirenza’s business;

•	historical information and internal and analyst projections concerning the respective businesses, prospects, financial performance and condition, operations, technology, management and competitive positions of Sirenza and Micro Linear, including public reports filed with the SEC concerning results of operations for the most recent fiscal year;

•	Micro Linear’s business, prospects and financial performance and condition as a stand-alone entity;

•	the review by the board of directors with Micro Linear’s legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the “collar” feature of the exchange ratio, the covenants of each party and the conditions to the consummation of the merger;

•	Micro Linear’s rights under the merger agreement to consider unsolicited acquisition proposals and the right to change its recommendation to Micro Linear stockholders to approve and adopt the merger agreement and approve the merger under specified circumstances if Micro Linear were to receive a superior proposal or if the board of directors reasonably determined in good faith (after consultation with outside legal counsel) that the board of directors must change its recommendation to comply with its fiduciary duties under Delaware law;

•	the limited number of shares of Micro Linear common stock covered by voting agreements and irrevocable proxies with Sirenza;

•	the expectation that the merger would qualify as a tax-free reorganization for federal income tax purposes;

•	the fact that shares of Sirenza common stock issued to Micro Linear stockholders will be registered with the SEC and will be freely tradable for Micro Linear stockholders who are not affiliates of Micro Linear;

•	the likelihood that the merger will be consummated on a timely basis;

•	the relationship between the recent and historical market value of Micro Linear common stock and the consideration to be received by Micro Linear stockholders in the merger as compared to premiums in other comparable merger transactions;

•	the quantitative analyses of the financial terms of the merger presented to the board of directors by Micro Linear’s financial advisor; and

•	the opinion of Micro Linear’s financial advisor that, as of August 14, 2006, and based upon and subject to the qualifications, assumptions and limitations in the opinion, the exchange ratio under the merger agreement was fair from a financial point of view to the holders of shares of Micro Linear’s common stock (see “The Merger—Opinion of Micro Linear’s Financial Advisor, Needham & Company, LLC”).

In addition, Micro Linear’s board of directors considered potential risks or negative factors associated with the merger in connection with its evaluation of the proposed transaction, which included:

•	the possible volatility, in the short term, of the trading price of Sirenza’s common stock resulting, among other things, from the merger announcement, and which may reduce the value of the Sirenza common stock that Micro Linear stockholders will receive on consummation of the merger;

•	the risk that the integration of the two companies’ management and cultures might not be accomplished quickly or smoothly;

•	the general difficulties of integrating technologies, product lines and companies;

•	the potential loss of control over the future operations of Micro Linear following the merger;

•	the interests of the officers and directors of Micro Linear in the merger, including the matters described under “The Merger—Interests of Executive Officers and Directors of Micro Linear in the Merger” beginning on page 82 of this proxy statement/prospectus and the impact of the merger on Micro Linear’s stockholders and employees;

•	the potential loss of key Micro Linear and Sirenza employees critical to the ongoing success of Micro Linear’s and Sirenza’s businesses and to the successful integration of the two companies;

•	the risk that the merger may not be completed in a timely manner, if at all;

•	the possibility that the voting agreements between Sirenza’s and Micro Linear’s executive officers and directors and the “no solicitation” provisions and related provisions in the merger agreement would discourage third parties from seeking to negotiate a superior proposal for the acquisition of Micro Linear; and

•	the other risks described above under “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by Micro Linear’s board of directors is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, Micro Linear’s board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching their determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or have had different reasons for their ultimate determination. In addition, Micro Linear’s board of directors did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, Micro Linear’s board of directors conducted an overall analysis of the factors and reasons described above and determined that the potential benefits considered outweighed in the aggregate the potential risks or possible negative consequences of the merger.

Opinion of Micro Linear’s Financial Advisor, Needham & Company, LLC

Micro Linear retained Needham & Company, LLC to furnish financial advisory and investment banking services with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Micro Linear common stock. The exchange ratio was determined through arm’s length negotiations between Micro Linear and Sirenza and not by Needham & Company, although Needham & Company assisted Micro Linear in these negotiations.

On August 14, 2006, Needham & Company delivered to the Micro Linear board of directors its oral opinion, which it subsequently confirmed in writing as of August 14, 2006, that, as of that date and based upon and subject to the assumptions and other matters described in the written opinion, the exchange ratio pursuant to the merger agreement was fair to the holders of Micro Linear common stock from a financial point of view. The Needham & Company opinion is addressed to the Micro Linear board of directors, is directed only to the financial terms of the merger agreement, and does not constitute a recommendation to any Micro Linear stockholder as to how that stockholder should vote on, or take any other action relating to, the merger.

The complete text of the Needham & Company opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham & Company, is attached to this proxy statement/prospectus as Annex C. The summary of the Needham & Company opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the Needham & Company opinion. Micro Linear stockholders should read the Needham & Company opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham & Company.

In arriving at its opinion, Needham & Company, among other things:

•	reviewed a draft of the merger agreement dated August 14, 2006;

•	reviewed certain publicly available information concerning Sirenza and Micro Linear and certain other relevant financial and operating data of Sirenza and Micro Linear furnished to Needham & Company by Sirenza and Micro Linear;

•	reviewed the historical stock prices and trading volumes of Sirenza common stock and Micro Linear common stock;

•	held discussions with members of management of Sirenza and Micro Linear concerning their past and current operations and financial condition and future business prospects and the joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies;

•	reviewed certain research analyst projections with respect to Sirenza and held discussions with members of the management of Sirenza concerning those projections;

•	reviewed certain financial forecasts with respect to Micro Linear prepared by the management of Micro Linear and held discussions with members of management of Sirenza and Micro Linear concerning those projections;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham & Company deemed relevant to similar data for Micro Linear and Sirenza, respectively;

•	reviewed the financial terms of certain other business combinations that Needham & Company deemed generally relevant;

•	reviewed the pro forma impact of the merger on Sirenza’s projected earnings per share; and

•	performed and/or considered such other studies, analyses, inquiries and investigations as Needham & Company deemed appropriate.

In arriving at its opinion, Needham & Company did not assume responsibility for independent verification of any of the information reviewed by or discussed with it and assumed and relied on the accuracy and completeness of that information. Needham & Company assumed that the financial forecasts for Micro Linear provided to it by Micro Linear management and information relating to the joint prospects of the combined companies were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Micro Linear and Sirenza, at the time of preparation, of the future operating and financial performance of Micro Linear and the combined companies. Needham & Company relied upon the estimates of management of Micro Linear and Sirenza of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the merger. Needham & Company assumed, based upon discussions with management of Sirenza, that the research analyst projections with respect to Sirenza represent reasonable estimates as to the future financial performance of Sirenza. Needham & Company did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Sirenza or Micro Linear. Needham & Company’s opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham & Company expressed no opinion as to what the value of Sirenza common stock will be when issued to the stockholders of Micro Linear pursuant to the merger or the prices at which Sirenza common stock or Micro Linear common stock will actually trade at any time. Needham & Company was not asked to consider, and the Needham & Company opinion does not address, Micro Linear’s underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available for Micro Linear. In addition, Needham & Company assumed that the merger would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that the merger would be consummated upon the terms and conditions set forth in the draft merger agreement reviewed by Needham & Company, without material alteration or waiver.

No limitations were imposed by Micro Linear on Needham & Company with respect to the investigations made or procedures followed by Needham & Company in rendering its opinion.

In preparing its opinion, Needham & Company performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham & Company in arriving at its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham & Company, the tables must be read together with the full text of each summary.

Contribution Analysis. Needham & Company reviewed and analyzed the contribution of each of Micro Linear and Sirenza to combined balance sheet information, combined operating results for the twelve months ended June 30, 2006, or LTM, and projected calendar year 2006 and calendar year 2007 combined operating results. In calculating the combined balance sheet information, Needham & Company used the June 30, 2006 balance sheets of Micro Linear and Sirenza. In calculating the LTM operating results, Needham & Company used the respective operating results of each company for each fiscal quarter in the twelve months ended June 30, 2006. In calculating the projected combined operating results, Needham & Company used financial forecasts prepared by Micro Linear management and published research analyst projections for Sirenza and assumed no cost savings or other synergies. Needham & Company reviewed, among other things, the contributions to revenues, gross profit, earnings before interest and taxes, or EBIT, net income, cash and equivalents, total assets and stockholders’ equity. This analysis indicated that Micro Linear would have contributed:

•	44.7% of combined cash and equivalents;

•	9.9% of combined total assets; and

•	10.4% of combined stockholders’ equity.

This analysis also indicated that Micro Linear would have contributed or would contribute the percentages shown in the following table of:

•	LTM projected calendar year 2006 and projected calendar year 2007 combined revenues;

•	LTM projected calendar year 2006 and projected calendar year 2007 combined gross profit;

•	LTM projected calendar year 2006 and projected calendar year 2007 combined EBIT; and

•	LTM projected calendar year 2006 and projected calendar year 2007 combined net income:

	LTM	CY 2006	CY 2007
Revenues	17.0%	13.9%	15.5%
Gross profit	19.0%	16.5%	14.1%
EBIT	NM	NM	6.6%
Net income	NM	2.0%	8.5%

Information as to relative contributions to LTM EBIT, LTM net income and projected calendar year 2006 EBIT was not meaningful due to Micro Linear’s actual and projected losses for the periods in question. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Based on the exchange ratio, the Sirenza closing stock price of $8.72 on August 11, 2006 and using the treasury stock method to calculate the number of shares of Sirenza common stock outstanding after taking into account outstanding options, Micro Linear’s stockholders will own approximately 9.9% of Sirenza after the merger.

Stock Price Premium Analysis. Needham & Company analyzed publicly available financial information for 16 selected mergers and acquisitions of technology companies that represent transactions since January 1, 2004 with equity values of between $25 million and $100 million. In examining these transactions, Needham & Company analyzed the premium of consideration offered to the acquired company’s stock price one day, one week and thirty days prior to the announcement of the transaction.

Needham & Company calculated premiums for Micro Linear based on the Sirenza closing stock price of $8.72 on August 11, 2006, the Micro Linear closing stock price of $2.65 on August 11, 2006, and the exchange ratio of 0.365. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Sirenza/ Micro Linear Merger
	High	Low	Mean	Median
One day stock price premium	83%	-33%	17%	24%	20%
One week stock price premium	83%	-24%	17%	21%	17%
30 days stock price premium	71%	-20%	14%	11%	20%

Selected Transaction Analysis. Needham & Company analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions since January 1, 2000 with values of between $25 million and $750 million involving public fabless semiconductor companies:

Acquirer	Target
Microsemi Corporation	Advanced Power Technology, Inc.
Zoran Corporation	Oak Technology, Inc.
IXYS Corporation	Clare Inc.
Digi International Inc.	NetSilicon, Inc.
Intel Corporation	Xircom, Inc.
International Rectifier Corporation	Zing Technologies, Inc.

In examining the selected transactions, Needham & Company analyzed, for the selected transactions and for Micro Linear, the enterprise value as a multiple of LTM revenues.

Needham & Company also analyzed, for the selected transactions,

•	the enterprise value as a multiple of LTM EBIT; and

•	the enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization.

but determined that the results were not meaningful because of Micro Linear’s net losses for the twelve months ended June 30, 2006.

Needham & Company calculated multiples for Micro Linear based on the Sirenza closing stock price of $8.72 on August 11, 2006, the exchange ratio of 0.365, and Micro Linear’s balance sheet as of June 30, 2006 and operating results for the twelve months ended June 30, 2006.

The following table sets forth information concerning the multiples of enterprise value to LTM revenues for the selected transactions and the same multiples implied by the merger.

	Selected Transactions				Sirenza/ Micro Linear Merger
	High	Low	Mean	Median

Enterprise value to LTM revenues	2.8x	0.2x	1.7x	1.7x	1.7x

Needham & Company also analyzed:

•	the premium of consideration offered to the acquired company’s stock price one day prior to the announcement of the transaction;

•	the premium of consideration offered to the acquired company’s stock price one week prior to the announcement of the transaction; and

•	the premium of consideration offered to the acquired company’s stock price 30 days prior to the announcement of the transaction.

Needham & Company calculated premiums for Micro Linear based on the Sirenza closing stock price of $8.72 on August 11, 2006 and the exchange ratio of 0.365. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premiums implied by the merger.

	Selected Transactions				Sirenza/ Micro Linear Merger
	High	Low	Mean	Median
One day stock price premium	51%	-41%	19%	39%	20%
One week stock price premium	57%	-35%	25%	49%	17%
30 day stock price premium	86%	59%	76%	78%	20%

Information concerning the stock price premiums for Digi International Inc.’s acquisition of NetSilicon, Inc. was not reflected in the above because the information was not available from the public sources used.

Selected Company Analysis—Micro Linear. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Micro Linear to the corresponding data and ratios of certain other publicly traded companies that Needham & Company deemed relevant. These companies, referred to as the selected companies, consisted of the following:

Cypress Semiconductor Corporation

IXYS Corporation

Micrel, Incorporated

Sirenza Microdevices, Inc.

RF Micro Devices, Inc.

WJ Communications, Inc.

The following table sets forth information concerning the following multiples for the selected companies and for Micro Linear:

•	Price per share as a multiple of earnings per share for calendar year 2005;

•	Price per share as a multiple of projected earnings per share for calendar year 2006;

•	Price per share as a multiple of projected earnings per share for calendar year 2007;

•	Total enterprise value as a multiple of LTM revenues;

•	Total enterprise value as a multiple of revenues for calendar year 2005;

•	Total enterprise value as a multiple of projected revenues for calendar year 2006;

•	Total enterprise value as a multiple of projected revenues for calendar year 2007; and

•	Total enterprise value as a multiple of LTM EBIT.

Needham & Company calculated multiples for the selected companies and Micro Linear based on the closing stock prices of those companies on August 11, 2006.

	Selected Companies				Micro Linear
	High	Low	Mean	Median

Price per share/CY 2005 earnings per share(1)	79.3x	25.1x	52.2x	52.2x	NM
Price per share/projected CY 2006 earnings per share(1)	34.4x	11.9x	19.5x	17.7x	NM
Price per share/projected CY 2007 earnings per share(1)	23.7x	7.9x	14.2x	12.7x	14.5x
Total enterprise value to LTM revenues	3.9x	0.9x	2.1x	2.0x	1.7x
Total enterprise value to CY 2005 revenues	5.9x	0.9x	2.7x	2.3x	1.9x
Total enterprise value to projected CY 2006 revenues	2.6x	0.8x	1.8x	1.9x	1.4x
Total enterprise value to projected CY 2007 revenues	2.1x	0.7x	1.5x	1.6x	1.0x
Total enterprise value to LTM EBIT	50.3x	12.1x	32.2x	34.3x	NM

(1)	Earnings per share numbers were adjusted by excluding certain non-cash, non-operating amortization of acquisition related intangibles and certain non-recurring charges in order to provide a more meaningful comparison between the earnings per share numbers of Micro Linear and the selected companies.

Micro Linear’s price per share as a multiple of calendar year 2005 earnings per share and projected calendar year 2006 earnings per share, and Micro Linear’s enterprise value as a multiple of LTM EBIT were not meaningful because of Micro Linear’s net losses for calendar year 2005 and the twelve months ended June 30, 2006, and projected net losses for 2006.

Selected Company Analysis—Sirenza. Using publicly available information, Needham & Company compared selected historical and projected financial and market data ratios for Sirenza to the corresponding data and ratios of certain other publicly traded companies that Needham & Company deemed relevant. These companies, referred to as the selected companies, consisted of the following:

Atheros Communications, Inc.

Hittite Microwave Corporation

Silicon Laboratories Inc.

Microtune, Inc.

The following table sets forth information concerning the following multiples for the selected companies and for Sirenza:

•	Price per share as a multiple of earnings per share for calendar year 2005;

•	Price per share as a multiple of projected earnings per share for calendar year 2006;

•	Price per share as a multiple of projected earnings per share for calendar year 2007;

•	Total enterprise value as a multiple of LTM revenues;

•	Total enterprise value as a multiple of revenues for calendar year 2005;

•	Total enterprise value as a multiple of projected revenues for calendar year 2006;

•	Total enterprise value as a multiple of projected revenues for calendar year 2007; and

•	Total enterprise value as a multiple of LTM EBIT.

Needham & Company calculated multiples for the selected companies and Sirenza based on the closing stock prices of those companies on August 11, 2006.

	Selected Companies				Sirenza
	High	Low	Mean	Median

Price per share/CY 2005 earnings per share(1)	78.2x	28.1x	51.8x	49.1x	79.3x
Price per share/projected CY 2006 earnings per share(1)	82.3x	24.0x	40.6x	28.1x	17.7x
Price per share/projected CY 2007 earnings per share(1)	32.9x	18.3x	24.3x	23.0x	12.7x
Total enterprise value to LTM revenues	9.6x	2.8x	4.7x	3.1x	4.1x
Total enterprise value to CY 2005 revenues	12.4x	3.5x	5.7x	3.5x	6.2x
Total enterprise value to projected CY 2006 revenues	8.1x	2.3x	4.1x	2.9x	2.7x
Total enterprise value to projected CY 2007 revenues	6.8x	1.9x	3.3x	2.3x	2.2x
Total enterprise value to LTM EBIT	35.4x	21.5x	30.6x	34.8x	37.3x

(1)	Earnings per share numbers were adjusted by excluding certain non-cash, non-operating amortization of acquisition related intangibles and certain non-recurring charges in order to provide a more meaningful comparison between the earnings per share numbers of Sirenza and the selected companies.

No company, transaction or business used in the “Stock Price Premium Analysis,” “Selected Transaction Analysis,” or “Selected Company Analysis” as a comparison is identical to Micro Linear, Sirenza or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

Accretion/Dilution Analysis. Needham & Company reviewed various pro forma financial impacts of the merger on the holders of Micro Linear and Sirenza common stock based on the exchange ratio of 0.365 and estimated financial results of Micro Linear and Sirenza for calendar year 2006 and calendar year 2007, assuming various levels of cost savings and other synergies resulting from the merger, and assuming that the merger is completed on September 30, 2006. The estimated financial results were based upon Micro Linear management estimates and published research analyst estimates for Sirenza and the estimated cost savings and other synergies assumptions were based upon estimates by management of Micro Linear and Sirenza. Based upon these projections and assumptions, Needham & Company noted that the merger would result in accretion to the projected earnings per share of Sirenza common stock for calendar year 2006 and calendar year 2007. The actual operating or financial results achieved by the combined entity may vary from projected results, and these variations may be material.

Other Analyses. In rendering its opinion, Needham & Company considered various other analyses, including a history of trading prices and volumes for Micro Linear and Sirenza and an analysis of the exchange ratio based on historical trading prices for Micro Linear and Sirenza common stock.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham & Company in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham & Company made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of Micro Linear and Sirenza. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham & Company’s opinion and its related analyses were only one of many factors considered by Micro Linear’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Micro Linear’s board of directors or management with respect to the exchange ratio or the merger.

Under the terms of its engagement letter with Needham & Company, Micro Linear has paid or agreed to pay Needham & Company a nonrefundable fee for rendering the Needham & Company opinion and a fee for financial advisory services that Micro Linear and Needham & Company believe are customary in transactions of this nature. A substantial portion of Needham & Company’s fees, consisting of a portion of the fee for financial advisory services, are contingent on consummation of the merger. Whether or not the merger is consummated, Micro Linear has agreed to reimburse Needham & Company for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham & Company as a financial advisor to Micro Linear.

Needham & Company is a nationally recognized investment banking firm. As part of its investment banking services, Needham & Company is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham & Company was retained by the Micro Linear board of directors to act as Micro Linear’s financial advisor in connection with the merger based on Needham & Company’s experience as a financial advisor in mergers and acquisitions as well as Needham & Company’s familiarity with technology companies. Needham & Company has had no other investment banking relationship with Micro Linear, and has had no investment banking relationship with Sirenza, during the past two years. Needham & Company may in the future provide investment banking and financial advisory services to Micro Linear or Sirenza unrelated to the proposed merger, for which services Needham & Company expects to receive compensation. In the normal course of its business, Needham & Company may actively trade the equity securities of Micro Linear or Sirenza for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Sirenza’s Reasons for the Merger

At a meeting held on August 14, 2006, Sirenza’s board of directors approved the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Sirenza’s stockholders. Sirenza’s board of directors consulted with Sirenza’s senior management and legal advisors in reaching its decision to approve the merger.

In determining whether the merger was advisable, Sirenza’s board of directors identified a number of potential benefits that could result from the merger, including:

•	Micro Linear has significant engineering and technical expertise in the design, outsourced manufacture and testing of highly integrated RF transceiver ICs, which Sirenza has identified as a key area for future improvement to provide its customers with increasing levels of product integration and to support its current and planned marketing strategy;

•	the merger supports Sirenza’s product and end market diversification strategy by adding Micro Linear’s RF transceiver and network media conversion products to Sirenza’s portfolio and giving Sirenza access to new consumer and industrial, scientific and medical-oriented end markets such as digital cordless telephones, personal handy phones, wireless headsets and other consumer-oriented wireless applications;

•	anticipated cost synergies of approximately $3.0 million in the aggregate from the combination in the areas of public company expense, sales and marketing expense, and general and administrative expense;

•	Micro Linear’s customers include high profile names such as Uniden, VTech and Plantronics where Sirenza is eager to gain a foothold and expand the relationship if possible;

•	the addition of Micro Linear’s business will increase Sirenza’s overall scale, and could make the combined company a more substantial competitor in the RF component supply industry;

•	Micro Linear’s outsourced manufacturing model, smaller headcount and centralized operations should allow for a relatively straightforward integration of the two companies’ operations;

•	the potential for high unit volumes associated with consumer markets generally could add scale to Sirenza’s manufacturing, increasing leverage with suppliers, improving supplier support and potentially improving manufacturing costs;

•	Micro Linear’s outsourced IC manufacturing and test vendors broaden Sirenza’s portfolio of such relationships; and

•	Sirenza’s distribution and direct sales channels have the potential to provide sales synergies to Micro Linear’s product portfolio.

The Sirenza board of directors considered a number of additional factors relevant to the merger, including the following:

•	analyses of Micro Linear by Sirenza’s management and legal advisors, including information relating to the due diligence review that was conducted regarding Micro Linear’s business;

•	historical information and internal and analyst projections concerning the respective businesses, prospects, financial performance and condition, operations, technology, management and competitive positions of Sirenza and Micro Linear, including public reports filed with the SEC concerning results of operations for recent fiscal periods;

•	the financial condition, results of operations, businesses and strategic objectives of Sirenza and Micro Linear before and after giving effect to the merger and the merger’s anticipated effect on stockholder value;

•	the potential effect on stockholder value of Sirenza continuing as a stand-alone entity compared to the potential effect of a combination with Micro Linear in light of the other possible strategic alternatives the Sirenza board of directors examined;

•	the extensive arms-length negotiations between Sirenza and Micro Linear and the belief of the Sirenza board of directors that the terms of the merger are reasonable and in the best interests of Sirenza’s stockholders;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Sirenza’s and Micro Linear’s common stock; and

•	the operating challenges, opportunities and prospects of Sirenza as a stand-alone company.

The Sirenza board considered the structure of the merger and the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to complete the transaction, including:

•	the financial and other terms of the merger agreement, including the exchange ratio and the associated “collar” feature;

•	that the approval of the stockholders of Micro Linear is a condition to the merger and that the officers and directors of Micro Linear had agreed to vote the Micro Linear shares held by them in favor of the merger;

•	that the absence of a material adverse change in Micro Linear’s business, and in certain circumstances, Sirenza’s business as well, is a condition to the closing of the merger;

•	Micro Linear’s rights under the merger agreement to consider unsolicited acquisition proposals and the right to change its recommendation to Micro Linear stockholders to approve and adopt the merger agreement and approve the merger under specified circumstances if Micro Linear were to receive a superior proposal or if the board of directors reasonably determined in good faith (after consultation with outside legal counsel) that the board of directors must change its recommendation to comply with its fiduciary duties under Delaware law;

•	the $1.8 million termination fee payable to Sirenza under specified circumstances, which would have an effect on Micro Linear’s ability to pursue or complete an alternative transaction; and

•	the merger is intended to qualify as a “reorganization” for U.S. federal income tax purposes.

The Sirenza board also identified and considered a number of uncertainties, risks and restrictions in its deliberations concerning the merger, including:

•	the risk that the potential benefits of the merger might not be realized;

•	the possibility that the merger might not be consummated and the effect of the public announcement of the merger on Sirenza’s sales, operating results, stock price, stockholders, customers, suppliers, employees and other constituencies;

•	the fact that the consideration is based on an exchange ratio, which means that the aggregate value of the transaction will fluctuate subject to the changes in Sirenza’s trading price in the public market;

•	the potential dilutive effect on earnings per share of the issuance of the common stock of Sirenza in the merger and purchase accounting charges related to the merger;

•	the transaction costs and expenses incurred and to be incurred in connection with the merger;

•	the risks of integrating the business of Sirenza and Micro Linear and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

The Sirenza board of directors concluded, however, that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by Sirenza or by the combined company or were unlikely to have a material impact on the merger or the combined company.

The foregoing discussion of the information and factors considered by the Sirenza board of directors is not meant to be exhaustive but includes the material factors considered by the Sirenza board of directors in connection with its approval of the merger agreement and the merger. In view of the variety of factors considered, both positive and negative, as well as the complexity of these matters, the Sirenza board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of Sirenza’s board of directors may have given different weights to different factors. In making its determinations and recommendations, Sirenza ‘s board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it, including the interests of Sirenza’s management in the merger.

Based on the foregoing analysis, the Sirenza board of directors determined that the merger agreement and the merger are advisable and in the best interests of Sirenza and its stockholders.

Interests of Executive Officers and Directors of Micro Linear in the Merger

In considering the recommendation of the Micro Linear board of directors with respect to the merger, Micro Linear stockholders should be aware that certain executive officers and directors of Micro Linear have interests in the merger that may be different from, or in addition to, the interests of Micro Linear stockholders generally. The Micro Linear board of directors was aware of the interests described below and considered them, among other matters, when approving and adopting the merger agreement and recommending that the Micro Linear stockholders vote to approve and adopt the merger agreement and to approve the merger. These interests are summarized below.

Appointment of John Zucker to the Sirenza Board of Directors

Following the merger, Micro Linear’s chairman of its board of directors, John Zucker, will be appointed to Sirenza’s board of directors as a member. Mr. Zucker will become the eighth director on Sirenza’s board of directors. Under existing Sirenza director compensation policies, Mr. Zucker would become entitled to receive the compensation paid by Sirenza to its non-employee directors generally, currently consisting of the following: an annual retainer of $25,000; a cash stipend of $5,000 for each non-chairman audit committee member and $12,500 for the chairman of the audit committee; a cash stipend of $2,500 for each non-chairman member of the compensation or nominating committee; a cash stipend of $5,000 for the chairman of the compensation committee; a cash stipend of $2,500 for the chairman of the nominating committee; reimbursement for expenses associated with attending board and committee meetings; a right to purchase 10,000 shares of restricted stock upon a member’s election to the board; and a right to purchase 3,000 shares of restricted stock each year following each annual meeting so long as the director has served on the Sirenza board of directors for at least six months.

Employment of Micro Linear Executive Officers by Sirenza after the Merger

Timothy A. Richardson, who is currently the President and Chief Executive Officer of Micro Linear, will serve as the Chief Strategy Officer of Sirenza, reporting directly to Robert Van Buskirk, President and Chief Executive Officer of Sirenza. Negotiations between Mr. Richardson and Sirenza are ongoing with respect to the terms of his employment with Sirenza.

Under Mr. Richardson’s current employment agreement with Micro Linear, if he is terminated without “Cause” (as that term is defined in the severance agreement) or terminates his employment for “Good Reason”

(as that term is defined in the severance agreement), he will be entitled to receive continued payments of his base salary for 12 months and continued medical, all group health, life and other similar insurance benefits for 12 months.

Michael Schradle, Micro Linear’s Vice President, Operations, Finance and Chief Financial Officer, Steven Moore, its Vice President, Worldwide Sales and Applications, Peter Manno, its Vice President, Business Development, and Brent Dix, its Vice President, Engineering, are all entitled to the following benefits under their current severance agreements with Micro Linear: if one of these executives is terminated without “cause” (as that term is defined in the severance agreements) he will be entitled to receive 6 months of base salary and group health benefits. Negotiations between these executives and Sirenza are ongoing with respect to the terms of their employments and ability to retain similar severance benefits.

Acceleration of Stock Options

Under the terms of the merger agreement, all Micro Linear unvested options to purchase Micro Linear common stock will be accelerated in full effective immediately prior to the effective time of the merger. The following directors and executive officers will hold fully vested options as set forth below due to the acceleration of vesting of these officers’ and directors’ outstanding stock options. The tables assume that the value of the merger consideration paid in the merger in respect of each share of Micro Linear common stock is equal to $3.26 (based on an exchange ratio of 0.365 and a Sirenza average closing price of $8.92, the closing price on the day immediately preceding the announcement of the merger):

Non-Employee Directors:	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Unvested Options to be Accelerated in the Merger*	Weighted Average Exercise Price of All In-The-Money Options	Value of all In-The-Money Options**
Laura Perrone	105,000	27,395	$6.19	—	$2.31	$28,500
Joseph D. Rizzi	169,000	—	—	—	$2.84	$42,200
A. Thampy Thomas	141,250	10,312	$5.55	—	$2.82	$44,400
John Zucker	140,000	86,875	$4.61	$14,250	$2.31	$38,000

*	Illustrates the economic value of all unvested options with exercise prices below $3.26, or in-the-money options, held by each non-employee director assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated for each non-employee director by multiplying the number of shares subject to unvested in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006 (i.e., $8.92 multiplied by 0.365), and the weighted average exercise price of such unvested in-the-money options.
**	Illustrates the economic value of all options held by each non-employee director assuming the acceleration of all such options in the merger and the exercise of all options with exercise prices below $3.26, or in-the-money options, immediately upon completion of the merger. Calculated for each non-employee director by multiplying the number of shares subject to in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006, and the weighted average exercise price of such in-the-money options.

Name and Title:	Aggregate Shares Subject to Outstanding Options	Aggregate Shares Subject to Unvested Options to be Accelerated in the Merger	Weighted Average Exercise Price of Unvested Options to be Accelerated in the Merger	Value of Unvested Options to be Accelerated in the Merger*	Weighted Average Exercise Price of All In-The-Money Options	Value of all In-The-Money Options**
Brent Dix, Vice President, Engineering	241,834	113,634	$1.67	$180,678	$2.16	$265,290

Peter Manno, Vice President, Business Development	145,000	145,000	$1.67	$230,550	$1.67	$230,550

Steven Moore, Vice President, Worldwide Sales and Applications	100,000	70,000	$1.67	$111,300	$1.98	$128,400

Timothy Richardson, President and CEO	452,306	392,306	$1.67	$623,767	$1.67	$623,767

Michael Schradle, Vice President, Operations, Finance and CFO	222,724	222,724	$1.67	$354,131	$1.67	$354,131

*	Illustrates the economic value of all unvested options with exercise prices below $3.26, or in-the-money options, held by each executive officer assuming the acceleration of all such unvested options in the merger and the exercise of such options. Calculated for each executive officer by multiplying the number of shares subject to unvested in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006, and the weighted average exercise price of such unvested in-the-money options.
**	Illustrates the economic value of all options held by each executive officer assuming the acceleration of all such options in the merger and the exercise of all options with exercise prices below $3.26, or in-the-money options, immediately upon completion of the merger. Calculated for each executive officer by multiplying the number of shares subject to in-the-money options by the difference between the value of the merger consideration as of the date of the merger agreement, August 14, 2006, and the weighted average exercise price of such in-the-money options.

Some of the executive officers and directors of Micro Linear may exercise a portion of their currently vested options and sell the underlying stock prior to the consummation of the merger to meet anticipated tax withholding obligations caused by the acceleration and exercise of stock options under the terms of the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

In the merger agreement, Sirenza agreed that, for a period of six years following completion of the merger, Sirenza and any of its subsidiaries would honor any indemnification agreements currently in place between Micro Linear and any of its current or former directors and officers. Additionally, Sirenza agreed that, for a period of six years following completion of the merger, Sirenza and any of its subsidiaries would cause the certificate of incorporation and bylaws (or any similar organization documents) of the surviving corporation and its subsidiaries to contain indemnification and exculpation provisions no less favorable than the indemnification and exculpation provisions contained in the Micro Linear certificate of incorporation and bylaws immediately prior to the merger and not amend, repeal or otherwise modify such provisions of the certificate of incorporation or bylaws in any manner.

In addition, for a period of six years from the completion of the merger, Sirenza and the surviving corporation will cause Micro Linear’s existing policy of directors’ and officers’ liability insurance to be maintained, subject to certain limitations. Alternatively, Sirenza is permitted to purchase a six-year “tail” prepaid policy on Micro Linear’s current policy of directors’ and officers’ liability insurance and maintain the policy in full force and effect for a period of six years, although Sirenza is not obligated to pay more than two times the amount paid by Micro Linear in its last full fiscal year for this manner of insurance coverage.

Stock Ownership

As of August 29, 2006, the directors and executive officers of Micro Linear beneficially owned 1,295,952 shares of Micro Linear common stock, which represent approximately 9.3% of Micro Linear common stock outstanding on that date.

Material United States Federal Income Tax Consequences of the Merger

The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to holders of Micro Linear stock. This discussion is based on the Internal Revenue Code, judicial decisions, and administrative regulations and interpretations in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Accordingly, the tax consequences of the merger to the holders of Micro Linear stock could differ from those described below.

This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Micro Linear stock in light of their particular circumstances, nor does it address the United States federal income tax consequences to holders that are subject to special rules under United States federal income tax law, including: dealers in securities or foreign currencies; tax-exempt organizations; foreign persons; financial institutions or insurance companies; holders who have a “functional currency” other than the U.S. dollar; holders who own their shares indirectly through partnerships, trusts, or other entities that may be subject to special treatment; holders who acquired their Micro Linear stock in connection with stock options or stock purchase plans or other compensatory transactions; and holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction, or other risk management transaction. In addition, this discussion does not describe the federal income tax consequences of transactions other than those pursuant to the merger or the tax consequences of the merger under foreign, state, or local law or federal estate and gift tax laws.

The obligation of each of Micro Linear and Sirenza to effect the merger is conditioned upon the receipt of a written opinion, respectively, from each of Pillsbury Winthrop Shaw Pittman LLP, counsel to Micro Linear, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Sirenza, to the effect that, on the basis of statements and representations made by Micro Linear and by Sirenza and Metric Acquisition Corporation, and subject to the limitations, qualifications and assumptions set forth therein, for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will not be binding on the Internal Revenue Service and will not preclude the Internal Revenue Service from taking a contrary position. Neither Micro Linear nor Sirenza has requested, nor will request, a ruling from the Internal Revenue Service regarding any of the federal income tax consequences of the merger.

The discussion set forth below, subject to the limitations and qualifications set forth in this discussion and assuming the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, are the material federal income tax consequences to the Micro Linear stockholders of the exchange of Micro Linear stock for Sirenza stock pursuant to the merger.

•	Holders of Micro Linear stock will not recognize any gain or loss upon receipt of Sirenza stock solely in exchange for their Micro Linear stock in the merger.

•	A holder of Micro Linear stock who receives cash in the transaction in lieu of a fractional share of Sirenza stock will be treated as if the holder had received the fractional share and then had that share redeemed for cash. The holder of Micro Linear stock will recognize gain or loss equal to the difference between the cash received and that portion of the holder’s basis in the Micro Linear stock attributable to the fractional share.

•	The aggregate tax basis in the Sirenza stock received by a holder of Micro Linear stock pursuant to the merger (including any fractional share that the holder will be treated as having received and then as having immediately redeemed for cash) will be the same as the aggregate tax basis of the Micro Linear stock surrendered in the exchange.

•	The holding period of Sirenza stock received by a holder of Micro Linear stock in exchange for shares of Micro Linear stock will include the holding period of the shares of Micro Linear stock surrendered in the exchange if the holder held that Micro Linear stock as a capital asset at the time of the transaction.

These material federal income tax consequences have been described on the basis of certain assumptions, including assumptions regarding the absence of changes in existing facts and that the merger will be completed in accordance with the merger agreement. They also have been based on statements and representations, including those contained in the merger agreement, the registration statement of which this proxy statement/prospectus forms a part, and officers’ certificates of Micro Linear and Sirenza, all of which must be true, correct and complete as of the effective date of the registration statement and must continue to be true, correct and complete at all relevant times thereafter, including as of the effective time of the merger. If any of those statements, representations or assumptions is untrue, incorrect, or incomplete, the conclusions contained in these opinions could be adversely affected.

Micro Linear stockholders will be required to attach a statement to their U.S. federal income tax returns that contains the information listed in Treasury Regulations Section 1.368-3(b). That statement must include the stockholder’s tax basis in the Micro Linear stock surrendered in the merger and a description of the Sirenza stock received.

Holders of Micro Linear stock are urged to consult their own tax advisors as to specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Regulatory Matters

While it is not currently anticipated, the merger may be subject to review by the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act. Under this statute, if applicable, Sirenza and Micro Linear would be required to make pre-merger notification filings and await the expiration of statutory waiting periods prior to completing the merger. If the Federal Trade Commission or Department of Justice were to issue a request for additional information and other documentary material under the Hart-Scott-Rodino Act in connection with the merger, this request effectively extends the waiting period for the merger under the Hart-Scott-Rodino Act until 30 days after both parties substantially comply with the request for additional information. In practice, complying with a request for additional information or material under the Hart-Scott-Rodino Act can take a significant amount of time. The merger may also be subject to review by the governmental authorities under the antitrust laws of various other jurisdictions where Sirenza and Micro Linear conduct business. Sirenza and Micro Linear have not yet obtained any governmental or regulatory approvals that may be required to complete the merger.

There can be no assurance that the governmental reviewing authorities will permit any applicable statutory waiting periods to expire, terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. Under the terms of the merger agreement, Sirenza is not required to sell, dispose of or hold separately any assets or businesses or interests in any assets or businesses of Sirenza, Micro Linear or their respective affiliates, or make any other change in any portion of the businesses of Micro Linear or Sirenza or incur any limitation on the conduct of the business of Micro Linear or Sirenza in order to obtain any clearances or approvals in connection with the merger. Either Sirenza or Micro Linear may refuse to complete the merger if any such restrictions or conditions are required by governmental authorities as a condition to approving the merger. No additional stockholder approval is expected to be required for any decision by Sirenza or Micro Linear, after the special meeting of Micro Linear’s stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

In addition, whether or not the merger requires notification under the Hart-Scott-Rodino Act, at any time and even after completion of the merger, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or other U.S. or foreign governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. Sirenza and Micro Linear cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, Sirenza and Micro Linear will prevail.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Sirenza management has made a preliminary allocation of the estimated purchase price based on preliminary estimates of fair values. Any excess of the estimated purchase price over the fair value of net assets acquired will be accounted for as goodwill.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present).

No Appraisal Rights

Under Section 262 of the Delaware General Corporation Law Micro Linear stockholders are not entitled to dissenters’ rights of appraisal in connection with the merger.

Delisting and Deregistration of Micro Linear Common Stock after the Merger

Effects on the Market for Micro Linear Common Stock

Shares of Micro Linear common stock currently are listed and traded on the Nasdaq Global Market under the symbol “MLIN.” If the merger is completed, we expect that the shares of Micro Linear common stock will be delisted from the Nasdaq Global Market and shares of Micro Linear common stock will not be publicly traded.

Exchange Act Deregistration

Shares of Micro Linear common stock are currently registered under the Securities Exchange Act of 1934. Following the merger, Micro Linear will file a Form 15 with the SEC requesting the suspension and termination of registration of its common stock under the Exchange Act.

Listing of Sirenza Common Stock

Application will be made to have the shares of Sirenza common stock to be issued in the merger approved for listing on the Nasdaq Global Market, where Sirenza common stock is currently traded under the symbol “SMDI.”

Restrictions on Sales of Shares of Sirenza Common Stock Received in the Merger

The shares of Sirenza common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act, and will be freely transferable, except for shares of Sirenza common stock issued to any person who is deemed to be an “affiliate” of Micro Linear prior to the merger. Persons who may be deemed to be “affiliates” of Micro Linear prior to the merger include individuals or entities that control, are controlled by, or are under common control of Micro Linear prior to the merger, and may include officers and directors, as well as principal stockholders of Micro Linear prior to the merger. Affiliates of Micro Linear will be notified separately of their affiliate status.

Persons who may be deemed to be affiliates of Micro Linear prior to the merger may not sell any of the shares of Sirenza common stock received by them in connection with the merger except pursuant to:

1.	an effective registration statement under the Securities Act covering the resale of those shares;

2.	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

3.	any other applicable exemption under the Securities Act.

Legal Proceedings Regarding the Merger

On August 30, 2006, a complaint regarding a putative class action lawsuit, Yevgeniy Pinis v. Timothy R. Richardson, et al., No. 2381-N, was filed in the Court of Chancery of the State of Delaware in New Castle County against Sirenza, Micro Linear, Metric Acquisition Corporation and Micro Linear’s board of directors in connection with the merger. The complaint alleges, among other things, that the Micro Linear board of directors violated its fiduciary duties to the stockholders of Micro Linear by approving the merger and that the consideration proposed to be paid to the stockholders of Micro Linear in the merger is unfair and inadequate. The complaint seeks, among other things, an injunction prohibiting Sirenza and Micro Linear from consummating the merger, rights of rescission against the merger and the terms of the merger agreement, damages incurred by the class, and attorneys’ fees and expenses. Sirenza and Micro Linear believe that the lawsuit is without merit and intend to vigorously defend against the lawsuit.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus, and we encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The Merger

The merger agreement provides for the merger of Metric Acquisition Corporation, a newly formed, wholly owned subsidiary of Sirenza, with and into Micro Linear. Micro Linear will survive the merger as a wholly owned subsidiary of Sirenza.

Closing and Effective Time of the Merger

We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in the section entitled “The Merger Agreement—Conditions to Obligations to Complete the Merger” beginning on page 100 of this proxy statement/prospectus, are satisfied or waived, including approval and adoption of the merger agreement and approval of the merger by the Micro Linear stockholders. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

We are working to complete the merger as quickly as possible. We currently plan to complete the merger as soon as practicable following the Micro Linear stockholder meeting. Because completion of the merger is subject to certain conditions that are beyond our control, we cannot predict the exact timing, although absent any unanticipated delay, we expect to close the merger during the fourth quarter of 2006.

Treatment of Securities

Upon completion of the merger, each share of Micro Linear common stock outstanding immediately prior to the effective time of the merger will be canceled, extinguished and automatically converted into the right to receive a fraction of a share of Sirenza common stock. The number of shares of Sirenza common stock issuable in the merger will be determined by multiplying the number of shares of Micro Linear common stock owned by each Micro Linear stockholder by an exchange ratio. The current exchange ratio is 0.365, but this exchange ratio is subject to adjustment based on the average closing price of Sirenza common stock as quoted on the Nasdaq Global Market during the ten trading days ending on the third trading day prior to the completion of the merger, which we refer to as the average closing price. So long as the average closing price remains between $7.77 and $11.66 per share, the exchange ratio will be 0.365. Accordingly, regardless of whether Sirenza’s common stock trades up to $11.66 per share or down to $7.77 per share from the $8.92 per share at the closing of the market on the date of the announcement of the merger agreement, Micro Linear stockholders will receive 0.365 of a share of Sirenza common stock for each share of Micro Linear common stock that they hold.

In the event, however, that the average closing price of Sirenza common stock trades outside of the $7.77 to $11.66 range of per share prices, the exchange ratio will be adjusted, causing the following effects to the number of shares that a Micro Linear stockholder may receive in the merger:

•

In the event that the exchange ratio multiplied by the average closing price of Sirenza’s common stock is less than $2.84 (in effect, if the average closing price of Sirenza common stock is less than $7.77), then the exchange ratio shall be increased, subject to the maximum exchange ratio described below. If this were to occur, Sirenza would issue more shares of its common stock in the merger, and the ownership of holders of Sirenza common stock would be further diluted. By way of example, if a Micro Linear stockholder held 1,000 shares of Micro Linear common stock and the average closing price of Sirenza common stock were $7.40 per share, then the exchange ratio would be increased from 0.365 to

0.384 (i.e., $2.84/$7.40) and the Micro Linear stockholder would receive 384 shares of Sirenza common stock as opposed to the 365 shares the same stockholder would have received had the Sirenza per share common stock price remained at or above $7.77.

•	Notwithstanding the requirement that the exchange ratio be increased as the Sirenza stock price drops below $7.77 per share, if the average closing price of Sirenza common stock is less than or equal to $7.00, then the exchange ratio will be fixed at 0.405 of a share of Sirenza common stock for each share of Micro Linear common stock. In this case, holders of Micro Linear common stock will receive a fixed fraction of a share (i.e., 0.405) of Sirenza common stock for each share of Micro Linear common stock they hold regardless of how low Sirenza’s common stock trades below $7.00 per share.

•	In the event that the exchange ratio multiplied by the average closing price of Sirenza’s common stock is more than $4.26 (in effect, if the average closing price is more than $11.66), then the exchange ratio will be decreased, subject to the minimum exchange ratio described below. By way of example, if a Micro Linear stockholder held 1,000 shares of Micro Linear common stock and the average closing price of Sirenza common stock were $12.00 per share, then the exchange ratio would be decreased from 0.365 to 0.355 (i.e., $4.26/$12.00) and the Micro Linear stockholder would receive 355 shares of Sirenza common stock as opposed to the 365 shares the same stockholder would have received had the Sirenza per share common stock price remained at or below $11.66.

•	Notwithstanding the requirement that the exchange ratio be decreased as the Sirenza stock price rises above $11.66 per share, if the average closing price of Sirenza common stock is greater than or equal to $13.11, then the exchange ratio will be fixed at 0.325 of a share of Sirenza common stock for each share of Micro Linear common stock. In this case, holders of Micro Linear common stock will receive a fixed fraction of a share (i.e., 0.325) of Sirenza common stock for each share of Micro Linear stock they hold regardless of how high Sirenza’s common stock trades above $13.11 per share.

Any share of Micro Linear common stock outstanding immediately prior to the effective time of the merger that is unvested or subject to a repurchase option, risk of forfeiture or other condition under applicable restricted stock purchase agreement or other agreement with Micro Linear, will be exchanged for a fraction of a share of Sirenza common stock (calculated using the appropriate exchange ratio), which shares of Sirenza common stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Sirenza common stock may accordingly be marked with appropriate legends.

The applicable exchange ratio in the merger (i.e., 0.365 or such other ratio as adjusted according to the average closing price of Sirenza common stock as described above) will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sirenza common stock or Micro Linear common stock), reorganization, recapitalization, reclassification or other like change with respect to Sirenza common stock or Micro Linear common stock occurring or having a record date after the date of the merger agreement and prior to the effective time of the merger.

Each share of Micro Linear common stock held by Micro Linear or owned by Sirenza, Metric Acquisition Corporation or any of their direct or indirect wholly owned subsidiaries immediately prior to the merger will be automatically canceled and retired and extinguished, and none of Micro Linear, Sirenza or any of their direct or indirect subsidiaries will receive any securities of Sirenza or other consideration in exchange for those shares.

The average closing price of Sirenza common stock cannot be known presently, and therefore the applicable exchange ratio and the number of shares of Sirenza common stock issuable in connection with the merger cannot be determined at this time. However, based on the number of shares of Micro Linear common stock outstanding as of August 14, 2006, if the average closing price of Sirenza common stock were to be equal to $9.18 (the closing price on August 29, 2006), then a total of approximately 5.1 million shares of Sirenza common stock would be issued to the Micro Linear stockholders. If, however, the average closing price of Sirenza common stock is less than $7.77, then the total number of shares of Sirenza common stock issuable in the merger would increase, subject to a maximum of 5.5 million shares. Conversely, if the average closing price of Sirenza common stock is greater than $11.66, then the total number of shares of Sirenza common stock issuable in the merger would decrease, subject to a minimum of 4.7 million shares.

Fractional Shares

Sirenza will not issue any fractional shares of common stock in connection with the merger. Instead, each holder of Micro Linear common stock who would otherwise be entitled to receive a fraction of a share of Sirenza common stock will, upon surrender of that Micro Linear share certificate, receive cash (rounded to the nearest whole cent), without interest, in an amount equal to the fraction multiplied by the average closing price of Sirenza common stock (determined after aggregating all of the shares of Micro Linear common stock held by each such holder and multiplying such shares by the applicable exchange ratio).

Exchange Fund; Exchange of Stock Certificates

Upon completion of the merger, Sirenza will establish an exchange fund with Mellon Investor Services, the exchange agent for the merger, to hold the stock (and cash for payment of fractional share amounts) to be paid to Micro Linear stockholders in connection with the merger. The exchange fund will consist of Sirenza common stock, and cash in an amount sufficient for payment in lieu of fractional shares and any dividends or distributions.

Promptly following completion of the merger, Mellon Investor Services will mail to each record holder of Micro Linear common stock a letter of transmittal and instructions for surrendering the record holder’s stock certificates in exchange for a certificate representing the shares of Sirenza common stock issuable to each such holder, cash in lieu of fractional shares and any dividends or distributions pursuant to the merger. Only those holders of Micro Linear common stock who properly surrender their Micro Linear stock certificates in accordance with the exchange agent’s instructions will receive (1) the shares of Sirenza common stock issuable to each such holder pursuant to the merger in a certificated or uncertificated book entry form, (2) cash in lieu of any fractional share of Sirenza common stock issuable to any such holders, and (3) dividends or other distributions, if any, to which they are entitled under the terms of the merger agreement. The surrendered certificates representing Micro Linear common stock will be canceled. After the effective time of the merger, each certificate representing shares of Micro Linear common stock that has not been surrendered will represent only the right to receive shares of Sirenza common stock issuable pursuant to the merger, the cash in lieu of any fractional share of Sirenza common stock to which the holder of any such certificate is entitled and the dividends or other distributions, if any, to which the holder of any such certificate is entitled under the terms of the merger agreement.

Holders of Micro Linear common stock should not send in their Micro Linear stock certificates until they receive a letter of transmittal from Mellon Investor Services with instructions for the surrender of Micro Linear stock certificates.

Distributions with Respect to Unexchanged Shares

Holders of Micro Linear common stock are not entitled to receive any dividends or other distributions on Sirenza common stock until the merger is completed. After the merger is completed, holders of Micro Linear common stock certificates will be entitled to dividends and other distributions declared or made after completion of the merger with respect to the number of whole shares of Sirenza common stock that they are entitled to receive upon exchange of their Micro Linear stock certificates. These holders will not be entitled to receive these dividends or distributions, however, until they surrender their Micro Linear stock certificates to the exchange agent in accordance with the exchange agent’s instructions.

Termination of Exchange Fund; No Liability

The exchange agent shall distribute Sirenza common stock and cash in lieu of fractional shares, dividends and distributions until 6 months from the effective time of the merger. Thereafter, Micro Linear stockholders may look only to Sirenza for any Sirenza common stock and any cash payment relating to any fractional shares, dividends or distributions to which they may be entitled upon surrender of their certificates representing shares of Micro Linear common stock.

Neither Sirenza, Metric Acquisition Corporation nor Micro Linear will be liable to any holder of Micro Linear common stock or Sirenza common stock, as the case may be, for any shares (or any related dividends or distributions) delivered to a public official under any applicable abandoned property, escheat or similar law following the passage of time specified therein.

Lost, Stolen and Destroyed Certificates

If a Micro Linear stock certificate is lost, stolen or destroyed, the holder of the lost certificate will need to deliver an affidavit to the exchange agent in order to receive any Sirenza common stock and any cash payment relating to any fractional shares, dividends or distributions to which they may be entitled, and may need to deliver an indemnity bond prior to receiving any such merger consideration.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Sirenza and Metric Acquisition Corporation on the one hand, and Micro Linear on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the merger.

Micro Linear made a number of representations and warranties to Sirenza and Metric Acquisition Corporation in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	absence of any breach of Micro Linear’s certificate of incorporation and bylaws and the certificates of incorporation, bylaws and similar organizational documents of its subsidiaries;

•	capitalization;

•	corporate authorization, to enter into and carry out the obligations contained in the merger agreement;

•	enforceability of the merger agreement;

•	the vote of stockholders required to complete the merger;

•	governmental and regulatory approvals required in connection with the merger;

•	absence of any conflict or violation of the certificate of incorporation and bylaws and the certificate of incorporation, bylaws and similar organizational documents of subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	absence of any rights of first refusal or acquisition or pre-emptive rights with respect to capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement;

•	compliance with applicable laws, and possession and compliance with all permits required for the operation of the business;

•	SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures to the SEC;

•	absence of certain changes or events between April 2, 2006 and the date of the agreement (i.e., August 14, 2006);

•	absence of undisclosed liabilities;

•	litigation;

•	material contracts and the absence of breaches of material contracts;

•	employee benefit plans and labor relations;

•	real property matters;

•	assets and personal property;

•	taxes;

•	environmental matters;

•	intellectual property;

•	insurance matters;

•	related party transactions;

•	brokers used in connection with the merger;

•	applicability of Delaware anti-takeover statutes to the merger;

•	stockholder rights plans; and

•	opinion of financial advisors.

Sirenza and Metric Acquisition Corporation made a number of representations and warranties to Micro Linear in the merger agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualifications to do business, corporate standing and corporate power;

•	corporate authorization, to enter into and carry out the obligations contained in the merger agreement;

•	capitalization;

•	absence of any conflict or violation of the certificate of incorporation and bylaws and the certificate of incorporation, bylaws and similar organizational documents of subsidiaries, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the merger agreement;

•	governmental and regulatory approvals required in connection with the merger;

•	SEC filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures to the SEC;

•	absence of certain changes or events between June 30, 2006 and the date of the agreement (i.e., August 14, 2006);

•	litigation; and

•	lack of prior ownership of Micro Linear’s stock.

Conduct of Business Before Completion of the Merger

Under the merger agreement, Micro Linear has agreed, until the earlier of the completion or termination of the merger agreement, except under certain circumstances or as consented to in writing by Sirenza, to do the following:

•	conduct its business in the ordinary course consistent with past practices and in material compliance with applicable law;

•	pay its debts and taxes when due, subject to good faith disputes;

•	pay or perform its material obligations when due; and

•	use its commercially reasonable efforts to preserve intact its present business organizations; keep available the services of its current officers and employees, and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business relations.

In addition, Micro Linear has agreed that, until the earlier of the completion or termination of the merger agreement, or except as described above, it will not (and will not permit its subsidiaries to):

•	modify or amend its certificate of incorporation and bylaws or those of its subsidiaries;

•	issue securities, subject to certain exceptions, including issuances of common stock upon the exercise of employee stock options or other stock based awards existing prior to the date of the merger agreement or otherwise permitted under the merger agreement;

•	acquire or redeem or amend any of its securities, subject to certain exceptions, including repurchases required by its option plan;

•	declare or pay dividends or make any other distributions, except for cash dividends by a wholly owned subsidiary to Micro Linear;

•	effect any stock splits, recapitalizations, reclassification and similar transactions, except in connection with the dissolution or merger of non-material subsidiaries;

•	engage in any liquidation, dissolution, merger or similar transaction, other than dissolutions or mergers of non-material subsidiaries;

•	acquire, lease, license or dispose of any property or assets, subject to certain non-material exceptions including grants of non-exclusive licenses with respect to its intellectual property in the ordinary course and consistent with past practice;

•	incur or assume any long-term or short-term debt other than in the ordinary course of business consistent with past practice;

•	assume, guarantee, endorse or otherwise become liable for any indebtedness of any others;

•	make any loans, capital contributions or investments in any others, except for travel advances in the ordinary course consistent with past practices;

•	create any mortgage, lien or pledge any of its subsidiaries’ assets;

•	make any changes in employee benefits, subject to certain limited exceptions;

•	forgive any loans to any employees, officers or directors;

•	make any contributions or secure payments to employee plans, subject to certain limited exceptions that are required by the employee plans;

•	enter into, amend or extend any collective bargaining agreement;

•	change accounting principles and practices, except as required by United States generally accepted accounting principles or other applicable law;

•	make or change any material tax election or settle or compromise any tax liability, subject to certain specified exceptions;

•

enter into or amend any intellectual property licenses, grant any exclusive rights with respect to its intellectual property or divest any intellectual property, except for divestitures of intellectual property that are not material or that do not materially alter its standard warranty terms for its products or services, or amend its product or service warranty in a manner that is materially adverse to it;

•	enter into, amend or modify any lease or sublease of real property;

•	acquire any other entity or any equity interest in another entity, subject to certain exceptions;

•	enter into any contract reasonably expected to result in a material adverse effect;

•	authorize or incur any new capital expenditures exceeding $25,000 individually or $250,000 in the aggregate, subject to certain limited exceptions;

•	settle or compromise any pending or threatened legal proceeding or pay any claim, liability or obligation, subject to certain limited exceptions;

•	revalue in any material respect any of its properties or assets, subject to certain exceptions;

•	except as required by the merger agreement or otherwise required by law, convene any regular or special meeting of its stockholders;

•	enter into a contract to do any of the foregoing actions or take any action that would make its representations and warranties materially untrue or incorrect, such that the closing conditions would not be satisfied or that would otherwise materially impair Micro Linear’s ability to timely consummate the merger; and

•	authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited.

In addition, under the merger agreement, Sirenza has agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Micro Linear consents in writing or it is otherwise contemplated or permitted in the merger agreement, it will not:

•	amend its certificate of incorporation and bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Micro Linear’s stockholders;

•	set any record or payment dates for the payment of any extraordinary dividends or distributions on its capital stock or make any extraordinary dividend or any other distribution on any convertible securities or obligations, or on shares of its capital stock;

•	take any action intended to result in any of its representations and warranties being or becoming materially untrue, or any of the conditions to the merger becoming incapable of being satisfied; and

•	authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited.

Micro Linear Prohibited from Soliciting Other Offers

Under the terms of the merger agreement, Micro Linear agreed that it will immediately cease to discuss, negotiate or otherwise act with respect to any acquisition proposal with any other person other than Sirenza. In addition, subject to certain exceptions described below, Micro Linear agreed that it will not, directly or indirectly:

•	solicit, initiate, knowingly encourage, or induce the making, submission or announcement of any acquisition proposal;

•	furnish, other than to Sirenza, Metric Acquisition Corporation and their designees, any non-public information, afford access to the business and its properties or take any other action that is designed to, or is likely to lead to, any acquisition proposal by a third party;

•	participate in any discussions or negotiations with any third party regarding any acquisition proposal;

•	enter into any letter of intent or similar document contemplating or otherwise relating to any acquisition proposal; or

•	terminate, amend or waive any rights under any “standstill” or other similar agreement with any person other than Sirenza

Micro Linear also agreed that it will not authorize or permit any of its subsidiaries, directors, officers, employees, controlled affiliates or any investment banker, attorney, or other advisor or representative retained by any of them, to do any of the foregoing.

For purposes of the restrictions described above, an acquisition proposal is any offer or proposal, other than an offer or proposal by Sirenza and Metric Acquisition Corporation, relating to any of the following:

•	the direct or indirect acquisition by any person or group of equity securities representing more than 15% of the total outstanding voting securities of Micro Linear or any of its subsidiaries;

•	any tender offer or exchange offer that would result in any person or group holding more than 15% of the total outstanding voting securities of Micro Linear or any of its subsidiaries;

•	any merger, consolidation, business combination or similar transaction involving Micro Linear or any of its subsidiaries, pursuant to which the stockholders of Micro Linear immediately prior to the transaction hold less than 85% of the surviving or resulting entity;

•	any sale of more than 15% of Micro Linear’s assets, outside the ordinary course of business;

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of Micro Linear or any of its subsidiaries; or

•	any combination of the foregoing.

Notwithstanding the prohibitions described above, at any time before Micro Linear obtains the approval of the principal terms of the merger agreement and approval of the merger by its stockholders, if Micro Linear receives an unsolicited bona fide written acquisition proposal, which constitutes or is reasonably likely to lead to a “superior proposal,” it is permitted to engage in discussions and negotiations with, and provide nonpublic information to, the party making the acquisition proposal as long as:

•	in connection with delivery of nonpublic information, Micro Linear has entered into a confidentiality agreement with the person making the acquisition proposal on terms at least as restrictive as the confidentiality agreement between Sirenza and Micro Linear;

•	Micro Linear, its subsidiaries and their representatives have not breached their non-solicitation obligation;

•	Micro Linear’s board of directors determines in good faith, after consulting with outside legal counsel, that such action is required in order to comply with its fiduciary duties under applicable law;

•	Micro Linear notifies Sirenza in writing at least 24 hours before engaging or participating in any discussions or negotiations with, or furnishing any nonpublic information to, any offering party, of the offering party’s identity, a copy of the acquisition proposal if it is in writing and if not, the material terms and conditions of any acquisition proposal and of Micro Linear’s intention to engage in discussions or negotiations with or furnish nonpublic information to the offering party; and

•	contemporaneously with furnishing nonpublic information to the offering party, Micro Linear furnishes Sirenza with the same nonpublic information.

Micro Linear is also obligated to notify Sirenza orally and in writing within 24 hours from its receipt of any acquisition proposal of the type described above or any inquiry with respect to or request for nonpublic information that could lead to an acquisition proposal of the type described above. The notice must include the material terms and conditions of the acquisition proposal, request or inquiry and the identity of the person or group making the acquisition proposal request or inquiry. Micro Linear must keep Sirenza reasonably informed of the status and terms and conditions of acquisition proposals, requests or inquiries. In addition, Micro Linear must provide Sirenza with at least 48 hours prior written notice of a meeting of Micro Linear’s board of directors at which it is reasonably expected to consider an acquisition proposal of the type described above.

Obligations of Micro Linear’s Board of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders

The Micro Linear board of directors has agreed to recommend that its stockholders approve and adopt the merger agreement and approve the merger, and to use its reasonable best efforts to obtain the required stockholder vote to approve and adopt the merger agreement and approve the merger. In addition, the Micro Linear board of directors agreed to call, hold and convene a meeting of its stockholders promptly after the date the merger agreement was signed (i.e., August 14, 2006), regardless of any change in its recommendation or any commencement, submission or disclosure of an acquisition proposal.

The Micro Linear board of directors also agreed not to withdraw or modify, or publicly propose to withdraw or modify, its recommendations relating to the merger and the merger agreement. Notwithstanding the obligations described above, prior to obtaining the required approval of the Micro Linear stockholders, the Micro Linear board of directors is permitted to change its recommendation under either of the following circumstances:

Change of Recommendation in Connection with a Superior Proposal

If the Micro Linear board of directors has not breached any of its non-solicitation obligations and nevertheless receives an acquisition proposal that is a “superior proposal,” it may change its recommendation if:

•	the Micro Linear board of directors reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any Sirenza counter-offer) that it is required to change its recommendation in order to comply with its fiduciary duties;

•	prior to making its change of recommendation, it has given Sirenza five business days’ notice of the pending change of recommendation and an opportunity to meet with the Micro Linear board of directors and its outside legal counsel to engage in good faith discussions regarding a modification to the merger agreement; and

•	Sirenza does not make a counter-offer or proposal within that five business day period or does not make a counter-offer or proposal that the Micro Linear board of directors reasonably determines (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to Micro Linear as the “superior proposal.”

In order to constitute a “superior proposal” the acquisition proposal must be all of the following:

•	an unsolicited, bona fide written acquisition proposal involving the acquisition of at least a majority of the outstanding voting securities of Micro Linear or all or substantially all of Micro Linear’s and its subsidiaries’ assets;

•	if cash consideration is involved, not be subject to any financing contingencies (or has financing that is fully committed to the party making the proposal);

•	financially more favorable to Micro Linear’s stockholders than the transactions contemplated by the merger agreement or any counter-offer or proposal made by Sirenza, as determined by the Micro Linear board of directors in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel and after taking into account, among other things, the financial, legal and regulatory aspects of such acquisition transaction, as well as any counter-offer or proposal made by Sirenza; and

•	made by an acquiring party that is capable of timely consummating the proposed acquisition transaction on the terms proposed within a reasonable time period.

Change of Recommendation to Comply with Fiduciary Duties

The Micro Linear board of directors may also change its recommendation in circumstances other than those involving a “superior proposal” if:

•	the Micro Linear board of directors reasonably determines in good faith (after consultation with outside legal counsel) that it is required to change its recommendation in order to comply with its fiduciary duties;

•	prior to making its change of recommendation, it has given Sirenza five business days’ notice of the pending change of recommendation and an opportunity to meet with the Micro Linear board of directors and its outside legal counsel to engage in good faith discussions regarding the basis for the proposed change of recommendation.

Regulatory Matters

While it is not currently anticipated, the merger may be subject to review by the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act, and by governmental authorities under the antitrust laws of various other jurisdictions where Sirenza and Micro Linear conduct business as more fully described in the section “The Merger—Regulatory Matters” beginning on page 86.

Under the terms of the agreement, any waiting period required by the Hart-Scott-Rodino Act described above, or other antitrust, competition or merger control consents deemed necessary by Sirenza shall have been received prior to the consummation of the merger.

Micro Linear Rights Agreement

Concurrently with the execution of the merger agreement, Micro Linear and American Stock Transfer and Trust Company entered into an amendment to the Preferred Shares Rights Agreement dated August 13, 1998, a stockholder rights plan. This amendment rendered the rights provided by the stockholder rights plan inapplicable to the merger agreement, the voting agreements and the transactions contemplated thereby.

Under the terms of the merger agreement, until the merger is completed or the merger agreement is terminated, Micro Linear may not:

•	take any action that would render the Micro Linear stockholder rights plan applicable to Sirenza or to Metric Acquisition Corporation;

•	render the stockholder rights plan inapplicable to any person or entity other than Sirenza or Metric Acquisition Corporation, or to any transaction other than those contemplated by the merger agreement and the voting agreements with Sirenza and Metric Acquisition Corporation;

•	provide that a “distribution date” or a “share acquisition date” shall not occur by reason of the execution of any contract other than the merger agreement and the voting agreements with Sirenza and Metric Acquisition Corporation or the consummation of any transaction other than those contemplated in the merger agreement or the voting agreement; or

•	except as specifically contemplated by the merger agreement and the voting agreements and the amendment to the stockholder rights plan entered into concurrently with the merger agreement, affect the holders of the “rights.”

Public Disclosure

Sirenza, Metric Acquisition Corporation and Micro Linear will consult with each other, and, to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the merger agreement and the transactions contemplated thereby, or any acquisition proposal made with respect to

Micro Linear by a third party. Sirenza, Metric Acquisition Corporation and Micro Linear agreed that they will not issue a press release or make a public statement prior to such consultation, except as may be required by law or a listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party will be made.

Indemnification and Insurance

Under the terms of the merger agreement, Sirenza has agreed to honor all obligations of Micro Linear contained in any indemnification agreement in effect prior to the completion of the merger between Micro Linear or its subsidiaries and any of its current or former directors or officers for a period of six years after completion of the merger. Also, for six years following the completion of the merger, Sirenza and its subsidiaries will cause the certificate of incorporation and bylaws of Micro Linear after the merger to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation or bylaws of Micro Linear and its subsidiaries in effect prior to completion of the merger and Sirenza and its subsidiaries will not amend, repeal or otherwise modify such documents in any respect, except as required by law.

Sirenza has also agreed to purchase a six-year “tail” prepaid policy on Micro Linear’s current directors’ and officers’ liability insurance in respect of acts and omissions occurring at or prior to the effective time of the merger on terms with coverage and amounts no less favorable than those in effect on the date of the merger agreement. However, Sirenza will not be required to pay annual premiums in excess of 200% of the amount paid by Micro Linear for coverage for its last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, Sirenza will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the amount paid by Micro Linear for insurance coverage for its last full fiscal year.

In the event that Sirenza consummates certain change of control transactions, provisions shall be made such that the successors and assigns of such surviving corporation shall assume Sirenza’s obligations with respect to indemnification and insurance as described in this section. These obligations shall terminate only upon the prior written consent of any affected indemnified party or other beneficiary of the “tail” policy.

Directorships

Subject to customary review and nomination by the nominating committee of Sirenza’s board of directors, Sirenza shall cause John Zucker to be appointed as a member of Sirenza’s board, effective as of the completion of the merger.

Commercially Reasonable Efforts

Under the terms of the merger agreement, each of Sirenza and Micro Linear has agreed to use commercially reasonable efforts to take all actions and to assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the merger in the most expeditious manner practicable, including:

•	causing the satisfaction of all conditions to the completion of the merger;

•	obtaining all necessary or appropriate consents, waivers and approvals under any contracts so as to preserve the benefits under such contracts after the merger;

•	obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental entities and making all necessary registrations, declarations and filings; and

•	executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of the merger agreement.

Notwithstanding the above, nothing in the merger agreement shall be deemed to require Sirenza or Micro Linear to agree to any divestiture by itself or any affiliates of shares of capital stock or of any business, assets or property, or to impose limitations on the abilities of Sirenza or Micro Linear to conduct its business in a manner that would be reasonably expected to have a material adverse effect on Sirenza’s business or to materially and adversely affect the benefits to be derived from the transactions contemplated by the merger agreement.

Conditions to Obligations to Complete the Merger

The respective obligations of Sirenza and Metric Acquisition Corporation, on the one hand, and Micro Linear, on the other, to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement shall have been approved and adopted, and the merger shall have been approved, by the vote of holders of the majority of the number of shares of Micro Linear common stock outstanding and entitled to vote at the Micro Linear special meeting;

•	no federal, state, local, municipal, foreign or other law, statute, treaty, rule, regulation or order shall have been enacted, issued, promulgated, entered, enforced, implemented or otherwise put into effect or deemed applicable to the merger by a governmental entity of competent jurisdiction and has the effect of making the consummation of any of the transactions contemplated by the merger agreement illegal in a jurisdiction where Sirenza or Micro Linear has material business or operations or which has the effect of prohibiting or preventing the consummation of the transactions contemplated by the merger;

•	no judgment, decree, injunction or other order, whether temporary, preliminary or permanent, shall be issued, granted or overtly threatened by a governmental entity of competent jurisdiction and has the effect of making the consummation of any of the transactions contemplated by the merger agreement illegal in a jurisdiction where Sirenza or Micro Linear has material business or operations or which has, or would reasonably be expected to have, the effect of prohibiting or preventing the consummation of the transactions contemplated by the merger;

•	all waiting periods under the Hart-Scott-Rodino Act, if any, with respect to the merger and the other transactions contemplated by the merger agreement shall have expired or terminated, all other antitrust, competition or merger control consents deemed necessary or desirable by Sirenza shall have been received either unconditionally or on terms satisfactory to Sirenza, and all clearances, consents, approvals, orders and authorizations necessary for the consummation of the merger shall have been obtained;

•	the Securities and Exchange Commission shall have declared Sirenza’s registration statement on Form S-4 effective, no stop order suspending its effectiveness shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission;

•	the shares of Sirenza common stock to be issued to Micro Linear’s stockholders in connection with the merger shall have been approved for listing on the Nasdaq Global Market, if required; and

•	each of Sirenza and Micro Linear shall have received from its respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

In addition, the obligations of Micro Linear to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Micro Linear of each of the following conditions:

•	the representations and warranties of Sirenza shall have been true and correct on the date the merger agreement was signed (i.e., August 14, 2006) and as of the date the merger is to be completed as if made at and as of that time, except:

•	where any failures of these representations and warranties to be true and correct have not had and would not reasonably be expected to have a material adverse effect on Sirenza;

•	for changes contemplated or permitted by the merger agreement; and

•	to the extent the representations and warranties of the other parties address matters only as of a particular date, they must be true and correct only as of that date (or if they fail to be so true and correct on that date, the failure has not had and would not reasonably be expected to have a material adverse effect on Sirenza).

•	Sirenza shall have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	there must not have occurred any material adverse effect on Sirenza since the date the merger agreement was signed, subject to the understanding that this condition does not apply if the closing average is equal to or greater than $7.77.

Furthermore, the obligations of Sirenza and Metric Acquisition Corporation to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver by Sirenza of each of the following conditions:

•	the representations and warranties of Micro Linear shall have been true and correct (without giving any effect to any qualification as to materiality or material adverse effect contained in any specific representation or warranty) on the date the merger agreement was signed (i.e., August 14, 2006) and as of the date the merger is to be completed as if made at and as of that time, except:

•	other than certain representations relating to Micro Linear’s authorization, capitalization and proxy statement, where any failures of representations and warranties to be true and correct has not had and would not be reasonably be expected to have a material adverse effect on Micro Linear;

•	for changes contemplated or permitted by the merger agreement; and

•	to the extent the representations and warranties of the other parties address matters only as of a particular date, they must be true and correct only as of that date (or if they fail to be so true and correct on that date, the failure has not had and would not reasonably be expected to have a material adverse effect on Micro Linear).

•	Micro Linear must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by it before completion of the merger; and

•	no material adverse effect with respect to Micro Linear shall have occurred since the date the merger agreement was signed (i.e., August 14, 2006).

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either Micro Linear or Sirenza means any fact, circumstance, change or effect that, individually or when taken together with all other facts, circumstances, changes or effects that exist or have occurred prior to the date of determination of the occurrence of the material adverse effect is or is reasonably likely to be materially adverse to the business, operations, capitalization, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of that company taken as a whole with its subsidiaries.

Notwithstanding the general definition, none of the following, either alone or in the aggregate, will be deemed to be or constitute, nor will any of the following be taken into account in determining whether there has occurred or may, would or could occur, a material adverse effect:

•

any general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that these conditions do not have a substantially disproportionate impact on Micro Linear or Sirenza, as applicable, and their subsidiaries, taken as a whole;

•	any general market, economic or political conditions in the industries in which Micro Linear or Sirenza, as applicable, or any of their subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on Micro Linear or Sirenza, as applicable, and their subsidiaries taken as a whole;

•	any changes or effects arising out of or related to the announcement or pendency of the merger agreement or the merger; or

•	any legal claims or other legal proceedings made or brought by any of the Micro Linear or Sirenza, as applicable, stockholders (on their own behalf or on behalf of the company) arising out of or related to the merger agreement or any of the transactions contemplated thereby.

In connection with a material adverse effect on Sirenza only, the decrease in Sirenza’s stock price or trading volume in and of itself will not be deemed to be or taken into account in determining a material adverse effect on Sirenza (not excluding any facts or circumstances that cause any change in stock price from being deemed to be or taken into account in determining a material adverse effect on Sirenza).

Amendment and Waiver

Subject to applicable legal requirements and the terms of the merger agreement, the merger agreement may be amended by the parties at any time by a writing signed on behalf of each of Sirenza, Metric Acquisition Corporation and Micro Linear. However, in the event that the merger agreement has been adopted by Micro Linear’s stockholders in accordance with Delaware law, the merger agreement may not generally be amended without the approval of Micro Linear’s stockholders.

At any time prior to the completion of the merger and unless otherwise specified in the merger agreement, any party to the merger agreement may:

•	extend the time for the performance of any of the obligations or other acts of the other party or parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties made to the waiving party; or

•	waive compliance with any of the agreements or conditions for the benefit of that party.

An agreement by a party or parties to any extension or waiver must be in writing and signed on behalf of that party or parties. Any delay in exercising any right under the merger agreement will not constitute a waiver of that right.

Termination; Termination Fee and Expenses

Termination

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval and adoption by Micro Linear’s stockholders of the merger agreement and the merger, by the following parties and under the following circumstances:

•	by mutual written agreement of Sirenza and Micro Linear;

•	by Sirenza or Micro Linear:

•	if the merger is not completed by December 31, 2006, provided that if the only condition that has not been satisfied is the receipt of all necessary regulatory approvals, then either Sirenza or Micro

Linear may extend the termination date to February 28, 2007. However, neither Sirenza nor Micro Linear may terminate the merger agreement on this basis if that party’s action or failure to fulfill any obligation under the merger agreement has been a principal cause of, or resulted in, the failure of the merger to occur on or before December 31, 2006 (or February 28, 2007, if the termination date has been extended);

•	if a governmental entity has enacted, issued, enforced or deemed applicable any legal requirements that deem the merger illegal in any jurisdiction in which Sirenza or Micro Linear has material business or operations, or which has the effect of prohibiting or preventing the merger;

•	if a governmental entity has issued or granted a non-appealable final judgment, order or injunction making the merger illegal in any jurisdiction in which Sirenza or Micro Linear has material business or operations, or which has the effect of prohibiting or preventing the merger;

•	if the merger agreement does not receive the requisite affirmative vote for adoption and approval at the Micro Linear stockholders’ special meeting (or any postponement or adjournment of the special meeting);

•	by Micro Linear:

•	if Sirenza or Metric Acquisition Corporation materially breaches any covenant or agreement in the merger agreement; or

•	subject to the cure period described in the merger agreement, if any of the representations and warranties of Sirenza and Metric Acquisition Corporation in the merger agreement were inaccurate when made or become inaccurate in a manner that would cause certain conditions to the merger not to be satisfied as of the time of the breach or as of the time the representation or warranty became inaccurate;

•	by Sirenza:

•	if Micro Linear materially breaches any covenant or agreement in the merger agreement, or, subject to the cure period described in the merger agreement, if any of the representations and warranties of Micro Linear in the merger agreement were inaccurate when made or become inaccurate in a manner that would cause certain conditions to the merger not to be satisfied as of the time of the breach or as of the time the representation or warranty became inaccurate;

•	following the execution and delivery of the merger agreement, if there is a material adverse effect on Micro Linear (whether or not events or circumstances occurring prior to the execution and delivery of the merger agreement caused or contributed to the occurrence of the material adverse effect);

•

if any of the following events, any of which we refer to as a Triggering Event, have occurred prior to the effective time of the merger: (1) Micro Linear has or is deemed to have breached its non-solicitation and board recommendation obligation; (2) Micro Linear’s board of directors or any committee of its board of directors changes the board recommendation to adopt and approve the merger agreement and approve the merger; (3) Micro Linear fails to include Micro Linear’s board recommendation to adopt and approve the merger agreement and approve the merger in the proxy statement; (4) Micro Linear’s board of directors or any committee of its board of directors approves, or recommends that Micro Linear’s stockholders approve, any acquisition proposal, as described above, or other acquisition transaction (whether or not a superior proposal as described above); (5) Micro Linear enters into a letter of intent, memorandum of understanding or other contract accepting or agreeing to discuss or negotiate any acquisition proposal, as described above, or acquisition transaction (whether or not a superior proposal, as described above), except for a confidentiality agreement as specifically agreed in the merger agreement; or (6) an acquisition proposal, as described above (whether or not a superior proposal as described above), is made by a person unaffiliated with Sirenza and, within ten (10) business days after notice of the acquisition proposal is first published, sent or given to Micro Linear’s stockholders and, despite the request of Sirenza, Micro Linear did not send to Micro Linear’s stockholders a statement unconditionally reaffirming the recommendation of the Micro Linear board of directors to adopt and approve the merger agreement and approve the merger and unconditionally recommending that Micro Linear’s stockholders reject the new acquisition proposal.

Termination Fee

Micro Linear must pay to Sirenza, via wire transfer, a fee of $1.8 million within one business day after a demand has been made by Sirenza provided that:

•	all of the following three events have occurred:

•	the merger agreement is terminated pursuant to its terms by Sirenza or Micro Linear due to a failure to obtain the required approval of Micro Linear’s stockholders or a failure to complete the merger before the applicable termination date, or by Sirenza due to a material breach of a covenant or warranty made by Micro Linear or an inaccuracy in the representations and warranties of Micro Linear where either the breach or inaccuracy is not subject to cure within thirty days or Micro Linear has ceased to exercise commercially reasonable efforts to cure the breach or inaccuracy;

•	prior to the termination of the merger agreement, in the case of a failure of Micro Linear’s stockholders to approve the merger transaction or a failure to complete the merger before the applicable termination date, or prior to the breach or inaccuracy giving rise to Sirenza’s right to terminate the agreement, a proposal by a third party to acquire Micro Linear has been publicly announced or made publicly known, or otherwise communicated to the Micro Linear stockholders; and

•	within twelve months following the termination of the merger agreement, an acquisition transaction is consummated by Micro Linear or Micro Linear enters into a letter of intent, memorandum of understanding or other contract providing for an acquisition transaction; or

•	upon the occurrence of a Triggering Event as described above.

Under the terms of the merger agreement, if Micro Linear fails to pay the termination fee in a timely manner and Sirenza makes a claim resulting in a judgment against Micro Linear, Micro Linear must pay not only the reasonable costs and expenses incurred in making the claim, but also the termination fee, interest on the termination fee and any applicable damages incurred in the event of a breach of the merger agreement.

Expenses

Except as described in the section entitled “Termination Fee” above, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party or parties incurring the expenses regardless of whether the merger is consummated.

THE VOTING AGREEMENTS

This section of this proxy statement/prospectus describes the material terms of the voting agreements entered into by certain Micro Linear stockholders in connection with the merger. The following summary is qualified in its entirety by reference to the complete text of the form of voting agreement, which is incorporated by reference and attached as Annex B to this proxy statement/prospectus. You are urged to read the full text of the form of voting agreement.

Concurrent, and in connection with the merger agreement, Sirenza and Metric Acquisition Corporation entered into a form of voting agreement, which we refer to as the Voting Agreement, with each of the following directors and officers of Micro Linear: Brent R. Dix, Peter Manno, Steven Moore, Laura Perrone, Timothy Richardson, Joseph Rizzi, Michael Schradle, A. Thampy Thomas and John Zucker (we collectively refer to these people as the Relevant Stockholders). Approximately 1,299,722 shares, or 9.3%, of Micro Linear common stock beneficially owned by the Relevant Stockholders on September 11, 2006 are subject to the voting agreement. We refer to these shares as the Covered Shares.

Agreement to Vote and Irrevocable Proxy

The Relevant Stockholders granted to Sirenza an irrevocable proxy and irrevocably appointed Bob Van Buskirk and Chuck Bland of Sirenza as proxies to exercise all voting, consent and similar rights with respect to the Covered Shares at every annual or special meeting of stockholders of Micro Linear (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting as follows:

•	in favor of the approval and adoption of the merger agreement and approval of the merger of Metric Acquisition Corporation with and into Micro Linear;

•	against the approval of any proposal that would result in a breach, by Micro Linear of the merger agreement; and

•	against any proposal made in opposition to, or in competition with, consummation of the merger and the other transactions contemplated by the merger agreement, including any acquisition proposal.

Notwithstanding the foregoing, the Relevant Stockholders may vote the Covered Shares on all other matters. Nothing in the irrevocable proxy shall prohibit a Relevant Stockholder who is director or officer of Micro Linear from acting in her or his capacity as such or from taking such action as a director or officer of Micro Linear that may be required on the part of such person as a director or officer of Micro Linear, including acting in compliance with the merger agreement.

Transfer Restrictions

In addition, the Relevant Stockholders have agreed to certain restrictions on the transfer of the Covered Shares. For a period beginning on August 14, 2006 and continuing until the termination of the Voting Agreements, the Relevant Stockholders may not (i) cause or permit the transfer of any of the shares to be effected, or discuss, negotiate or make any offer regarding the transfer of any of the shares, (ii) grant any proxies or powers of attorney with respect to any of the shares, or make other arrangement with respect to the voting of the shares in contravention of the Voting Agreements, or (iii) request that Micro Linear register the transfer of any certificated or uncertificated interest in the shares, other than to a signatory under the Voting Agreement. Notwithstanding the foregoing, transfers in accordance with a pre-existing Rule 10b-5 plan or sales of Covered Shares for cash as necessary to pay taxes incurred as a direct result of the exercise of Micro Linear options are permitted.

Termination

The Voting Agreements terminate upon the earlier of the date the merger agreement is validly terminated pursuant to its terms, or the date the merger becomes effective in accordance with the terms and conditions set forth in the merger agreement.

INFORMATION ABOUT SIRENZA

Overview

Sirenza is a supplier of RF components for the commercial communications, consumer and aerospace, defense and homeland security equipment markets. Sirenza’s products are designed to optimize the reception and transmission of voice and data signals in mobile wireless communications networks and in other wireless and wireline applications.

Consumers worldwide are demanding greater bandwidth as well as an enhanced ability to connect to communications networks and maintain those connections while mobile. This demand for greater capacity, connectivity and mobility has contributed to the significant increase in consumer use of communications networks, as is evidenced by increased minutes of use on mobile wireless networks for voice, video and data, subscriber growth in CATV for voice, video and data and recent subscriber growth for satellite radio in North America.

Commercial applications for Sirenza’s RF components include mobile wireless infrastructure networks, wireless local area networks, fixed wireless networks, broadband wireline applications such as coaxial cable and fiber optic networks, cable television set-top boxes and radio frequency identification, or RFID, readers. Sirenza also supplies components to consumer-oriented end markets including antennae and receivers for satellite radio, as well as tuner-related ICs for high definition television, or HDTV. Sirenza’s A&D products include RF components for government, military, avionics, space and homeland security systems.

Sirenza sells its products worldwide through two channels: a direct sales channel comprised of internal sales personnel and independent sales representatives and a distribution sales channel. Sirenza’s internal direct sales organization services and supports its customers in the areas of design, purchasing, logistics and technical support. In general, Sirenza’s largest customers are supported directly by its field sales and applications engineering groups. Sirenza’s direct customers also receive support from its network of independent sales representatives. Approximately 10% of Sirenza’s 2005 revenue was attributable to its distribution channel. Sirenza’s principal distributors are Avnet Electronics Marketing, or Avnet, Acal plc, or Acal, RFMW Ltd. and Digi-Key Corporation.

Products and Markets

Sirenza markets its products to five principal end markets: mobile wireless, broadband and consumer applications, standard and catalog products, wireless access applications and aerospace and defense applications. At the beginning of 2006, Sirenza revised its organizational structure to enhance its market focus and better leverage its personnel and resources to grow its target markets. To advance these goals Sirenza established five market-facing strategic business units to allow it to further concentrate and prioritize its efforts in strategic planning, product development and marketing.

Sirenza offers a broad line of products that range from single-function components to more highly-integrated ICs and MCMs. Sirenza’s ICs include amplifier, low noise amplifier, power amplifier, receiver, modulator and demodulator products and employ a broad array of semiconductor process technologies, including silicon germanium, or SiGe, gallium arsenide, or GaAs, and silicon complementary metal oxide semiconductor, or CMOS. Sirenza’s MCM product line includes power amplifier modules, active antenna products, voltage controlled oscillators, or VCOs, PLLs, coaxial resonator oscillators, or CROs, active mixers, hybrid amplifiers, power doublers and optical receivers. Sirenza’s passive components include splitters, couplers, mixers, transformers, isolators and circulators, which are used primarily in wireless infrastructure and CATV set-top box applications.

In addition to Sirenza’s product lines, it also uses its engineered technical solutions, ETS, expertise to supply amplifier and signal conditioning sub-assemblies to selected OEM customers in the wireless infrastructure, fiber optic and CATV infrastructure markets. Under ETS engagements, Sirenza typically manufactures and tests a sub-assembly which is being produced internally by an OEM. By applying its engineering expertise, using its off-shore manufacturing and sourcing relationships and often employing its own proprietary products, Sirenza seeks to produce the sub-assembly at a lower manufacturing cost and potentially improve its performance as compared to the OEM’s internal production. Sirenza believes that providing these ETS services strengthens its overall relationship with its OEM customers and increases the opportunity for additional Sirenza components to be incorporated into subsequent generations of an OEM’s product.

In April 2006, Sirenza completed its acquisition of Premier Devices, Inc., which significantly expanded its product offerings by adding complementary MCM and passive component product lines and provided Sirenza with ETS capabilities. Sirenza currently operates in two business segments: the SMDI segment, consisting of Sirenza’s pre-existing RF component sales businesses, and the PDI segment, consisting of the business and product lines Sirenza acquired from PDI.

SMDI segment. The SMDI segment consists of Sirenza’s IC and MCM business as it existed prior to the PDI acquisition. Sales of Sirenza’s VCO, PLL, amplifier, power amplifier and discrete IC products represented the significant majority of its net revenues in 2003 and 2004. These same products, together with the satellite radio antenna that Sirenza introduced in the first quarter of 2005, represented the significant majority of its net revenues in 2005. Historically, the majority of the SMDI segment’s sales have been made to mobile wireless infrastructure equipment manufacturers. This end market has usually exhibited a significant seasonal trend characterized by stronger customer demand in the second half of the year as compared to the first half.

Sirenza’s most significant end customers for the SMDI segment in 2005 were Sirius, Motorola, Nokia, Ericsson, Arris, Huawei Technologies Co., Ltd., or Huawei, Siemens, and ZTE. In addition, sales to two distributors and resellers of Sirenza’s products, Avnet and Acal, represented a significant amount of Sirenza’s net revenues in 2005.

Sirenza is not typically contractually required to carry significant amounts of inventory to meet direct customers’ delivery requirements or to assure itself of a secure and continuous supply of raw materials from its suppliers, however Sirenza does carry more raw materials for its military related applications, as these products tend to have longer product life spans and Sirenza needs to assure continued availability of the raw materials components that were originally approved by its customer. For Sirenza’s commercial applications, it carries a buffer stock of finished goods for its top selling products to facilitate efficient plant operations and timely deliveries to its direct customers.

PDI segment. The PDI segment has two main product lines: MCMs, including hybrid amplifiers, power doublers and optical receivers, which are primarily used in CATV and wireless infrastructure applications to generate and control RF signals, and passive components, including splitters, couplers, mixers, transformers, isolators and circulators, which are used primarily in wireless infrastructure and CATV set-top box applications. In addition, ETS engagements originate in this segment of our business. MCM and ETS sales represented the majority of PDI segment net revenues in the second quarter of 2006.

The significant majority of MCM sales were to Motorola and the significant majority of ETS sales were to RFS (a division of Alcatel). Other significant end customers in the PDI segment in the second quarter of 2006 were Huawei and C-Cor. Sales of PDI segment products are made predominantly through direct sales rather than through a distribution channel.

Sirenza is generally required by contract to provide up to four weeks of inventory to the largest customer of the PDI segment based on the customer’s rolling forecast. Other than this arrangement, Sirenza is typically not contractually required to carry significant amounts of inventory to meet direct customers’ delivery requirements or to assure itself of a secure and continuous supply of raw materials from its suppliers.

Manufacturing

Sirenza focuses on RF design, development and testing and employs a combination of outsourced and in-house manufacturing which allows it to select what it believes to be the optimal product technology and manufacturing process for any given application. For example, while Sirenza outsources its wafer manufacturing and packaging for its IC products, and it views outsourced manufacturing as an important element of its strategy, Sirenza also manufactures and tests a substantial number of its SMDI segment products at its Colorado manufacturing facility. In addition, Sirenza has significant CATV component design and manufacturing capabilities in Nuremberg, Germany, and passive component manufacturing and ETS expertise in sourcing, integration, and board level and subsystem assembly in Shanghai, China. Sirenza’s Colorado, Nuremberg and Shanghai manufacturing facilities hold ISO 9001:2000 Quality Management System certifications, and its Colorado facility holds an ISO 14001:2004 Environmental Management System certification.

SMDI segment. Sirenza outsources its wafer manufacturing and packaging for its IC products and performs a majority of its final testing and tape and reel assembly at its Colorado manufacturing facility. The principal raw material used in the production of Sirenza’s IC products is semiconductor wafers. Sirenza sources these wafers from a variety of merchant foundries. However, wafers for a particular process technology are generally sourced through one foundry on which Sirenza relies for all of its wafers in that process. Although Sirenza historically has not had material difficulties in obtaining its requirements for wafers, it is subject to the risks associated with its reliance on these wafer foundries, as described under “Risk Factors Relating to Sirenza.” Most other raw materials that Sirenza uses are readily available from numerous sources. Sirenza sources its IC packaging from established, international commercial vendors.

Sirenza manufactures, assembles and tests a significant majority of its SMDI segment’s MCMs at its manufacturing facility in Colorado. Generally, raw materials used for the manufacture of these MCMs are readily available from numerous sources, although it can take time to qualify new sources that can cost-effectively meet Sirenza’s quality and reliability standards. Sirenza sources building block or discrete components used in the MCM manufacturing process, such as printed circuit boards, commercially available ICs, diodes, resistors and capacitors, from a variety of domestic and international merchant suppliers and distributors. For many of Sirenza’s more critical components, we have multiple suppliers to provide second sources for its key bill-of-material requirements.

Sirenza outsources the production of its satellite radio antennae to a contract manufacturer located in the Philippines. The contract manufacturer is responsible for securing the raw materials to Sirenza’s specification that are necessary for the assembly of the antennae. Testing is done by the contract manufacturer to Sirenza’s specifications. Inventory is maintained at the contract manufacturing site and shipments are made at Sirenza’s instructions directly to end customers.

PDI segment. Sirenza builds a significant majority of its PDI segment’s products in its manufacturing and test facilities in Shanghai, China and Nuremberg, Germany. These facilities were acquired as part of its acquisition of PDI, and Sirenza is examining ways to use the manufacturing capabilities of these facilities in the production of its SMDI segment products.

Most raw materials used in Sirenza’s PDI segment business are readily available from numerous sources, although it can take time to qualify new sources that can cost-effectively meet our quality and reliability standards. Sirenza sources building block or discrete components used in the manufacturing of Sirenza’s PDI segment’s products, such as printed circuit boards, commercially available ICs, transistors, diodes, resistors and capacitors, mechanical housings, cable and connectors, from a variety of domestic and international merchant suppliers and distributors. For many of Sirenza’s critical components, it has multiple suppliers to provide second sources for its key bill-of-material requirements.

Research and Development

Sirenza’s products are generally developed through its ongoing centralized product research and development, or R&D, and do not individually require any material investment or the use of a material portion of a segment’s assets. For 2005, 2004, and 2003 total R&D expenditures were $10.1 million, $9.0 million, and $8.6 million, respectively. The PDI acquisition was completed on April 3, 2006 and is not included in these results.

Geographic and Customer Revenue

Sirenza’s consolidated financial results for periods prior to the second quarter of 2006 reflect the operating results of the SMDI segment only. Sales to customers located in the United States represented approximately 25%, 24%, and 40% of net revenues in 2005, 2004 and 2003, respectively. Sales to customers located outside of the United States represented 75%, 76%, and 60% of net revenues in 2005, 2004 and 2003, respectively. Sales to customers located in China represented 33% of net revenues in 2005, 34% in 2004 and 16% in 2003.

Two of Sirenza’s customers, Avnet and Motorola, accounted for approximately 13% and 11% of net revenues, respectively, in 2005. In addition, wireless infrastructure OEM Nokia and satellite radio antenna customer Sirius each accounted for more than 10% of net revenues in 2005, either directly or through sales to their contract manufacturers.

Four of Sirenza’s customers, Solectron, Acal, Avnet and Planet Technology (H.K.) Ltd., accounted for approximately 17%, 14%, 13% and 11% of net revenues, respectively, in 2004. In addition, wireless infrastructure OEMs Ericsson, Motorola and Nokia each accounted for more than 10% of net revenues in 2004, either directly or through sales to their contract manufacturers.

Two of Sirenza’s customers, Avnet and Acal, accounted for approximately 16% and 12% of net revenues, respectively, in 2003.

As Sirenza’s sales to customers located outside the U.S. have increased substantially, it has become subject to risks associated with foreign operations. For a description of these risks, see Sirenza’s disclosure under “Risk Factors Relating to Sirenza.”

Acquisitions

In the past three years Sirenza has completed three acquisitions. On May 5, 2003, Sirenza acquired substantially all of the assets and assumed specified liabilities of Vari-L Company, Inc., a designer and manufacturer of VCOs, PLLs and other MCM products for the mobile wireless infrastructure market, as well as certain components for the A&D market. This acquisition added RF signal source components to Sirenza’s product portfolio and increased its presence in the A&D markets. The acquisition of Vari-L added a significant amount of net revenues to Sirenza subsequent to the date of the transaction. After the acquisition of Vari-L, Sirenza relocated its corporate headquarters and consolidated its manufacturing facilities in Broomfield, Colorado, which allowed it to achieve operational cost synergies, primarily in operations, general and administrative and, to a more limited degree, in sales and marketing.

On December 16, 2004, Sirenza acquired ISG Broadband, Inc., or ISG, a designer of RF gateway module and IC products for the CATV, satellite radio and HDTV markets. This acquisition enabled Sirenza to address new end markets, including HDTV and satellite radio, and broadened our product offering in the set-top box market by adding ISG’s silicon-based receiver and tuner ICs. Sales of the products acquired in the ISG acquisition represented a significant amount of net revenues in 2005 and the first and second quarters of 2006.

On April 3, 2006, Sirenza acquired PDI, which designs, manufactures and markets complementary passive RF components and is headquartered in San Jose, California with manufacturing operations in both Shanghai, China and Nuremberg, Germany. This acquisition expanded both the depth and breadth of Sirenza’s product portfolio by adding PDI’s CATV amplifier, module and optical receiver offerings as well as PDI’s line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers. The acquisition also brought Sirenza significant design and manufacturing capabilities in Asia and Europe, including PDI’s ETS expertise in sourcing, integration, and board-level and subsystem assembly. Sirenza believes that these new product offerings and capabilities advance its strategic objective of diversifying and expanding its end markets and applications.

Sirenza intends to continue to evaluate and may enter into other acquisitions or investment transactions in complementary businesses, technologies, services or products.

Competition

In the RF component market generally, competition is fragmented. Competitors vary by component function, application, geographic region and customer. Customers generally prefer to maintain multiple sources for every component socket, creating competition for Sirenza’s products. While common competitors exist in a number of Sirenza’s major product categories, Sirenza generally does not compete across our full range of products and markets with any single competitor. Sirenza further discusses the competitive conditions for its SMDI and PDI segments under “Risk Factors Relating to Sirenza.”

Intellectual Property

Intellectual property rights that apply to Sirenza’s various products include patents, copyrights, trade secrets, trademarks and mask work rights. Sirenza maintains an active program to protect its investment in technology. The extent of the legal protection given to different types of intellectual property rights varies under different countries’ legal systems.

As of July 31, 2006, Sirenza held 49 U.S. patents including continuations and continuations in part thereof, 3 U.S. patent applications pending and 5 foreign patents which were derivatives of its U.S. patents. Sirenza also holds 2 issued European Union patents, 9 patents issued in various European countries which were derivatives of those patents, and 14 foreign patent applications pending. Third-party wafer fabs own the patents for the current process technologies used in manufacturing Sirenza’s wafers. Sirenza intends to seek patent protection for its future products and technologies where appropriate and to protect its proprietary technology under U.S. and foreign laws affording such protection. Sirenza believes that the duration of its issued patents is adequate relative to the expected lives of its products. Although Sirenza believes that patents are an important element of its success, it does not believe that its business, as a whole, is materially dependent on any one patent.

To distinguish Sirenza’s products from its competitors’ products, Sirenza has obtained certain trademarks and trade names for its products. Sirenza considers its trademark in its name “Sirenza Microdevices” material to its business. Sirenza has sought and received registration with the United States Patent and Trademark Office, or USPTO, and in the European Union for this trademark. When registered in the United States, a trademark is effective for a ten-year period, with indefinite renewal periods of ten years, subject to continued use of the mark. Sirenza also relies on common law protection for this trademark and others and has received registration for other trademarks with the USPTO and in foreign jurisdictions.

Sirenza protects certain details about its processes, products and strategies as trade secrets and has ongoing programs designed to maintain the confidentiality of this information. To protect its trade secrets, technical know-how and other proprietary information, Sirenza’s employees are required to enter into agreements providing for the maintenance of confidentiality and, in some cases, the assignment of rights to inventions made by them while employed by Sirenza. Sirenza also routinely enters into non-disclosure agreements to protect its confidential information delivered to third parties and controls access to and distribution of its proprietary information. Despite its efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use Sirenza’s products or technology or to develop products with the same functionality as its products. Monitoring unauthorized use of Sirenza’s proprietary information is difficult, and Sirenza cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States.

Although Sirenza relies on intellectual property law to protect our technology, it believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position.

Employees

As of July 31, 2006, Sirenza had 790 employees. Sirenza believes that its relations with its employees are good.

Sales Order Backlog

Sirenza includes in its backlog all accepted product purchase orders for which delivery has been specified within one year, including orders from distributors. Sirenza does not recognize revenue from sales through its distributors until the distributor has sold its product to the end customer. Product orders in Sirenza’s backlog are subject to changes in delivery schedules or quantities and are generally subject to cancellation at the option of the purchaser without significant penalty. Sirenza’s backlog may vary significantly from time to time depending upon the level of capacity available to satisfy unfilled orders. Accordingly, although useful for scheduling production, Sirenza does not believe that backlog as of any particular date is necessarily indicative of its future results.

Compliance with Environmental, Health and Safety Regulations

Sirenza seeks to achieve high standards of environmental quality and product safety, and strive to provide a safe and healthy workplace for its employees, contractors and the communities in which it does business. Sirenza has developed environmental, health and safety policies for its business, and internal processes focused on minimizing and properly managing any hazardous materials used in its facilities and products. At its manufacturing and assembly and test site in Broomfield, Colorado Sirenza has obtained an ISO 14001:2004 Environmental Management System certification, which requires that a broad range of environmental processes and policies be implemented to minimize environmental impact and maintain compliance with environmental regulations.

The manufacture, assembly and testing of Sirenza’s products requires the use of hazardous materials that are subject to a broad array of environmental, health and safety laws and regulations. As Sirenza continues to use advanced process technologies, the materials, technologies and products themselves become increasingly complex. Sirenza’s evaluations of new materials for use in research and development, manufacturing, and assembly and test take into account environmental, health and safety considerations. Many new materials being evaluated for use may be subject to existing or future laws and regulations. Failure to comply with any of the applicable laws or regulations could result in fines, suspension of production, alteration of fabrication and assembly processes, curtailment of operations or sales, and legal liability. Sirenza’s failure to manage properly the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject us to future liabilities. Existing or future laws and regulations could require it to procure pollution abatement or remediation equipment, modify product designs, or incur other expenses. In addition, restrictions on the use of certain materials in its facilities or products in the future could harm Sirenza’s operations. Compliance with these complex laws and regulations, as well as internal voluntary programs, is integrated into Sirenza’s manufacturing and assembly and test processes.

INFORMATION ABOUT MICRO LINEAR

Overview

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which are used in a variety of wireless products serving global markets. Micro Linear was founded in 1983, and until 2000 Micro Linear was a supplier of advanced analog and mixed signal integrated circuits to the computer, communications, telecommunications, consumer and industrial markets. During 2000, Micro Linear divested its manufacturing test operation and its non-communication product lines and focused its marketing, engineering and product development on new communications products, most notably wireless integrated circuits. During 2001, Micro Linear established itself as a volume supplier of RF transceivers to the digital cordless telephone segment of the communications market. In 2005, Micro Linear completed the development of a transceiver for use in PHS products. Micro Linear began initial shipments of this transceiver in the second quarter of 2005. Wireless product revenue represented 83% of total net revenue for the second quarter of 2006 compared to 84% of total net revenue for the second quarter of 2005.

Micro Linear’s transceivers are used in many streaming wireless applications, such as cordless phones, Personal Handyphone Systems, or PHS, handsets, wireless speakers, security cameras, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide. Currently, in addition to Micro Linear’s transceivers designed for digital cordless telephones and PHS products, Micro Linear offers a full line of high data-rate ISM-band transceivers for applications such as wireless speakers and headphones, voice headsets and other electronic appliances. Micro Linear offers a broad line of transceivers that address the most popular unlicensed bands: 900 MHz, 2.4 GHz, and 5.8 GHz. To simplify system design and decrease time to market, Micro Linear also offers starter kits and reference designs. In addition, Micro Linear offers networking products consisting mainly of media conversion products that enable implementation of cost effective fiber to the home, or FTTH, systems.

Micro Linear’s products are used in designs that replace wires to transfer information. Micro Linear believes wireless connectivity offers freedom of mobility, flexibility of configuration, and significant infrastructure installation cost savings. An increasing number of products that were traditionally wired are now increasingly being designed as wireless, including telephone handsets, cell phone headsets, audio headphones and speakers, and computer peripherals. Micro Linear believes that the benefits of these digital wireless solutions, combined with the cost-effectiveness of its products, will result in significant market growth for Micro Linear’s products as more and more applications adopt digital wireless connections.

Micro Linear’s objective is to become a leading provider of digital wireless solutions for many large global markets. To meet this objective, Micro Linear has embarked upon a number of strategic initiatives:

•	Micro Linear is focused on becoming a major provider of wireless semiconductors in the ISM (unlicensed Industrial, Scientific and Medical) and PCS (Personal Communications Services) bands which include: 900MHz, 2.4GHz, and 5.8GHz as well as 1.9GHz for PHS/PCS applications in Asia. These transceivers can be used in many wireless applications such as: PHS handsets, cordless telephones, datacards, headsets, streaming wireless applications such as wireless speakers and headphones and security cameras.

•	Micro Linear plans on developing new products that draw heavily on existing intellectual property. This reduces technical risk and development cycle time. These products are specifically defined, where possible, to allow them to address overlapping market segments to maximize sales volume, return on investment and market awareness.

•	Micro Linear plans on developing customer partnerships and major strategic relationships with industry-leading companies in its target market segments. Micro Linear believes engaging with committed customers early in product development results in competitive product definitions, accelerated production ramps, and higher probability of commercial success.

•	Micro Linear has developed user-friendly evaluation tools and numerous production-ready reference designs that Micro Linear believes will enable companies with limited wireless design expertise to implement quickly and efficiently wireless connectivity in their products using Micro Linear’s integrated circuits. Micro Linear believes these reference designs can also reduce the engineering costs associated with designing a wireless product that will meet the requirements of various international regulatory bodies.

Markets and Products

Wireless Consumer, Communications, and Industrial Products

Digital wireless connectivity requires a Radio Frequency, or RF, physical interface and a baseband controller, the complexity of which depends on the specific application. The RF interface typically consists of an RF front end (power amplifier, low noise amplifier and switch), RF transceiver, and modem. The baseband controller provides an interface to the digital data source, control of the radio operation, and application support. Micro Linear currently provides the RF transceiver and RF front end with the balance of the solution provided by other vendors, who in many cases have formed strategic marketing relationships with it. Micro Linear believes its transceivers provide significant benefits to its customers, including lower cost, smaller form factor, higher data rates, enhanced range of operation, and an overall lower bill of material.

During the first six months ended June 30, 2006, Micro Linear’s wireless RF transceiver products represented 82% of net revenue, compared to 79% in 2005, 74% in 2004 and 64% in 2003. Micro Linear has delivered over 40 million RF transceivers that can now be found in digital cordless telephones, cordless headsets and other digital wireless products.

During 2005, Micro Linear began expansion of its customer base for RF transceivers to include PHS handset manufacturers, and continued adding customers for wireless speaker and headphone manufacturers, additional digital cordless telephone vendors and wireless headset manufacturers. Products intended for the U.S. market use the unlicensed 5.8GHz and 900MHz frequency band, while wireless products designed for worldwide use operate at 2.4GHz. Micro Linear began shipping its 5.8GHz product in high volume in 2004. This product is used in 5.8GHz digital cordless telephones targeted at the U.S. market.

A growing number of manufacturers have emerged that do not have the capability, or the desire, to design a wireless product starting at the component level. To achieve design wins with these emerging manufacturers, Micro Linear has increased its customer support tools through the creation of production-ready reference designs. Currently, Micro Linear offers reference designs that customers can copy or modify to allow them to easily integrate digital wireless connectivity into their products. These solutions are pre-scanned for compliance with the Federal Communications Commission rules for use in the unlicensed frequency bands. Micro Linear anticipates that it will continue to expand its reference designs for its 5.8GHz and PHS transceiver products.

Micro Linear’s efforts in designing and testing these reference designs have afforded its engineers a good insight into the design issues confronted by Micro Linear’s prospective customers, which Micro Linear believes should assist it in making its new products more valuable to its customers.

Media Conversion Products

Micro Linear offers media conversion products that enable implementation of cost-effective FTTH systems. Two existing industry standards define Ethernet protocols over twisted pair copper media: 10Base-T for 10Mbps and 100Base-TX for 100Mbps. A low-cost silicon solution called a media converter provides the required signal conversion at each point where the twisted pair copper media interfaces to fiber media.

Sales and Distribution

Micro Linear’s focus is on engaging large original equipment manufacturer customers, or OEMs, which incorporate wireless technologies into products targeted at high volume markets. To enable it to win business at these large accounts, Micro Linear’s direct sales employees focus on key accounts. Sales to certain of Micro Linear’s OEM customers do not carry return privileges and Micro Linear recognizes revenue for these sales upon shipment.

Micro Linear addresses smaller customers via a network of domestic distributors and international representatives and distributors who specialize in RF components. For the first six months ended June 30, 2006, Micro Linear’s domestic sales represented approximately 6% of net revenue, compared to 6% in 2005 and 2004 and 9% in 2003. Micro Linear offers its domestic distributors product return privileges and, in the event Micro Linear lowers the prices of products sold to distributors, Micro Linear guarantees price protection on unsold inventory. Micro Linear defers recognition of revenue and gross margin derived from sales to its domestic distributors until the distributors resell Micro Linear’s products to their customers. Some sales to domestic distributors are below contract pricing and are not guaranteed price protection or return privileges. On these sales, Micro Linear does not defer revenue.

Outside the United States, Micro Linear’s products are sold both directly to international customers and through distributors. International sales accounted for approximately 95% of Micro Linear’s net revenue in the first six months ended June 30, 2006, 94% in 2005 and 2004, and 91% in 2003. Micro Linear expects international sales to continue to represent a significant portion of product sales in 2006 as more electronics manufacturing is concentrated in the Pacific Rim. On a portion of Micro Linear’s sales to international distributors, Micro Linear offers product return privileges and, if Micro Linear lowers the prices of its products, Micro Linear guarantees price protection on unsold inventory, which is standard in the semiconductor industry. Micro Linear defers revenue from this portion of shipments to international distributors until these distributors notify it of product sales to their customers. Some sales to international distributors are below contract pricing and are not guaranteed price protection or return privileges. On these sales, Micro Linear does not defer revenue.

During 2005, sales to OEMs represented 83% of Micro Linear’s net revenue, and sales through Micro Linear’s distribution channel represented 17% of net revenue. For the six months ended June 30, 2006, sales to OEMs represented 86% of Micro Linear’s net revenue. While sales to Micro Linear’s largest customer pass through an international distributor, Micro Linear classifies these sales as OEM sales since the distributor does not fulfill a traditional distributor stocking role. However, Micro Linear defers revenue until this international distributor has resold the product to the end customer.

A relatively small number of large customers have accounted for a significant portion of Micro Linear’s net revenue in each of the past several years. During 2005, 2004 and 2003, Micro Linear’s top ten customers, excluding domestic distributors, together accounted for approximately 87%, 82% and 77% of net revenue, respectively. During 2005, one customer, Uniden Corporation, accounted for 44% of Micro Linear’s net revenue and sales to Giant Electronics Limited (a subcontractor for Plantronics, Inc.), Micro Linear’s second largest customer, accounted for 15% of net revenue. Micro Linear’s third largest customer, VTech Telecommunications, accounted for 12% of net revenue. Seasonal demand characterizes the consumer electronics market, including Uniden’s and VTech’s digital cordless telephones, which incorporate Micro Linear’s transceivers. For the six months ended June 30, 2006, sales to Micro Linear’s top ten customers, excluding domestic distributors, together, accounted for approximately 93% of net revenue, with sales to Uniden Corporation accounting for 52% of net revenue and sales to Giant Electronics Limited accounting for 15% of net revenue. Sales to Uniden and VTech are subject to the same seasonality of demand and to all of the inherent variability of the consumer electronics market. Micro Linear expects that sales to Giant Electronics will also account for a significant portion of its sales in 2006.

During the first six months ended June 30, 2006, and in 2005, 2004 and 2003, all of Micro Linear’s net revenue was derived from sales of products for the wireless communications market and the computer networking market. During the first six months ended June 30, 2006, and in 2005, 2004 and 2003 wireless shipments accounted for approximately 82%, 79%, 74% and 64% of net revenue, respectively. Sales of Micro Linear’s products to network equipment manufacturers accounted for approximately 18%, 21%, 26% and 36% of its net revenue in the first six months ended June 30, 2006, and in 2005, 2004 and 2003, respectively.

Backlog

Micro Linear does not believe that backlog is a meaningful indicator of its future business prospects, due to the significant percentage of orders received and shipped within the same quarter and the ability of Micro Linear’s customers to cancel or reschedule orders outside a thirty-day period without significant penalty.

Technology

Micro Linear believes its success and sustainable competitive advantages depend on the acceptance and continued development of its core technologies. Technologies that Micro Linear believes give it a competitive advantage include:

•	Design expertise and experience at frequencies up to 5.8GHz;

•	Design expertise and experience building highly integrated RF “systems on a chip,” which offer lower cost, smaller designs and greater simplicity in overall system design;

•	Low intermediate frequency radio transceivers, which offer cost-effective, high integration, programmable radio solutions with minimal external components;

•	Automatically calibrated active circuits that reduce manufacturing cost and complexity, and result in higher production yields;

•	High performance RF, analog mixed signal, and digital circuit designs using silicon germanium (SiGe), and standard BiCMOS technologies; and

•	Advanced packaging to reduce the cost and enhance the performance and functionality of Micro Linear’s radio solutions.

Micro Linear uses standard process technologies available from leading semiconductor foundries. Silicon technologies currently used or being implemented in new designs include:

•	0.18 micron and 0.35 micron SiGe for advanced RF transceivers; and

•	0.6 micron BiCMOS for low cost transceivers and media converters.

Manufacturing

Micro Linear utilizes outside foundries for all of its silicon wafer requirements, outside suppliers for both wafer sort and final product test, and outside assembly services to package its products. After assembly, the packaged units are tested and inspected by subcontractors prior to shipment to customers. Extensive electrical testing is individually performed on all circuits, using advanced, automated test equipment capable of high volume production, to ensure that the circuits satisfy specified performance levels.

Micro Linear believes that using outside foundries and other manufacturing services enables it to focus on its design strengths, minimize fixed costs and capital expenditures, and access diverse manufacturing technologies. Micro Linear depends on silicon foundries located in the United States, Singapore and Japan for products currently in production as well as those currently being designed. Other manufacturing processes are performed by companies in the United States, Malaysia, Korea, Hong Kong, Singapore, and the Philippines.

Research and Development

Micro Linear employs state of the art integrated circuit development software tools in order to shorten development cycles and more accurately simulate the performance of its designs before committing to costly and time-consuming silicon fabrication. These tools represent a significant portion of Micro Linear’s research and development budget. Micro Linear’s product development strategy focuses on highly integrated silicon solutions, employing a modular design to allow for use in a broad range of applications, enabling it to address multiple markets quickly with similar platforms.

As silicon technology advances, new processes enable higher levels of performance while existing processes become more cost effective. Micro Linear watches these trends closely in order to provide the highest performance and most cost effective solutions to its customers.

In May 2003, Micro Linear undertook a restructuring that consolidated most of its design activities into its San Jose, California headquarters. Micro Linear’s engineering design center in San Jose is involved in the development of advanced communications circuits and systems for wireless markets. Device validation, characterization, reliability testing, and test development activities are also located in San Jose. In addition to its San Jose engineering organization, Micro Linear also has a small design group in Salt Lake City, Utah. In the fourth quarter of 2005 Micro Linear undertook a reduction in force eliminating approximately 14 positions, including approximately nine engineering positions.

Research and development expenses were $8.9 million, $9.5 million, and $10.0 million in 2005, 2004, and 2003, respectively. For the six months ended June 30, 2006, research development expenses were approximately $3.1 million. In planning these reductions, Micro Linear carefully reviewed and focused Micro Linear’s product roadmap. Micro Linear expects to continue spending significant funds on research and development activities to deliver leading edge products that have the promise of volume shipments within a short time following their introduction.

Competition

The semiconductor industry is characterized by price erosion, rapid technological change, short product life cycles, cyclical market patterns and heightened international and domestic competition. The market segments in which Micro Linear participates are intensely competitive, and many semiconductor companies presently compete, or could compete, in one or more of Micro Linear’s target markets. Micro Linear’s principal competitors are Sitel, Infineon, Philips, DSP Group, Atheros, Texas Instruments (Chipcon), Nordic, GCT, Airoha and Atmel. Many of Micro Linear’s competitors offer broader product lines and have substantially greater financial, technical, manufacturing, marketing and other resources. In addition, many of its competitors maintain their own wafer fabrication facilities, which provide them with a competitive advantage.

Micro Linear believes that product innovation, quality, reliability, performance and the ability to introduce products rapidly are important competitive factors. Micro Linear believes that, by virtue of its product application knowledge and design expertise coupled with a rigorous design methodology, it can compete favorably in the areas of rapid new product introduction, product innovation, quality, reliability and performance. However, Micro Linear may be at a disadvantage in comparison to larger companies with broader product lines, greater technical and financial resources, and greater service and support capabilities.

The acceptance of future products will depend on their direct applicability to the intended market, their cost-effectiveness, and the availability of easily implemented systems-level solutions based on these products. Larger competitors with larger development staffs, larger research and development budgets, and access to more technologies could deliver competitive products with improved feature sets, more products with differentiated feature sets and/or complete chipsets or system solutions, thus providing them a distinct competitive advantage.

Patents and Licenses

Micro Linear’s success depends, in part, on its ability to obtain patents and licenses and to preserve other intellectual property rights covering its products, procedures, development tools and testing tools. To that end, Micro Linear owns certain patents and intends to continue to seek patents on its inventions when appropriate. Micro Linear owns 17 U.S. patents, and has 2 U.S. patent applications. Through a sale of a portion of Micro Linear’s assets, Micro Linear maintains a royalty-free license to 45 U.S. patents, 3 foreign patents, 7 U.S. patent applications, and 3 foreign patent applications. Micro Linear believes that although the patents described above may have value, given the rapidly changing nature of the semiconductor industry, Micro Linear depends primarily on the technical competence and creativity of its technical workforce.

Micro Linear has not currently licensed any third parties to manufacture its products. Micro Linear has no current plans to grant product licenses with respect to any products; however, Micro Linear may find it necessary to enter into product licenses in the future. Micro Linear has granted nontransferable, limited process licenses to each of its foundries to utilize its proprietary processes to manufacture its products.

Employees

As of June 30, 2006, Micro Linear had 42 full-time employees, five of whom were engaged in manufacturing (including test development, quality and materials functions), 22 in research and development, seven in marketing, applications and sales, and eight in finance and administration. Micro Linear’s employees are not represented by any collective bargaining agreements, and it has never experienced a work stoppage. Micro Linear believes that its employee relations are good.

Properties

In July 2004, Micro Linear sold its San Jose facilities for approximately $7.0 million. Micro Linear recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs. Initially, Micro Linear entered into a one year lease agreement with the new owners to lease back a portion of the facilities. This lease expired at the end of July 2005. Micro Linear renewed this lease and under the provisions of the renewal it currently rents approximately 32,000 square feet of space on a month-to-month basis with a three-month notice period. Due to the high vacancy rates for commercial space in the San Jose, California area, Micro Linear does not currently anticipate any difficulty in its ability to find sufficient space should its lease be terminated.

Legal Proceedings

From time to time Micro Linear receives correspondence from vendors, distributors, customers or end-users of its products regarding disputes with respect to contract rights, product performance or other matters that occur in the ordinary course of business. Some of these disputes may involve it in costly litigation or other actions, the outcome of which cannot be determined in advance and may adversely affect its business. The defense of lawsuits or other actions could divert Micro Linear’s management’s attention away from running its business. In addition, negative developments with respect to litigation could cause the price of Micro Linear’s common stock to decline significantly. Except for the putative class action filed in connection with the merger, Micro Linear is not currently a party to any material legal proceedings. See “The Merger—Legal Proceedings Regarding the Merger” on page 88 of this proxy statement/prospectus.

Management

The executive officers of Micro Linear, and their ages as of June 30, 2006, are as follows:

Name	Age	Position	Principal Business Experience for the Past Five Years
Timothy A. Richardson	49	President and Chief Executive Officer	Mr. Richardson was appointed President and Chief Executive Officer of Micro Linear in May 2002 and has served as a director of Micro Linear since March 2000. From August 2000 to May 2002, Mr. Richardson served as Executive Vice President of Business Development of Bandwidth9, a manufacturer of optical components for the telecommunications market. From 1996 to August 2000, Mr. Richardson was the President of VeriFiber Technologies, an optical component and systems manufacturer which he founded. VeriFiber was acquired in August 2000 by Bandwidth9.

Name	Age	Position	Principal Business Experience for the Past Five Years
Brent Dix	43	Vice President, Engineering	Mr. Dix joined Micro Linear in September 2001 as Vice President of the Salt Lake City Design Center. In July 2002, he was named Vice President of Engineering. From March 1996 until September 2001, Mr. Dix served as Senior Director of Engineering of Harmonic Inc., a provider of interactive video, voice and data services for the telecommunications industry.

Peter Manno	63	Vice President, Business Development	Mr. Manno joined Micro Linear in June 2001 as Vice President of Marketing. In December 2002, he became Vice President of Worldwide Sales and in April 2005 he became Vice President of Business Development. From November 2000 to June 2001, Mr. Manno served as Vice President of Sales of Xemod, Inc., a provider of radio frequency amplifier modules for the wireless communication market. From July of 1999 until August of 2000, he served as President and Chief Executive Officer of American Microwave Technologies, Inc., a manufacturer of custom radio frequency and microwave power amplifiers for the scientific and medical industries.

Steven Moore	49	Vice President, World Wide Sales and Applications	Mr. Moore joined Micro Linear in May 2002 as Director, Worldwide Applications. In April 2005 he became Vice President, World Wide Sales and Applications. From May 2000 until February 2002, he was Director of WLAN Product Marketing for Symbol Technologies, a provider of wireless products and systems used in enterprise mobility solutions. From Jan 2000 until May 2000, he was Sr. Marketing Manager for TelenComm, Inc. (subsequently known as Zeevo and acquired by Broadcom) a provider of Bluetooth system on a chip solutions for the communications market. Prior to that, Mr. Moore served from May 1997 until Jan 2000 as Marketing Applications Manager at SiRF Technology, a leading supplier of GPS semiconductor and software solutions.

Michael Schradle	61	Vice President, Finance and Operations and Chief Financial Officer	Mr. Schradle joined Micro Linear in July 2000 as Vice President, Finance and Chief Financial Officer. In October 2002, he was also named Vice President, Operations. From January 2000 to July 2000, Mr. Schradle was a consultant for David Powell, Inc.’s Financial Services Division, which provides interim chief financial officer support to emerging companies. From January 1998 to January 2000, Mr. Schradle was Chief Financial Officer of Arithmos, Inc., a semiconductor company.

The members of the Board of Directors of Micro Linear, their ages, and their business experience are as follows:

Name	Director Since	Age	Principal Business Experience for the Past Five Years
Timothy R. Richardson	2000	49	See above.

Laura Perrone(1)(2)	2004	49	Since September 2003, Ms. Perrone has been Vice President and Chief Financial Officer of Omneon Video Networks, a provider of content storage technologies for the production and broadcast distribution of digital media. Prior to joining Omneon Ms. Perrone had been on sabattical since March 2002. From January until March of 2002, Ms. Perrone was Consultant to the Chief Executive Officer of Icarian Inc., a workforce management software and service provider. Icarian was acquired by Workstream Inc. in July 2002. From April 1999 through December 2001, Ms. Perrone was Vice President and Chief Financial Officer of Icarian Inc.

Joseph D. Rizzi(1)(3)	1997	63	Since 1998, Mr. Rizzi has been a private investor. Mr. Rizzi also served until December 2004 as a member of the board of directors of Veritas Software Corporation, a developer of storage management software.

A. Thampy Thomas(1)(2)(3)	2002	60	Thampy Thomas is a private investor. From June 2002 through August 2004, he served as the Chairman and CEO of PostX Corporation, a provider of enterprise software for secure electronic delivery of sensitive business information. From 1998 until June 2002, Dr. Thomas was a private investor.

John Zucker(2)(3)	2005	62	Mr. Zucker was elected Chairperson of the Board of Directors of Micro Linear in May 2005. Since November 2001, Mr. Zucker has been a private investor. From November 2000 until November 2001, he was the President and CEO of RealChip Communications, a provider of semiconductor integrated circuits for communications applications. From September 1998 to January 2000, he was Vice President of Micron Technology, a manufacturer of DRAMs, flash memory and other semiconductor components to the computing, networking and communications industries.

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee

There are no family relationships between any directors or executive officers of Micro Linear.

Executive Compensation

The following table summarizes all compensation paid during 2005, 2004, and 2003 to Micro Linear’s Chief Executive Officer and each of Micro Linear’s other four most highly compensated executive officers as of the end of fiscal 2005 whose salary and bonus for services rendered in fiscal 2005 exceeded $100,000 (referred to as the “named executive officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Securities Underlying Options (#)	All Other Compensation(3)
Name and Principal Position
Timothy A. Richardson(4) President and Chief Executive Officer	2005	$305,769	$—	$1,400	—	$3,213
	2004	317,308	—	1,400	—	3,213
	2003	300,000	118,281	512	—	2,183

Brent D. Dix(5) Vice President, Engineering	2005	214,000	—	425	55,000	3,921
	2004	207,692	—	425	—	4,001
	2003	200,000	—	461	70,000	4,221

Peter L. Manno(6) Vice President, Business Development	2005	219,135	—	3,080	—	7,397
	2004	227,404	—	3,080	—	7,477
	2003	215,000	—	3,340	45,000	9,612

Steven Moore(7)	2005	170,089	25,000	—	45,000	2,080
Vice President, World Wide Sales and Applications

Michael W. Schradle(8) Chief Financial Officer, Vice President, Finance & Operations	2005	211,000	—	2,007	55,000	7,522
	2004	215,389	—	2,007	—	9,442
	2003	200,004	—	2,176	70,000	10,327

(1)	Amounts paid as bonuses for services rendered are reported for the year in which they were earned, even if they were paid in the following fiscal year.
(2)	Amounts in this column represent reimbursement during the fiscal year for the payment of taxes.
(3)	The amounts in this column are described below:

Name	Year	Exec Life Insurance Premiums	Long- Term Disability Premiums	Company 401(k) Contributions	Living Expenses, Relocation	Total, All Other Compensation
Timothy A. Richardson	2005	$830	$2,383	$—	$—	$3,213
	2004	830	2,383	—	—	3,213
	2003	1,800	2,383	—	(2,000)	2,183

Brent D. Dix	2005	300	1,541	2,080	—	3,921
	2004	300	1,541	2,160	—	4,001
	2003	600	1,541	2,080	—	4,221

Peter L. Manno	2005	1,745	3,572	2,080	—	7,397
	2004	1,745	3,572	2,160	—	7,477
	2003	3,960	3,572	2,080	—	9,612

Steven Moore	2005	—	—	2,080	—	2,080

Michael W. Schradle	2005	1,855	5,667	—	—	7,522
	2004	1,855	5,667	1,920	—	9,442
	2003	2,580	5,667	2,080	—	10,327

(4)	Mr. Richardson became President and Chief Executive Officer in May 2002.
(5)	Mr. Dix became Vice President, Engineering in July 2002, after joining it as Vice President of the Salt Lake City Design Center in September 2001.
(6)	Mr. Manno became Vice President of Marketing in June 2001. In December 2002, he became Vice President of Worldwide Sales. In April 2005, he became Vice President of Business Development.
(7)	Mr. Moore became Director, Worldwide Applications in 2002, and Vice President of Worldwide Sales and Applications in April 2005.
(8)	Mr. Schradle became Chief Financial Officer and Vice President of Finance in July 2000. In October 2002, he assumed the additional role of Vice President of Operations.

Option Information

On February 27, 2006 Micro Linear announced a tender offer for the exchange of employee stock options then outstanding that all had exercise prices that were greater than the market value of its stock. Under the terms of the tender offer employees residing in the United States, except for Micro Linear’s Chief Executive Officer, Mr. Richardson, Vice President of Engineering, Mr. Dix, and Vice President of Operations, Finance, and Chief Financial Officer, Mr. Schradle, were eligible to surrender their existing options, for an equivalent number of new options. All of these options, with the exception of those options held by Micro Linear’s executive officers, were fully vested pursuant to an accelerated vesting that was approved by Micro Linear’s board of directors in December 2005. Micro Linear’s Chief Executive Officer, Mr. Richardson, participated in this offer but under the terms of the offer he surrendered 1.3 of his existing options for each new option granted. Mr. Richardson surrendered all of his eligible options, a total of 510,000 options with a weighted average exercise price of $3.52 for 392,306 new options all with an exercise price of $1.67. In addition, Mr. Richardson retained 60,000 options that were granted to him for his service as a member of Micro Linear’s board of directors and were not eligible for exchange under this tender offer. Micro Linear’s Vice President of Engineering, Mr. Dix, and Vice President of Operations and Chief Financial Officer, Mr. Schradle, also participated in this offer but under the terms of the offer they surrendered 1.1 of their existing options for each new option granted. Mr. Dix surrendered 125,000 of his existing options with a weighted average exercise price of $3.60 in exchange for 113,634 new options, all with an exercise price of $1.67. Mr. Dix retained 128,200 of his existing options with a weighted average exercise price of $2.60. Mr. Schradle surrendered 245,000 of his existing options with a weighted average exercise price of $4.86 in exchange for 222,724 of new options, all with an exercise price of $1.67. Micro Linear’s Vice President of Worldwide Sales and Applications, Mr. Moore, surrendered 70,000 of his existing options with a weighted average exercise price of $4.32 in exchange for 70,000 new options, all with an exercise price of $1.67. Mr. Moore retained 30,000 of his existing options with a weighted average exercise price of $2.69. Micro Linear’s Vice President of Business Development, Mr. Manno, surrendered 145,000 of his existing options with a weighted average exercise price of $2.57 in exchange for 145,000 new options, all with an exercise price of $1.67. All of the options granted under this tender offer vest over a two year period, with 25% of the options vesting on the six-month anniversary date of their grant and an additional 1/24 of the shares subject to the option at the end of each one-month period thereafter. The options granted under the tender offer have a term of 5 years, but may terminate earlier in connection with certain events related to termination of employment.

Option Grants in Last Fiscal Year

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise of Base Price ($ per Share)	Expiration Date	5%($)	10%($)
Timothy A Richardson	—	—	—	—	—	—
Brent D. Dix	55,000	7.47	$4.30	4/26/2015	$148,734	$376,920
Peter L. Manno	—	—	—	—	—	—
Steven E. Moore	45,000	6.11	5.00	4/1/2015	141,501	358,592
Michael W. Schradle	55,000	7.47	4.30	4/26/2015	148,734	376,920

(1)

All options were granted under the 1991 Stock Option Plan or the 1998 Nonstatutory Stock Option Plan, and are subject to the terms of such plan. Unless otherwise noted, options vest cumulatively to the extent of 25% of the shares subject to the option on the first anniversary of the date of grant and an additional 1/48 of the shares subject to the option at the end of each one-month period thereafter. The exercise price is 100% of the fair market value of Micro Linear’s Common Stock on the date of grant. The options have a term of 10 years, but may terminate earlier in connection with certain events related to termination of employment. On March 28, 2006, Micro Linear completed a tender offer for the exchange of eligible existing employee options, all of which were below fair market value, for new options at current fair market value. Under this program Messrs. Dix, Moore and Schradle surrendered all of the options granted to them in 2005. Messrs. Dix and Schradle each received 50,000 new options in exchange for the options that were granted in 2005 and Mr. Moore received 45,000 new options. All of the new options have an exercise price of $1.67 and are subject to a two year vesting period, a five year maximum life and other terms of the February 27, 2006 tender offer detailed above.

(2)	Based on a total of 736,000 options granted to employees in 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows information about option exercises during 2005 and the value of unexercised options at the end of 2005 for each of the named executive officers. Value at fiscal year end is measured as the difference between the exercise price and the fair market value on December 31, 2005 ($1.80 per share).

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Timothy A. Richardson	—	$—	517,915	52,085	$—	$—
Brent D. Dix	21,800	68,264	170,491	82,709	—	—
Peter L. Manno	—	—	124,375	20,625	—	—
Steven E. Moore	—	—	41,563	58,437	—	—
Michael W. Schradle	30,000	82,458	162,291	82,709	—	—

Employment and Change of Control Agreements

In May 2002, Timothy Richardson was elected as President and Chief Executive Officer of Micro Linear. Pursuant to the terms of his employment agreement, Mr. Richardson’s base salary is $300,000 per year. He will have the opportunity to earn a bonus of up to $100,000, payment of which will be determined by the Compensation Committee of the board of directors, based upon successful completion of certain performance objectives. In addition, Mr. Richardson received an option to purchase 500,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the grant date. The option has a one year cliff after which 25% of the shares subject to the option become exercisable, and thereafter the remaining shares become exercisable in equal monthly installments over the next three years. In the event of a change of control of Micro Linear, 100% of the shares subject to the option shall become immediately exercisable. In addition, Mr. Richardson’s employment agreement provides that Micro Linear will maintain a life insurance policy and long-term disability policy during his tenure as Chief Executive Officer.

Michael Schradle, Chief Financial Officer and Vice President of Finance and Operations, Steven Moore, Vice President of Worldwide Sales and Applications, Peter Manno, Vice President of Business Development, and Brent Dix, Vice President of Engineering, have agreements providing for severance equal to six months of base salary and group health benefits in the event their employment is terminated “without cause.”

On March 28, 2006, Micro Linear completed a tender offer to all employees. Under the terms of this tender offer, the employees who elected to participate exchanged some or all of their outstanding stock options for new stock options with an exercise price based on the average of the closing prices of Micro Linear’s stock as reported on the Nasdaq Global Market for the eighteen trading days immediately preceding the grant date. Under the terms of the tender offer the new options granted have a two year vesting period with 25% of the options vested after six months and the remainder vesting ratably at 4.167% each month over the subsequent eighteen months. If any employee who participated in the tender offer, including Micro Linear’s executive officers, is terminated without cause within the first six months following the grant date 25% of their options will immediately vest. If any employee who participated in the tender offer is terminated within twelve months of a change of control of Micro Linear, as defined in the tender offer, then all of the unvested shares held by that employee will immediately vest. The company’s executive officers each participated to some extent in this tender offer and each tendered some or all of his old outstanding options for new options with the terms described above. As a result of this tender offer individual acceleration provisions for executive officers pertaining to termination and a company change of control, which existed under the old options which were surrendered under the tender offer, are not applicable to the new options that were granted. However, Mr. Richardson retained 60,000 shares awarded to him for his services as a non-employee member of Micro Linear’s board of directors prior to becoming Chief Executive Officer, which were not eligible for exchange under this tender offer; Mr. Dix retained 128,200 of his existing options and Mr. Moore retained 30,000 of his existing options.

Director Compensation

Directors other than the Chairman of the Board of Directors do not receive cash compensation for serving on the board of directors other than reasonable out-of-pocket expenses in accordance with Micro Linear’s travel policy for each board or committee meeting they attend in person. The Chairman of the Board of Directors receives cash compensation of $75,000 per year, paid on a monthly basis.

Non-employee directors participated in Micro Linear’s 1994 Director Option Plan until the plan expired prior to the annual meeting of stockholders in August 2004. Under an amendment to the Director Plan approved by stockholders in June 2000, each non-employee director automatically received an option to purchase 50,000 shares of common stock on the date upon which he or she first became a director. This initial grant vested at the rate of 25% of the shares subject to the option on each of the first and second anniversaries of the date of grant and 1/48 of the shares subject to the option each month thereafter.

Until the expiration of the Director Plan, each non-employee director automatically received an option to purchase 10,000 shares of common stock upon re-election to the Board of Directors at each annual meeting of stockholders, provided the director had been a member of the Board of Directors for at least six months upon the date of re-election. The annual re-election grants vested ratably over a twelve-month period. Options granted under the Director Plan had an exercise price equal to the fair market value of the common stock on the date of grant and a term of 10 years. In the event of a merger, or the sale of substantially all of the assets of Micro Linear, if the successor corporation does not agree to assume options awarded under the Director Plan, or to substitute equivalent options, each such outstanding option becomes fully vested and exercisable.

On May 23, 2005, the board of directors approved an amendment to the Director Plan to provide for the acceleration of all unvested options granted to directors thereunder in the event of a change of control of Micro Linear. It also approved a resolution to amend all option grants to non-employee member of the board of directors pursuant to the Director Plan and the 1998 Nonstatutory Stock Option Plan, to provide for full acceleration of all remaining options in the event of a change of control.

On May 2, 2006, the board of directors granted each non-employee director options to purchase shares of Micro Linear’s common stock under Micro Linear’s 1998 Nonstatutory Option Plan. These shares have an exercise price equal to the fair market value of Micro Linear’s common stock, as determined based on the average of the closing prices as reported by the Nasdaq Global Market for the 18 consecutive trading days ending immediately prior to May 2, 2006, the grant date. Except as set forth below, the shares vest ratably over a three-month period, with vesting commencing on May 2, 2006.

•

The board of directors granted options to purchase 20,000 shares to John Zucker in consideration for his services as Chairman of the Board of Directors. The shares vest ratably over a twelve-month period, with vesting commencing on May 2, 2006, the anniversary date of Mr. Zucker’s election as Chairman of the Board. These shares vest and become exercisable if Mr. Zucker is, as of the vesting date, still serving as Chairman of the Board. This grant was made under Micro Linear’s 1998 Nonstatutory Stock Option Plan.

•	The board of directors granted options to purchase 20,000 shares to each of John Zucker in consideration for his services as a member of the board of directors and as a member of the Compensation Committee, and Joseph Rizzi in consideration for his services as a member of the board of directors and as a member of the Audit Committee.

•	The board of directors granted options to purchase 30,000 shares to each of A. Thampy Thomas in consideration for his services as a member of the board of directors, as Chairperson of the Compensation Committee and as a member of the Audit Committee, and Laura Perrone in consideration for her services as a member of the board of directors, as Chairperson of the Audit Committee and as a member of the Compensation Committee.

Compensation Committee Interlocks and Insider Participations

During fiscal 2005, the Compensation Committee of the board of directors consisted of Mr. Rizzi, Mr. Thomas (who became chairperson of this committee in May 2005), Ms. Perrone (who joined the committee in May 2005), Mr. Zucker (who joined the committee in May 2005), and Mr. Pohlman (who resigned from the board of directors and this committee in 2005). None of the members is an officer or employee of Micro Linear. No member of the Compensation Committee or executive officer of Micro Linear has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Principal Stockholders

The following table sets forth certain information as of September 11, 2006 as to shares of Micro Linear common stock beneficially owned by:

•	each person known to Micro Linear to beneficially own five percent or more of the outstanding common stock;

•	each of the current directors of Micro Linear;

•	each of the executive officers named under “Executive Compensation—Summary Compensation Table”; and

•	all current directors and executive officers as a group.

Ownership information is based solely on information furnished by the respective individuals and entities as the case may be. Unless otherwise indicated, the address for the following beneficial owners is c/o Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131.

Name of Beneficial Owner	Shares Owned	Exercisable within 60 Days of 9/11/2006	Total Shares Beneficially Owned(1)	Percent of Common Stock Outstanding(2)
5% Stockholders
Kennedy Capital Management, Inc.(3) 10829 Olive Blvd. St. Louis Mo. 63141	939,767	—	939,767	7.2%

BC Advisors, LLC(4) 300 Crescent Court, Suite 1111 Dallas, Texas 75201	792,900	—	792,900	6.1

Dimensional Fund Advisors, Inc.(5) 1299 Ocean Avenue, 11th Fl. Santa Monica, CA 90401	729,124	—	729,124	5.6

Globis Capital Partners and Affiliates(6) 60 Broad Street, 38th Floor New York, New York 10004	704,476	—	704,476	5.4

Executive Officers and Directors
Timothy A. Richardson	—	174,421	174,421	1.3
Michael W. Schradle	3,750	64,959	68,709	*
Steven Moore	—	50,417	50,417	*
Brent D. Dix	2,250	161,342	163,591	1.2
Peter L. Manno	2,500	42,292	44,792	*
Laura Perrone	—	81,667	81,667	*
Joseph D. Rizzi	319,000	169,000	488,000	3.7
A. Thampy Thomas	—	131,875	131,875	1.0
John Zucker	35,000	61,250	96,250	*
All officers and directors as a group (9 persons)(7)	362,500	937,222	1,299,722	9.3%

*	Less than 1%.
(1)	To Micro Linear’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 11, 2006 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing ownership of any other person.

(2)	Applicable percentage ownership is based on 12,997,017 shares of common stock outstanding as of September 11, 2006.
(3)	Based solely on a Schedule 13G/A filed by Kennedy Capital Management, Inc. with the SEC on September 8, 2006.
(4)	Based solely on a Schedule 13G filed with the SEC on November 2, 2005. BC Advisors, LLC, a Texas limited liability company (“BCA”), acquired the shares of Micro Linear’s Common Stock for the account of (1) SRB Greenway Capital, L.P., a Texas limited partnership (“SRBGC”), (2) SRB Greenway Capital (Q.P.), L.P., a Texas limited partnership (“SRBQP”), and (3) SRB Greenway Offshore Operating Fund, L.P., a Cayman Islands limited partnership (“SRB Offshore”). BCA is the general partner of SRB Management, L.P., a Texas limited partnership (“SRB Management”), which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA and is the beneficial owner of 792,900 shares of Common Stock beneficially owned by BCA and SRB Management for the accounts of SRBGC, SRBQP and SRB Offshore. BCA and SRB Management are the beneficial owners of 792,900 shares of Common Stock, which includes (i) 90,600 shares beneficially owned by SRBGC, (ii) 650,800 shares beneficially owned by SRBQP, and (iii) 51,500 shares beneficially owned by SRB Offshore. Each of these reporting persons disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.
(5)	Based solely on a Schedule 13G/A filed with the SEC on February 6, 2006. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses sole voting and dispositive power over 729,124 shares of Micro Linear’s Common Stock owned by the Funds, and may be deemed to be the beneficial owner of these shares. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of these shares.
(6)	Based solely on a Schedule 13G filed with the SEC on May 26, 2005 by Globis Capital Partners, LP, Globis Capital Advisors, LLC, Globis Capital Management, LP, Globis Capital Management, LLC, and Paul Packer. Globis Capital Partners, LP and Globis Capital Advisors, LLC possess shared voting and dispositive power over 547,276 shares of Micro Linear’s Common Stock, Globis Capital Management, LP and Globis Capital Management, LLC possess shared voting and dispositive power over 142,300 shares of Micro Linear’s Common Stock and Paul Packer possesses sole voting and dispositive power over 14,900 shares of Micro Linear’s Common Stock and possesses shared voting and dispositive power over 689,576 shares of Micro Linear’s Common Stock. Globis Capital Advisors, LLC is the general partner of Globis Capital Partners, LP, Globis Capital Management, LLC is the general partner of Globis Capital Management, LP and Paul Packer is the managing member of Globis Capital Advisors, LLC and Globis Capital Management, LLC.
(7)	Based on a Schedule 13D filed with the SEC on August 14, 2006, pursuant to voting agreements entered into with each of the executive officers and directors of Micro Linear, Sirenza may be deemed to have beneficial ownership of and the shared power to vote the Micro Linear common stock held by the other parties to the voting agreements and outstanding on the record date of any such vote at a stockholder meeting of Micro Linear’s stockholders or through written consent for certain events as set forth in the voting agreement. Sirenza disclaims beneficial ownership of all such shares. See “The Voting Agreements” beginning on page 105 and the form of voting agreement in Annex B to this proxy statement/prospectus.

Certain Transactions

During the fiscal year ended January 1, 2006, there was no transaction or series of transactions between Micro Linear and any of Micro Linear’s directors, executive officers, holders of more than 5% of Micro Linear’s common stock or any member of the immediate family of any of the foregoing persons that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, other than the transactions described under Compensation of Executive Officers above.

Micro Linear Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which are used in a variety of wireless products serving global markets. These transceivers are used in many streaming wireless applications, such as cordless phones, Personal Handyphone Systems, or PHS, handsets, wireless speakers, security cameras, cordless headsets and other personal electronic appliances. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide.

Micro Linear was founded in 1983, and until 2000 Micro Linear was a supplier of advanced analog and mixed signal integrated circuits to the computer, communications, telecommunications, consumer and industrial markets. During 2000, Micro Linear divested its manufacturing test operation and its non-communication product lines and focused its marketing, engineering and product development on new communications products, most notably wireless integrated circuits. During 2001, Micro Linear established itself as a volume supplier of RF transceivers to the digital cordless telephone segment of the communications market. In 2005, Micro Linear completed the development of a transceiver for use in PHS products. Micro Linear began initial shipments of this transceiver in the second quarter of 2005. Wireless product revenue represented 83% of total net revenue for the second quarter of 2006 compared to 84% of total net revenue for the second quarter of 2005.

Currently, in addition to Micro Linear’s transceivers designed for digital cordless telephones and PHS products, Micro Linear offers a full line of high data-rate ISM-band transceivers for applications such as wireless speakers and headphones, voice headsets and other electronic appliances. Micro Linear offers a broad line of transceivers that address the most popular unlicensed bands: 900 MHz, 2.4 GHz, and 5.8 GHz. To simplify system design and decrease time to market, Micro Linear also offer starter kits and reference designs. In addition, Micro Linear offers networking products consisting mainly of media conversion products that enable implementation of cost-effective fiber to the home, or FTTH, systems.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon Micro Linear’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of Micro Linear’s board of directors. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of Micro Linear’s consolidated financial statements.

Micro Linear’s critical accounting policies are as follows:

•	Revenue recognition;

•	Estimating accrued liabilities and allowance for doubtful accounts;

•	Inventory and related allowance for obsolete and excess inventory;

•	Accounting for income taxes;

•	Valuation of long-lived and intangible assets;

•	Stock based compensation and

•	Accounting for uncertainty in income taxes.

Revenue Recognition

Micro Linear recognizes revenue for product shipped directly to OEM customers at the time of shipment, provided that Micro Linear has received a signed purchase order, the price is fixed, title has transferred, and collection of the resulting receivable is reasonably assured. Sales to Micro Linear’s OEM customers are made without return privileges, and revenue on these sales is recognized upon shipment. Micro Linear defers recognition of revenue from sales of its products to distributors under agreements which allow certain rights of return and price adjustments on unsold inventory. The associated cost of product on these sales to distributors is also deferred and included in Micro Linear’s inventory balances. Revenue and cost of product is recognized when the distributor resells the product to its customers. Some sales to distributors are below contract pricing and are not guaranteed price protection or return privileges. On these sales, Micro Linear does not defer revenue.

Micro Linear records estimated reductions to revenue for expected product returns. In determining the amount of the allowance, Micro Linear analyzes historical returns, current economic trends and changes in customer demand and acceptance of its products. There were no allowances for returns recorded at December 31, 2005 or June 30, 2006.

Estimating Accrued Liabilities and Allowance for Doubtful Accounts

The preparation of financial statements requires it to make estimates and assumptions that affect the reported amount of accrued liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.

Micro Linear performs ongoing credit evaluations of its customers based on a number of factors, including past transaction history and the creditworthiness of the customer, as determined by an evaluation of the customer’s financial statements, credit rating, bank and credit references. Micro Linear does not generally require collateral from the customer. For certain international customers, Micro Linear obtains letters of credit or cash payments in advance of shipment. Allowances for potential credit losses are established based on management’s review of individual accounts. The accounts receivable balance was $2.6 million, net of allowance for doubtful accounts of $97 thousand, as of December 31, 2005, and $3.4 million, net of allowance for doubtful accounts of $89 thousand, as of June 30, 2006. An unexpected change in a major customer’s ability to meet its obligation could have a material adverse effect on Micro Linear’s financial position and results of operations.

Inventories and Related Allowance for Obsolete and Excess Inventory

Micro Linear values inventories at the lower of standard cost or market. Standard costs are adjusted to approximate actual costs on a first-in, first-out basis. The value of inventories is reduced by an estimated allowance for excess and obsolete inventories. This allowance for excess and obsolete inventories is based upon Micro Linear’s review of demand for its products in light of projected sales, current market conditions, and market trends. If a significant, unanticipated decrease in demand for Micro Linear’s products or significant technological development occurs, Micro Linear may deem it necessary to provide for additional inventory reserves, which may have a material adverse impact on Micro Linear’s gross margin. For inventory for which a reserve is provided, Micro Linear does not release the reserve until the inventory is sold or otherwise disposed of.

In the fourth quarter of 2005, Micro Linear recorded a charge of approximately $1.0 million to provide for potential excess inventories related to Micro Linear’s first generation PHS products, the ML1900 and ML1901, which have received only limited market acceptance.

Accounting for Income Taxes

As part of the process of preparing the consolidated financial statements, Micro Linear is required to estimate income taxes in each of the jurisdictions in which Micro Linear operates. This process involves estimating actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. Micro Linear must then assess the likelihood that deferred tax assets will be recovered from future taxable income or tax planning strategies, and to the extent Micro Linear believes that recovery is not likely, it must establish a valuation allowance. To the extent Micro Linear establishes a valuation allowance or increase this allowance in a period, it is reflected as an expense within the tax provision in the statement of operations.

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. Micro Linear has recorded a full valuation allowance of $18.9 million as of December 31, 2005, due to uncertainties related to the ability to utilize Micro Linear’s deferred tax assets, primarily consisting of certain net operating losses carried forward and foreign tax credits, before they expire. The valuation allowance is based on estimates of taxable income by jurisdiction in which Micro Linear operates and the period over which deferred tax assets will be recoverable. In the event that actual results differ from these estimates or Micro Linear adjusts these estimates in future periods, it may need to establish an additional valuation allowance or release existing allowances, which could materially impact Micro Linear’s financial position and results of operations.

Valuation of Long-Lived and Intangible Assets

Micro Linear evaluates the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. In the third quarter of 2003, Micro Linear completed an impairment review of its land and buildings. The review was undertaken due to continued weakness in the commercial real estate markets, local vacancy rates and recent real estate transactions in Micro Linear’s local market. Upon completion of its review, Micro Linear determined that the carrying values of these assets exceeded their future undiscounted cash flows. Accordingly, Micro Linear recorded an impairment loss of $1.5 million to write down the assets to their current estimated market value. In July 2004, Micro Linear sold its San Jose facilities for approximately $7.0 million. Micro Linear recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs.

Stock-based Compensation

Effective January 2, 2006, Micro Linear adopted the fair value recognition provisions of SFAS No. 123(R), using the modified prospective application transition method, and therefore have not revised prior periods’ results. Under the fair value recognition provisions of SFAS No. 123(R), Micro Linear recognizes stock based compensation net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest over the requisite service period of the award. Prior to the adoption of SFAS No. 123(R), Micro Linear accounted for share-based payments under APB Opinion No. 25, “Accounting for Stock Issued to Employees.”

Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and Micro Linear uses different assumptions, Micro Linear’s stock-based compensation expense could be materially different in the future. In addition, Micro Linear is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If Micro Linear’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what Micro Linear has recorded in the current period. See Note 7 to the Condensed Consolidated Financial Statements for a further discussion on stock-based compensation.

Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, and related Implementation Issues” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective as of the beginning of fiscal years that begin after December 15, 2006. The company is currently evaluating the effects of implementing this new standard.

Results of Operations

The following tables present certain consolidated statements of operations data for the periods indicated (unaudited):

	For the Three Months Ended June 30
	2006		2005
	($ in thousands)
		% of Net Revenue		% of Net Revenue
Net revenue
Wireless	$5,493	82.8%	$4,997	83.8%
Networking	1,140	17.2	967	16.2

Total net revenue	6,633	100.0	5,964	100.0
Cost of goods sold	3,249	49.0	2,330	39.1

Gross margin	3,384	51.0	3,634	60.9
Operating expenses:
Research and development	1,480	22.3	2,467	41.3
Selling, general and administrative	1,605	24.2	2,112	35.4

Total operating expenses	3,085	46.5	4,579	76.7

Income (loss) from operations	299	4.5	(945)	(15.8)
Interest and other income	135	2.0	103	1.7
Interest and other expense	(1)	(0.0)	(2)	(0.1)

Income (loss) before income taxes	433	6.5	(844)	(14.2)
Provision for income taxes	4	0.0	6	0.1

Net income (loss)	$429	6.5%	$(850)	(14.3)%

	For the Six Months Ended June 30
	2006		2005
	($ in thousands)
		% of Net Revenue		% of Net Revenue
Net revenue
Wireless	$9,703	81.7%	$8,142	79.7%
Networking	2,175	18.3	2,068	20.3

Total net revenue	11,878	100.0	10,210	100.0
Cost of goods sold	5,589	47.1	4,373	42.8

Gross margin	6,289	52.9	5,837	57.2
Operating expenses:
Research and development	3,132	26.4	4,663	45.7
Selling, general and administrative	3,070	25.8	3,718	36.4

Total operating expenses	6,202	52.2	8,381	82.1

Income (loss) from operations	87	0.7	(2,544)	(24.9)
Interest and other income	255	2.2	196	2.0
Interest and other expense	(2)	(0.0)	(7)	(0.1)

Income (loss) before income taxes	340	2.9	(2,355)	(23.0)
Provision for income taxes	6	0.1	7	0.1

Net income (loss)	$334	2.8%	$(2,362)	(23.1)%

Net Revenue

	Three months ended June 30, 2006	% Change 2005 to 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	% Change 2005 to 2006	Six months ended June 30, 2005
	($ in thousands)			($ in thousands)
Wireless	$5,493	9.9%	$4,997	$9,703	19.2%	$8,142
Networking	1,140	17.9%	967	2,175	5.2%	2,068

Total	$6,633	11.2%	$5,964	$11,878	16.3%	$10,210

Micro Linear’s wireless product line consists mainly of RF transceivers in the 5.8GHz, 2.4 GHz, and 900MHz frequency bands as well as transceivers designed for use by PHS handset manufacturers. Micro Linear’s transceivers are used in a variety of applications, including digital cordless telephones, PHS handsets, and wireless speakers and headphones. Micro Linear’s networking product line consists mainly of media conversion products that enable implementation of cost-effective fiber to the home, or FTTH, systems.

Net revenue during the second quarter of 2006 increased $0.7 million from the comparable second quarter of 2005. Revenue from wireless products, consisting mostly of digital cordless telephone transceivers, increased approximately $0.5 million and revenue from networking products increased approximately $0.2 million from the comparable second quarter of 2005. Micro Linear’s 2006 second quarter revenue was the highest second quarter revenue since the year 2002. Unit shipments increased 65% during the second quarter of 2006, as compared to the second quarter of 2005, while average selling prices declined by 33%.

Revenues from wireless product shipments increased 10% in the second quarter of 2006 over the comparable quarter of 2005. This increase was primarily driven by increases in sales of Micro Linear’s 5.8 GHz wireless products to Uniden Corporation and VTech Telecommunications. While Micro Linear expects that overall unit shipments of its wireless products in 2006 will remain significantly above the levels achieved in

2005, Micro Linear also expects its average selling prices to be significantly lower than in 2005 due mainly to the decline in selling prices of its mature 5.8 GHz wireless products.

Sales of PHS transceivers were $0.3 million in the second quarter of 2006 as compared to $0.5 million in the year-ago quarter. While Micro Linear has achieved some design wins for its first generation PHS transceivers, the volumes have been significantly lower than Micro Linear had expected. While a number of PHS manufacturers are continuing to evaluate ML1900, some potential customers have made the decision to defer utilizing Micro Linear’s first generation PHS products because they do not meet such manufacturers’ performance criteria. Some have decided to wait and evaluate Micro Linear’s second generation transceiver, the ML1905, while others have chosen products offered by Micro Linear’s competitors. Micro Linear delivered sample platforms and evaluation units of the ML1905 in the second quarter of 2006 and expect to have production devices available for shipment late in the second half of 2006. While Micro Linear expects to see some volume shipments of its PHS transceivers during 2006, and remains encouraged by the PHS market opportunity for Micro Linear, there can be no assurance when or if Micro Linear’s PHS transceivers will begin shipping in significant volumes.

Sales of Micro Linear’s networking products were $1.1 million for the second quarter of 2006, up $0.2 million from the comparable second quarter of 2005. Unit shipments of Micro Linear’s networking products increased 14% over the year-ago quarter. The increase in revenue and unit shipments from the year-ago quarter was due to higher demand for certain of its networking products even as they have approached end-of-life. This increase in shipment volumes was augmented by a 3% increase in average selling prices due to a shift in product mix.

International revenue for the second quarter of 2006 totaled $6.3 million, or 94% of net revenue, compared to $5.8 million, or 97%, for the second quarter of 2005. International revenue for the first six months of 2006 totaled $11.3 million, or 95% of net revenue, compared to $9.8 million, or 96% of net revenue, for the first six months of 2005. Domestic revenue was approximately 6% of net revenue for the second quarter of 2006 and 3% for the comparable quarter of 2005. Domestic revenue was approximately 5% of net revenue for the first 6 months of 2006 and 4% of net revenue for the first six months of 2005. Micro Linear expects that international revenue will account for the substantial majority of its total net revenue for the foreseeable future.

Net revenue for the first six months of 2006 increased 16% as compared to the first six months of 2005. Micro Linear’s wireless product net revenue increased $1.6 million, a 21% increase over the comparable period in 2005, while net revenue from its networking products increased $.1 million, a 5% improvement. This increase was primarily driven by increases in sales of Micro Linear’s 5.8 GHz wireless products to Uniden Corporation and VTech Telecommunications and sales of its 900MHz transceivers to Giant Electronics, Ltd., a subcontractor for Plantronics Corporation.

In the second quarter of 2006 and the comparable period of 2005 sales to Uniden Corporation and Giant Electronics, Ltd., each accounted for more than 10% of Micro Linear’s net revenue.

Gross Margin

	Three months ended June 30, 2006	% Change 2005 to 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	% Change 2005 to 2006	Six months ended June 30, 2005
		($ in thousand)			($ in thousand)
Gross Margin	$3,384	(6.9)%	$3,634	$6,289	7.7%	$5,837
%	51%		61%	53%		57%

Gross margin is affected by the unit volume of product shipments, selling prices, product mix, manufacturing subcontract costs, manufacturing utilization, product yields and manufacturing overhead costs. It is also periodically affected by costs incurred in connection with start-up and installation of new processes technologies at outside manufacturing foundries and test subcontractors. Gross margin is also affected by increases in inventory provisions required for excess and obsolete inventories, as well as sales of excess or obsolete inventories in which reserves have been provided. Inventory write-downs involve significant estimation. Actual results could be different from these estimates, which could result in either additional charges in future periods and reduction of gross margins, or benefits from sale of previously written down inventory and increases in gross margin.

Micro Linear’s overall gross margin percentage for the second quarter of 2006 dropped to 51% from 61% in the comparable second quarter of 2005. The decrease in gross margin percentage was due mainly to a 33% decrease in average selling prices, offset somewhat by a 15% decrease in Micro Linear’s unit costs. Micro Linear’s average selling prices have declined as a consequence of its maturing 5.8 GHz wireless products. The reduction in manufacturing overhead costs in the second quarter of 2006 as compared to the second quarter of 2005 stemmed mainly from a decrease of approximately $0.2 million in employee related costs related to Micro Linear’s December 2005 reduction in force combined with the recognition of approximately $0.2 million in non-recurring employee severance costs in manufacturing overhead during the second quarter of 2005. Stock-based compensation expense in the second quarter of 2006, included in product costs in accordance with the provisions of SFAS No 123(R), was not significant. Due to the December 2005 reduction in force Micro Linear expects that the manufacturing overhead rate will remain lower in fiscal 2006 than the overhead rate Micro Linear experienced in fiscal 2005.

Gross margin for Micro Linear’s wireless products was 44% for the second quarter of 2006 as compared to 57% for the second quarter of 2005. Average selling prices of Micro Linear’s wireless products decreased 34% in the second quarter of 2006, as compared to the second quarter of 2005 while unit costs of wireless products decreased 15%. The decrease in unit costs was comprised of a 12% decrease in direct manufacturing costs for wafer fab, test and assembly and a 3% decrease in unit overhead. Direct manufacturing costs did not decrease as much as is typical in the semiconductor industry because its subcontractors are near capacity.

Gross margin for Micro Linear’s networking products was 85% for the second quarter of 2006 up from 82% for the second quarter of 2005. The improvement in the networking product gross margin was due mainly to a 3% increase in the average selling prices of these products in the second quarter of 2006 due to shifts in product mix. Networking product sales in the second quarter of 2005 included a higher proportion of its lower margin media converter products.

During the second quarter of 2006 Micro Linear sold approximately $69,000 of excess product inventory that was previously written off and recognized charges for approximately $34,000 to provide reserves for additional excess inventories. During the second quarter of 2005 Micro Linear sold approximately $65,000 of excess product inventory that was previously written off and recognized charges for approximately $54,000 to provide reserves for additional excess inventories. Sales of these previously written off products may incur some additional testing and shipping costs and generally result in recognition of very high margins.

Gross margin for the first six months of 2006 decreased to 53% from 57%. This decrease is primarily due to a 31% decrease in average selling price per unit for Micro Linear’s wireless products. During the first six months of 2006, Micro Linear sold approximately $116,000 of excess product inventory that was previously written down as compared to approximately $105,000 of excess inventory that was sold in the comparable year ago period. Micro Linear recognized charges of approximately $54,000 to provide additional reserves for excess inventory in the first six months of 2006 as compared to approximately $100,000 for the first six months of 2005.

Research and Development Expenses (R&D)

	Three months ended June 30, 2006	% Change 2005 to 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	% Change 2005 to 2006	Six months ended June 30, 2005
		($ in thousands)			($ in thousands)
R&D	$1,480	(40.0)%	$2,467	$3,132	(32.8)%	$4,663

Research and development expenses include costs associated with the definition, design and development of new products. These expenses are comprised primarily of compensation and associated costs related to development personnel, computer-aided design software expense, prototype costs, depreciation and amortization expense, and allocated occupancy costs for this function.

Micro Linear expenses wafers and production mask sets related to new products as research and development costs until products based on new designs are fully characterized, support published data sheets and satisfy reliability tests.

Research and development costs will vary from quarter to quarter depending on the stage of products in development. Research and development expenses decreased $1 million in the second quarter of 2006 as compared to the second quarter of 2005 and decreased $1.5 million for the first six months of 2006 as compared to the first six months of 2005. This decrease is due mainly from a reduction in employee-related expenses resulting from the elimination of approximately nine development positions during the fourth quarter of 2005.

Micro Linear intends to expend significant resources in the development of new products during the foreseeable future. However, Micro Linear expects that research and development expense will continue to run at a lower rate than experienced in 2005 due mainly to headcount reductions and other cost savings that were implemented during the fourth quarter of 2005.

Selling, General and Administrative Expenses (SG&A)

	Three months ended June 30, 2006	% Change 2005 to 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	% Change 2005 to 2006	Six months ended June 30, 2005
	($ in thousands)			($ in thousands)
SG&A	$1,605	(24.0)%	$2,112	$3,070	(17.4)%	$3,718

Selling, general and administrative expenses consist primarily of compensation and associated costs relating to sales, marketing and administrative personnel, consulting costs, commissions paid to Micro Linear’s worldwide sales representatives, travel costs, legal and auditing costs, insurance costs, and allocated occupancy costs for these functions.

SG&A expense decreased $0.5 million in the second quarter of 2006 as compared to the second quarter of 2005. The decrease in SG&A expenses was due mainly to Micro Linear’s reduction in force in December 2005 as well as a reduction in consulting expenses due to the postponement of Micro Linear’s project for implementation of Section 404 of the Sarbanes-Oxley Act and a reduction in the level of sales related consulting expenses.

SG&A expenses decreased $0.6 million for the first six months of 2006 as compared to the first six months of 2005. The decrease was due mainly to decreases of $0.2 million in employee-related costs, $0.2 million in sales and marketing consulting expenses, $0.1 million in outside sales representative commissions and $0.1 million in travel-related expenses. These decreases in expenses were net of increases of $0.1 million in stock based compensation expenses and legal and consulting expenses of $0.2 million related to the re-pricing of employee stock options in the first quarter of 2006.

Interest and Other Income and Interest and Other Expense

	Three months ended June 30, 2006	% Change 2005 to 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	% Change 2005 to 2006	Six months ended June 30, 2005
	($ in thousands)			($ in thousands)
Interest and other income	$135	31.1%	$103	$255	30.1%	$196
Interest and other expense	$(1)	50.0%	$(2)	$(2)	71.4%	$(7)

The increase in interest and other income for the first six of 2006, as compared to the first six months of 2005, was primarily due to higher short-term interest rates in 2006. Interest and other expense consists mainly of minor foreign currency fluctuations for Micro Linear’s branch office in Japan for the first six months of 2006 and 2005.

Provision for Income Taxes

	Three months ended June 30, 2006	% Change 2005 to 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	% Change 2005 to 2006	Six months ended June 30, 2005
	($ in thousands)			($ in thousands)
Provision for income taxes	$4	(33.3)%	$6	$6	(14.3)%	$7

The provision for income taxes for the three months and six months ended June 30, 2006 and for the comparable periods of 2005 consists mainly of state taxes and some minor taxes incurred by Micro Linear’s branch office in Japan. Micro Linear did not record a benefit for income taxes related to its net losses in the U.S., as Micro Linear believes that the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that it has recorded a full valuation allowance. The effective tax rate for the three months ended June 30, 2006 and 2005 was 0.9% and 0.7% and the effective tax rate for the six months ended June 30, 2006 and 2005 was 1.8% and 0.3% respectively.

Years Ended December 31, 2005, 2004 and 2003

Revenue

Micro Linear recognizes revenue from product shipped directly to OEM customers at the time of shipment. Sales to Micro Linear’s OEM customers are made without return privileges. During 2005, its top ten OEM customers collectively accounted for approximately 79% of net revenue. Micro Linear defers recognition of revenue and costs of its products to distributors until the distributor resells the product to its customers. However, some sales to distributors are below contract pricing and are not guaranteed price protection or return privileges. On these sales, Micro Linear does not defer revenue.

Sales to Uniden, Micro Linear’s largest customer, pass through an international distributor, and are recognized as revenue upon the distributor’s resale to the end customer. However, these sales are classified as OEM in Micro Linear’s percentage of net revenue presentation, since the distributor does not fulfill a traditional distributor-stocking role for this customer. In 2005, sales through domestic distributors represented approximately 4% of net revenue. Total international sales through international distributors, exclusive of sales to Uniden, represented approximately 7% of net revenue.

The following table presents certain consolidated statements of operations data for the periods indicated:

	For the Years Ended December 31,
	2005		2004		2003
	(In thousands)
Net revenue
Wireless	$14,334	79.3%	$15,257	73.9%	$13,225	63.9%
Networking	3,737	20.7	5,380	26.1	7,471	36.1

Total net revenue	18,071	100.0	20,637	100.0	20,696	100.0
Cost of goods sold	8,797	48.7	9,103	44.1	11,256	54.4

Gross margin	9,274	51.3	11,534	55.9	9,440	45.6
Operating expenses:
Research and development	8,930	49.4	9,469	45.9	9,966	48.1
Selling, general and administrative	6,860	38.0	7,220	35.0	7,362	35.6
Gain on sale land and buildings	—	—	(1,138)	(5.5)	—	—
Fixed asset impairment and restructuring charges	—	—	166	0.8	2,522	12.2

Total operating expenses	15,790	87.4	15,717	76.2	19,850	95.9
Loss from operations	(6,516)	(36.1)	(4,183)	(20.3)	(10,410)	(50.3)
Interest income and other, net	412	2.3	142	0.7	81	0.4

Loss before income taxes	(6,104)	(33.8)	(4,041)	(19.6)	(10,329)	(49.9)
Provision for (benefit from) for taxes	(241)	1.3	24	0.1	78	0.4

Net loss	$(5,863)	(32.4)%	$(4,065)	(19.7)%	$(10,407)	(50.3)%

Net Revenue

	2005	% Change 2004 to 2005	2004	% Change 2003 to 2004	2003
	(In thousands)
Wireless	$14,334	(6.0)%	$15,257	15.4%	$13,225
Networking	3,737	(30.5)	5,380	(28.0)	7,471

Total	$18,071	(12.4)%	$20,637	(0.3)%	$20,696

Micro Linear’s wireless product line consists mainly of RF transceivers in the 5.8GHz, 2.4 GHz, and 900MHz frequency bands as well as transceivers designed for use by PHS handset manufacturers. Micro Linear’s transceivers are used in a variety of applications, including; digital cordless telephones, PHS handsets, and wireless speakers and headphones. Micro Linear’s networking product line consists mainly of media conversion products that enable implementation of cost-effective FTTH systems.

Net revenue for 2005 was $18.1 million, down 12% compared to net revenue for 2004. Wireless product revenue decreased 6% in 2005 compared to 2004, despite a 35% increase in unit shipments. Micro Linear’s wireless product average selling prices decreased 30% in 2005 from 2004. There are two main causes that resulted in the decrease in Micro Linear’s average selling prices in 2005. Micro Linear decreased the price charged for its 5.8 GHz DCT transceiver product, the ML5800, which has now been shipping in volume for two full years. In addition, sales of its lower priced 5.8 GHz transverter product, the ML5824, which was introduced in the second half of 2004, accounted for a greater percentage of Micro Linear’s wireless product revenue in 2005 as compared to 2004. Micro Linear expects continued erosion in the average selling prices of its maturing wireless products in 2006.

Net revenue from Micro Linear’s networking products decreased 31% compared to net revenue for 2004. Substantially all of this decrease was due to the continuing decrease in the demand for certain of Micro Linear’s networking products that are approaching end-of-life. The average selling prices of these products in 2005 was essentially flat with 2004. Micro Linear may continue to experience a decrease in demand for its networking products over the coming year; however, Micro Linear has seen some stabilization in total demand for these products and do not expect that the decline in demand for its networking products in 2006 will be as great as the decline experienced in 2005.

Net revenue for 2004 was $20.6 million, essentially flat with net revenue for 2003. Wireless product revenue, however, increased 15% in 2004 over 2003. The increase in wireless product revenue was mainly due to the 36% increase in average selling prices in 2004 as compared to 2003, driven mainly by the higher average selling price of Micro Linear’s high volume 5.8GHz product, the ML5800, as compared to the average selling price of its 2.4GHz product, the ML2724 that was shipping in volume throughout 2003. Also, in the third quarter of 2004, Micro Linear began shipping in volume its ML5824 transverter, and demand for its 900MHz product, the ML2722, remained strong throughout 2004. The increase in wireless product revenue was achieved despite an overall decrease of 15% in the unit shipments of these products.

Net revenue from Micro Linear’s networking products decreased significantly in 2004 as compared to 2003, as expected, due mainly to the continuing decrease in the demand for older networking products that approached end-of-life. Unit shipments of Micro Linear’s networking products decreased 16% during 2004 as compared to 2003, and the average selling prices of these products decreased 14% in 2004 as compared to 2003 due to a shift in product mix.

International revenue for 2005 totaled $17.1 million, or 94% of net revenue, compared to $19.5 million, or 94% of net revenue, for 2004, and $18.9 million, or 91% of net revenue, for 2003. Domestic revenue was approximately 6% of net revenue for 2005 and 2004, and 9% for 2003. Micro Linear expects that international revenue will continue to account for the substantial majority of its net revenue in 2006.

In fiscal 2005, Uniden Corporation, Giant Electronics Limited (a subcontractor for Plantronics), and Vtech Telecommunications accounted for 44%, 15%, and 12% of net revenue, respectively. In fiscal 2004, Uniden Corporation and Giant Electronics Limited accounted for 55% and 10% of Micro Linear’s net revenue, respectively. In fiscal 2003 Uniden Corporation accounted for 56% of net revenue. Although its strategy is to engage large customers for new design wins, Micro Linear expect that Uniden Corporation will continue to be its largest customer during the next 12 months.

During 2005 Micro Linear introduced its first generation PHS products, the ML1900 and ML1901. However, sales of Micro Linear’s PHS products met with only limited market acceptance. Micro Linear expects to introduce its second generation PHS product to the marketplace in 2006.

Gross Margin

	2005	% Change 2004 to 2005	2004	% Change 2003 to 2004	2003
	(In thousands)
Gross Margin	$9,274	(19.6)%	$11,534	22.2%	$9,440
% of Net Revenue	51.3%		55.9%		45.6%

Gross margin is affected by the volume of product shipments, selling prices, product mix, manufacturing subcontract costs, manufacturing utilization, and product yields. It is also periodically affected by costs incurred in connection with start-up and installation of new process technologies at outside manufacturing foundries and test subcontractors. Gross margin is also affected by increases in inventory provisions required for excess and obsolete inventories as well as sales of excess and obsolete inventories for which reserves had been provided.

Micro Linear’s overall gross margin percentage for 2005 decreased 5% from 2004. This decrease in gross margin was due primarily to a 30% decrease in wireless product average selling prices and a $1.0 million charge taken in the fourth quarter of 2005 for an inventory valuation provision related to the company’s first generation PHS products, the ML1900 and ML1901. These unfavorable impacts were offset partially by a 14% overall decrease in the direct unit costs of Micro Linear’s wireless and networking products, due mainly to a change in product mix, and a decrease of approximately $1.0 million in production overhead costs.

Gross margin for Micro Linear’s wireless products was 45% for 2005 as compared to 51% for 2004. The decrease in the wireless products gross margin in 2005, as compared to 2004, is mainly due to a 30% decrease in Micro Linear’s wireless product average selling prices in 2005 and the $1.0 million charge taken in the fourth quarter of 2005 for an inventory valuation provision related to the company’s first generation PHS products, the ML1900 and ML1901, which had only limited market acceptance in 2005. The decrease in average selling prices was due mainly to a combination of the continuing reductions in price of its maturing 5.8GHz product, the ML5800, and an increase in shipments of its lower priced 5.8GHz transverter, the ML5824, which did not begin shipping in volume until the third quarter of 2004. These unfavorable impacts on wireless product margins were partially offset by a reduction in direct unit costs, which decreased by 16% in 2005, and a decrease in production overhead costs attributed to wireless product revenue. Production overhead costs were 8% of wireless product revenue in 2005, down from 12% in 2004.

Gross margin for Micro Linear’s networking products was 77% for 2005 up from 68% for 2004. Micro Linear’s average selling prices for networking products in 2005 were essentially flat with average selling prices in 2004. The increase in the networking product gross margin is due mainly to a combination of a 5% decrease in direct unit costs, as a percentage of average selling prices, resulting mainly from a change in product mix, and a 4% decrease in production overhead costs, as a percentage of average selling prices, attributed to networking products. Production overhead costs accounted for 9% of networking product revenue in 2005, down from 13% in 2004.

Total production overhead costs were 8% of Micro Linear’s total revenue in 2005, down from 12% of total revenue in 2004. The 2004 production overhead expenses included approximately $0.3 million in one time start-up charges at two of Micro Linear’s test and assembly subcontractors. These charges were expensed in 2004 but received back in the form of rebates based on production volumes in 2005. This accounted for approximately $0.6 million of the overall decrease in production overhead costs in 2005 as compared to 2004. The remaining decreases in production overhead costs in 2005 as compared to 2004 resulted from a combination of a reduction of $0.1 million in employee related costs and $0.3 million in costs related to the testing of new products. In the fourth quarter of 2005 Micro Linear undertook a reduction in force, eliminating two positions in its Operations group.

During 2005 Micro Linear sold approximately $0.2 million of inventory which had previously been written down as compared to $0.1 million in 2004. Sales of these previously written down products are recognized at 100% margin.

Micro Linear’s gross margin for 2004 increased 10% over 2003, despite being negatively impacted during the year due to $0.4 million in charges for write-downs in inventory related to excess quantities of certain of its legacy networking products and certain wireless products. This increase in gross margin is due mainly to improvements in margin on wireless products in 2004 as compared to 2003. Gross margin for wireless products was 51% for 2004 as compared to 33% for 2003 and gross margin for networking products was 68% for 2004 as compared to 72% for 2003. Production overhead costs increased 26% in 2004 as compared to 2003, driven primarily by production start-up costs at two of Micro Linear’s test subcontractors in 2004. Sales of previously written down inventories were approximately $0.1 million in 2004 and 2003.

The increase in wireless product gross margin in 2004, as compared to 2003, was primarily due to a 36% increase in average selling prices and a 13% decrease in direct unit product costs. The increase in Micro Linear’s average selling prices was driven primarily by sales of its ML5800, which began shipping in volume during the second quarter of 2004. The decrease in its direct unit product cost during 2004 was primarily due to Micro Linear’s ability to maintain high yields in the manufacture of its ML5800 product and its ability to achieve high yields on its ML5824, which it began producing in volume during the third quarter of 2004. Comparatively, during 2003, wireless product gross margin was negatively impacted by continued significant erosions in average selling prices and higher unit product costs due to the low yields on the ML2724, its 2.4GHz wireless product that was shipping in high volumes during 2003. During 2004, Micro Linear incurred $0.2 million in charges due to increases in its inventory provisions for certain wireless products. These charges impacted the wireless product gross margin by 1% in 2004.

The networking product gross margin percentage decreased 4% during 2004. This decrease in margin was mainly due to a decrease of 14% in the average selling prices of these products, resulting primarily from a shift in product mix. The decrease in networking product average selling prices was offset partially by a 16% decrease in direct unit product costs, however, during 2004 Micro Linear incurred $0.2 million in charges due to increases in Micro Linear’s inventory provisions for certain legacy networking products. These charges impacted the networking product gross margin by 4% in 2004.

Research and Development (R&D)

	2005	% Change 2004 to 2005	2004	% Change 2003 to 2004	2003
	(In thousands)
R&D	$8,930	(5.7)%	$9,469	(5.0)%	$9,966

Research and development expenses include costs associated with the definition, design and development of new products. These expenses are comprised primarily of compensation and associated costs related to development personnel, prototype costs, depreciation and amortization expense, and allocated occupancy costs for this function.

Micro Linear expenses wafers and new production mask sets related to new products as research and development costs until products based on new designs are fully characterized, support published data sheets and satisfy reliability tests.

Research and development expense decreased 6% in 2005 as compared to 2004, a cost decrease of approximately $0.5 million. The decrease in expenses in 2005 was due mainly to a combination of a decrease of $0.4 million in subcontractor testing costs and mask and prototype costs related to a decreased level of new product introductions in 2005 as compared to 2004, a decrease in depreciation costs of $0.2 million, a decrease in outside engineering and consulting costs $0.2 million, and a decrease in facilities costs relating to the relocation of Micro Linear’s Utah design staff to a smaller facility in the second quarter of 2004 of 0.1 million. The average number of development personnel increased from approximately 29 in 2004 to 34 in 2005. The expenses related to this increase in average headcount partially offset the decreases in other research and development related expenditures. Headcount related costs, due mainly to increases in wages and benefits, increased $0.5 million in 2005 as compared to 2004. In December 2005 Micro Linear completed a reduction in workforce, including elimination of approximately nine development positions, and incurred termination costs of $0.1 million. The increase in wages and benefits during 2005 was offset partially by a $0.3 million credit for reversal of a bonus accrual provided for in 2004. Micro Linear expects that the reduction in force, and other cost control measures that it has implemented, will result in a lower level of research and development spending in 2006 as compared to 2005.

Research and development expense decreased 5% in 2004 as compared to 2003, a total cost reduction of $0.5 million. Employee related costs, consisting mainly of wages and benefits, decreased $0.3 million, and facility expenses decreased by approximately $0.3 million, due mainly to the action taken to reduce engineering headcount and consolidate facilities as part of Micro Linear’s overall restructuring efforts undertaken in May 2003. In addition, costs of laboratory equipment and software design tools decreased slightly over $0.3 million in 2004 as compared to 2003, mainly due to a reduction in depreciation expense and amortization on capitalized software, also resulting from Micro Linear’s May 2003 restructuring efforts, and a renegotiation of certain software license agreements. These cost reductions were partially offset by an increase in other costs of $0.4 million, primarily related to development of new products.

Selling, General and Administrative (SG&A)

	2005	% Change 2004 to 2005	2004	% Change 2003 to 2004	2003
	(In thousands)
SG&A	$6,860	(5.0)%	$7,220	(1.9)%	$7,362

Selling, general and administrative expenses consist primarily of compensation and associated costs relating to sales, marketing and administrative personnel, consulting costs, commissions paid to Micro Linear’s worldwide sales representatives, travel costs, legal and auditing costs, insurance costs, and allocated occupancy costs for these functions.

Average headcount in sales, marketing and administration decreased to 23 in 2005 from 25 in 2004. The decrease in headcount resulted in a decrease of approximately $0.3 million in compensation related expenses. The decrease in employee related expenses was after a $0.1 million credit for reversal of a bonus accrual provided for in 2004. In addition, travel expenses decreased by $0.1 million and bad debt expenses decreased by $0.2 million in 2005 as compared to 2004. The reduction in these expenses was partially offset by an increase of approximately $0.3 million in consulting costs incurred during 2005 related mainly to Micro Linear’s Sarbanes-Oxley Act Section 404 implementation project. In the fourth quarter of 2005 Micro Linear undertook a reduction in force, including elimination of approximately three selling, general and administrative positions. Micro Linear expects that the reduction in force, and other cost control measures which it has implemented, will result in lower level of selling, general and administrative spending in 2006 as compared to 2005.

The decrease in selling general and administrative expenses in 2004 compared to 2003 was due mainly to a $0.4 million reduction in employee-related expenses resulting from the restructuring that Micro Linear undertook in the second quarter of 2003 and $0.3 million in reduced marketing prototype costs in 2004 compared to 2003. The reduction in these expenses was partially offset by an increase in bad debt expense of $0.2 million in 2004 compared to 2003, an increase in consulting expenses of $0.2 million resulting primarily from Micro Linear’s Sarbanes-Oxley Act Section 404 implementation project, and an increase in travel expenses of $0.2 million related to the introduction of new products.

Fixed Asset Impairment, Restructuring Charges and Sale of Land and Buildings

In the third quarter of 2003, Micro Linear completed an impairment review of its land and buildings. The review was undertaken due to an unsolicited offer to purchase Micro Linear’s facilities, continued weakness in the commercial real estate markets, local vacancy rates and recent real estate transactions in its local market. Upon completion of its review, Micro Linear determined that the carrying values of these assets exceeded their future undiscounted cash flows. Accordingly, Micro Linear recorded an impairment loss of $1.5 million to write down the assets to their current estimated market value.

In July 2004, Micro Linear sold its San Jose facilities for approximately $7.0 million. Micro Linear recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs.

In the second quarter of 2003, Micro Linear announced a restructuring plan to better align its organizational structure with current business conditions. This realignment process included workforce reductions across all functions of the company’s operations and a consolidation of its design centers into its San Jose facility. The activity in Micro Linear’s restructuring reserve, consisting of restructuring charges and related utilization, for the fiscal years ended December 31, 2005, 2004, and 2003 is shown in the table below. In 2004 Micro Linear provided $0.2 million for its remaining lease obligations, net of expected sublease payments, on its Utah facility which it vacated in the first quarter of 2004. When these facilities were vacated, the related accrued rent was reclassified to Micro Linear’s restructuring reserves.

The remaining balance of the reserve relates to Micro Linear’s continuing charges for rent and leased equipment obligations.

	Severance and Benefits	Excess Facilities	Total
	(In thousands)
Balance, December 31, 2002	$—	$—	$—
Additional provisions	689	373	1,062
Utilizations	(663)	(373)	(1,036)

Balance, December 31, 2003	26	—	26
Additional provisions	—	166	166
Reclassification	—	82	82
Utilizations	(26)	(99)	(125)

Balance, December 31, 2004	—	149	149
Utilizations	—	(76)	(76)

Balance, December 31, 2005	$—	$73	$73

Micro Linear recorded restructuring charges in 2003 of approximately $1.0 million, consisting primarily of employee severance and related termination costs of $0.6 million and a fixed asset impairment charge of $0.4 million for assets to be disposed of due to headcount reductions and vacating facilities. Micro Linear did not maintain any restructuring reserves at the beginning of 2003 but had a $26,000 ending reserve balance to provide for employee severance costs that had been incurred but not paid during 2003.

Interest and Other Income and Interest Expense

	2005	% Change 2004 to 2005	2004	% Change 2003 to 2004	2003
	(In thousands)
Interest and other income	$426	69.0%	$252	(15.2)%	$297
Interest and other expense	$14	87.3%	$110	49.1%	$216

The increase in interest and other income for 2005 as compared to 2004 was primarily due to higher short-term interest rates in 2005. The decrease in interest and other income from 2003 to 2004 was primarily due to the reduction in interest income affected by changes in Micro Linear’s cash balances. The decrease in interest and other expense for 2005 as compared to 2004 and 2003 is mainly due to the repayment of the mortgage on Micro Linear’s San Jose facility, which was repaid in July 2004 when the property was sold.

Provision for (Benefit from) Income Taxes

	2005	% Change 2004 to 2005	2004	% Change 2003 to 2004	2003
	(In thousands)
Provision for (benefit from) income taxes	$(241)	1,104.2%	$24	(69.2)%	$78

In 2005, Micro Linear recorded a $241 thousand net income tax benefit, primarily related to the release of contingent tax liabilities no longer deemed necessary due to the expiration of statutes of limitations, pertaining to certain prior years’ state tax filings. Micro Linear’s effective tax rate was (3.9%) for 2005, 0.6% for 2004 and a 0.8% for 2003. The provision for the twelve months ended December 31, 2004 consists mainly of minimum state tax obligations and taxes incurred by Micro Linear’s subsidiary in the United Kingdom. The 0.8% effective tax rate for 2003 is primarily due to the recording of a valuation allowance against Micro Linear’s deferred tax asset as of December 31, 2003 and taxes associated with its UK operations.

Liquidity and Capital Resources

	For the Six Months Ended June 30,
	2006	2005
	(in thousands)
Net cash provided by (used in) operating activities	$1,048	$(2,622)
Net cash provided by (used in) investing activities	1,739	(732)
Net cash provided by financing activities	8	1,005

Net increase (decrease) in cash and cash equivalents	$2,795	$(2,349)

Net cash provided by operating activities during the first six months of 2006 was primarily due to net income of $0.3 million, a decrease in Micro Linear’s inventories of $0.3 million and an increase of $1.3 million in trade payables. These sources of cash were offset by an increase in accounts receivable of $0.7 million, decreases in deferred revenue of $0.6 million and a decrease in other accrued liabilities of $0.2 million. Net income for the six months ended June 30, 2006 included $271,000 of non-cash stock-based compensation expenses. Non-cash depreciation and amortization charges were $0.1 million for the first six months of 2006. Micro Linear’s other major uses of cash during the first six months of 2006 were for ongoing operating expenses and costs of manufacturing products. Micro Linear expects trade payables and its accrued liability balances to continue to fluctuate from period to period due to variations in its production cycle and timing of other operating expenses.

Net cash used by operating activities during the first six months of 2005 was mainly due to Micro Linear’s net operating loss of $2.4 million. Net loss for the six months ended June 30, 2005 included $142,000 of non-cash stock-based compensation expenses. Non-cash depreciation and amortization charges were $0.1 million for the first six months of 2005. Micro Linear’s major uses of cash during the first six months of 2005 were ongoing operating expenses and Micro Linear’s cost of manufacturing products. Micro Linear’s inventory balances increased by $0.7 million in the first six months of 2005. In addition, Micro Linear’s accounts receivable balance increased by $0.8 million. Sources of cash during the second quarter of 2005 included $1.0 million from an increase in Micro Linear’s trade payables and $0.3 million due to an increase in its accrued liabilities.

Net cash provided by investing activities during the first six months of 2006 was primarily due to net sales and maturities of short-term investments of $1.7 million. During the first six months of 2006 Micro Linear purchased $8,000 of capital equipment. Micro Linear anticipates that it will be able to provide for ongoing capital expenditures over the next twelve months without the need to secure additional sources of financing. Net cash used in investing activities during the first six months of 2005 was primarily due to net purchases of short-term investments of $0.5 million and purchases of capital equipment of $0.2 million.

Net cash provided by financing activities consists mainly of proceeds from the issuance of common stock in connection with the exercise of employee stock options. Proceeds from the employee stock purchase plan were $8,000 for the first six months of 2006 and $26,000 for the comparable period of 2005. Proceeds from stock option exercises were $1.0 million for the first six months of 2005. There were no employee stock option exercises during the first six months of 2006.

Working capital was $13.2 million as of June 30, 2006 compared to $12.5 million at December 31, 2005. Working capital at June 30, 2006 includes cash and cash equivalents of $10.4 million and short-term investments of $1.8 million.

Micro Linear anticipates that existing cash resources are sufficient to fund any anticipated operating losses, purchases of capital equipment, and provide adequate working capital for at least the next 12 months. Micro Linear’s liquidity is affected by many factors, including, among others, the extent to which it pursues additional wafer fabrication capacity from existing foundry suppliers or new suppliers, capital expenditures, the level of its product development efforts, and other factors related to the uncertainties of the industry and global economies. Accordingly, there can be no assurance that events in the future will not require it to seek additional capital sooner or, if so required, that such capital will be available on terms acceptable to it.

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)
Net cash used in operating activities	$(5,975)	$(6,659)	$(7,204)
Net cash provided by investing activities	901	10,266	5,173
Net cash provided by (used in) financing activities	1,791	(1,390)	(67)

Net increase (decrease) in cash and cash equivalents	$(3,283)	$2,217	$(2,098)

Net Cash Used in Operating Activities

Net cash used in operating activities during 2005 was mainly due to Micro Linear’s net operating loss of $5.9 million. Micro Linear’s major uses of cash during the year were for the funding of operating expenses and the cost of manufacturing its products. Micro Linear decreased its outstanding accounts receivables in 2005 generating approximately $0.2 million, however, its inventory balances increased by $1.2 million excluding a charge of $1.0 million during the fourth quarter of 2005 for inventory related to its first generation Personal Handyphone Systems products, the ML1900 and ML1901, which have experienced only limited market acceptance. Micro Linear’s accrued liabilities decreased by $0.8 million in 2005. Trade payables and its accrued liability balances will fluctuate from period to period due to variations in its production cycle and the timing of its operating expenses. Non-cash depreciation and amortization charges were $0.3 million during 2005, as compared to $0.6 million for 2004. The higher depreciation in 2004 was due to the acceleration of depreciation charges resulting from the sale of its San Jose facilities in July 2004. Micro Linear’s net operating loss in 2005 and 2004 also included non-cash charges for stock-based compensation expense of $0.1 million in each of those years.

Cash used by operating activities during 2004 was due mainly to Micro Linear’s net operating loss of $4.1 million, which was net of a gain of $1.1 million from the sale of its San Jose facilities in July 2004. Excluding this gain, its net operating loss was $5.2 million. During 2004, the major additional uses of cash were an increase of accounts receivable of $2.0 million, due primarily to higher sales in December 2004 as compared to 2003, and a decrease of $1.1 million in its trade payables at December 31, 2004 as compared to 2003. These uses were partially offset by non-cash depreciation and amortization charges of $0.6 million, and increases in its excess and obsolete inventory provision of $0.4 million.

Cash used in operating activities during 2003 was primarily due to Micro Linear’s $10.4 million net operating loss, offset by a non-recurring non-cash charge of $1.5 million recorded for impairment in the value of its San Jose facilities, non-cash restructuring charges of $0.4 million, and non-cash depreciation and amortization charges of $0.9 million. In addition, during 2003, Micro Linear collected $1.4 million in income tax refunds resulting from net operating loss carrybacks that were recorded in 2002. Cash used in operating activities during 2003 was net of cash provided due to an increase in its accounts payable balance of $0.6 million, $0.4 million of which related to a customer refund due for products which were returned in December 2003. Other uses of cash in 2003 included a decrease in deferred revenue of $1.4 million, due primarily to lower stocking levels at its largest distributor, and a $0.4 million decrease in accrued liabilities, due in large part to a decrease in a legal accrual related to the successful outcome of the Pioneer Magnetics litigation.

Net cash provided by investing activities during 2005 consisted primarily of net proceeds from sales of short-term investments of $1.2 million, offset by $0.3 million of cash used to purchase capital equipment, consisting mainly of engineering equipment and software design tools used in research and development projects.

Net cash provided by investing activities during 2004 included net proceeds from the sale of its San Jose facilities. The net sales price for the facilities was $7.0 million and Micro Linear recognized a gain on the sale of approximately $1.1 million. The sale generated cash of approximately $4.6 million after the payoff of the remaining balance on the mortgage of $1.9 million and payment of sales commission and sales transaction costs of $0.5 million. Micro Linear also generated cash from the net proceeds from sales of short-term investments of $4.3 million, and used $0.6 million to purchase capital equipment.

Net cash provided by investing activities during 2003 consisted primarily of net proceeds from sales of short-term investments of $5.7 million. In 2003, cash used for capital expenditures was $0.5 million.

Net cash provided by financing activities for 2005 consisted primarily of proceeds from the issuance of Micro Linear common stock in connection with the exercise of employee stock options. Net cash used in financing activities for 2004 and 2003 consisted primarily of principal payments on its real estate mortgage of $2.0 million, and $0.3 million, respectively, offset partially by proceeds from the issuance of common stock in connection with the exercise of employee stock options of $0.6 million, and $0.2 million, respectively. The mortgage on its San Jose facilities was paid off when the buildings were sold during 2004.

Recent Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation Number 48, “Accounting for Uncertainty in Income Taxes, and related Implementation Issues” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with FASB 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective as of the beginning of fiscal years that begin after December 15, 2006. Micro Linear is currently evaluating the effects of implementing this new standard.

Qualitative and Quantitative Discussion about Market Risk

Interest Rate Risk

As of June 30, 2006, Micro Linear’s investment portfolio consisted of U.S. government obligations, commercial paper and money market funds, typically with maturities of less than 12 months. Some of these securities are subject to interest rate risk, and will decline in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% as of June 30, 2006, the decline in the fair value of the portfolio would not be material.

Foreign Currency Exchange Risk

Micro Linear has international facilities and is, therefore, subject to foreign currency rate exposure. Micro Linear limits its foreign currency risks principally by maintaining minimal foreign currency balances. Since Micro Linear’s exposure related to exchange rate volatility has not been significant, it does not currently hedge this exposure.

SIRENZA UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Micro Linear by Sirenza accounted for as a business combination, using the purchase method of accounting and the acquisition of Premier Devices, Inc. (“PDI”) by Sirenza using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the acquired assets and liabilities of Micro Linear and PDI have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2006 gives effect to the acquisition of Micro Linear by Sirenza as if the acquisition occurred on June 30, 2006. The Sirenza consolidated balance sheet information included in the unaudited pro forma condensed combined balance sheet as of June 30, 2006 was derived from Sirenza’s unaudited June 30, 2006 condensed consolidated balance sheet, included elsewhere in this proxy statement/prospectus, and includes the effects of the acquisition of PDI by Sirenza, which was consummated on April 3, 2006. The Micro Linear balance sheet information included in the unaudited pro forma condensed combined balance sheet as of June 30, 2006 was derived from Micro Linear’s unaudited June 30, 2006 condensed consolidated balance sheet, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 gives pro forma effect to the acquisition of Micro Linear by Sirenza and pro forma effect to the acquisition of PDI by Sirenza as if the transactions were consummated on January 1, 2005. The information included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 includes the condensed consolidated statement of operations of Sirenza for the year ended December 31, 2005, the condensed consolidated statement of operations of Micro Linear for the year ended December 31, 2005, and the condensed consolidated statement of income of PDI for the year ended December 31, 2005, which were derived from their respective audited statements of operations or statement of income for that year.

The unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2006 gives pro forma effect to the acquisition of Micro Linear by Sirenza and pro forma effect to the acquisition of PDI by Sirenza as if the transactions were consummated on January 1, 2005. The information included in the unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2006 includes the condensed consolidated statement of operations of Sirenza for the six month period ended June 30, 2006 and the condensed consolidated statement of operations of Micro Linear for the six month period ended June 30, 2006, which were derived from their respective unaudited condensed consolidated statements of operations for that period included elsewhere in this proxy statement/prospectus. The acquisition of PDI by Sirenza was completed on April 3, 2006. The unaudited pro forma condensed combined statement of operations for the six month period ended June 30, 2006 includes the unaudited pro forma condensed consolidated statement of income of PDI for the three months ended March 31, 2006, which was derived from its unaudited condensed consolidated statement of income for that period included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared by Sirenza management for illustrative purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sirenza, Micro Linear and PDI been a combined company during the specified periods. Additionally, the unaudited pro forma results do not give effect to any potential costs savings or other synergies that could result from the combination of Sirenza, Micro Linear and PDI. The pro forma adjustments are based on the information available at the date of this proxy statement/prospectus and reflect preliminary estimates of fair value. Therefore, the actual amounts recorded at the completion of the acquisition of Micro Linear may differ materially from the amounts presented in these pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Sirenza, Micro Linear and PDI included elsewhere in this proxy statement/prospectus.

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2006

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Sirenza	Micro Linear
Assets
Current assets:
Cash and cash equivalents	$11,065	$10,432	$—		$21,497
Short-term investments	4,004	1,753	—		5,757
Accounts receivable, net	21,298	3,365	—		24,663
Inventories	20,313	1,632	1,775	(1)
			(207)	(2)	23,513
Other current assets	2,057	180	—		2,237

Total current assets	58,737	17,362	1,568		77,667
Property and equipment, net	13,611	277	—		13,888
Investment in GCS	3,065	—	—		3,065
Other non- current assets	1,162	17	—		1,179
Acquisition-related intangibles	40,052	—	10,854	(3)	50,906
Goodwill	43,603	—	21,708	(4)	65,311

Total assets	$160,230	$17,656	$34,130		$212,016

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,424	$2,655	$—		16,079
Accrued compensation and other expenses	6,534	661	—		7,195
Other accrued liabilities	1,457	412	1,000	(5)	2,869
Deferred margin on distributor inventory	1,225	438	(438)	(2)	1,225
Notes payable in connection with the acquisition of PDI	6,000	—	—		6,000
Deferred tax liabilities	1,420	—	—		1,420
Capital lease obligations, current portion	396	—	—		396

Total current liabilities	30,456	4,166	562		35,184
Capital lease obligations, long term portion	528	—			528
Deferred tax liabilities, non-current	10,429	—	—		10,429
Accrued pension	2,689	—	—		2,689
Other liabilities, non-current	242	—	—		242

Stockholders’ equity
Common stock	44	16	(16)	(6)
			5	(7)	49
Additional paid-in capital	198,230	63,560	(63,560)	(6)
			47,053	(7)	245,283
Treasury stock, at cost	(165)	(20,233)	20,233	(6)	(165)
Accumulated other comprehensive income (loss)	1,801	(4)	4	(6)	1,801
Accumulated deficit	(84,024)	(29,849)	29,849	(6)	(84,024)

Total stockholders’ equity	115,886	13,490	33,568		162,944

Total liabilities and stockholders’ equity	$160,230	$17,656	$34,130		$212,016

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share data)

	Historical			Pro Forma Adjustments				Pro Forma Combined
	Sirenza	Micro Linear	PDI
Net revenues	$64,178	$18,071	$45,160	$—		$—		$127,409
Cost of revenues	35,522	8,797	30,896	1,775	(8)	3,281	(10)	80,271

Gross profit	28,656	9,274	14,264	1,775		(3,281)		47,138
Operating expenses:
Research and development	10,104	8,930	1,727	—		133	(10)	20,894
Sales and marketing	7,372	3,501	2,791	—		(442	)(10)	13,222
General and administrative	8,096	3,359	3,510	—		59	(10)	15,024
Amortization of acquisition-related intangible assets	1,838	—	—	2,412	(9)	4,215	(11)	8,465
Restructuring charges	56	—	—	—		—		56

Total operating expenses	27,466	15,790	8,028	2,412		3,965		57,661

Income (loss) from operations	1,190	(6,516)	6,236	(4,187)		(7,246)		(10,523)
Interest income and other income (expense), net	196	412	(32)	—		(300	)(12)	276

Income (loss) before income taxes	1,386	(6,104)	6,204	(4,187)		(7,546)		(10,247)
Provision for (benefit from) income taxes	(6)	(241)	1,686	—		(526	)(13)	913

Net income (loss)	$1,392	$(5,863)	$4,518	$(4,187)		$(7,020)		$(11,160)

Net income (loss) per share:
Basic	$0.04							$(0.23)

Diluted	$0.04							$(0.23)

Shares used to compute net income (loss) per share:
Basic	35,828			12,128	(7)			47,956
Diluted	37,803			12,128	(7)			47,956 (7)

SIRENZA MICRODEVICES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2006

(In thousands, except per share data)

	Historical			Pro Forma Adjustments
	Sirenza	Micro Linear	PDI					Pro Forma Combined
Net revenues	$59,925	$11,878	$8,675	$—		$—		$80,478
Cost of revenues	35,320	5,589	6,766	—		275	(10)	47,950

Gross profit	24,605	6,289	1,909	—		(275)		32,528
Operating expenses:
Research and development	6,109	3,132	448	—		33	(10)	9,722
Sales and marketing	5,239	1,234	632	—		(141	)(10)	6,964
General and administrative	7,424	1,836	1,533	—		15	(10)	10,808
Amortization of acquisition-related intangible assets	1,952	—	—	1,206	(9)	1,054	(11)	4,212

Total operating expenses	20,724	6,202	2,613	1,206		961		31,706

Income (loss) from operations	3,881	87	(704)	(1,206)		(1,236)		822
Interest income and other income (expense), net	222	253	236	—		(75	)(12)	636

Income (loss) before income taxes	4,103	340	(468)	(1,206)		(1,311)		1,458
Provision for income taxes	400	6	587	—		—		993

Net income (loss)	$3,703	$334	$(1,055)	$(1,206)		$(1,311	)(13)	$465

Net income per share:
Basic	$0.09							$0.01

Diluted	$0.09							$0.01

Shares used to compute net income per share:
Basic	40,681			8,705	(7)			49,386
Diluted	42,620			8,705	(7)			51,325

NOTES TO THE SIRENZA UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1: Agreement and Plan of Merger Between Sirenza and Micro Linear

August 14, 2006, Sirenza entered into an Agreement and Plan of Merger, by and among Sirenza, Metric Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Sirenza (“Merger Sub”), and Micro Linear, (the “Merger Agreement”), by which Sirenza has agreed to acquire Micro Linear (the “Merger”). The Merger Agreement provides for Sirenza’s acquisition of Micro Linear by a reverse triangular merger.

Micro Linear is a fabless semiconductor company specializing in wireless IC solutions used in a variety of wireless applications serving global end markets. If the Merger is consummated, Micro Linear will join Sirenza’s SMDI business segment, augmenting its existing product portfolio and expanding its expertise in integrated RF IC products for consumer applications. Micro Linear’s transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. The acquisition is intended to enable Sirenza to penetrate the digital cordless phone market and PHS terminal market and strengthen Sirenza’s current participation in the digital TV (DTV) and set-top box markets.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding Micro Linear share of common stock will be converted into the right to receive 0.365 of a share of Sirenza common stock.

The exchange ratio is subject to change based on the price of Sirenza’s common stock as reported on the Nasdaq Global Market prior to the consummation of the Merger. If the average closing price of Sirenza’s common stock as reported on the Nasdaq Global Market is less than $7.77 for the ten trading days ending on the third trading day prior to the closing date of the merger, the exchange ratio shall be increased such that each share of Micro Linear common stock shall be converted into the number of shares of Sirenza common stock with a value (based on such average) equal to $2.84, provided that the applicable exchange ratio shall never be greater than 0.405. Conversely, if the average closing price of Sirenza’s common stock as reported by the Nasdaq Global Market for the above-described period is greater than $11.66, the exchange ratio shall be decreased such that each share of Micro Linear common stock shall be converted into the number of shares of Sirenza common stock with a value (based on such average) equal to $4.26, provided that the applicable exchange ratio shall never be less than 0.325.

Sirenza will not assume any options for the purchase of Micro Linear common stock in connection with the merger. Rather, immediately prior to the effective time of the merger, Micro Linear will cause the vesting of any unvested options to purchase Micro Linear common stock to be accelerated in full. Additionally, immediately prior to the effective time of the merger, Micro Linear will cancel all options to purchase Micro Linear common stock and exchange them for a number of shares of Micro Linear common stock equal in value to the excess, if any, of the value of the Micro Linear common stock over the exercise price of the applicable option to purchase Micro Linear common stock (less the amount of any applicable withholding taxes). In determining the value of a share of Micro Linear common stock for purposes of this exchange, Micro Linear will use the value of that portion of a share of Sirenza common stock (based on the average closing price described above) into which each share of Micro Linear common stock will be converted in the merger.

As a result of the variable exchange ratio and number of options that may be exchanged for shares of Micro Linear common stock, each of which is subject to change based on the price of Sirenza’s common stock, the value of Sirenza common stock to be issued to the stockholders of Micro Linear for accounting purposes of a business combination utilizing the purchase method of accounting may be based on the price of Sirenza common stock a few days prior to the date the acquisition is consummated. Because the market price of Sirenza’s common stock around the time the acquisition is consummated cannot be ascertained beforehand, for purposes of the calculation of the estimated aggregate purchase price below we have assumed that the relevant market price of Sirenza common stock is $9.18, which represents the closing market price per share of Sirenza common stock on August 29, 2006.

The acquisition is anticipated to close in the fourth quarter of 2006. The consummation of the transactions contemplated by the Merger Agreement is subject to the approval of the stockholders of Micro Linear, the effectiveness of this registration statement of Sirenza on Form S-4 as declared by the Securities and Exchange Commission and other customary closing conditions.

Based upon information available at the time of the filing of this proxy statement/prospectus, the aggregate purchase price is estimated to be $48.1 million as follows (in thousands):

Estimated Sirenza common stock issued to Micro Linear, net of estimated issuance costs	$47,058
Estimated acquisition related costs	1,000

Estimated aggregate purchase price	$48,058

The total purchase consideration is a preliminary estimate and subject to change based on circumstances at the time of closing.

Sirenza expects to account for the acquisition of Micro Linear as a business combination utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values.

The allocation of the purchase price has been prepared based on preliminary estimates of fair values, including acquired technology and customer relationships. Therefore, actual amounts recorded upon the finalization of estimates of fair values, including acquisition-related intangible assets, may differ materially from the information presented in these unaudited pro forma condensed combined consolidated financial statements. Sirenza’s estimates of the fair values of the assets and liabilities of Micro Linear have been combined with the recorded values of the assets and liabilities of Sirenza in the unaudited pro forma condensed combined financial information.

The preliminary allocation of the purchase price is summarized below (in thousands):

Cash and cash equivalents	$10,432
Short-term investments	1,753
Accounts receivable	3,365
Inventories	3,200
Other current assets	180
Property, plant and equipment	277
Other non-current assets	17
Amortizable intangible assets:
Developed product technology	7,236
Customer relationships	3,618
Goodwill	21,708
Accounts payable	(2,655)
Accrued compensation and benefits	(661)
Deferred revenue	—
Other accrued liabilities	(412)

$48,058

The developed product technology and customer relationships are expected to be amortized on a straight-line basis over their estimated useful lives, which Sirenza is currently estimating to be four and six years, respectively. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur a charge for the amount of impairment during the period in which the determination is made.

Note 2: PDI Acquisition

On April 3, 2006 (“the PDI closing date”), Sirenza acquired PDI in exchange for 7.0 million shares of Sirenza common stock, valued at approximately $53.0 million, $14.0 million in cash and $6.0 million in promissory notes bearing 5% simple interest per annum paid monthly and maturing one year from the date of issuance, and approximately $2.1 million in estimated direct transaction costs for a preliminary purchase price of $75.1 million. The fair value of Sirenza’s common stock issued in connection with the PDI acquisition was derived using an average market price per share of Sirenza common stock of $7.58, based on the average of the closing prices for a range of trading days commencing February 2, 2006 and ending February 8, 2006 around the announcement date (February 6, 2006) of the acquisition. PDI is a designer, manufacturer and marketer of RF components headquartered in San Jose, California with manufacturing operations in Shanghai, China and Nuremberg, Germany. This acquisition expanded both the depth and breadth of Sirenza’s products by adding PDI’s CATV amplifier, module and optical receiver offerings as well as its line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers. The acquisition brought Sirenza design and manufacturing capabilities in Asia and Europe, including PDI’s passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. Sirenza believes that these new product offerings and capabilities advance its strategic objective of diversifying and expanding its end markets and applications.

Sirenza, Phillip Chuanze Liao and Yeechin Shiong Liao (“the Liaos”) (the sole shareholders of PDI) and U.S. Bank National Association (the “Escrow Agent”) entered into an Escrow Agreement dated as of February 4, 2006 (the “Escrow Agreement”) which became effective at closing. Pursuant to the Escrow Agreement, upon the closing of the merger, 3.5 million of the 7.0 million shares of Sirenza common stock to be issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. The Liaos retain voting rights with respect to their stock held in escrow. The Liaos may release the shares from escrow earlier by depositing in the escrow in lieu of the shares $7.125 million in cash less the amount of any indemnity payments made from the escrow through that date. The Liaos may also arrange for sales of the escrowed shares with the proceeds of such sales being deposited in the escrow until the amount specified in the immediately preceding sentence has been deposited, at which time any remaining shares will be released. Any indemnification claims made by Sirenza against the escrow may be paid in cash or in escrowed shares, with such shares being valued at the closing price of Sirenza’s common stock as reported on the Nasdaq Global Market on the date such claim is finally resolved.

The aggregate purchase price is estimated to be $75.1 million as follows (in thousands):

Cash consideration including promissory notes	$20,000
Sirenza common stock issued to PDI, net of estimated issuance costs	53,000
Acquisition related costs	2,100

Aggregate purchase price	$75,100

The acquisition has been accounted for utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price has been prepared based on preliminary estimates of fair values.

Due to a series of transactions that occurred prior to the date that Sirenza acquired the stock of PDI, PDI may have realized certain contingent income tax liabilities that were not recorded in its financial statements. Sirenza is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. Sirenza’s preliminary estimate of any contingent tax liabilities is between zero and $17.0 million. Any adjustments to record a liability or cash payout related to the aforementioned tax contingencies will be recorded as additional goodwill and are not expected to affect Sirenza’s reported operating results. Sirenza cannot assure you that the portion of the PDI purchase price held in escrow to secure indemnification obligations of the former PDI shareholders will be sufficient to offset any amounts that Sirenza may be obligated to pay related to such tax contingencies, or that such indemnification obligations will not expire prior to the time that Sirenza becomes obligated to pay such amounts, if any.

The preliminary allocation of the purchase price is summarized below (in thousands):

Cash	$2,089
Accounts Receivable	5,873
Inventory	11,900
Prepaid and other current assets	764
Deferred tax assets, current	24
Property, plant and equipment	7,015
Other non-current assets	50
Deferred tax assets, non-current	122
Amortizable intangible assets:
Developed product technology	10,800
Customer relationships	25,500
Goodwill	34,985
Accounts payable	(4,772)
Income taxes payable	(2,150)
Accrued liabilities and other	(1,884)
Deferred tax liabilities, current and non-current	(11,564)
Notes payable	(343)
Capital lease obligations, current	(271)
Accrued pension	(2,530)
Capital lease obligations, non-current	(508)

$75,100

Developed product technology consists of CATV, passive RF components and engineered technical solution products and capabilities for use in the communications market that are technologically feasible. The developed product technology expanded the depth and breadth of Sirenza’s products and increased Sirenza’s design and manufacturing capabilities in Asia and Europe. Sirenza is amortizing the fair value of developed product technology on a straight-line basis over a period of 6.75 years, or 81 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Customer relationships represent PDI’s relationships with its CATV, passive RF component and engineered technical solution customers. Sirenza is amortizing the fair value of customer relationships on a straight-line basis over a period of 9.75 years, or 117 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Of the total estimated purchase price, approximately $35.0 million has preliminarily been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur a charge for the amount of impairment during the period in which the determination is made.

Note 3: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price for the Micro Linear acquisition, to adjust amounts related to Micro Linear’s tangible and intangible net assets to the preliminary estimate of their fair value, to reflect the amortization expense related to the estimated amortizable intangible assets and to reflect amortization related to fair value adjustments to tangible assets.

Pro forma adjustments are also required to reflect the impact of amortization expense related to the estimated amortizable intangible assets related to the PDI acquisition, amortization related to fair value adjustments to tangible assets, and to reflect the income tax effect related to the pro forma adjustments.

There were no inter-company balances or transactions between Sirenza and Micro Linear or between Sirenza and PDI for the periods presented.

The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Sirenza, Micro Linear and PDI filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(1)	To adjust the historical amount of Micro Linear inventory to its estimated fair value. The fair value of inventories was based on the estimated selling prices of the inventories less the sum of costs to complete (if any), costs of disposal and a reasonable profit allowance for activities remaining to be completed until the inventories are sold.

(2)	Adjustment to eliminate the historical amount of Micro Linear deferred revenue and the related cost associated with deferred revenue. In accordance with Emerging Issues Task Force No. 01-3, “Accounting in a Business Combination for Deferred Revenue of an Acquiree”, as the deferred revenue of Micro Linear does not represent a legal performance obligation, no liability will be recognized at the consummation of the business combination with Micro Linear.

(3)	Adjustment to reflect the preliminary estimate of the fair value of Micro Linear intangible assets acquired of approximately $10.8 million. Those assets consist of $7.2 million of developed product technology and $3.6 million of customer relationships.

(4)	Adjustment to reflect the preliminary estimate of Micro Linear goodwill of approximately $21.7 million.

(5)	Adjustment to accrue direct transaction costs associated with the acquisition of Micro Linear by Sirenza. Sirenza estimates that total direct transaction costs will approximate $1.0 million.

(6)	Adjustment to eliminate Micro Linear’s historical stockholders’ equity.

(7)	Adjustment to reflect the issuance of 5.1 million shares of Sirenza common stock to the stockholders of Micro Linear valued at approximately $47.1 million. The allocation between common stock and additional paid-in capital has been made based upon the par value of Sirenza’s common stock, $0.001.

The pro forma basic and diluted net loss per share for the year ended December 31, 2005 is based on the historical basic number of shares of Sirenza common stock outstanding adjusted for the impact of 5.1 million shares issued in connection with the acquisition of Micro Linear and 7.0 million shares issued in connection with the acquisition of PDI, assuming the transactions closed on January 1, 2005. The historical diluted number of shares of Sirenza common stock outstanding was not used in the calculation of pro forma diluted net loss per share for the year ended December 31, 2005, as the effect would have been antidilutive.

The pro forma basic and diluted net income per share for the six months ended June 30, 2006 is based on the historical basic and diluted number of shares of Sirenza common stock outstanding adjusted for the impact of 5.1 million shares issued in connection with the acquisition of Micro Linear and the incremental impact of the 7.0 million shares issued in connection with the acquisition of PDI, assuming the transactions closed on January 1, 2005.

(8)	To record the related cost of products sold resulting from the change in inventory to its estimated fair value as noted in (1) above.

(9)	Adjustment to reflect the amortization of intangible assets of approximately $2.4 million for the year ended December 31, 2005 and approximately $1.2 million for the six months ended June 30, 2006 related to the acquisition of Micro Linear by Sirenza.

(10)	Adjustments consist of the following amounts:

(in thousands)	Year Ended December 31, 2005	Six Months Ended June 30, 2006
Cost of sales:
Pro forma adjustment (14)	$455	$144
Pro forma adjustment (15)	2,301	—
Pro forma adjustment (16)	525	131

Total cost of sales	$3,281	$275
Research and development:
Pro forma adjustment (16)	$133	$33

Total research and development	$133	$33
Sales and marketing:
Pro forma adjustment (14)	$(455)	$(144)
Pro forma adjustment (16)	13	3

Total sales and marketing	$(442)	$(141)
General and administrative:
Pro forma adjustment (16)	$59	$15

Total general and administrative	$59	$15

(11)	Adjustment to reflect the amortization of intangible assets of approximately $4.2 million for the year ended December 31, 2005 and approximately $1.1 million for the six months ended June 30, 2006 related to the acquisition of PDI by Sirenza.
(12)	Adjustment to reflect interest expense associated with the issuance of $6.0 million in promissory notes by Sirenza to the shareholders of PDI. The promissory notes bear 5% simple interest per annum, which is paid monthly, and mature in one year from the date of issue.
(13)	A $526,000 tax adjustment for the year ended December 31, 2005 has been recorded to reflect the estimated tax provision for Sirenza and PDI for that period. No tax adjustment was recorded for the six months ended June 30, 2006.
(14)	To conform PDI’s accounting policies to Sirenza’s. PDI records freight costs as sales and marketing expenses while Sirenza records freight costs as cost of sales. The adjustment relates to the reclassification of freight costs from sales and marketing expense to cost of sales.
(15)	To record the related cost of products sold resulting from the change in inventory to its estimated fair value in connection with the acquisition of PDI by Sirenza. The fair value of PDI inventories was based on the estimated selling prices of the inventories less the sum of costs to complete (if any), costs of disposal and a reasonable profit allowance for activities remaining to be completed until the inventories are sold.
(16)	To record the incremental depreciation resulting from the fair value adjustment to property, plant and equipment in connection with the acquisition of PDI by Sirenza.

Note 4: Unusual, Infrequent or Non-recurring Charges

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Sirenza: the write-off of costs associated with abandoned merger and acquisition activities of $275,000 in the year ended December 31, 2005, costs associated with a litigation settlement of $201,000 in the year ended December 31, 2005, the write-off of deferred equity financing costs of $314,000 in the year ended December 31, 2005 and severance costs of $216,000 in the six-month period ended June 30, 2006.

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Micro Linear: a charge of approximately $1.0 million in the year ended December 31, 2005 to provide for potential excess inventories related to the first generation Personal Handyphone System (PHS) products, the ML 1900 and ML 1901, which have received only limited market acceptance.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Micro Linear and Sirenza are both Delaware corporations governed by the Delaware General Corporation Law. Any differences between the rights of the stockholders of Micro Linear and Sirenza arise primarily from differences in the respective charter documents. The rights of Micro Linear stockholders are governed by Micro Linear’s restated certificate of incorporation and the certificate of amendment thereto and its bylaws, and the rights of Sirenza’s stockholders are governed by Sirenza’s restated certificate of incorporation and bylaws. As a result of the merger, holders of Micro Linear common stock will become holders of Sirenza common stock. The following is a summary of some of the rights of Micro Linear stockholders and Sirenza stockholders. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to Delaware law as well as to Micro Linear’s restated certificate of incorporation, the certificate of amendment thereto, and bylaws, and Sirenza’s restated certificate of incorporation and bylaws.

Authorized Capital Stock

Micro Linear

The authorized capital stock of Micro Linear consists of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Sirenza

The authorized capital stock of Sirenza consists of 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Number of Directors

Micro Linear

Micro Linear’s board of directors currently consists of five members.

Sirenza

Sirenza’s board of directors currently consists of seven members.

Changes in the Number of Directors

Micro Linear

Micro Linear’s certificate of incorporation provides that the number of directors shall be designated in the bylaws. Micro Linear’s bylaws provide that the authorized number of directors shall be five until changed by an amendment to the bylaws adopted by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote or by resolution of a majority of a majority of the members of the board of directors.

Sirenza

Sirenza’s certificate of incorporation and bylaws provide that the setting of the authorized number of directors and any changes to the authorized number of directors may be effected only by resolution of the board of directors. Sirenza’s bylaws further provide that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director.

Election of Directors

Delaware law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

Micro Linear

Micro Linear’s bylaws provide that directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been qualified and elected.

Sirenza

Sirenza’s certificate of incorporation and bylaws provide for a classified board, pursuant to which the board is segregated into three classes of equal size, or nearly equal as possible, with one class of directors standing for election each year. Accordingly, Sirenza’s bylaws provide that a portion of the board of directors is elected each year by a majority vote of outstanding stockholders.

Cumulative Voting for Directors

Cumulative voting must be expressly provided for in the certificate of incorporation of a Delaware corporation. Neither Micro Linear’s nor Sirenza’s certificate of incorporation provide for cumulative voting.

Removal of Directors

Micro Linear

Micro Linear’s bylaws provide that the board of directors, or any individual director, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the then outstanding shares of the capital stock of the corporation entitled to vote at an election of directors.

Sirenza

Sirenza’s bylaws state that any director or the entire board of directors may be removed only with cause by the holders of a majority of the shares then entitled to vote at an election of directors.

Liabilities of Directors; Directors’ Fiduciary Duties

Under the Delaware statute, the certificate of incorporation may contain a provision eliminating or limiting the person liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. The certificates of incorporation of Micro Linear and Sirenza each contain such an elimination of personal liability for directors.

Indemnification of Corporate Agents

The Delaware General Corporation Law generally provides that subject to certain restrictions contained in the statute, a Delaware corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or was a director, officer, employee or agent of another business entity at the corporation’s request. A person who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statue must be indemnified against expenses incurred by him or her in connection with the suit or matter. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. The determination is to be made by a majority vote of the directors who are not parties to the action, or if there are none, by independent counsel or by the stockholders. Expenses incurred in defense may be paid in advance of the final disposition of the suit upon receipt of an undertaking by the person to be indemnified to repay any amounts paid by the corporation if it is ultimately determined that he or she was not entitled to indemnification. The indemnification or advancement of expenses provided by the Delaware corporate law is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person can be indemnified under the statute.

Micro Linear

The bylaws of Micro Linear provide that Micro Linear shall indemnify each of its directors, and officers to the fullest extent and in the manner permitted by the general corporation laws of Delaware. The bylaws of Micro Linear also provide that Micro Linear has the power to indemnify its employees and agents to the fullest extent and in the manner permitted by the general corporation laws of Delaware.

Sirenza

The bylaws of Sirenza provide that Sirenza shall indemnify its directors and officers to the fullest extent and in the manner permitted by the general corporation laws of Delaware. The bylaws of Sirenza also provide that Sirenza has the power to the extent and in the manner permitted by the general corporation laws of Delaware to indemnify its employees and agents.

The certificates of incorporation of Micro Linear and Sirenza each provide that Micro Linear or Sirenza, as applicable, may indemnify its officers, directors, employees and agents to the fullest extent permitted by the general corporation law of Delaware. The certificates each also release directors from personal monetary liability to the corporation and its stockholders for any breach of fiduciary duty to the fullest extent permitted by the general corporation law of Delaware.

Appraisal Rights

A Delaware corporation may, but is not required to, provide in its certificate of incorporation that appraisal rights shall be available to stockholders in the event of an amendment to the certificate of incorporation, the sale of all or substantially all of the assets of the corporation or the occurrence of any merger or consolidation in which the Delaware corporation is a constituent company.

Under Delaware law and in the event that the certificate of incorporation does not speak to these matters, stockholders are entitled to certain limited rights of appraisal in the event of a merger or consolidation of the corporation. The Delaware appraisal statute entitles the dissenting stockholder to payment for the fair value of his or her shares. However, under the Delaware appraisal statute and unless otherwise provided in the certificate of incorporation, appraisal rights are available only for mergers or consolidations of the corporation. Furthermore, no appraisal rights are available, under Delaware law, for the stockholders of a Delaware corporation that is the surviving corporation in a merger if the merger did not require stockholder approval. Moreover, no appraisal rights are available to stockholders of a Delaware corporation in a merger for any shares of stock which, at the record date for the vote on the merger, were either (a) listed on a national securities exchange or quoted on the Nasdaq Global Market System or (b) held of record by more than 2,000 stockholders. However, appraisal rights are available to Delaware stockholders if the stockholders are required by the terms of an agreement of merger or consolidation to accept for the stock of the constituent corporation anything except (a) shares of stock of the corporation surviving or resulting from the merger or consolidation, or their depository receipts; (b) shares of stock of any other corporation, or their depository receipts, which shares of stock or depository receipts at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market systems security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs (a) and (b); or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (a), (b) and (c).

Micro Linear

Micro Linear’s certificate of incorporation does not include any provision regarding appraisal rights of its stockholders. The contemplated merger will not give rise to any appraisal rights to Micro Linear’s stockholders.

Sirenza

Sirenza’s certificate of incorporation does not include any provision regarding appraisal rights of its stockholders. The contemplated merger will not give rise to any appraisal rights to Sirenza’s stockholders.

Issuance of Additional Stock

Micro Linear

Subject to limitations prescribed by Delaware law, Micro Linear’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock divided into six series (including preferred stock of Micro Linear currently issued and outstanding) and to fix the voting powers, designation, preferences and rights of those shares and the qualifications, limitations or restrictions of any wholly unissued shares, and to issue up to a total of 30,000,000 shares of common stock of Micro Linear (including shares of common stock of Micro Linear currently issued and outstanding).

Sirenza

Subject to limitations prescribed by Delaware law, Sirenza’s board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the designation, powers, preferences and rights of those shares and the qualifications, limitations or restrictions of any wholly unissued shares, and to issue up to a total of 200,000,000 shares of common stock of Sirenza (including shares of common stock of Sirenza currently issued and outstanding).

Inspection of Books and Records

The Delaware General Corporation Law generally provides that any stockholder may inspect the corporation’s books or records.

Stockholder Voting on Mergers and Certain Other Transactions

Under Delaware corporate law, whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, the agreement, sale, lease or exchange must be approved by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote. Notwithstanding the foregoing, under Delaware law, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize a merger if:

•	the agreement of merger does not amend in any respect the certificate of incorporation of the constituent corporation;

•	each share of stock of the constituent corporation outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into the common stock are to be issued under the agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number of shares of common stock outstanding immediately prior to the merger.

In addition, Delaware corporate law provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge the subsidiary into the parent corporation without the approval of the subsidiary’s stockholders or board of directors and without the approval of the parent’s stockholders.

Micro Linear

Neither the certificate of incorporation nor the bylaws of Micro Linear alters the statutory requirements for stockholder approval of mergers or asset sales.

Sirenza

Neither the certificate of incorporation nor the bylaws of Sirenza alters the statutory requirements for stockholder approval of mergers or asset sales.

Business Combinations with Interested Stockholders

The Delaware General Corporation Law contains a prohibition, subject to certain exceptions, on business combinations by a Delaware corporation with interested stockholders for a period of three years following the date that such holder became an interested stockholder unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•	on or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, by at least 66 2/3% of the outstanding voting shares of that corporation, excluding shares held by that interested stockholder.

Interested stockholders are generally defined under the statute as stockholders owning 15% or more of the outstanding voting stock of the corporation. This general prohibition was designed to discourage hostile take-over attempts of Delaware corporations by third parties.

Micro Linear

The Micro Linear certificate of incorporation authorizes its board of directors, without any action by the stockholders of Micro Linear, to issue shares of its preferred stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, or restrictions of each series. Because the terms of the preferred stock may be fixed by the Micro Linear board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make a proposed takeover of Micro Linear or the removal of its management more difficult.

Other than as contemplated by the merger agreement, neither Sirenza nor Metric Acquisition Corporation is, nor at any time during the last three (3) years has it been, an “interested stockholder” of Micro Linear.

Sirenza

The Sirenza certificate of incorporation authorizes its board of directors, without any action by the stockholders of Sirenza, to issue up to 5,000,000 shares of its preferred stock, in one or more series and to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends, liquidation, conversion and other rights of each preferred series. Because the terms of the preferred stock may be fixed by the Sirenza board of directors without stockholder action, the preferred stock could be issued quickly with terms designed to make a proposed takeover of Sirenza or the removal of its management more difficult.

Stockholder Rights Plan

Micro Linear

Micro Linear has adopted a stockholder rights plan that, among other things, may have the effect of discouraging some types of transactions that may involve an actual or threatened change of control of Micro Linear. Holders of shares of Micro Linear common stock issued and outstanding are entitled to a right to purchase 1/1000 of a share of Series A participating preferred stock at an exercise price of $30.00 per right, upon the redemption of which they are entitled to receive common stock having a current market value of $60.00. The purchase right is exercisable upon the acquisition of a beneficial ownership of 15% or more of Micro Linear’s outstanding common stock. The rights expire in August 2008. Concurrently with the execution of the merger agreement, Micro Linear and American Stock Transfer and Trust Company entered into an amendment to the stockholder rights plan. This amendment rendered the rights provided by the stockholder rights plan inapplicable to the merger agreement, the voting agreements and the transactions contemplated in the agreements.

Sirenza

Sirenza has not adopted a stockholder rights plan.

Preemptive Rights

Under Delaware corporate law, the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a corporation’s stock are stated and expressed in the certificate of incorporation or in any amendment to the certificate of incorporation, or in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors pursuant to authority expressly vested in it by the provisions of the corporation’s certificate of incorporation.

Micro Linear

Micro Linear’s certificate of incorporation, its bylaws and certificate of designation of the Series A Preferred stock do not contain any provisions specifically relating to preemptive rights. Micro Linear’s board of directors is authorized by Micro Linear’s certificate of incorporation to fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series of wholly unissued preferred stock or to alter the features of the preferred stock. Because the terms of the preferred stock may be fixed by the Micro Linear board of directors, preferred stock could be issued or altered to include preemptive provisions.

Sirenza

Neither Sirenza’s certificate of incorporation nor its bylaws contain any provisions specifically relating to preemptive rights. Sirenza’s board of directors is authorized to issue preferred stock and to fix or alter the rights, preferences, privileges and restrictions granted to and imposed on such preferred stock. Because the terms of the preferred stock may be fixed by the Sirenza board of directors, preferred stock could be issued or altered to include preemptive provisions.

Annual Meeting

Under Delaware corporate law, if the annual meeting for the election of directors is not held on the designated date, or an action by written consent to elect directors in lieu of an annual meeting has not been taken, the directors are required to cause that meeting to be held as soon as it is convenient. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the designated date for the annual meeting, or if no date has been designated for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Micro Linear

The bylaws of Micro Linear require the company’s board of directors to designate the date and time of each annual meeting. In the absence of this designation, the annual meeting of Micro Linear’s stockholders is to be held on the second Friday of May in each year at 9:00 a.m., or if the date falls on a holiday, on the next succeeding full business day.

Sirenza

The bylaws of Sirenza require the company’s board of directors to designate the date and time of each annual meeting.

Special Meetings

Under Delaware corporate law, a special meeting of the stockholders may be called by the board of directors or any other person as may be authorized by the certificate of incorporation or bylaws.

Micro Linear

The Micro Linear bylaws provide that special meetings of Micro Linear stockholders may be called by Micro Linear’s board of directors, or by the chairman of the board, or by the president, or by one or more stockholders holding shares in the aggregate entitled to cast ten percent (10%) or more of the votes at the special meeting. Micro Linear’s bylaws include different notice procedures for a special meeting called by stockholders holding ten percent (10%) or more of the votes. Only business specified in a notice of a special meeting may be transacted at the meeting.

Sirenza

The Sirenza bylaws provide that special meetings of Sirenza stockholders may be called only by the Sirenza board of directors and that only business stated in the meeting notice may be considered at special meetings of Sirenza stockholders. However, if the corporation has no directors in office due to death or resignation, any officer, stockholder or a fiduciary of a stockholder may call a special meeting.

Action by Stockholders Without a Meeting

Delaware corporate law permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of that corporation provides otherwise, provided the consent is signed by stockholders having at least the minimum number of votes required to authorize that action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

Micro Linear

The bylaws of Micro Linear permit Micro Linear’s stockholders to act by written consent without a meeting. The written consent must describe the action taken and must be signed by the holders of outstanding shares having not less than a minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Sirenza

The bylaws and the certificate of incorporation of Sirenza do not permit Sirenza’s stockholders to act by written consent without a meeting.

Charter and Bylaws Amendments

Under Delaware corporate law, an amendment or change to the certificate of incorporation generally requires the approval of the board of directors, followed by the approval of the amendment by the affirmative vote of the owners of a majority of the outstanding shares entitled to vote on the amendment. When an amendment of the certificate would adversely affect the rights of a class of stock or the rights of a series or a class, Delaware corporate law provides that the enactment of the amendment also requires the affirmative vote of the owners of a majority of the outstanding shares of the affected class or series.

Under Delaware corporate law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote provided that any corporation may, in its certificate of incorporation, confer this power upon the directors. However, the power vested in the stockholders shall not be divested or limited where the board of directors also has this power.

Micro Linear

Micro Linear’s certificate of incorporation and bylaws do not alter the statutory requirements for an amendment to the certificate of incorporation. Micro Linear’s certification of incorporation confers the right to amend Micro Linear’s bylaws to its board of directors without requiring stockholder consent.

Sirenza

Sirenza’s certificate of incorporation and bylaws do not alter the statutory requirements for an amendment to the certificate of incorporation. Sirenza’s certification of incorporation confers the right to amend Sirenza’s bylaws to the board of directors without requiring stockholder consent.

ADDITIONAL INFORMATION

Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

Sirenza

For a stockholder proposal to be considered for inclusion in Sirenza’s proxy statement and form of proxy for the Sirenza 2007 annual meeting, the written proposal must be received by the Sirenza’s Corporate Secretary at its principal executive offices at 303 S. Technology Court, Broomfield, Colorado 80021, no later than December 26, 2006. If the date of Sirenza’s 2007 annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in Sirenza’s proxy statement is instead a reasonable time before the company begins to print and mail its proxy materials. Proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Micro Linear

Micro Linear will hold a 2007 annual meeting of stockholders only if the merger is not completed. Micro Linear stockholders may submit proposals for inclusion in Micro Linear’s 2007 proxy statement and consideration at the 2007 annual meeting of its stockholders. To comply with the advance notice requirements in Micro Linear’s bylaws and with the requirements of the Securities Exchange Act of 1934, a stockholder seeking to include a proposal in Micro Linear’s proxy materials for the 2007 annual meeting of stockholders must submit the proposal in writing to the Secretary of Micro Linear no later than February 19, 2007, and must otherwise comply with the requirements of Micro Linear’s bylaws and Rule 14a-8 under the Exchange Act.

If the date of the 2007 annual meeting changes by more than 30 days from the date of this year’s annual meeting, stockholder proposals may be properly brought before the 2007 annual meeting if the stockholder provides written notice to the Secretary of Micro Linear a reasonable time before the general proxy solicitation takes place. You may obtain a copy of the full text of the bylaws provisions concerning stockholder proposals by writing to the Secretary of Micro Linear. All notices of proposals by stockholders should be sent to Micro Linear Corporation, 2050 Concourse Drive, San Jose, California 95131, Attention: Investor Relations.

Legal Matters

Certain United States federal income tax consequences of the merger will be passed upon for Sirenza by Wilson Sonsini Goodrich & Rosati, Professional Corporation, and for Micro Linear by Pillsbury Winthrop Shaw Pittman LLP.

Experts

The consolidated financial statements of Sirenza Microdevices, Inc. appearing in its Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and Sirenza Microdevices, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and/or incorporated herein by reference. Such consolidated financial statements and management’s assessment are included and/or incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Micro Linear Corporation as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Premier Devices, Inc. at December 31, 2005, 2004 and 2003 and for the years then ended appearing in the Current Report on Form 8-K/A of Sirenza Microdevices filed with the Securities and Exchange Commission on June 15, 2006 and in this proxy statement/prospectus have been audited by C.G. Uhlenberg LLP, independent auditors, as set forth in their reports thereon included therein and incorporated by reference and included in this proxy statement/prospectus. Such consolidated financial statements have been incorporated by reference and included in this proxy statement/prospectus in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

Sirenza and Micro Linear file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by either Sirenza or Micro Linear at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Sirenza and Micro Linear are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Sirenza has filed a registration statement on Form S-4 to register with the SEC the Sirenza common stock to be issued to Micro Linear stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Sirenza, in addition to being a proxy statement of Micro Linear for its special meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Sirenza, Sirenza common stock and Micro Linear. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The SEC allows Sirenza to “incorporate by reference” information into this proxy statement/prospectus. This means that Sirenza can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus. Neither Sirenza nor Micro Linear incorporate the contents of their websites into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Sirenza has previously filed with the SEC. They contain important information about Sirenza and its financial condition. The following documents, which were filed by Sirenza with the SEC, are incorporated by reference into this proxy statement/prospectus:

•	annual report of Sirenza on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006;

•	quarterly report of Sirenza on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 10, 2006;

•	quarterly report of Sirenza on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 9, 2006;

•	current reports of Sirenza on Form 8-K or Form 8-K/A filed on April 6, 2006, May 10, 2006, June 6, 2006, June 15, 2006, August 2, 2006 and August 8, 2006; and

•	the description of Sirenza’s common stock contained in its registration statement on Form 8-A filed with the SEC on May 12, 2000.

In addition, Sirenza incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of Micro Linear’s special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, excluding any information furnished pursuant to Item 7 or Item 8 of any current report on Form 8-K, as well as proxy statements.

Sirenza also incorporates by reference the agreement and plan of merger attached to this proxy statement/prospectus as Annex A.

Sirenza has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Sirenza and Micro Linear has supplied all information contained in this proxy statement/prospectus relating to Micro Linear.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Sirenza through the “SEC Filings” link located on the investor relations page of its website at www.sirenza.com or from the Securities and Exchange Commission, which is referred to as the SEC, through the SEC’s website at www.sec.gov. Documents incorporated by reference are also available from Sirenza without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. Micro Linear stockholders may request a copy of such documents by contacting Sirenza at:

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attn: Jodi Bochert, Investor Relations

Telephone: (303) 327-3193

You may obtain copies of information relating to Micro Linear, without charge, by contacting Micro Linear at:

Micro Linear Corporation

2050 Concourse Drive

San Jose, CA 95131

Attn: Gwen Adams, Investor Relations

Telephone: (408) 433-5200

We are not incorporating the contents of the websites of the SEC, Sirenza, Micro Linear or any other person into this document. We are only providing the information about how you can obtain certain documents that are specifically incorporated by reference into this proxy statement/prospectus at these websites for your convenience.

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MICRO LINEAR SPECIAL MEETING, SIRENZA SHOULD RECEIVE YOUR REQUEST NO LATER THAN OCTOBER 13, 2006, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

SIRENZA MICRODEVICES, INC., PREMIER DEVICES INC. AND MICRO LINEAR CORPORATION

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Sirenza Microdevices, Inc.

We have audited the accompanying consolidated balance sheets of Sirenza Microdevices, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index as Schedule II-Valuation and Qualifying Accounts. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sirenza Microdevices, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in related to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Denver, Colorado

March 13, 2006

SIRENZA MICRODEVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$11,266	$2,440
Short-term investments	6,979	8,000
Accounts receivable, net	11,856	10,968
Inventories	8,961	8,496
Other current assets	1,338	674

Total current assets	40,400	30,578
Property and equipment, net	6,013	8,273
Investment in GCS	3,065	3,065
Other non-current assets	1,515	1,426
Acquisition-related intangibles, net	5,083	6,921
Goodwill	6,413	5,631

Total assets	$62,489	$55,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,999	$3,136
Accrued compensation and other expenses	4,822	3,558
Accrued acquisition costs	586	779
Deferred margin on distributor inventory	950	1,069
Capital lease obligations, current portion	—	56

Total current liabilities	11,357	8,598
Other long-term liabilities	391	18
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value:
Authorized shares—5,000,000 at December 31, 2005 and 2004 Issued and outstanding shares—none at December 31, 2005 and 2004	—	—
Common stock, $0.001 par value:
Authorized shares—200,000,000 at December 31, 2005 and 2004 Issued and outstanding shares—36,551,690 and 35,400,456 at December 31, 2005 and 2004	37	35
Additional paid-in capital	138,660	136,579
Treasury stock, at cost	(165)	(165)
Accumulated other comprehensive loss	(65)	(53)
Accumulated deficit	(87,726)	(89,118)

Total stockholders’ equity	50,741	47,278

Total liabilities and stockholders’ equity	$62,489	$55,894

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2005	2004	2003
Net revenues	$64,178	$61,256	$38,510
Cost of revenues:
Cost of product revenues	35,522	31,375	21,246
Amortization of deferred stock compensation	—	—	90

Total cost of revenues	35,522	31,375	21,336

Gross profit	28,656	29,881	17,174
Operating expenses:
Research and development (exclusive of amortization of deferred stock compensation of $0, $2, and $64 for the years ended December 31, 2005, 2004 and 2003, respectively)	10,104	8,963	8,611
Sales and marketing (exclusive of amortization of deferred stock compensation of $0, $1, and $173 for the years ended December 31, 2005, 2004 and 2003, respectively)	7,372	7,779	6,365
General and administrative (exclusive of amortization of deferred stock compensation of $0, $0, and $304 for the years ended December 31, 2005, 2004 and 2003, respectively)	8,096	7,795	6,696
Amortization of deferred stock compensation	—	3	541
Acquired in-process research and development	—	2,180	—
Amortization of acquisition-related intangible assets	1,838	1,538	1,213
Restructuring	56	(98)	434
Impairment of investment in GCS	—	1,535	—

Total operating expenses	27,466	29,695	23,860

Income (loss) from operations	1,190	186	(6,686)
Interest expense	4	14	39
Interest and other income (expense), net	200	243	422

Income (loss) before income taxes	1,386	415	(6,303)
Provision for (benefit from) income taxes	(6)	135	(125)

Net income (loss)	$1,392	$280	$(6,178)

Basic net income (loss) per share	$0.04	$0.01	$(0.19)

Diluted net income (loss) per share	$0.04	$0.01	$(0.19)

Shares used to compute basic net income (loss) per share	35,828	34,593	32,383

Shares used to compute diluted net income (loss) per share	37,803	37,448	32,383

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2002	30,006,632	$30	$128,939	$(772)	$—	$(83,220)	$44,977
Forfeiture of deferred stock compensation	—	—	(138)	138	—	—	—
Amortization of deferred stock compensation	—	—	—	631	—	—	631
Common stock issued under employee stock plans	848,937	1	1,110	—	—	—	1,111
Shares issued in connection with acquisition	3,254,657	3	4,629	—	—	—	4,632
Net loss and comprehensive net loss	—	—	—	—	—	(6,178)	(6,178)

Balance at December 31, 2003	34,110,226	34	134,540	(3)	—	(89,398)	45,173
Components of comprehensive income:
Net income	—	—	—	—	—	280	280
Change in unrealized loss on available-for-sale investments, net of tax	—	—	—	—	(53)	—	(53)

Total comprehensive income							227
Amortization of deferred stock compensation	—	—	—	3	—	—	3
Common stock issued under employee stock plans	1,290,230	1	1,683	—	—	—	1,684
Compensation expense related to employee equity awards	—	—	191	—	—	—	191

Balance at December 31, 2004	35,400,456	35	136,414	—	(53)	(89,118)	47,278
Components of comprehensive income:
Net income	—	—	—	—	—	1,392	1,392
Change in unrealized loss on available-for-sale investments, net of tax	—	—	—	—	(12)	—	(12)

Total comprehensive income							1,380
Common stock issued under employee stock plans, net of tax benefit of $22	1,151,234	2	1,895	—	—	—	1,897
Compensation expense related to employee equity awards	—	—	186	—	—	—	186

Balance at December 31, 2005	36,551,690	$37	$138,495	$—	$(65)	$(87,726)	$50,741

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2005	2004	2003
Operating Activities
Net income (loss)	$1,392	$280	$(6,178)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,870	5,833	4,916
Amortization of deferred stock compensation	—	3	631
Acquired in-process research and development	—	2,180	—
Impairment of investment in GCS	—	1,535	—
Compensation expense related to employee equity awards	186	191	—
Other	38	32	(112)
Changes in operating assets and liabilities:
Accounts receivable	(888)	(1,592)	(4,059)
Inventories	(274)	(1,420)	(1,760)
Other assets	(198)	414	256
Accounts payable	1,860	(1,669)	1,957
Accrued expenses	(72)	(273)	(210)
Accrued restructuring	(461)	(679)	(966)
Deferred margin on distributor inventory	(119)	27	(986)

Net cash provided by (used in) operating activities	7,334	4,862	(6,511)

Investing Activities
Purchases of available-for-sale securities	(15,091)	(32,500)	(21,500)
Proceeds from sales/maturities of available-for-sale securities	16,100	30,461	33,507
Purchases of property and equipment	(1,336)	(2,755)	(3,042)
Proceeds from the sale of property and equipment	—	—	112
Purchase of Xemod, net of cash received	—	—	28
Vari-L loans and acquisition costs, net of amounts accrued	—	—	—
Purchase of Vari-L, net of amounts accrued	—	—	(7,624)
Purchase of ISG, net of cash received and acquisition costs accrued	—	(6,715)	—
Increase in restricted cash	—	—	(1,000)

Net cash provided by (used in) investing activities	(327)	(11,509)	481

Financing Activities
Principal payments on capital lease obligations	(56)	(65)	(487)
Proceeds from employee stock plans	1,875	1,684	1,111

Net cash provided by financing activities	1,819	1,619	624
Increase/(decrease) in cash and cash equivalents	8,826	(5,028)	(5,406)
Cash and cash equivalents at beginning of period	2,440	7,468	12,874

Cash and cash equivalents at end of period	$11,266	$2,440	$7,468

Supplemental disclosures of cash flow information
Cash paid for interest	$4	$14	$39
Cash recovered (paid) for income taxes	$45	$—	$—
Supplemental disclosures of non-cash investing and financing activities
Non-cash adjustments to goodwill, including ISG earn-out accrual	$782	$—	$—
Capitalized and accrued PDI acquisition costs	$589	$—	$—
Reclassification of property and equipment and other	$455	$—	$—
Net book value of property and equipment disposed of	$—	$90	$—
Common stock issued in connection with Vari-L acquisition	$—	$—	$4,632
Assumption of Vari-L loan receivable	$—	$—	$3,417
Forfeiture of deferred stock compensation	$—	$—	$138

See accompanying notes.

SIRENZA MICRODEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Description of Business

The Company, which is incorporated in Delaware, is a leading designer and supplier of high performance radio frequency (RF) components for the commercial communications, consumer and aerospace and defense (A&D) equipment markets. The Company’s products are designed to optimize the reception and transmission of voice and data signals in mobile wireless communications networks and in other wireless and wireline applications. We sell our products worldwide through a direct sales channel and a distribution sales channel. A substantial portion of our direct sales and sales through our distributors are to international customers. For our IC products, we outsource our wafer manufacturing and packaging and then perform final testing and tape and reel assembly at our Colorado manufacturing facility. We manufacture, assemble and test most of our MCMs at our manufacturing facility in Colorado. We currently outsource a portion of our manufacturing and testing function to foreign subcontractors, and may increasingly do so where economically attractive.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

Foreign Currency Translation

The Company uses the U.S. dollar as its functional currency for its foreign wholly owned subsidiaries in Canada and the United Kingdom and its representative offices in China and India. All monetary assets and liabilities are remeasured at the current exchange rate at the end of the period, nonmonetary assets and liabilities are remeasured at historical exchange rates and revenues and expenses are remeasured at average exchange rates in effect during the period. Transaction gains and losses resulting from the process of remeasurement were not material in any period presented.

Reclassifications

Certain reclassifications have been made to prior year balances in order to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosure of contingent assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions and such differences could be material.

Revenue Recognition

Revenue from product sales to customers, other than distributors, is generally recognized at the time the product is shipped, title has transferred and no obligations remain. In circumstances where a customer delays acceptance of our product, the Company defers recognition of the revenue until acceptance. To date, the Company has not had customers delay acceptance of its products. A provision is made for estimated product returns as shipments are made.

The Company grants its distributors limited rights of return and certain price adjustments on unsold inventory held by the distributors. Under the Company’s rights of return policy, its distributors may exchange product currently in their inventory for other Company products. In practice, the Company will exchange a reasonable amount of inventory if requested by its distributors.

Under the Company’s price adjustment policy, the Company will accept credits from its distributors on previous sales to them. These credits are designed to allow the distributors to pass back to the Company discounts they granted to their end customers due to competitive pricing situations. In practice, the Company will accept reasonable credit requests from its distributors.

The Company recognizes revenues on sales to distributors under agreements providing for rights of return and price protection, at the time its products are sold by the distributors to third party customers. The Company defers both the sale and related cost of sale on any product that has not been sold to an end customer. The Company records the deferral of the sale on any unsold inventory products at its distributors as a liability and records the deferral of the related cost of sale as a contra liability, the net of which is presented on the Company’s balance sheet as “Deferred margin on distributor inventory.”

Advertising Expenses

The Company expenses its advertising costs in the period in which they are incurred. Advertising expense was $207,000 in 2005, $222,000 in 2004, and $247,000 in 2003.

Shipping and Handling

Costs related to the shipping and handling of the Company’s products are included in cost of sales for all periods presented.

Research and Development Costs

Research and development costs are charged to expense as incurred.

Cash, Cash Equivalents and Short-term Investments

The Company classifies investments as cash equivalents if they are readily convertible to cash and have original maturities of three months or less at the time of acquisition. The Company’s cash and cash equivalents consist primarily of bank deposits, federal agency related securities and money market funds issued or managed by large financial institutions in the United States. Fair values of cash equivalents approximate cost due to the short period of time to maturity.

Investments are designated as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in accumulated other comprehensive loss. All of the Company’s available-for-sale investments are classified as short-term investments regardless of maturity dates based on management’s intent with regard to those securities being available for current operations. The Company’s available-for-sale investments consist primarily of federal agency related securities with a rating of AAA, as rated by Moody’s, Standard & Poor’s and other such agencies. The estimated fair market values of available-for-sale investments are based on quoted market prices. The cost of available-for-sale investments sold is based on the specific identification method. Realized gains and losses on the sale of available-for-sale investments are recorded in interest and other income, net and were not significant for any period presented.

The Company monitors its available-for-sale investments for impairment on a periodic basis. In the event that the carrying value of an available-for-sale investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis is established. In order to determine whether a decline in value is other-than-temporary, the Company evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value; and investment ratings as determined primarily by Moody’s and Standard & Poor’s.

Available-for-sale investments at December 31, 2005 and 2004 were as follows (in thousands):

	December 31, 2005			December 31, 2004
	Amortized Cost	Gross Unrealized Gains (Losses)	Estimated Fair Value	Amortized Cost	Gross Unrealized Losses	Estimated Fair Value
Money market funds	$7,251	$—	$7,251	$2,166	$—	$2,166
Federal agency and related securities	11,641	(65)	11,576	9,053	(53)	9,000

	$18,892	$(65)	$18,827	$11,219	$(53)	$11,166

Amount included in cash equivalents	$11,047	$1	$11,048	$2,166	$—	$2,166
Amount included in short-term investments	7,045	(66)	6,979	8,053	(53)	8,000
Amount included in restricted cash	800	—	800	1,000	—	1,000

	$18,892	$(65)	$18,827	$11,219	$(53)	$11,166

The amortized cost and estimated fair value of investments in available-for-sale debt securities as of December 31, 2005 and 2004, by contractual maturity, were as follows (in thousands):

	December 31, 2005		December 31, 2004
	Cost	Estimated Fair Value	Cost	Estimated Fair Value
Due in 1 year or less	$18,892	$18,827	$5,182	$5,164
Due in 1-2 years	—	—	6,037	6,002

Total investments in available-for-sale debt securities	$18,892	$18,827	$11,219	$11,166

Concentrations of Credit Risk, Customers and Suppliers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, short-term investments, accounts receivable and restricted cash. The Company places its cash equivalents, short-term investments and restricted cash with high-credit-quality financial institutions, investing primarily in money market accounts and federal agency related securities. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity. The Company has not experienced any material losses on its cash equivalents, short-term investments or restricted cash.

Accounts receivable are primarily derived from revenue earned from customers located in the United States, Europe and Asia. Sales to foreign customers are denominated in U.S. dollars, minimizing currency risk to the Company. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable. Due to the Company’s credit evaluation and collection process, bad debt expenses have not been significant however, the Company is not able to predict changes in the financial stability of its customers. Any material change in the financial status of any one or a particular group of customers could have a material adverse effect on the Company’s results of operations. At December 31, 2005 two customers with worldwide operations accounted for 14% and 13% of gross accounts receivable, respectively. Fair values of accounts receivable approximate cost due to the short period of time to collection.

A relatively small number of customers account for a significant percentage of the Company’s net revenues. For the year ended December 31, 2005, two customers accounted for approximately 13% and 11% of net revenues, respectively. Additionally, for the year ended December 31, 2005, the Company’s top ten customers accounted for approximately 70% of net revenues. For the year ended December 31, 2004, four customers accounted for approximately 17%, 14%, 13% and 11% of net revenues, respectively. Additionally, for the year ended December 31, 2004, the Company’s top ten customers accounted for approximately 79% of net revenues. For the year ended December 31, 2003, two customers accounted for approximately 16% and 12% of net revenues, respectively. Additionally, for the year ended December 31, 2003, the Company’s top ten customers accounted for approximately 80% of net revenues. The Company expects that the sale of its products to a limited number of customers will continue to account for a high percentage of net revenues for the foreseeable future.

Currently, the Company relies on a limited number of suppliers of materials and labor for the significant majority of its Amplifier division product inventory but is pursuing alternative suppliers. In addition, the Company relies on one manufacturing partner to produce all of its satellite radio antennae and a significant majority of its broadband products. As a result, should the Company’s current suppliers or manufacturing partner not produce and deliver inventory for the Company to sell on a timely basis, operating results may be adversely impacted.

Concentrations of Other Risks

The Company’s results of operations are affected by a wide variety of factors, including general economic conditions, both domestic and international; economic conditions specific to the communications and A&D industries, in particular the communications infrastructure markets; demand for the Company’s products; the ability of the Company to mitigate downward pricing pressure related to the products it sells; the timely introduction of new products; the ability to manufacture reliable, high-quality products efficiently; manufacturing capacity; the ability to safeguard intellectual property and secure patents in a rapidly evolving market; and reliance on wafer fabrication and assembly subcontractors, distributors and sales representatives. As a result, the Company experiences substantial period-to-period fluctuations.

Accounts Receivable

The Company’s allowance for doubtful accounts was $102,000 at December 31, 2005 and $106,000 at December 31, 2004.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual (first-in, first-out method) or market (estimated net realizable value).

The Company plans production based on orders received and forecasted demand and must order wafers and raw material components and build inventories well in advance of product shipments. The valuation of inventories at the lower of cost or market requires the use of estimates regarding the amounts of current inventories that will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, including consideration that orders are subject to cancellation with limited advance notice prior to shipment. Because the Company’s markets are volatile, and are subject to technological risks and price changes as well as inventory reduction programs by the Company’s customers and distributors, there is a risk that the Company will forecast incorrectly and produce excess inventories of particular products. This inventory risk is compounded because many of the Company’s customers place orders with short lead times. As a result, actual demand will differ from forecasts, and such a difference has in the past and may in the future have a material adverse effect on actual results of operations.

The Company sold previously written-down inventory products with an original cost basis of approximately $259,000, $722,000, and $1.4 million in 2005, 2004 and 2003, respectively. As the cost basis for written-down inventories is less than the original cost basis when such products are sold, cost of revenues associated with the sale will be lower, which results in a higher gross margin on that sale. Sales of previously written-down inventories increased the Company’s gross margin for the year ended December 31, 2005 by less than one percentage point. The Company may sell previously written-down inventory products in future periods, which would have a similarly positive impact on the Company’s results of operations. As of December 31, 2005, the balance of written-down inventory products for our historical Amplifier division products was approximately $2.7 million.

The components of inventories, net of written-down inventories and reserves, are as follows (in thousands):

	December 31,
	2005	2004
Raw materials	$3,740	$4,756
Work-in-process	1,422	1,474
Finished goods	3,799	2,266

	$8,961	$8,496

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation and amortization. Property and equipment are depreciated for financial reporting purposes using the straight-line method over the following estimated useful lives: machinery and equipment, 2 – 5 years; computer equipment and software, 2 – 5 years; furniture and fixtures, 3 – 7 years; vehicles, 3 years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the assets or the terms of the leases. Our most significant facility lease in Broomfield, Colorado expires in 2008 and provides the Company with an option to extend the lease for an additional five years through 2013. We are amortizing our Broomfield, Colorado leasehold improvements over the initial term of the lease, which is scheduled to conclude in 2008.

Property and equipment are as follows (in thousands):

	December 31,
	2005	2004
Machinery and equipment	$19,058	$17,952
Computer equipment and software	2,701	2,588
Furniture and fixtures	1,111	1,107
Vehicles	47
Leasehold improvements	3,651	2,635

Total	26,568	24,282
Less accumulated depreciation and amortization	20,555	16,009

	$6,013	$8,273

Business Combinations

All of the Company’s business combinations have been accounted for using the purchase method of accounting. The Company allocates the purchase price of its business combinations to the tangible assets, liabilities and intangible assets acquired, including in-process research and development (“IPR&D”), based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to intangible assets acquired is based on established valuation techniques using estimates and assumptions made by management.

Goodwill

The Company reviews goodwill for impairment annually in the third quarter and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. The Company utilizes a two-step impairment test to perform its impairment analysis. In the first step, the fair value of each reporting unit is compared to its carrying value. The Company estimates the fair value of each of its reporting units based on an approach that takes into account forecasted discounted cash flows, market capitalization and market multiples of revenue for comparable companies in our industry. The Company’s fair value approach involves a significant amount of judgment, particularly with respect to the assumptions used in our discounted cash flows, and to a lesser extent, the selection of comparable publicly traded companies used in our market multiple of revenue analysis. If the fair value of the reporting unit exceeds the carrying value of the assets assigned to that unit, goodwill is not impaired and no further testing is performed. If the carrying value of the assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the second step is performed, and the implied fair value of the reporting unit’s goodwill is determined and compared to the carrying value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded.

The Company conducted its annual goodwill impairment analysis in the third quarters of 2005, 2004 and 2003 and concluded its goodwill was not impaired in any of those periods.

Long-Lived Assets Including Finite-Lived Purchased Intangible Assets

Purchased intangible assets with finite lives are amortized over their estimated economic lives.

Long-lived assets, such as property, plant and equipment and purchased intangible assets with finite lives, are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the fair value of the assets based on the future cash flows the assets are expected to generate and recognizes an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. If it is determined that long-lived assets are impaired, the Company reduces the carrying amount of the asset to its estimated fair value.

Income Taxes

The Company accounts for income taxes using the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized. Due to the Company’s inability to forecast sufficient future taxable income, the Company recorded a valuation allowance to reduce the carrying value of its net deferred tax assets to zero.

Stock-Based Compensation

The Company has elected to account for its employee stock plans in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB Opinion No. 25), as amended by Financial Accounting Standards Board (FASB) Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25,” and to adopt the disclosure-only provisions as required under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under APB Opinion No. 25, as amended by FIN 44, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income (loss) and net income (loss) per share is required under SFAS 123 and is calculated as if the Company had accounted for its employee and director stock options (including shares issued under the Employee Stock Purchase Plan) granted subsequent to December 31, 1994, under the fair value method of SFAS 123. The fair value of options granted in 2005, 2004 and 2003 has been estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

Employee Stock Options	2005	2004	2003
Expected life (in years)	5.09	4.97	4.78
Risk-free interest rate	3.9%	3.4%	3.0%
Volatility	1.10	1.21	1.32
Dividend yield	0%	0%	0%

Employee Stock Purchase Plan Shares	2005	2004	2003
Expected life (in years)	0.5	0.5	0.5
Risk-free interest rate	3.3%	1.5%	1.1%
Volatility	0.62	0.71	1.07
Dividend yield	0%	0%	0%

As discussed above, the valuation models used under SFAS 123 were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, valuation models require the input of highly subjective assumptions, including the expected life of the option and stock price volatility. Because the Company’s options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not provide a reliable single measure of the fair value of its options. The weighted average estimated fair value of employee and director options granted during 2005, 2004 and 2003 was $3.32, $4.05, and $1.87 per share, respectively. The weighted average estimated fair value of shares granted under the Employee Stock Purchase Plan during 2005, 2004, and 2003 was $0.99, $0.93, and $0.98, respectively.

The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation, as amended by Statement of Financial Accounting Standards No. 148 “Accounting for Stock Based Compensation, Transition and Disclosures” (SFAS 148). For purposes of this pro-forma disclosure, the value of the options is amortized ratably to expense over the options’ vesting periods and the tax effect of stock-based employee compensation expense is zero.

	Year Ended December 31,
(in thousands, except per share data)	2005	2004	2003
Net income (loss)—as reported	$1,392	$280	$(6,178)
Add: Stock-based employee compensation expense, included in the determination of net income (loss) as reported, net of related tax effects	186	194	631
Deduct: Stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(8,283)	(6,058)	(5,642)

Pro forma net loss	$(6,705)	$(5,584)	$(11,189)

Net income (loss) per share:
Basic and diluted—as reported	$0.04	$0.01	$(0.19)

Basic and diluted—pro forma	$(0.19)	$(0.16)	$(0.35)

Effective August 12, 2005, the Compensation Committee of the Board of Directors of the Company approved accelerated vesting of certain unvested and “out-of-the-money” stock options issued on October 22, 2004 to current employees and executive officers of the company. The members of the Company’s Board of Directors, including the Company’s Chief Executive Officer, did not receive any acceleration of vesting as part of this action. As a result of the vesting acceleration, options to purchase approximately 588,000 shares of the Company’s common stock at an exercise price of $4.58 per share have become immediately exercisable. These options would otherwise have vested in annual and monthly increments through 2008. The decision to accelerate unvested options was made primarily to reduce compensation expense that might be recorded in future periods under SFAS No. 123(R). The impact of the acceleration is included in the determination of pro forma net loss for the year ended December 31, 2005 in the table above.

Impact of Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R). SFAS No. 123(R) requires employee share-based equity awards to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB Opinion No. 25 and allowed under the original provisions of SFAS No. 123. SFAS No. 123(R) requires the use of an option pricing model for estimating fair value, which is then amortized to expense over the service periods. SFAS No. 123(R) allows for either modified prospective recognition of compensation expense or modified retrospective recognition. In the first quarter of 2006, the Company began to apply the modified prospective recognition method and implemented the provisions of SFAS No. 123(R). The modified prospective method requires that compensation expense be recorded for all unvested stock options commencing January 1, 2006. We are currently evaluating the requirements of SFAS 123(R) and expect that the adoption of SFAS 123(R) will significantly reduce our net income and earnings per share in future periods.

2. Net Income (Loss) Per Share

The Company computes basic net income (loss) per share by dividing the net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock and potential common stock equivalents outstanding during the period, if dilutive. Potential common stock equivalents include incremental shares of common stock issuable upon the exercise of stock options and employee stock awards.

The shares used in the computation of the Company’s basic and diluted net income (loss) per common share were as follows (in thousands):

	2005	2004	2003
Weighted average common shares outstanding	35,828	34,593	32,383
Dilutive effect of employee stock options and awards	1,975	2,855	—

Weighted average common shares outstanding, assuming dilution	37,803	37,448	32,383

Weighted average common shares outstanding, assuming dilution, includes the incremental shares that would be issued upon the assumed exercise of stock options. For 2005, approximately 1.5 million of the Company’s stock options were excluded from the calculation of diluted net income per share because the exercise prices of the stock options were greater than or equal to the average price of the common shares, and therefore their inclusion would have been anti-dilutive (455,000 in 2004). These options could be dilutive in the future if the average share price increases and is equal to or greater than the exercise price of these options.

The effects of options to purchase 4,965,171 shares of common stock at average exercise prices of $1.91 for the year ended December 31, 2003 have not been included in the computation of diluted net income (loss) per share as the effect would have been antidilutive.

3. Amortizable Acquisition-Related Intangible Assets

Amortization of acquisition-related intangible assets aggregated $1.8 million, $1.5 million and $1.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. The amortization of acquisition-related intangible assets in the years ended December 31, 2005 and 2004 included amortization associated with the Company’s acquisitions of Vari-L, Xemod and ISG. The amortization of acquisition-related intangible assets in the year ended December 31, 2003 included amortization associated with the Company’s acquisitions of Vari-L and Xemod. Acquisition-related intangible assets related to the ISG acquisition are being amortized over the periods in which the economic benefits of such assets are expected to be used. Acquisition-related intangible assets related to the Vari-L and Xemod acquisitions are being amortized on a straight-line basis, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

The Company’s acquisition-related intangible assets were as follows (in thousands, except weighted average amortization period data):

	December 31, 2005				December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (in months)	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period (in months)
Amortizable acquisition-related intangible assets:
Developed Product Technology	$6,810	$2,793	$4,017	66	$6,810	$1,515	$5,295	66
Customer Relationships	970	921	49	34	970	546	424	34
Core Technology Leveraged	860	18	842	60	860	—	860	60
Patented Core Technology	700	525	175	53	700	375	325	53
Committed Customer Backlog	310	310	—	12	310	310	—	12
Internal Use Software	70	70	—	36	70	53	17	36

Total	$9,720	$4,637	$5,083	60	$9,720	$2,799	$6,921	60

As of December 31, 2005, the Company’s estimated amortization expense of acquisition-related intangible assets over the next five years is as follows (in thousands):

2006	$1,797
2007	1,609
2008	1,227
2009	318
2010	132

$5,083

4. Goodwill

The changes in the carrying amount of goodwill during the year ended December 31, 2005 are as follows (in thousands):

	Amplifier Division	Signal Source Division	Aerospace & Defense Division	Total
Balance as of December 31, 2004	$2,120	$2,984	$527	$5,631
Goodwill adjustments	782	—	—	782

Balance as of December 31, 2005	$2,902	$2,984	$527	$6,413

The Amplifier division goodwill adjustments above primarily relate to the accrual of $1.15 million for the 2005 ISG earn-out in the third quarter of 2005, partially offset by reductions in inventory valuation reserves. Prior to the closing of the ISG acquisition, ISG had recorded an inventory valuation reserve of approximately $358,000 for the excess of cost over estimated net realizable value related to certain inventory products that were to be used for a specific application for which ISG was not qualified by the customer to manufacture such products. In the second quarter and third quarters of 2005, the Company was able to sell $349,000 of this inventory and as a result, reduced its inventory valuation reserve and goodwill accordingly.

5. Investment in GCS

In the first quarter of 2002, the Company converted an outstanding loan receivable of approximately $1.4 million and invested cash of approximately $6.1 million in Global Communication Semiconductors, Inc. (GCS), a privately held semiconductor foundry, in exchange for 12.5 million shares of GCS Series D-1 preferred stock valued at $0.60 per share. In connection with the investment, the Company’s President and CEO joined GCS’ seven-member board of directors.

The Company accounts for its investment in GCS under the cost method of accounting and has classified the investment as a non-current asset on its consolidated balance sheet.

The Company regularly evaluates its investment in GCS to determine if an other than temporary decline in value has occurred. Factors that may cause an other than temporary decline in the value of the Company’s investment in GCS would include, but not be limited to, a degradation of the general business environment in which GCS operates, the failure of GCS to achieve certain performance milestones, a series of operating losses in excess of GCS’ business plan, the inability of GCS to continue as a going concern or a reduced valuation as determined by a new financing event. There is no public market for securities of GCS, and the factors mentioned above require management to make significant judgments about the fair value of the GCS securities.

In the fourth quarters of 2004 and 2002, the Company determined that an other than temporary decline in value of its investment had occurred. Accordingly, the Company recorded a charge of approximately $1.5 million in 2004 and $2.9 million in 2002 to reduce the carrying value of its investment to its estimated fair value. The fair value has been estimated by management and may not be reflective of the value in a third party financing event.

The ultimate realization of the Company’s investment in GCS will be dependent on the occurrence of a liquidity event for GCS, and/or our ability to sell our GCS shares, for which there is currently no public market. The likelihood of any of these events occurring will depend on, among other things, the market conditions surrounding the wireless communications industry and the related semiconductor foundry industry, as well as the public markets’ receptivity to liquidity events such as initial public offerings or merger and acquisition activities. Even if the Company is able to sell its GCS shares, the sale price may be less than carrying value of the investment, which could have a material adverse effect on the Company’s consolidated results of operations.

The Company purchased materials used in production and research and development from GCS in 2005, 2004 and 2003 totaling $608,000, $632,000 and $374,000, respectively.

6. Restricted Cash

The Company entered into a facility lease in Broomfield, Colorado in 2003 that required the Company to maintain a $1.0 million irrevocable letter of credit as a security deposit. On the second anniversary of the commencement date of the lease (June 1, 2005), and in each succeeding anniversary, provided that no event of default exists, the letter of credit may be reduced by $200,000. The letter of credit was reduced by $200,000 in June of 2005 with the remaining $800,000 included on our consolidated balance sheet as “Other non-current assets”.

7. Commitments

The Company leases its facilities under operating lease agreements, which expire at various dates through 2008. Our lease in Broomfield, Colorado has an option to extend the lease in 2008 for an additional five years. If the Company elects not to extend the lease, it may be subject to an early termination penalty of $775,000, subject to negotiation. Based on current commercial real estate market conditions in the Broomfield, Colorado area, we believe that we may be able to renegotiate the terms of the lease on more favorable terms in the event we chose not to renew. Future minimum lease payments under these leases as of December 31, 2005 are as follows (in thousands):

2006	$1,095
2007	665
2008	209

$1,969

Rent expense under the operating leases was $1.2 million for the year ended December 31, 2005 and $1.3 million for each of the years ended December 31, 2004 and 2003, respectively.

Unconditional Purchase Obligations

The Company has unconditional purchase obligations to certain suppliers that supply the Company’s wafer requirements. Because the products the Company purchases are unique to it, its agreements with these suppliers prohibit cancellation subsequent to the production release of the products in its suppliers’ manufacturing facilities, regardless of whether the Company’s customers cancel orders. At December 31, 2005, the Company had approximately $617,000 of unconditional purchase obligations.

8. Contingencies

In November 2001, we, various officers and certain underwriters of the Company’s initial public offering of securities were named in a purported class action lawsuit filed in the United States District Court for the Southern District of New York. The suit, In re Sirenza Microdevices, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10596, alleges improper and undisclosed activities related to the allocation of shares in our initial public offering, including obtaining commitments from investors to purchase shares in the aftermarket at pre-arranged prices. Similar lawsuits concerning more than 300 other companies’ initial public offerings were filed during 2001, and this lawsuit is being coordinated with those actions (the “coordinated litigation”). Plaintiffs filed an amended complaint on or about April 19, 2002, bringing claims for violation of several provisions of the federal securities laws and seeking an unspecified amount of damages. On or about July 1, 2002, an omnibus motion to dismiss was filed in the coordinated litigation on behalf of the issuer defendants, of which we and our named officers and directors are a part, on common pleadings issues. On October 8, 2002, pursuant to stipulation by the parties, the court dismissed the officer and director defendants from the action without prejudice. On February 19, 2003, the court granted in part and denied in part a motion to dismiss filed on behalf of defendants, including us. The court’s order dismissed all claims against us except for a claim brought under Section 11 of the Securities Act of 1933.

In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including us, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including us). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On August 31, 2005, the court granted preliminary approval of the settlement. The settlement is subject to a number of conditions, including final court approval. If the settlement does not occur, and litigation against us continues, we believe we have meritorious defenses and intend to defend the case vigorously. In addition, we do not believe the ultimate outcome will have a material adverse impact on our results of operations or financial condition.

On April 16, 2003, Scientific Components Corporation d/b/a Mini-Circuits Laboratory (“Mini-Circuits”) filed a complaint against us in the United States District Court for the Eastern District of New York alleging, among other things, breach of warranty by us for alleged defects in certain goods sold to Mini-Circuits. Mini-Circuits seeks compensatory damages plus interest, costs and attorneys’ fees. On July 30, 2003, we filed an answer to the complaint and asserted counterclaims against Mini-Circuits. Even though we believe Mini-Circuits’ claims to be without merit and we intend to defend the case and assert our claims vigorously, if we ultimately lose or settle the case, we may be liable for monetary damages and other costs of litigation. An estimate as to the possible loss or range of loss in the event of an unfavorable outcome cannot be made as of December 31, 2005. Even if we are entirely successful in the lawsuit, we may incur significant legal expenses and our management may expend significant time in the defense.

In addition, we currently are involved in litigation and regulatory proceedings incidental to the conduct of our business and expect that we will be involved in other litigation and regulatory proceedings from time to time. While we currently believe that an adverse outcome with respect to such pending matters would not materially affect our business or financial condition, there can be no assurance that this will ultimately be the case.

On December 16, 2004, the Company acquired ISG Broadband, Inc. (ISG), a designer of RF gateway module and IC products for the cable TV, satellite radio and HDTV markets, for approximately $6.9 million in cash and estimated direct transaction costs of approximately $789,000 for a total preliminary purchase price of $7.7 million. Additional cash consideration of up to $7.15 million may become due and payable by the Company upon the achievement of margin contribution objectives attributable to sales of selected products for periods through December 31, 2007. To the extent sales of the selected products achieve a minimum gross margin percentage, the Company will be required to make additional payments to the former shareholders of ISG for a portion or all of the gross profit earned on such sales, up to a pre-defined maximum, as outlined below. The future cash payout of additional consideration, if any, will be payable in the quarter following the end of the applicable annual earn-out period, as outlined below, and will be recorded as additional goodwill.

As of December 31, 2005, the Company determined it to be probable that the full earn-out of $1.15 million related to the year ended December 31, 2005 would be paid. Accordingly, the Company has accrued for the expected payment of the earn-out on its consolidated balance sheet in “Accrued compensation and other expenses” and correspondingly increased goodwill by $1.15 million.

The range of possible payment is as follows (in thousands):

	Possible Payment Range
Earn-out Period	Low End of Range	High End of Range
Year ending December 31, 2005	$1,150	$1,150
Year ending December 31, 2006	$—	$3,000
Year ending December 31, 2007	$—	$3,000

	$1,150	$7,150

9. Restructuring Activities

All of the activities related to the Company’s prior restructurings have been completed, with the exception of $53,000 of cash expenditures related to a noncancelable lease commitment that is expected to be paid over the respective lease term, which ends in the first half of 2006. The $53,000 of remaining accrued restructuring is recorded our consolidated balance sheet in “Accrued compensation and other expenses.”

10. Stockholders’ Equity

Preferred Stock

The Company’s Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of and may determine the rights, preferences, and terms of preferred stock.

Each share of the Company’s Common Stock is entitled to one vote. The holders of common stock are also entitled to receive dividends from legally available assets of the Company when and if declared by the Board of Directors.

Stock Option Plan

In January 1998, the Company established the 1998 Stock Plan (the 1998 Plan) under which stock options may be granted to employees, directors and consultants of the Company. In 2000, the Board of Directors approved an amendment and restatement of the 1998 Plan to, among other things, provide for automatic increases on the first day of each of the Company’s fiscal years beginning January 1, 2001, equal to the lesser of 1,500,000 shares, 3% of the outstanding shares on such date, or a lesser amount determined by the Board of Directors. A total of 1,062,013, 1,023,306 and 900,198 shares were authorized for issuance under the 1998 Plan in 2005, 2004 and 2003, respectively, representing 3% of the outstanding shares on January 1, 2005, 2004 and 2003, respectively. The shares may be authorized, but unissued, or reacquired Common Stock.

Under the 1998 Plan, nonstatutory stock options may be granted to employees, directors and consultants, and incentive stock options (ISO) may be granted only to employees. In the case of an ISO that is granted to an employee who, at the time of the grant of such option, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price shall not be less than 110% of the fair market value per share on the date of grant. For ISO’s granted to any other employee, the per share exercise price shall not be less than 100% of the fair value per share on the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair value of Common Stock at the option grant date. Options generally expire after ten years. Vesting and exercise provisions are determined by the Board of Directors. Options generally vest over 4 years, 25% after the first year and ratably each month over the remaining 36 months.

Rights to purchase restricted stock and other types of equity awards may also be granted under the 1998 Plan with terms, conditions, and restrictions determined by the Board of Directors. Restricted stock purchase rights, or stock awards, are typically granted at an exercise price equal to the par value of the underlying stock ($0.001 per share) and are subject to a right of reacquisition by the Company at cost or for no consideration. This right of reacquisition then lapses over a period of time following the grant date based on continued service to the Company by the grantee, in a process similar to an option vesting. While vesting rates for the Company’s stock awards vary, the basic vesting schedule for new employee grants is for one-third of the stock subject to the award to vest on each anniversary of the grant date, such that the award is fully-vested after 3 years.

In 2005, the Company granted stock awards for an aggregate of 170,150 shares of restricted common stock to employees under the 1998 Plan. The stock awards were granted at an exercise price of par value ($0.001) per share and vest over a period of two to three years. The Company measured the fair value of the stock awards based upon the fair market value of the Company’s common stock on the dates of grant. Compensation cost estimated to be $351,000 will be recognized on a straight-line basis over the vesting period of the stock awards. The Company assumed a 12.5% forfeiture rate in estimating the total compensation expense that will be recorded related to stock awards granted in 2005. Total compensation cost recorded in 2005 was $186,000.

In the second quarter of 2004, the Company granted stock awards for 100,000 shares of restricted common stock to an employee under the 1998 Plan. The stock awards were granted at an exercise price of par value

($0.001) per share and vest on a cliff basis, three years from the date of grant. However, fifty percent (50%) of the stock awards immediately vest in the event that the closing trading price of the Company’s Common Stock on The Nasdaq National Market is greater than or equal to $6.396 for five consecutive trading days. The Company measured the fair value of the stock awards based upon the fair market value of the Company’s common stock on the date of grant. Compensation cost of $382,900 will be recognized on a straight-line basis over the vesting period of the stock awards, or sooner, to the extent vesting accelerates. In the fourth quarter of 2004, the Company’s stock price exceeded $6.396 for five consecutive trading days resulting in the acceleration of vesting of the stock awards. As a result, the Company recorded compensation cost of approximately $154,000 in the fourth quarter of 2004 as general and administrative expenses. Total compensation cost recorded in 2004 was $191,000.

The following is a summary of option and employee stock award activity for the 1998 Plan:

	Outstanding Stock Options
	Shares Available	Number of Shares	Price Per Share	Weighted Average Exercise Price
Balance at December 31, 2002	2,862,242	2,292,339	$0.92 – $29.88	$2.43
Authorized	900,198	—	$—	$—
Granted	(3,986,416)	3,986,416	$1.34 – $ 4.98	$1.67
Exercised	—	(433,988)	$0.92 – $ 4.79	$1.34
Cancellations, forfeitures and repurchases	879,596	(879,596)	$0.92 – $29.88	$2.46

Balance at December 31, 2003	655,620	4,965,171	$0.92 – $17.75	$1.91
Authorized	1,023,306	—	$—	$—
Granted	(1,333,550)	1,333,550	$0.001 – $7.280	$4.45
Exercised	—	(632,354)	$0.001 – $ 4.76	$1.17
Cancellations, forfeitures and repurchases	94,798	(94,798)	$1.34 – $ 1.79	$1.58

Balance at December 31, 2004	440,174	5,571,569	$1.15 – $17.75	$2.61
Authorized	1,062,013	—	$—	$—
Granted	(374,900)	374,900	$0.001 – $ 6.56	$2.17
Exercised	—	(824,150)	$0.001 – $ 4.58	$1.32
Cancellations, forfeitures and repurchases	(1) 626,274	(624,774)	$0.001 – $ 7.75	$3.71

Balance at December 31, 2005	1,753,561	4,497,545	$1.15 – $17.75	$2.66

(1)	Includes 1,500 non-vested stock awards that were exercised and subsequently repurchased.

In addition, the following table summarizes information about stock options that were outstanding and exercisable at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$1.15 - $1.41	1,400,187	7.21	$1.34	1,101,176	$1.34
$1.42 - $1.90	1,449,289	6.30	$1.58	1,043,220	$1.57
$1.91 - $4.00	332,605	7.16	$3.59	165,072	$3.60
$4.01 - $4.58	752,339	8.74	$4.50	602,964	$4.56
$4.59 - $5.79	493,500	8.17	$5.36	270,413	$5.32
$5.80 - $17.75	69,625	6.20	$8.11	49,625	$8.92

$1.15 - $17.75	4,497,545	7.26	$2.66	3,232,470	$2.58

Employee Stock Purchase Plan

In February 2000, the Company’s Board of Directors and Stockholders approved and established the 2000 Employee Stock Purchase Plan (the Employee Stock Purchase Plan). The Employee Stock Purchase Plan provides for an automatic annual increase on the first day of each of the Company’s fiscal years beginning January 1, 2001 equal to the lesser of 350,000 shares, 1% of the outstanding Common Stock on that date, or a lesser amount as determined by the Board. A total of 350,000, 341,102 and 300,066 shares were authorized for issuance under the Employee Stock Purchase Plan in 2005, 2004 and 2003, respectively, representing approximately 1% of the outstanding shares on January 1, 2005, 2004 and 2003, respectively. Under the Employee Stock Purchase Plan through November 15, 2005, eligible employees may purchase shares of the Company’s common stock at 85% of fair market value at specific, predetermined dates. Employees purchased 328,584 and 657,876 shares for approximately $789,000 and $942,000 in 2005 and 2004, respectively. On October 27, 2005, in response to the upcoming effectiveness date of Financial Accounting Standards Board Statement No. 123(R) Share-Based Payment, the Compensation Committee of the Board of Directors of the Company approved an amendment to the Company’s Employee Stock Purchase Plan which provides, among other things, that after November 15, 2005, the price at which employees purchase shares of Company Common Stock under the Employee Stock Purchase Plan shall be equal to 95% of the fair market value per share on the last day of each purchase period under the plan.

Shares of Common Stock reserved for future issuance are as follows:

	December 31,
	2005	2004
1998 Stock Plan	6,251,106	6,011,743
2000 Employee Stock Purchase Plan	35,862	14,446

	6,286,968	6,026,189

In connection with the grant of stock options to employees prior to the Company’s initial public offering, the Company recorded deferred stock compensation within stockholders’ equity of approximately $681,000 in 2000 and $4.5 million in 1999, representing the difference between the deemed fair value of the common stock for accounting purposes and the exercise price of these options at the date of grant. During the years ended December 31, 2005, 2004 and 2003, the Company amortized $0, $3,000 and $631,000, respectively, of this deferred stock compensation. All of this deferred stock compensation has been amortized as of December 31, 2005.

11. Employee Benefit Plans

In October of 1999, the Company adopted a 401(k) and profit sharing plan (the Plan) that allows eligible employees to contribute up to 15% of their salary, subject to annual limits. Under the Plan, eligible employees may defer a portion of their pretax salaries but not more than statutory limits. The Company shall make matching nondiscretionary contributions to the Plan of up to $2,500 per year for each plan participant. In addition, the Company may make discretionary contributions to the Plan as determined by the Board of Directors.

Contributions to the Plan during the year ended December 31, 2005, 2004 and 2003 were approximately $325,000, $317,000 and $240,000, respectively.

12. Income Taxes

The Company’s income (loss) before taxes consisted of the following (in thousands):

	December 31,
	2005	2004	2003
Domestic	$1,298	$343	$(6,672)
Foreign	88	72	369

	$1,386	$415	$(6,303)

The Company’s provision for (benefit from) income taxes for the years ended December 31, 2005, 2004 and 2003 are summarized as follows (in thousands):

	December 31,
	2005	2004	2003
Current:
Federal	$(43)	$83	$—
State	(9)	27	—
Foreign	46	25	(125)

Provision for (benefit from) income taxes	$(6)	$135	$(125)

A reconciliation of taxes computed at the federal statutory income tax rate to the provision (benefit) for income taxes is as follows (in thousands):

	December 31,
	2005	2004	2003
U.S. federal tax provision (benefit) at statutory rate	$485	$145	$(2,206)
State income taxes, net	(6)	17	—
Foreign taxes	46	25	(125)
Reversal of previously provided taxes	(94)	—	—
Valuation allowance	(460)	(75)	1,969
Amortization of deferred stock compensation	—	1	221
Other	23	22	16

	$(6)	$135	$(125)

Deferred income taxes reflect the tax effects of temporary differences between the value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities consist of the following (in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Net operating loss carryforwards	$25,152	$24,001
Accruals and reserves	2,647	3,037
Deferred margin on distribution inventory	370	417
Tax credits	1,809	1,840
Capitalization of R&D expenses	3,693	3,862
Book over tax depreciation and amortization	1,978	1,399
Impairment of investment in GCS	1,730	1,730
Other	279	380

Total deferred tax assets	37,658	36,666
Valuation allowance	(37,592)	(36,534)

Gross deferred tax assets	66	132
Deferred tax liabilities:
Acquisition-related items	(66)	(132)

Total deferred tax liabilities	(66)	(132)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2005, the Company had deferred tax assets of approximately $37.7 million. The Company has evaluated the need for a valuation allowance for the deferred tax assets in accordance with the requirements of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”. As of December 31, 2005, the Company had no ability to realize its deferred tax assets through carrybacks or available tax planning strategies. Additionally, based on cumulative pre-tax losses the Company has sustained in the three years ended December 31, 2005 and the current economic uncertainty in the Company’s industry that limits the Company’s ability to generate verifiable forecasts of future domestic taxable income, a valuation allowance was recorded as of December 31, 2005. The valuation allowance increased by approximately $1.1 million in 2005, decreased by approximately $4.7 million in 2004 and increased by approximately $4.9 million in 2003.

Approximately $5.7 million of the valuation allowance was attributable to acquisition-related items that, if and to the extent realized in future periods, will first reduce the carrying value of goodwill, then other long-lived intangible assets of the Company’s acquired subsidiary and then income tax expense. The valuation allowance also includes approximately $15.6 million of a tax benefit associated with stock option deductions. This amount will be credited to paid-in capital when and if the benefit is realized.

As of December 31, 2005, the Company has net operating loss carryforwards for federal income tax purposes of approximately $69.8 million, which expire beginning in 2019. The Company also has state net operating loss carryforwards of approximately $17.9 million, which expire beginning in 2006. The Company also has federal and California research and development tax credits of $1.3 million and $729,000. The federal research credits will begin to expire in 2011 and the California research credits have no expiration date.

Utilization of the net operating loss carryforwards and tax credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards and tax credit carryforwards before utilization. As of December 31, 2005, the Company has reviewed the impact of these rules to the utilization of its net operating loss and tax credit carryforwards and currently has the ability to use these carryforwards without limitation. The Company’s ability to use these carryforwards without limitation in the future is subject to change based on the application of these rules in the Internal Revenue Code.

13. Comprehensive Income

The components of accumulated other comprehensive income (loss), net of tax, were as follows (in thousands):

	December 31,
	2005	2004	2003
Net income (loss)	$1,392	$280	$(6,178)
Change in net unrealized loss on available-for-sale securities	(12)	(53)	—

Total comprehensive income (loss)	$1,380	$227	$(6,178)

The components of accumulated other comprehensive income (loss), net of tax, were as follows (in thousands):

	December 31,
	2005	2004
Accumulated net unrealized loss on available-for-sale securities	$(65)	$(53)

Total accumulated other comprehensive loss	$(65)	$(53)

14. Segments of an Enterprise and Related Information

At the beginning of 2005, the Company reorganized into two product-focused business segments, the Amplifier division and the Signal Source division, and one market oriented segment, the Aerospace and Defense (A&D) division. The Amplifier division’s main product lines are primarily IC-based and include discrete, amplifier, low noise amplifier, power amplifier and transceiver IC products, a multi-component module (MCM) product line including power amplifier modules and a broadband product line, which includes our satellite radio antenna. The Signal Source division’s main product lines are primarily MCMs used in mobile wireless infrastructure applications to generate and control RF signals, including VCOs, PLLs, coaxial resonator oscillators (CROs), and passive and active mixers. In addition, the Signal Source division has an IC-based modulator and demodulator product line and a line of signal couplers. The A&D division’s main product lines are government and military specified versions of certain of our amplifier and signal processing components and various passive components. The Company’s reportable segments are organized as separate functional units with separate management teams and separate performance assessment. The Company’s chief operating decision maker (CODM), who is the Chief Executive Officer of the Company, evaluates performance and allocates resources based on the operating income (loss) of each segment.

The accounting policies of each segment are the same as those described in Note 1: Organization and Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements. There are no intersegment sales. Non-segment items include certain corporate manufacturing expenses, advanced research and development expenses, certain sales expenses, certain general and administrative expenses, amortization of deferred stock compensation, amortization of acquisition related intangible assets, acquired in-process research and development charges, restructuring, GCS impairment charges, interest income and other, net, interest expense, and the provision for (benefit from) income taxes, as the aforementioned items are not allocated for purposes of the CODM’s reportable segment review. Assets and liabilities are not discretely reviewed by the CODM, and accordingly are not detailed by segment below.

	Amplifier Division	Signal Source Division	A&D Division	Total Segments	Non-Segment Items	Total Company
	(in thousands)
For the year ended December 31, 2005
Net revenues from external customers	$36,469	$24,530	$3,179	$64,178	—	$64,178
Operating income (loss)	$8,585	$8,522	$161	$17,268	$(16,078)	$1,190
For the year ended December 31, 2004
Net revenues from external customers	$28,778	$28,389	$4,089	$61,256	—	$61,256
Operating income (loss)	$9,927	$8,908	$1,034	$19,869	$(19,683)	$186
For the year ended December 31, 2003
Net revenues from external customers	$23,735	$12,822	$1,953	$38,510	—	$38,510
Operating income (loss)	$1,128	$781	$736	$2,645	$(9,331)	$(6,686)

The segment information above has been restated to reflect the change in the number the Company’s segments from two to three in the first quarter of 2005. Prior to this reorganization, the revenues and operating income (loss) attributable to our A&D products were primarily included in the revenues and operating income (loss) attributable to our Signal Source division.

The following is a summary of geographical information (in thousands):

	December 31,
	2005	2004	2003
Net revenues from external customers:
United States	$15,867	$14,582	$15,352
Foreign countries	48,311	46,674	23,158

	$64,178	$61,256	$38,510

Long-lived assets:
United States	$11,200	$15,391	$15,399
Foreign countries	21	12	4

	$11,221	$15,403	$15,403

In 2005, 2004 and 2003, sales to customers located in China represented approximately 33%, 34% and 16% of the Company’s net revenues, respectively.

The Company’s long-lived assets located outside of the United States reside in the United Kingdom, China and India at December 31, 2005. The Company’s long-lived assets located outside of the United States reside in the United Kingdom and China at December 31, 2004. All of the Company’s long-lived assets outside of the United States at December 31, 2003 resided in the United Kingdom. The Company includes in its long-lived assets net property, equipment and acquisition-related intangible assets, and deposits on facility leases.

Two of the Company’s customers, Avnet Electronics Marketing (Avnet) and Motorola accounted for approximately 13% and 11% of net revenues, respectively, for the year ended December 31, 2005. Four of the Company’s customers, Solectron, Acal, plc (Acal), Avnet and Planet Technology (H.K.) Ltd. accounted for approximately 17%, 14%, 13% and 11% of net revenues, respectively, for the year ended December 31, 2004. Two of the Company’s customers, Avnet and Acal accounted for approximately 16% and 12% of net revenues, respectively, for the year ended December 31, 2003. No other customer accounted for more than 10% of net revenues during these periods.

15. Quarterly Information (Unaudited)

	Three Months Ended
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(In thousands, except per share data)
Net revenues	$19,510	$17,234	$15,267	$12,167
Gross profit (2)	8,840	7,890	6,600	5,326
Amortization of acquisition-related intangible assets (1)	443	465	465	465
Restructuring charges (1)	—	89	(33)	—
Income (loss) from operations	2,486	1,116	(431)	(1,981)
Net income (loss)	2,612	1,154	(531)	(1,843)
Basic net income (loss) per share	$0.07	$0.03	$(0.01)	$(0.05)
Diluted net income (loss) per share	$0.07	$0.03	$(0.01)	$(0.05)
Shares used to compute basic net income (loss) per share	36,168	35,958	35,722	35,463
Shares used to compute diluted net income (loss) per share	38,033	37,797	35,722	35,463

	Three Months Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
	(In thousands, except per share data)
Net revenues	$15,065	$16,737	$15,653	$13,801
Gross profit (2)	7,297	8,518	7,656	6,410
Amortization of deferred stock compensation	—	—	—	3
Acquired in-process research and development (1)	2,180	—	—	—
Amortization of acquisition-related intangible assets (1)	373	354	380	431
Impairment of investment in GCS (1)	1,535	—	—	—
Restructuring charges (1)	—	(98)	—	—
Income (loss) from operations	(2,730)	1,838	943	135
Net income (loss)	(2,641)	1,823	936	162
Basic net income (loss) per share	$(0.08)	$0.05	$0.03	$0.00
Diluted net income (loss) per share	$(0.08)	$0.05	$0.03	$0.00
Shares used to compute basic net income (loss) per share	35,032	34,696	34,446	34,197
Shares used to compute diluted net income (loss) per share	35,032	37,384	37,136	37,290

(1)	See Notes to Consolidated Financial Statements.
(2)

In the first, second, third and fourth quarters of 2005, we sold inventory products that had been previously written-down of approximately $65,000, $58,000, $53,000 and $83,000, respectively. In the first, second, third and fourth quarters of 2004, we sold inventory products that had been previously written-down of approximately $273,000, $192,000, $155,000 and $102,000, respectively. As the cost basis for previously written-down inventories is less than the original cost basis when such products are sold, cost of revenues associated with the sale is lower, which results in a higher gross margin on that sale. The amounts of previously written-down inventory products that were sold in the first, second, third and fourth quarters of 2005 and 2004 related to a large number of our products within many of our product families. We recorded provisions for excess inventories for these products as a result of a rapidly declining demand for these products due to customer program cancellations. Subsequently, we began receiving new orders for these products, which were not anticipated at the time we made the decision to record provisions for excess inventories. We expect to sell previously written-down inventory products in future periods. See the Notes to Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more details.

16. Subsequent Event (Unaudited)

On February 4, 2006, the Company entered into a definitive agreement to acquire Premier Devices, Inc. (PDI) for a combination of common stock, cash and debt. Under the terms of the agreement, the shareholders of PDI will receive 7,000,000 shares of Sirenza common stock, $14.0 million in cash and a $6.0 million promissory note bearing 5% simple interest per annum paid monthly and maturing in one year. PDI designs, manufactures and markets complementary RF components featuring technologies common to existing and planned Sirenza products and is headquartered in San Jose, California with significant manufacturing operations in both Shanghai, China and Nuremberg, Germany. This acquisition is intended to expand both the depth and breadth of our products, extend our design and manufacturing capabilities into Asia and Europe and advance our strategic mission to diversify and expand our end markets and applications. The transaction has been approved by each company’s board of directors and the shareholders of PDI and is expected to close early in the second quarter of 2006, subject to customary closing conditions. Upon the closing of this transaction, Mr. Phillip Liao, founder and president of PDI, will become president of Premier Devices Inc., a wholly owned subsidiary of Sirenza, and join the Sirenza Board of Directors.

SCHEDULE II

SIRENZA MICRODEVICES, INC.

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2005, 2004 and 2003

Allowance for Doubtful Accounts Receivable

Year Ended December 31	Balance at Beginning of Period	Additions – Charged to Costs and Expenses	Additions – Amount Acquired Through Acquisition	Deductions – Write-offs	Balance at End of Period
2005	$106,000	$—	$—	$4,000	$102,000
2004	$92,000	$20,000	$4,000	$10,000	$106,000
2003	$42,000	$—	$50,000	$—	$92,000

SIRENZA MICRODEVICES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2006 (unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$11,065	$11,266
Short-term investments	4,004	6,979
Accounts receivable, net	21,298	11,856
Inventories	20,313	8,961
Other current assets	2,057	1,338

Total current assets	58,737	40,400
Property and equipment	13,611	6,013
Investment in GCS	3,065	3,065
Other non-current assets	1,162	1,515
Acquisition-related intangibles	40,052	5,083
Goodwill	43,603	6,413

Total assets	$160,230	$62,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,424	$4,999
Accrued compensation and other expenses	6,534	4,822
Other accrued liabilities	1,457	586
Deferred margin on distributor inventory	1,225	950
Notes payable in connection with the acquisition of PDI	6,000	—
Deferred tax liabilities	1,420	—
Capital lease obligations	396	—

Total current liabilities	30,456	11,357
Capital lease obligations, long term portion	528	—
Deferred tax liabilities, non-current	10,429	—
Accrued pension	2,689	—
Other liabilities, non-current	242	391
Commitments and contingencies
Stockholders’ equity:
Common stock	44	37
Additional paid-in capital	198,230	138,660
Treasury stock, at cost	(165)	(165)
Accumulated other comprehensive income (loss)	1,801	(65)
Accumulated deficit	(84,024)	(87,726)

Total stockholders’ equity	115,886	50,741

Total liabilities and stockholders’ equity	$160,230	$62,489

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenues	$39,033	$15,267	$59,925	$27,434
Cost of revenues	24,507	8,667	35,320	15,508
Gross profit	14,526	6,600	24,605	11,926
Operating expenses:
Research and development	3,233	2,563	6,109	5,374
Sales and marketing	3,013	1,872	5,239	3,703
General and administrative	4,332	2,164	7,424	4,364
Amortization of acquisition-related intangible assets	1,503	465	1,952	930
Restructuring	—	(33)	—	(33)

Total operating expenses	12,081	7,031	20,724	14,338

Income (loss) from operations	2,445	(431)	3,881	(2,412)
Interest and other income (expense), net	28	(122)	222	(61)

Income (loss) before income taxes	2,473	(553)	4,103	(2,473)
Provision for (benefit from) income taxes	353	(22)	400	(99)

Net income (loss)	$2,120	$(531)	$3,703	$(2,374)

Basic net income (loss) per share	$0.05	$(0.01)	$0.09	$(0.07)

Diluted net income (loss) per share	$0.05	$(0.01)	$0.09	$(0.07)

Shares used to compute basic net income (loss) per share	44,444	35,722	40,681	35,593

Shares used to compute diluted net income (loss) per share	46,360	35,722	42,620	35,593

See accompanying notes.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2006	2005
Operating Activities
Net income (loss)	$3,703	$(2,374)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,126	3,114
Compensation expense related to employee equity awards	2,457	65
Other	20	16
Changes in operating assets and liabilities:
Accounts receivable	(3,569)	2,419
Inventories	594	187
Other assets	5	(299)
Accounts payable	535	171
Accrued expenses	840	(1,060)
Accrued pension	131	—
Other liabilities	—	174
Accrued restructuring	—	(426)
Deferred margin on distributor inventory	275	(232)

Net cash provided by operating activities	9,117	1,755
Investing Activities
Sales/maturities (purchases) of available-for-sale securities, net	3,015	(155)
Purchases of property and equipment	(2,407)	(550)
Pay-out of ISG contingent consideration	(1,150)	—
Purchase of PDI, net of cash acquired and acquisition costs accrued	(13,300)	—

Net cash used in investing activities	(13,842)	(705)
Financing Activities
Principal payments on capital lease obligations	(107)	(37)
Proceeds from exercise of stock options and employee stock plans	4,073	928

Net cash provided by financing activities	3,966	891
Effect of exchange rate changes on cash	558	—
Increase (decrease) in cash and cash equivalents	(201)	1,941
Cash and cash equivalents at beginning of period	11,266	2,440

Cash and cash equivalents at end of period	$11,065	$4,381

Supplemental disclosures of noncash investing and financing activities
Purchase of PDI, net of accrued amounts	$550	$—
Reclassification of property and equipment and other	$95	$549
Issuance of common stock in connection with the acquisition of PDI	$53,000	$—
Issuance of note payable in connection with the acquisition of PDI	$6,000	$—
Purchase price adjustments	$1,432	$—
Equipment acquired under capital lease	$252	$—

See accompanying notes.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the disclosures required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2006 are not necessarily indicative of the results that may be expected for any subsequent period or for the year as a whole.

The balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the disclosures required by accounting principles generally accepted in the United States for complete financial statements.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of Sirenza Microdevices, Inc. (the Company) for the fiscal year ended December 31, 2005, which are included in the Company’s Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2006.

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.

The Company uses the U.S. dollar as its functional currency for its foreign wholly owned subsidiaries in Canada and the United Kingdom and its representative offices in China and India. All monetary assets and liabilities are remeasured at the current exchange rate at the end of the period, nonmonetary assets and liabilities are remeasured at historical exchange rates and revenues and expenses are remeasured at average exchange rates in effect during the period. Transaction gains and losses resulting from the process of remeasurement are included in net earnings.

The Company has designated the local currency as the functional currency for its foreign subsidiaries in Germany and China, which the Company acquired as part of its acquisition of Premier Devices, Inc. (PDI). See Note 3 to the Condensed Consolidated Financial Statements for a further discussion on the PDI acquisition. These subsidiaries primarily expend cash in their local respective currencies. The assets and liabilities of these subsidiaries are translated at current month-end exchange rates. Revenue and expenses are translated at the average monthly exchange rate. Translation adjustments are recorded in accumulated other comprehensive income (loss).

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for the first six months of fiscal 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March

2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R. See Note 2 to the Condensed Consolidated Financial Statements for a further discussion on stock-based compensation.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation Number 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” The interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The provisions are effective for the Company beginning in the first quarter of 2007. The Company is evaluating the impact this statement will have on its consolidated financial statements.

Note 2: Stock-Based Compensation

At June 30, 2006, the Company’s 1998 Stock Plan (the 1998 Plan) was the only stock-based employee compensation plan impacted by the adoption of SFAS 123R and is described more fully below. Equity awards granted under the 1998 Plan have historically consisted of stock options and more recently restricted stock purchase rights, or stock awards. The total compensation expense related to this plan was approximately $1.3 million and $2.5 million for the three and six months ended June 30, 2006. Prior to January 1, 2006, the Company accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25. Accordingly, the Company did not typically recognize compensation expense for stock option grants, as it granted stock options at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. However, in 2004, the Company began granting stock awards at an exercise price of par value ($0.001 per share) which are subject to a right of reacquisition by the Company at cost or for no consideration. The Company measures the fair value of the stock awards based upon the fair market value of the Company’s common stock on the dates of grant and recognizes any resulting compensation expense, net of a forfeiture rate, on a straight-line basis over the associated service period, which is generally the vesting term of the stock awards. The Company typically estimates forfeiture rates based on historical experience, while also considering the duration of the vesting term of the option or stock award.

Prior to January 1, 2006, the Company provided pro forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS 148”), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

As a result of adopting SFAS 123R, the impact to the Condensed Consolidated Financial Statements for the three and six months ended June 30, 2006 for income before income taxes and net income was $934,000 and $1.9 million lower, respectively, than if the Company had continued to account for stock-based compensation under APB 25. The impact on basic earnings per share for the three and six months ended June 30, 2006 was $0.02 per share and $.05 per share, respectively. The impact on diluted earnings per share for the three and six months ended June 30, 2006 was $0.02 per share and $.04 per share, respectively. In addition, prior to the adoption of SFAS 123R, the Company presented the tax benefit of stock option exercises as operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows. Due to the utilization of net operating loss carryforwards, the Company did not realize tax benefit for the tax deduction from stock option exercises for the three and six months ended June 30, 2006 and June 30, 2005.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock options granted under the Company’s 1998 Plan. For purposes of this pro forma disclosure, the value of the stock options is estimated using a Black-Scholes option pricing model and amortized to expense over the stock options’ vesting period.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net loss—as reported	$(531)	$(2,374)
Add: Stock-based employee compensation expense, included in the determination of net loss as reported, net of related tax effects	46	65
Deduct: Stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(1,767)	(3,495)

Pro forma net loss	$(2,252)	$(5,804)

Net loss per share:
Basic and diluted—as reported	$(0.01)	$(0.07)

Basic and diluted—pro forma	$(0.06)	$(0.16)

Note that the above pro forma disclosure is provided for the three and six months ended June 30, 2005 because employee stock options were not accounted for using the fair-value method during those periods.

Stock Option Plan

In January 1998, the Company established the 1998 Plan under which stock options may be granted to employees, directors and consultants of the Company. Under the 1998 Plan, nonstatutory stock options may be granted to employees, directors and consultants, and incentive stock options (ISO) may be granted only to employees. In the case of an ISO that is granted to an employee who, at the time of the grant of such option, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price shall not be less than 110% of the fair market value per share on the date of grant. For ISO’s granted to any other employee, the per share exercise price shall not be less than 100% of the fair value per share on the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair value of Common Stock at the option grant date. Options generally expire after ten years. Vesting and exercise provisions are determined by the Board of Directors. Options generally vest over 4 years, 25% after the first year and ratably each month over the remaining 36 months.

Rights to purchase restricted stock and other types of equity awards may also be granted under the 1998 Plan with terms, conditions, and restrictions determined by the Board of Directors. Restricted stock purchase rights, or stock awards, are typically granted at an exercise price equal to the par value of the underlying stock ($0.001 per share) and are subject to a right of reacquisition by the Company at cost or for no consideration. This right of reacquisition then lapses over a period of time following the grant date based on continued service to the Company by the grantee, in a process similar to an option vesting. While vesting rates for the Company’s stock awards vary, the basic vesting schedule for new employee grants is for one-third of the stock subject to the award to vest on each anniversary of the grant date, such that the award is fully-vested after 3 years. Stock awards are independent of stock option grants and are generally subject to forfeiture if employment terminates prior to the release of the restrictions. Stock awards have the same cash dividend and voting rights as other common stock and are considered to be currently issued and outstanding when exercised. The Company expenses the cost of the stock awards, which is deemed to be the fair market value of the shares at the date of grant, on a straight-line basis over the period during which the restrictions lapse.

The Company has not granted any stock options subsequent to the third quarter of 2005. The fair value of all previously granted stock options was estimated on the date of grant using a Black-Scholes option pricing model.

The Company’s volatility computation for the three and six months ended June 30, 2005 was based on a historical-based volatility. The expected life computation for the three and six months ended June 30, 2005 was based on historical exercise patterns. The interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant.

The fair value of stock options granted was estimated using the Black-Scholes option pricing model with the following assumptions and weighted average fair value as follows:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Weighted average fair value of grant	$2.54	$3.40
Risk-free interest rate	3.87%	3.88%
Dividend yield	0%	0%
Expected volatility	112%	113%
Expected life (in years)	5.12	5.13

A summary of stock option activity under the 1998 Plan as of June 30, 2006 and changes during the three months ended June 30, 2006 is presented below:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at March 31, 2006	3,458,248	$2.64
Granted	—
Exercised	(457,551)	$3.16
Forfeited/cancelled/expired	(70,949)	$4.52

Outstanding at June 30, 2006	2,929,748	$2.51	6.71	$28,216

Exercisable at June 30, 2006	2,255,571	$2.38	6.47	$22,014

The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the second quarter of fiscal 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on June 30, 2006. This amount changes based on the fair market value of the Company’s stock. The total intrinsic value of options exercised for the three months ended June 30, 2006 was $4.1 million. The total fair value of stock options vested and expensed was approximately $927,000, net of tax, for the three months ended June 30, 2006.

As of June 30, 2006, $2.0 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 0.80 years.

Cash received from stock option exercises for the three months ended June 30, 2006 was approximately $1.4 million.

Nonvested stock awards as of June 30, 2006 and changes during the three months ended June 30, 2006 were as follows:

Stock Awards	Shares	Weighted-Average Grant Date Fair Value
Nonvested at March 31, 2006	370,992	$4.55
Granted	24,750	$12.57
Vested	—	$—
Forfeited/cancelled/expired	(1,813)	$6.87

Nonvested at June 30, 2006	393,929	$5.04

As of June 30, 2006, there was $1.1 million of unrecognized stock-based compensation expense related to nonvested stock awards. That cost is expected to be recognized over a weighted-average period of 0.99 years.

Total stock-based compensation expense related to stock options and stock awards under the 1998 Plan was allocated as follows:

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006
	(in thousands)			(in thousands)
	Stock Options	Stock Awards	Total	Stock Options	Stock Awards	Total
Cost of sales	$132	$53	$185	$192	$80	$272
Research and development	175	91	266	363	155	518
Sales and marketing	203	51	254	407	86	493
General and administrative	424	139	563	948	230	1,178

Total stock-based compensation expense (1)	$934	$334	$1,268	$1,910	$551	$2,461

(1)	Stock-based compensation costs capitalized into inventory of approximately $46,000 are not included in the table above.

Note 3: PDI Acquisition

On April 3, 2006 (“the closing date”), Sirenza acquired Premier Devices, Inc. (“PDI”) in exchange for 7.0 million shares of Sirenza common stock, valued at approximately $53.0 million, $14.0 million in cash and $6.0 million in promissory notes bearing 5% simple interest per annum paid monthly and maturing one year from the date of issuance, and approximately $2.1 million in estimated direct transaction costs for a preliminary purchase price of $75.1 million. The fair value of the Company’s common stock issued in connection with the PDI acquisition was derived using an average market price per share of Sirenza common stock of $7.58, based on the average of the closing prices for a range of trading days commencing February 2, 2006 and ending February 8, 2006 around the announcement date (February 6, 2006) of the acquisition. PDI is a designer, manufacturer and marketer of RF components headquartered in San Jose, California with manufacturing operations in Shanghai, China and Nuremberg, Germany. This acquisition expanded both the depth and breadth of Sirenza’s products by adding PDI’s CATV amplifier, module and optical receiver offerings as well as its line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers. The acquisition brought Sirenza design and manufacturing capabilities in Asia and Europe, including PDI’s passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. Sirenza believes that these new product offerings and capabilities advance its strategic objective of diversifying and expanding its end markets and applications. The Company’s results of operations include the effect of the PDI acquisition from the date of acquisition (April 3, 2006) and are being reported as a separate business segment.

Sirenza, Phillip Chuanze Liao and Yeechin Shiong Liao (“the Liaos”) (the sole shareholders of PDI) and U.S. Bank National Association (the “Escrow Agent”) entered into an Escrow Agreement dated as of February 4, 2006 (the “Escrow Agreement”) which became effective at closing. Pursuant to the Escrow Agreement, upon the closing of the merger, 3.5 million of the 7.0 million shares of Sirenza common stock to be issued to the Liaos as consideration in the merger were placed in a 2-year escrow as security for their indemnification obligations pursuant to the merger agreement. The Liaos retain voting rights with respect to their stock held in escrow. The Liaos may release the shares from escrow earlier by depositing in the escrow in lieu of the shares $7.125 million in cash less the amount of any indemnity payments made from the escrow through that date. The Liaos may also arrange for sales of the escrowed shares with the proceeds of such sales being deposited in the escrow until the amount specified in the immediately preceding sentence has been deposited, at which time any remaining shares will be released. Any indemnification claims made by Sirenza against the escrow may be paid in cash or in escrowed shares, with such shares being valued at the closing price of Sirenza’s common stock as reported on the Nasdaq National Market on the date such claim is finally resolved.

The aggregate purchase price is estimated to be $75.1 million as follows (in thousands):

Cash consideration including promissory notes	$20,000
Sirenza common stock issued to PDI, net of estimated issuance costs	53,000
Acquisition related costs	2,100

Aggregate purchase price	$75,100

The acquisition has been accounted for utilizing the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The allocation of the purchase price has been prepared based on preliminary estimates of fair values.

Due to a series of transactions that occurred prior to the date that Sirenza acquired the stock of PDI, PDI may have realized certain contingent income tax liabilities that were not recorded in its financial statements. Sirenza is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. Sirenza’s preliminary estimate of any contingent tax liabilities is between zero and $17.0 million. Any adjustments to record a liability or cash payout related to the aforementioned tax contingencies will be recorded as additional goodwill and are not expected to affect Sirenza’s reported operating results. Sirenza cannot assure you that the portion of the PDI purchase price held in escrow to secure indemnification obligations of the former PDI shareholders will be sufficient to offset any amounts that Sirenza may be obligated to pay related to such tax contingencies, or that such indemnification obligations will not expire prior to the time that Sirenza becomes obligated to pay such amounts, if any.

Sirenza does not anticipate direct transaction costs to be materially different than the current estimate of $2.1 million.

The allocation of the preliminary purchase price is summarized below (in thousands):

Cash	$2,089
Accounts Receivable	5,873
Inventory	11,900
Prepaid and other current assets	764
Deferred tax assets, current	24
Property, plant and equipment	7,015
Other non-current assets	50
Deferred tax assets, non-current	122
Amortizable intangible assets:
Developed product technology	10,800
Customer relationships	25,500
Goodwill	34,985
Accounts payable	(4,772)
Income taxes payable	(2,150)
Accrued liabilities and other	(1,884)
Deferred tax liabilities, current and non-current	(11,564)
Notes payable	(343)
Capital lease obligations, current	(271)
Accrued pension	(2,530)
Capital lease obligations, non-current	(508)

$75,100

Developed product technology consists of CATV, passive RF components and engineered technical solution products and capabilities for use in the communications market that are technologically feasible. The developed product technology expanded the depth and breadth of Sirenza’s products and increased Sirenza’s design and manufacturing capabilities in Asia and Europe. Sirenza is amortizing the fair value of developed product technology on a straight-line basis over a period of 6.75 years, or 81 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Customer relationships represent PDI’s relationships with its CATV, passive RF component and engineered technical solution customers. Sirenza is amortizing the fair value of customer relationships on a straight-line basis over a period of 9.75 years, or 117 months, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

Of the total estimated purchase price, approximately $35.0 million has preliminarily been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. The goodwill resulting from this acquisition is not deductible for tax purposes.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Sirenza management determines that the goodwill has become impaired, Sirenza will incur an accounting charge for the amount of impairment during the period in which the determination is made.

Pro forma results

The following unaudited pro forma financial information presents the combined results of operations of Sirenza and PDI as if the acquisition had occurred on January 1, 2005. The reported results for the three and six-month periods ended June 30, 2006 include the results of PDI from April 3, 2006 (the acquisition date).

Adjustments of $1.1 million, $1.1 million, $1.1 million and $2.1 million have been made to the combined results of operations for the three and six-month periods ended June 30, 2006 and 2005, respectively, reflecting amortization of acquisition-related intangible assets, as if the acquisition had occurred on January 1, 2005. The unaudited pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(in thousands, except per share data)
Net revenues	$39,033	$27,348	$68,600	$49,514
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	2,120	(2,291)	1,337	(3,984)
Net income (loss)	2,120	(2,291)	1,337	(3,984)
Basic net income (loss) per share:
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$0.05	$(0.05)	$0.03	$(0.09)
Net income (loss)	$0.05	$(0.05)	$0.03	$(0.09)
Diluted net income (loss) per share:
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$0.05	$(0.05)	$0.03	$(0.09)
Net income (loss)	$0.05	$(0.05)	$0.03	$(0.09)

The unaudited pro forma financial information above includes the following material, unusual, infrequent or non-recurring charges related to Sirenza: the write-off of costs associated with abandoned merger and acquisition activities of $275,000 in the three and six-month periods ended June 30, 2005, costs associated with a litigation settlement of $201,000 in the three and six-month periods ended June 30, 2005, the write-off of deferred equity financing costs of $215,000 in the six-month period ended June 30, 2005 and severance costs of $216,000 in the six-month period ended June 30, 2006.

Note 4: Amortizable acquisition-related intangible assets

Amortization of acquisition-related intangible assets totaled $1.5 million and $465,000 for the three-month periods ended June 30, 2006 and 2005, respectively, and $2.0 million and $930,000 for the six-month periods ended June 30, 2006 and 2005, respectively. The amortization of acquisition-related intangible assets in the three and six month periods ended June 30, 2006 included amortization associated with the Company’s prior acquisitions, including PDI. The amortization of acquisition-related intangible assets in the three and six month periods ended June 30, 2005 included amortization associated with the Company’s prior acquisitions. Acquisition-related intangible assets related to the ISG acquisition are being amortized over the periods in which the economic benefits of such assets are expected to be used. Acquisition-related intangible assets related to the Company’s prior acquisitions, other than ISG, are being amortized on a straight-line basis, which management believes to reasonably reflect the pattern over which the economic benefits are being derived.

The Company’s acquisition-related intangible assets were as follows (in thousands):

	June 30, 2006				December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Effect of Foreign Currency Rate Change	Net	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable acquisition-related intangible assets:
Customer Relationships	$26,470	$1,595	$451	$25,326	$970	$921	$49
Developed Product Technology	17,610	3,883	170	13,897	6,810	2,793	4,017
Core Technology Leveraged	860	156	—	704	860	18	842
Patented Core Technology	700	575	—	125	700	525	175

Total	$45,640	$6,209	$621	$40,052	$9,340	$4,257	$5,083

The weighted average amortization period of the Company’s acquisition-related intangible assets is as follows (in months):

Developed Product Technology	75
Customer Relationships	114
Core Technology Leveraged	60
Patented Core Technology	53

As of June 30, 2006, the Company’s estimated amortization expense of acquisition-related intangible assets over the next five years and thereafter is as follows (in thousands):

2006 (remaining 6 months)	$3,008
2007	5,824
2008	5,442
2009	4,533
2010	4,347
Thereafter	16,277

$39,431

Amortization expense included in the table above is subject to change due to foreign currency fluctuations as a significant portion of the Company’s acquisition-related intangible assets are related to foreign subsidiaries.

Note 5: Goodwill

The changes in the carrying amount of goodwill during six months ended June 30, 2006 are as follows (in thousands):

	SMDI Segment	PDI Segment	Total
Balance as of December 31, 2005	$6,413	$—	$6,413
Goodwill acquired during the period	—	34,985	34,985
Goodwill adjustments	1,457	(25)	1,432
Effect of foreign currency rate change	—	773	773

Balance as of June 30, 2006	$7,870	$35,733	$43,603

The SMDI segment goodwill adjustment above relates to the accrual of $1.5 million for the 2006 ISG earn-out in the second quarter of 2006.

Note 6: Inventories

Inventories are stated at the lower of standard cost, which approximates actual (first-in, first-out method) or market (estimated net realizable value).

The Company plans production based on orders received and forecasted demand and must order wafers and raw material components and build inventories well in advance of product shipments. The valuation of inventories at the lower of cost or market requires the use of estimates regarding the amounts of current inventories that will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, including consideration that orders are subject to cancellation with limited advance notice prior to shipment. Because the Company’s markets are volatile, and are subject to technological risks and price changes as well as inventory reduction programs by the Company’s customers and distributors, there is a risk that the Company will forecast incorrectly and produce excess inventories of particular products. This inventory risk is compounded because many of the Company’s customers place orders with short lead times. As a result, actual demand will differ from forecasts, and such a difference has in the past and may in the future have a material adverse effect on actual results of operations.

The Company sold previously written-down inventory products with an original cost basis of approximately $90,000 and $79,000 in the first and second quarters of 2006, respectively, and $259,000 for the year ended December 31, 2005. As the cost basis for written-down inventories is less than the original cost basis when such products are sold, cost of revenues associated with the sale will be lower, which results in a higher gross margin on that sale. Sales of previously written-down inventories increased the Company’s gross margin for the three months ended June 30, 2006 by less than one percentage point. The Company may sell previously written-down inventory products in future periods, which would have a similarly positive impact on the Company’s results of operations.

The components of inventories, net of written-down inventories and reserves, are as follows (in thousands):

	June 30, 2006	December 31, 2005
Raw materials	$10,393	$3,740
Work-in-process	2,638	1,422
Finished goods	7,282	3,799

	$20,313	$8,961

Note 7: Investment in GCS

In the first quarter of 2002, the Company converted an outstanding loan receivable of approximately $1.4 million and invested cash of approximately $6.1 million in Global Communication Semiconductors, Inc. (GCS), a privately held semiconductor foundry, in exchange for 12.5 million shares of GCS Series D-1 preferred stock valued at $0.60 per share. In connection with the investment, the Company’s President and CEO joined GCS’ seven-member board of directors.

The Company accounts for its investment in GCS under the cost method of accounting and has classified the investment as a non-current asset on its consolidated balance sheet.

The Company regularly evaluates its investment in GCS to determine if an other than temporary decline in value has occurred. Factors that may cause an other than temporary decline in the value of the Company’s investment in GCS would include, but not be limited to, a degradation of the general business environment in which GCS operates, the failure of GCS to achieve certain performance milestones, a series of operating losses in excess of GCS’ business plan, the inability of GCS to continue as a going concern or a reduced valuation as determined by a new financing event. There is no public market for the securities of GCS, and the factors mentioned above require management to make significant judgments about the fair value of the GCS securities.

In the fourth quarters of 2004 and 2002, the Company determined that an other than temporary decline in value of its investment had occurred. Accordingly, the Company recorded a charge of approximately $1.5 million in 2004 and $2.9 million in 2002 to reduce the carrying value of its investment to its estimated fair value. The fair value has been estimated by management and may not be reflective of the value in a third party financing event.

The ultimate realization of the Company’s investment in GCS will be dependent on the occurrence of a liquidity event for GCS, and/or our ability to sell our GCS shares, for which there is currently no public market. The likelihood of any of these events occurring will depend on, among other things, the market conditions surrounding the wireless communications industry and the related semiconductor foundry industry, as well as the public markets’ receptivity to liquidity events such as initial public offerings or merger and acquisition activities. Even if the Company is able to sell its GCS shares, the sale price may be less than carrying value of the investment, which could have a material adverse effect on the Company’s consolidated results of operations.

Note 8: Net Income (Loss) Per Share

The Company computes basic net income (loss) per share by dividing the net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock and potential common stock equivalents outstanding during the period, if dilutive. Potential common stock equivalents include incremental shares of common stock issuable upon the exercise of stock options and employee stock awards.

The shares used in the computation of the Company’s basic and diluted net income (loss) per common share were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Weighted average common shares outstanding	44,444	35,722	40,681	35,593
Dilutive effect of employee stock options and awards	1,916	—	1,939	—

Weighted average common shares outstanding, assuming dilution	46,360	35,722	42,620	35,593

Weighted average common shares outstanding, assuming dilution, include the incremental shares that would be issued upon the assumed exercise of stock options and employee stock awards.

The effect of options to purchase 5,000 shares of common stock have not been included in the computation of diluted net loss per share for the quarter ended June 30, 2006 as the effect would have been antidilutive. Stock options are antidilutive when the exercise price of the options is greater than the average market price of the common shares for the period.

The effect of options to purchase 4,993,877 shares of common stock at an average exercise price of $2.69 for the three and six months ended June 30, 2005 have not been included in the computation of diluted net loss per share as the effect would have been antidilutive. In addition, the effect of 210,000 shares of non-vested common stock issued or issuable at a purchase price of $0.001 pursuant to restricted stock purchase rights have not been included in the computation of diluted net loss per share as the effect would have been antidilutive.

Note 9: Retirement Benefit Plan

As a result of the acquisition of PDI, the Company now maintains a qualified defined benefit pension plan for its German subsidiary. The plan is unfunded with an unfunded obligation of approximately $2.6 million.

The components of the net periodic benefit cost for the defined benefit pension plan were as follows (in thousands):

Three and Six Months Ended June 30, 2006
Service cost	$30
Interest cost	30
Expected return on plan assets	—
Recognized actuarial loss	—

Net periodic benefit cost	$60

The actuarial assumptions used to calculate the net periodic benefits cost for the defined benefit pension plan were as follows:

2006
Discount rate	4.8%
Rate of compensation increase	2.5%

Note 10: Derivatives

As a result of the acquisition of PDI, the Company now conducts a significant portion of its business in currencies other than the U.S. dollar, the currency in which the condensed consolidated financial statements are reported. Correspondingly, the Company’s operating results could be adversely affected by foreign currency exchange rate volatility relative to the U.S. dollar. The Company’s subsidiaries in Germany and China use the local currency as their functional currency as the majority of their purchases are transacted in the local currency. However, revenue for these foreign subsidiaries is invoiced and collected in both the local currency and in U.S. dollars, typically depending on the preference of the customer. To hedge against the risk of Euro to U.S. dollar exchange rate fluctuations, the Company’s German subsidiary has contracted with a financial institution to sell U.S. dollars and buy Euros at fixed exchange rates at specific dates in the future. While the Company continues to evaluate strategies to mitigate risks related to the impact of fluctuations in currency exchange rates, it cannot ensure that it will not recognize gains or losses from international transactions. Not every exposure is or can be hedged, and, where hedges are put in place based on expected foreign exchange exposure, they are based on forecasts which may vary or which may later prove to be inaccurate. Failure to successfully hedge or anticipate currency risks properly could adversely affect the Company’s operating results.

As of June 30, 2006, the notional amount of these short-term foreign currency forward contracts totaled $6.0 million. The fair market value of these forward contracts was $244,000 as of June 30, 2006 and is currently classified as “Other current assets”. The Company elected not to classify the hedge for hedge accounting treatment and as a result all gains and losses are recognized in earnings. Foreign currency forward contract gains, net of foreign currency transaction losses, approximated $153,000 during the three months ended June 30, 2006.

Note 11: Comprehensive Income (Loss)

The components of comprehensive income (loss), net of tax, were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net income (loss)	$2,120	$(531)	$3,703	$(2,374)
Change in net unrealized gains (losses) on available-for-sale investments	22	29	40	(25)
Change in cumulative translation adjustment	1,826	—	1,826	—

Total comprehensive income (loss)	$3,968	$(502)	$5,569	$(2,399)

The components of accumulated other comprehensive income (loss), net of tax, were as follows (in thousands):

	June 30, 2006	December 31, 2005
Accumulated net unrealized loss on available-for-sales investments	$(25)	$(65)
Cumulative translation adjustment	1,826	—

Total accumulated other comprehensive income (loss)	$1,801	$(65)

Note 12: Segments of an Enterprise and Related Information

In 2005, the Company operated in three product-oriented business segments, our Amplifier division, which consisted of our amplifier, power amplifier, power module, transceiver, discrete and active antenna product lines, our Signal Source division, which consisted of our voltage controlled oscillator, or VCO, phase-locked loop, or PLL, and other MCM products, and our A&D division, which used resources and technologies from our Amplifier and Signal Source divisions for specific applications in the A&D and homeland security end markets. In the first quarter of 2006, in conjunction with the revision of our organizational structure from a product-oriented focus to an end-market focus, we moved from a three-segment reporting structure to a structure consisting of one RF component sales segment. The Company determined it was in the best interests of its customers, stockholders and employees to realign the organization to better support the Company’s strategic goals.

As a result of the acquisition of PDI in April 2006, we currently operate in two business segments: the PDI segment, consisting of the business and product lines we acquired from PDI, and the SMDI segment, consisting of Sirenza’s pre-existing RF component sales business.

SMDI Segment:

The SMDI segment consists of the Company’s RF component sales business predating the acquisition of PDI in April 2006. The products of the SMDI segment currently serve five principal end markets noted below:

•	Mobile Wireless—this market includes global mobile wireless infrastructure applications, with particular focus on leading standards, including GSM, WCDMA, CDMA, and TD-SCDMA infrastructure opportunities.

•	Broadband and Consumer Applications—this market includes digital satellite radio applications, digital TV, or DTV, CATV set-top boxes, as well as CATV infrastructure applications.

•

Standard and Catalog Products—this market includes established and emerging mid-level to smaller customers in a variety of end markets, such as point-to-point, network repeaters, and RFID, to which the

Company largely markets catalog products through its global sales distribution and sales representative networks.

•	Wireless Access Applications—this market includes the WiMAX, WiFi and emerging Ultra Wideband and Zigbee markets for infrastructure and CPE terminal applications.

•	Aerospace and Defense Applications—this market includes aerospace, military/defense and homeland security applications.

Within the SMDI segment’s marketing function the Company has established five market-facing strategic business units, or SBUs, which allow the segment to further concentrate and prioritize its efforts in strategic planning, product development, and marketing of the segment’s products to better support its worldwide customers. Although the Company’s chief operating decision maker reviews disaggregated revenue information by SBU with the SMDI segment, the SBUs do not have separate profit and loss statements reviewed by the Company’s chief operating decision maker, and accordingly are aggregated and reported within the single SMDI segment.

PDI Segment:

The PDI segment consists of the business acquired on April 3, 2006 from Premier Devices, Inc. The PDI segment designs and manufactures RF components and consists of CATV amplifier, module and optical receiver products, a line of passive RF components such as mixers, splitters, transformers, couplers, isolators, circulators and amplifiers, as well as passive component manufacturing and engineered technical solutions expertise in sourcing, integration, and board-level and subsystem assembly. The majority of the PDI segment’s manufacturing operations is conducted in Shanghai, China and Nuremberg, Germany.

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The method for determining what information to report under SFAS 131 is based upon the “management approach,” or the way that management organizes the operating segments within a company, for which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the Chief Executive Officer. The CODM evaluates the performance of the Company based on consolidated income or loss before income taxes. For the purpose of making operating decisions, the CODM primarily considers financial information presented on a consolidated basis accompanied by disaggregated information about revenues within the SMDI segment. Revenue is defined as revenues from external customers.

Segment information is summarized as follows (in thousands):

	SMDI	PDI	Total Company
For the three months ended June 30, 2006
Net revenues from external customers	$25,018	$14,015	$39,033
Operating income (loss)	$3,298	$(853)	$2,445
For the six months ended June 30, 2006
Net revenues from external customers	$45,910	$14,015	$59,925
Operating income (loss)	$4,734	$(853)	$3,881
For the three months ended June 30, 2005
Net revenues from external customers	$15,267	$—	$15,267
Operating income (loss)	$(431)	$—	$(431)
For the six months ended June 30, 2005
Net revenues from external customers	$27,434	$—	$27,434
Operating income (loss)	$(2,412)	$—	$(2,412)

The disaggregated revenue information reviewed by the CODM within the SMDI segment is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Aerospace, Defense and Homeland Security	$1,814	$744	$3,312	$1,471
Broadband and Consumer	5,650	3,615	10,842	4,199
Mobile Wireless	9,336	5,639	16,522	11,135
Standard Products	4,914	5,003	9,408	10,160
Wireless Access	3,304	266	5,826	469

Total SMDI segment net revenues	$25,018	$15,267	$45,910	$27,434

The segment information above has been restated to reflect the change in the number of the Company’s segments from three in 2005 to two in the second quarter of 2006.

Note 13: Contingencies

In November 2001, we, various officers and certain underwriters of the Company’s initial public offering of securities were named in a purported class action lawsuit filed in the United States District Court for the Southern District of New York. The suit, In re Sirenza Microdevices, Inc. Initial Public Offering Securities Litigation, Case No. 01-CV-10596, alleges improper and undisclosed activities related to the allocation of shares in our initial public offering, including obtaining commitments from investors to purchase shares in the aftermarket at pre-arranged prices. Similar lawsuits concerning more than 300 other companies’ initial public offerings were filed during 2001, and this lawsuit is being coordinated with those actions (the “coordinated litigation”). Plaintiffs filed an amended complaint on or about April 19, 2002, bringing claims for violation of several provisions of the federal securities laws and seeking an unspecified amount of damages. On or about July 1, 2002, an omnibus motion to dismiss was filed in the coordinated litigation on behalf of the issuer defendants, of which we and our named officers and directors are a part, on common pleadings issues. On October 8, 2002, pursuant to stipulation by the parties, the court dismissed the officer and director defendants from the action without prejudice. On February 19, 2003, the court granted in part and denied in part a motion to dismiss filed on behalf of defendants, including us. The court’s order dismissed all claims against us except for a claim brought under Section 11 of the Securities Act of 1933.

In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including us, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including us). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On August 31, 2005, the court granted preliminary approval of the settlement. On April 24, 2006, the court held a hearing regarding the possible final approval of the previously described preliminary settlement between the 300 issuers and the plaintiffs. After hearing arguments from a number of interested parties, the court adjourned the hearing to consider its ruling on the matter, without giving an expected date at which such ruling will be handed down. The settlement remains subject to a number of conditions, including final court approval. If the settlement does not occur, and litigation against us continues, we believe we have meritorious defenses and intend to defend the case vigorously. In addition, we do not believe the ultimate outcome will have a material adverse impact on our results of operations or financial condition.

On April 16, 2003, Scientific Components Corporation d/b/a Mini-Circuits Laboratory (“Mini-Circuits”) filed a complaint against us in the United States District Court for the Eastern District of New York alleging, among other things, breach of warranty by us for alleged defects in certain goods sold to Mini-Circuits. Mini-

Circuits seeks compensatory damages plus interest, costs and attorneys’ fees. On July 30, 2003, we filed an answer to the complaint and asserted counterclaims against Mini-Circuits. In December 2005, we moved for summary judgment dismissing Mini-Circuits’ claims, and Mini-Circuits cross-moved for summary judgment dismissing Sirenza’s counterclaims. After the summary judgment motions were filed, Mini-Circuits voluntarily withdrew its claim for breach of the implied warranty of fitness for a particular purpose, and we voluntarily withdrew our counterclaim for tortious interference. A preliminary ruling by a Magistrate Judge assigned to the case determined that factual issues requiring a trial preclude dismissal of Mini-Circuits’ claims on our summary judgment motion, and recommended dismissal of our remaining counterclaims. The Court’s review of the Magistrate’s recommendation is pending. Even though we believe Mini-Circuits’ claims to be without merit and we intend to defend the case and to assert our remaining counterclaims vigorously to the extent we are allowed to do so by the Court, if we ultimately lose or settle the case, we may be liable for monetary damages and other costs of litigation. An estimate as to the possible loss or range of loss in the event of an unfavorable outcome cannot be made as of June 30, 2006. Even if we are entirely successful in the lawsuit, we may incur significant legal expenses and our management may expend significant time in the defense.

In addition, we currently are involved in litigation and regulatory proceedings incidental to the conduct of our business and expect that we will be involved in other litigation and regulatory proceedings from time to time. While we currently believe that an adverse outcome with respect to such pending matters would not materially affect our business or financial condition, there can be no assurance that this will ultimately be the case.

On December 16, 2004, we acquired ISG Broadband, Inc., or ISG, for an aggregate purchase price of $7.7 million, consisting of $6.9 million in cash and $789,000 in direct transaction costs incurred. Additional cash consideration of up to $7.15 million was also provided for subject to the achievement of margin contribution objectives attributable to sales of selected products for periods through December 31, 2007. To the extent sales of the selected products achieve a minimum gross margin percentage, the Company will be required to make additional payments to the former shareholders of ISG for a portion or all of the gross profit earned on such sales, up to a pre-defined maximum, as outlined below. The future cash payout of additional consideration, if any, will be payable in the first or second quarter following the end of the applicable annual earn-out period, as outlined below, and will be recorded as additional goodwill.

As of December 31, 2005, the Company determined it to be probable that the full earn-out of $1.15 million related to the year ended December 31, 2005 would be paid. Accordingly, the Company had accrued for the expected payment of the earn-out on its consolidated balance sheet in “Accrued compensation and other expenses” and correspondingly increased goodwill by $1.15 million. The $1.15 million earn-out related to the year ended December 31, 2005 was paid in the second quarter of 2006.

As of June 30, 2006, the Company determined it to be probable that at least $1.5 million related to the year ended December 31, 2006 would be paid. Accordingly, the Company has accrued for the expected payment of this portion of the potential earn-out on its consolidated balance sheet in “Other accrued liabilities” and correspondingly increased goodwill by $1.5 million. The $1.5 million earn-out related to the year ended December 31, 2006 is expected to be paid in the second quarter of 2007.

The range of possible earn-out payments for the years ended December 31, 2006 and 2007 is as follows (in thousands):

	Possible Payment Range
Earn-out Period	Low End of Range	High End of Range
Year ending December 31, 2006	$1,457	$3,000
Year ending December 31, 2007	—	3,000

	$1,457	$6,000

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying consolidated balance sheet of Premier Devices, Inc. (a California corporation) and subsidiaries as of December 31, 2005, and the related consolidated statements of income, changes in shareholder’s equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Devices, Inc. and subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ C.G. Uhlenberg LLP

March 15, 2006

Redwood City, California

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$4,064
Accounts receivable—net	7,657
Receivable from related party	18
Inventory—net	7,798
Notes receivable	545
Other current assets	431
Deferred income tax—current	146

Total Current Assets	20,659

Property, Equipment and Software—Net	3,361

Other Assets:
Deferred income tax—noncurrent	114
Deposits	50

Total Other Assets	164

Total Assets	$24,184

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$3,123
Payable to related party	753
Accrued expenses	3,031
Notes payable	421
Capital lease payable—current	285
Income tax payable	1,647
Other payable	104

Total Current Liabilities	9,364

Long-term Liabilities:
Capital lease payable—noncurrent	412
Pension reserve	1,642

Total Long-term Liabilities	2,054

Total Liabilities	11,418

Shareholder’s Equity:
Common stock, $1 par value:
Authorized shares—10,000,000
Issued and outstanding shares—1,561,000	1,561
Retained earnings	11,160
Cumulative translation adjustment	45

Total Shareholder’s Equity	12,766

Total Liabilities and Shareholder’s Equity	$24,184

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except net income per share)

Year Ended December 31, 2005
Sales—net	$45,160
Cost of sales	30,896

Gross profit	14,264
Operating expenses	8,028

Operating income/(loss)	6,236

Other income/(expenses):
Interest income	21
Interest expense	(161)
Other income	156
Loss on disposal of assets	(56)
Currency exchange gain	8

Total other income/(expenses)	(32)

Income before provision for income taxes	6,204
Provision for income taxes	1,686

Net income	$4,518

Net income per share	$2.89

Weighted average shares used in calculation of net income per share	1,561

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

(In thousands)

	Common Stock		Retained Earnings	Cumulative Translation Adjustment	Total Shareholder’s Equity	Comprehensive Income/ (Loss)

	Shares	Value
Balance at December 31, 2004	1,561	$1,561	$6,642	$460	$8,663	$—
2005 Net income	—	—	4,518	—	4,518	4,518
Translation Adjustment	—	—	—	(415)	(415)	(415)

Total 2005 Comprehensive Income						$4,103

Balance at December 31, 2005	1,561	$1,561	$11,160	$45	$12,776

The accompanying notes are an integral part of these financial statements

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

Year Ended December 31, 2005
Cash Flows from Operating Activities:
Net income	$4,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	692
Loss on disposal of assets	56
Bad debt expense	131
Deferred taxes	(91)
Changes in assets and liabilities:
Increase in accounts receivable	(3,539)
Decrease in receivable from related party	65
Increase in inventory	(2,843)
Decrease in prepaid expenses	250
Increase in deposits	(18)
Decrease in other current assets	135
Increase in accounts payable	1,391
Increase in accrued expenses	1,706
Decrease in pension reserve	(15)
Increase in income tax payable	1,639
Increase in payables to related party	135
Decrease in other payable	(307)

Net Cash Provided by Operating Activities	3,905
Cash Flows from Investing Activities:
Purchases of property, equipment and software	(2,764)

Net Cash Used for Investing Activities	(2,764)
Cash Flows from Financing Activities:
Proceeds from notes	300
Payments of notes	(424)
Borrowings on capital leases	546
Capital lease payments	(161)

Net Cash Provided by Financing Activities	261
Effect of exchange rates on cash	(415)

Net Increase in Cash and Cash Equivalents	987
Cash and Cash Equivalents—Beginning of Year	3,077

Cash and Cash Equivalents—End of Year	$4,064

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Income taxes	$917

Interest	$161

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

1.    ORGANIZATION AND NATURE OF BUSINESS

Premier Devices, Inc. (the Company) was incorporated under the laws of the State of California on September 30, 1999. The Company designs and produces broadband communication product solutions which support a wide array of applications—including cellular telephones and networks, mobile data applications, wireless local loop, broadband/CATV, wireless local area networks, satellite communications, vehicle sensors, navigation, and radar. The Company’s standard product line includes Transformers, Splitters, Couplers, Mixers, Amplifiers, Oscillators, and Circulators. The Company has design and production centers in San Jose, California; Shanghai, China; and Nuermberg, Germany.

The Company is fully owned by Phillip and Yeechin Liao. The Company has a wholly owned subsidiary in China, Premier Devices Inc. Shanghai (PDS). The Company also wholly owns another subsidiary in Germany, Premier Devices Germany GmbH (PDG), through a Germany holding company, Premier Devices Germany Holding GmbH (PDGH).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company uses the accrual method of accounting for financial statements and income tax purposes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue from product sales when units are shipped. Drop-ship sales are not recognized as revenue until products are directly shipped to the customers.

Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash, and so near their maturity that they present insignificant risk of changes in interest rates. The Company considers all money market funds and highly liquid financial instruments purchased with original maturities of three months or shorter at investment date to be cash equivalents.

Inventory

The Company values its inventory at lower of cost or market, cost being determined using moving average. Inventory consisted of raw material, work-in-progress, and finished goods. Costs include direct material costs, direct production costs as well as production overheads. Overheads are allocated according to the absorption costing principle.

Property, Equipment and Software

Property, equipment and software are stated at cost. Additions and betterments are capitalized to the property accounts, while maintenance and repairs, which do not enhance the useful lives of the assets, are expensed as incurred. Depreciation is computed using the straight-line method with estimated useful lives of 1 to 14 years. If unusual circumstances indicate that the fair value of the asset is below its recorded amount of carrying value, assets are subject to a write-down to reflect an impairment of value.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risk

The management of the Company extends credit, based on the evaluation of each customer’s financial condition, and generally requires no collateral from its customers. Credit losses, if any, have been provided for in the financial statements and have been generally within management’s expectation.

Research and Development

Expenditures for research activities relating to product development are expensed as incurred. The expenditures consist primarily of professional consulting services, design and development activities, and costs of engineering materials and supplies. Such expenditures amounted to $1,727,000 for the year ended December 31, 2005.

Major Suppliers and Customers

For the year ended December 31, 2005, approximately 76% of the Company’s revenue was from five major customers. The Company had no major suppliers for the year ended December 31, 2005.

Net Income Per Share

The computation of net income per share is based on the weighted average number of shares of common stock outstanding during the year ended December 31, 2005.

Foreign Currency Adjustment

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiaries’ local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the year. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gains and losses are recorded directly as a separate component of shareholder’s equity. Foreign currency translation resulted in a loss of $415,000 for the year ended December 31, 2005.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations when incurred. Foreign currency transaction resulted in a gain of $8,000 for the year ended December 31, 2005.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is comprised of net income and other comprehensive income/(loss). Other comprehensive income/(loss) includes certain changes in equity that are excluded from net income/(loss), such as, translation adjustments, unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments. For the year ended December 31, 2005, the only components in the comprehensive income are the net income and translation adjustments.

3.    CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following in thousands as of December 31, 2005.

Petty Cash	$96
Checking/Current	2,915
Money Market	1,053

Total cash and cash equivalents	$4,064

The Company maintains its cash balances at the banks within the United States of America as well as in foreign countries where its subsidiaries conduct business. The funds in the US are FDIC insured up to $100,000 per bank. As of December 31, 2005, the account balance in the US exceeded the federal depository insurance limit by $1,156,000. The subsidiaries’ funds in Germany and China totaled $5,321,000 as of December 31, 2005, of which $98,000 was pledged to the bank as a security for vendor payment guarantee. The difference between the bank balance and the book balance is due to reconciling items such as outstanding checks and deposit in transit.

4.    ACCOUNTS RECEIVABLE

At December 31, 2005, the accounts receivable balance in thousands was as follows:

Accounts receivable	$7,792
Less: Allowance for doubtful accounts	(135)

Accounts receivable—net	$7,657

The Company estimated its allowance for loss on receivable based on a review of the existing receivables, past collection experience and management’s evaluation of economic conditions. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts could differ from the actual losses. Total bad debt expense amounted to $131,000 for the year ended December 31, 2005.

5.    INVENTORY

Inventory in thousands consisted of the following as of December 31, 2005:

Raw materials	$4,726
Work-in-progress	730
Finished goods	2,982
Production supplies	40

Subtotal	8,478
Less: Reserve for obsolescence	(680)

Inventory—net	$7,798

6.    PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software consisted of the following as of December 31, 2005:

Furniture and equipment	$3,468
Leasehold improvements	225
Motor vehicles	150
Computer software and licenses	739
Construction in progress	32

Total property, equipment and software	4,614
Less: accumulated depreciation	(1,253)

Total Property, Equipment and Software – Net	$3,361

Depreciation expense for the year ended December 31, 2005 was $692,000.

7.    NOTES RECEIVABLE AND PAYABLE

Notes receivable represent PDS’ trade receivable payment received in bank acceptance notes, which were discounted to two banks for earlier collection, resulting in corresponding notes payable.

8.    ACCRUED EXPENSES

Accrued expenses consisted of the following in thousands as of December 31, 2005:

Employee compensation	$1,265
Payroll taxes	321
Professional fees	564
Value added taxes	183
Foreign currency hedging	284
Others	414

Total Accrued Expenses	$3,031

9.    LEASE COMMITMENTS

Operating Lease

The Company leases its operating and office facilities in the US for various terms under long-term, non-cancelable operating lease agreements. Rental expense for the US facilities was $190,000 for the year ended December 31, 2005.

Future minimum lease payments in thousands for the leases are as follows:

Year	Amount
2006	$120
2007	123
2008	127
2009	11

Total	$381

PDS has several non-cancelable operating leases primarily for the office building and plant, which expires over the following two years. Rental expense for the operating leases was $88,000 for the year ended December 31, 2005.

Future minimum lease payments in thousands for these leases are as follows:

Year	Amount
2006	$91
2007	66

Total	$157

PDG’s facility is on an operating lease with no expiration date. Either lessor or lessee may give the other party three months notice to terminate the lease. Rental expense incurred was $422,000 for the year ended December 31, 2005. There are also several operating leases for the business vehicles and a copier expiring on December 2007 and January 2009.

Future minimum lease payments in thousands for these leases are as follows:

Year	Amount
2006	$24
2007	24
2008	6

Total	$54

Capital Lease

The Company leases its office furniture, computer system, manufacturing equipment, and motor vehicle under capital leases. The cost of equipment under capital leases is included in the balance sheets as property and equipment and was $646,000 at December 31, 2005. Accumulated depreciation of the leased property at December 31, 2005 was approximately $184,000. Depreciation of assets under capital leases is included in depreciation expense.

Future minimum lease payments in thousands for capital leases are as follows:

Year	Amount
2006	$274
2007	225
2008	100
2009	32

Total	631
Less: Interest portion	(74)

Net minimum lease payments	$557

PDS leases certain machinery and equipment under capital lease agreements that expire at various dates over the next three years. The cost of equipment under capital leases is included in the balance sheet as property and equipment and was $154,000 at December 31, 2005.

Future minimum lease payments in thousands for capital leases are as follows:

Year	Amount
2006	$63
2007	63
2008	39

Total	165
Less: Interest	(25)

Net minimum lease payments	$140

10.    RELATED PARTY TRANSACTIONS

The names and relationships of related parties are as follows:

Name of Related Parties	Relationship with the Company
Mr. Phil Liao	Sole shareholder
Shanghai Premier Industry Co., Ltd (Yuantong)	100% owned by the sole shareholder indirectly
Shanghai Jin Da Electronics Co., Ltd (Jin Da SH)	affiliated entity
Shanghai Tianheng Investment Consulting Co., Ltd (“Tianheng”)	100% owned by the sole shareholder
Tianxun Electronics (Shanghai) Co., Ltd (Tianxun)	100% owned by the sole shareholder

In 2005, PDS purchased equipment in the amount of $506,000 from Jin Da SH. As of December 31, 2005, receivable from and payable to Jin Da SH totaled $18,000 and $735,000, respectively.

As of December 31, 2005, payable to Yuantong totaled $18,000.

11.    PROVISION FOR INCOME TAXES

The Company accounts for its income taxes under the asset and liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. Applicable federal and state corporate income tax rates have been applied in the calculation of the deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain and it is mainly associated with the net operating loss and tax credits carry forward in the U.S. taxation.

The components of the Company’s deferred income taxes consisted of the following as of December 31, 2005:

Current:
Accrued expenses	$62
Bad debt allowance	27
Inventory reserve	68
Sales return reserve	117
Foreign currency hedging	113
Depreciation	(18)
Inventory capitalization	25
Valuation allowance	(248)

Net deferred tax assets—Current	$146

Non-current:
Pension reserve	$119
Research credit	66
Net operating loss carryforward	216
Depreciation	(94)
State deferred tax	(20)
Valuation allowance	(173)

Net deferred tax assets—Non-current	$114

The provision for income tax consist of the following:

Federal	$417
State	109
Foreign taxes	1,177
Deferred income taxes	(17)

Total provision income tax	$1,686

As of December 31, 2005, in the US the Company had federal net operating loss of approximately $636,000 to be carried over to offset future federal income for income tax purposes. The federal net operating loss will expire in year 2023. However, the use of these losses may be severely limited in case of an over 50% ownership change as pursuant to IRC Section 382. Up to December 31, 2005, no ownership change as defined by IRC Section 382 has occurred.

In addition, as of December 31, 2005, the Company has approximately $48,000 and $18,000 in research and development tax credits available to offset future income tax for federal and California income tax purposes, respectively. Federal research credit will expire in 2021 and California credit may be carried over until fully utilized. Similarly, the use of these credits may be limited due to ownership change.

The reconciliation of the Company’s effective tax rate and the federal statutory tax rate is as follows:

Statutory federal income tax rate	34.0%
State taxes, net of federal benefit	1.8%
Foreign income at other than U.S. rates	-5.6%
Net operating loss not benefited	3.5%
Valuation allowance	-11.0%
Other	4.5%

Effective Tax Rate	27.2%

The Company has made no provision for U.S. income taxes on approximately $14 millions of cumulative undistributed earnings of foreign subsidiaries through December 31, 2005 as it is the Company’s intention to permanently reinvest such earnings. If such earnings were distributed, the Company would accrue additional income tax expense of approximately $6 million.

12.    PENSION PLANS

The Company established a 401(k) retirement plan for the US employees. Employees that have completed three months of employment are eligible to participate in the plan. Employees can contribute up to 20% of their salary not to exceed the maximum amount allowed by the tax laws. There is no employer contribution required and no contribution was made for the year ended December 31, 2005.

The Germany subsidiary has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee’s compensation during the five years before retirement. A pension reserve in the amount of $1,642,000 was accrued at December 31, 2005. The reserve amount is based on an actuarial expert’s opinion, who made his calculation using a weighted average assumed discount rate of 4.5%, annual return on plan assets of 4.5%, compensation increase rate of 2.5%, escalation of benefits in payments of 1.5%, and the Heubeck 1998/G2005 mortality tables which are acceptable under Germany pension regulations.

13.    CONTINGENT LIABILITIES

Due to a series of transactions that the Company entered into during 2004 and 2005 in the restructuring effort, the Company may have incurred additional income tax liabilities. The management is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. As of the date of the report, the amount of such contingent liabilities is not determined.

14.    SUBSEQUENT EVENT

On February 4, 2006, PDI and the sole shareholders of PDI (Phillip and Yeechin Liao), entered into an agreement with Sirenza Microdevices Inc. (“Sirenza”), a Nasdaq Global Market listed company, to sell all of their shares in the Company to Sirenza, making the Company a fully owned subsidiary of Sirenza. As of the report date, the transaction had not been completed and is scheduled to be closed in April of 2006.

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying consolidated balance sheet of Premier Devices, Inc. (a California corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholder’s equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Devices, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ C.G. Uhlenberg LLP

December 15, 2005

Redwood City, California

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$3,077	$—
Accounts receivable—net	4,250	1,805
Receivable from related party	84	17
Inventory—net	4,954	722
Notes receivable	121	134
Prepaid expenses	250	—
Other current assets	566	121
Deferred income tax—current	58	2

Total Current Assets	13,360	2,801

Property, Equipment and Software- Net	1,345	455

Other Assets:
Deferred income tax—noncurrent	111	1
Deposits	32	33

Total Other Assets	143	34

Total Assets	$14,848	$3,290

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$1,732	$1,632
Accrued expenses	1,325	—
Notes payable	121	134
Cash overdraft	—	97
Capital lease payable—current	86	5
Income tax payable	7	50
Other payable	411	199
Other payable—related party	618	879

Total Current Liabilities	4,300	2,996

Long-term Liabilities:
Capital lease payable—noncurrent	226	—
Pension reserve	1,659	—

Total Long-term Liabilities	1,885	—

Total Liabilities	6,185	2,996

Shareholder’s Equity:
Common stock, $1 par value:
Authorized shares—10,000,000 at December 31, 2004 and 2003
Issued and outstanding shares—1,561,000 and 2,061,000 at December 31, 2004 and 2003	1,561	2,061
Retained earnings/(accumulated deficit)	6,642	(1,767)
Cumulative translation adjustment	460	—

Total Shareholder’s Equity	8,663	294

Total Liabilities and Shareholder’s Equity	$14,848	$3,290

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Years Ended December 31,
	2004	2003
Sales—net	$23,190	$6,746
Cost of sales	13,413	4,632

Gross profit	9,777	2,114
Operating expenses	4,897	3,673

Operating income/(loss)	4,880	(1,559)

Other income/(expenses):
Interest income	6	—
Interest expense	(141)	(45)
Other income	7	79
Loss on sale of investments	(750)	—
Loss on disposal of assets	(5)	—
Currency exchange gain/(loss)	(72)	10

Total other income/(expenses)	(955)	44

Income/(loss) before provision for income taxes	3,925	(1,515)
Provision for income taxes	23	58

Income/(loss) before extraordinary items	3,902	(1,573)
Extraordinary gain on acquisition of subsidiary	4,507	—

Net income/(loss)	$8,409	$(1,573)

Net income/(loss) per share	$4.08	$(0.76)

Weighted average shares used in calculation of net income/(loss) per share	2,061	2,061

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

(In thousands)

	Common Stock		Retained Earnings/ (Accumulated Deficit)	Cumulative Translation Adjustment	Total Shareholder’s Equity	Comprehensive Income/ (Loss)
	Shares	Value
Balance at January 1, 2003	2,061	$2,061	$(194)	$—	$1,867	$—
2003 Net loss	—	—	(1,573)	—	(1,573)	(1,573)

Total 2003 Comprehensive Loss						$(1,573)

Balance at December 31, 2003	2,061	2,061	(1,767)	—	294	—
Redemption of common stock	(500)	(500)	—	—	(500)	—
Translation adjustment	—	—	—	460	460	460
2004 Net income	—	—	8,409	—	8,409	8,409

Total 2004 Comprehensive Loss						$8,869

Balance at December 31, 2004	1,561	$1,561	$6,642	$460	$8,663

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2004	2003
Cash Flows from Operating Activities:
Net income/(loss)	$8,409	$(1,573)
Adjustments to reconcile net income/(loss) to net cash provided by/(used for) operating activities:
Depreciation	280	165
Loss on disposal of assets	5	—
Loss on sale of investments	750	—
Deferred taxes	(165)	(3)
Changes in assets and liabilities:
Decrease/(Increase) in accounts receivable	(2,445)	115
(Increase) in receivable from related party	(67)	—
Decrease/(Increase) in inventory	(4,233)	345
Decrease/(Increase) in prepaid expenses	(250)	26
Decrease/(Increase) in deposits	1	(7)
(Increase) in other current assets	(444)	(9)
(Decrease)/Increase in accounts payable	100	689
Increase in accrued expenses	1,323	—
Increase in pension reserve	1,659	—
Increase/(Decrease) in income tax payable	(42)	50
(Decrease) in other payable—related party	(261)	—
(Decrease)/Increase in other payable	213	(52)

Net Cash Provided by/(Used for) Operating Activities	4,833	(254)
Cash Flows from Investing Activities:
Purchases of property, equipment and software	(1,176)	(13)
Purchases of investments	(750)	—

Net Cash Used for Investing Activities	(1,926)	(13)
Cash Flows from Financing Activities:
Redemption of common stock	(500)	—
Proceeds from notes receivable	13	1,039
Payments of notes payable	(13)	(684)
Borrowings on capital leases	353	—
Capital lease payments	(46)	—
Principal payments on short-term borrowing	—	(121)

Net Cash Provided by/(Used for) Financing Activities	(193)	234
Effect of exchange rates on cash	460	—

Net Increase/(Decrease) in Cash and Cash Equivalents	3,174	(33)
Cash and Cash Equivalents—Beginning of Year	(97)	(64)

Cash and Cash Equivalents—End of Year	$3,077	$(97)

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Income taxes	$66	$10

Interest	$141	$45

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

1.    ORGANIZATION AND NATURE OF BUSINESS

Premier Devices, Inc. (the Company) was incorporated under the laws of the State of California on September 30, 1999. The Company designs and produces broadband communication product solutions which support a wide array of applications—including cellular telephones and networks, mobile data applications, wireless local loop, broadband/CATV, wireless local area networks, satellite communications, vehicle sensors, navigation, and radar. The Company’s standard product line includes Transformers, Splitters, Couplers, Mixers, Amplifiers, Oscillators, and Circulators. The Company has design and production centers in San Jose, CA; Shanghai, China; and Nuermberg, Germany.

The Company is 100% owned by Mr. Phil Liao. It has a wholly owned subsidiary in China, Premier Devices Inc. Shanghai (PDS). On June 1, 2004, the Company acquired another wholly owned subsidiary in Germany, Premier Devices Germany GmbH (PDG), through a Germany holding company, Premier Devices Germany Holding GmbH (PDGH).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company uses the accrual method of accounting for financial statements and income tax purposes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. For PDG, only the activities from its acquisition date (June 1, 2004) were included. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue from product sales when units are shipped. Drop-ship sales are not recognized as revenue until products are directly shipped to the customers.

Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash, and so near their maturity that they present insignificant risk of changes in interest rates. The Company considers all money market funds and highly liquid financial instruments purchased with original maturities of three months or shorter at investment date to be cash equivalents.

Inventory

The Company values its inventory at lower of cost or market, cost being determined using moving average. Inventory consisted of raw material, work-in-progress, and finished goods. Costs include direct material costs, direct production costs as well as production overheads. Overheads are allocated according to the absorption costing principle.

Property, Equipment and Software

Property, equipment and software are stated at cost. Additions and betterments are capitalized to the property accounts, while maintenance and repairs, which do not enhance the useful lives of the assets, are expensed as incurred. Depreciation is computed using the straight-line method with estimated useful lives of 1 to 14 years. If unusual circumstances indicate that the fair value of the asset is below its recorded amount of carrying value, assets are subject to a write-down to reflect an impairment of value.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risk

The management of the Company extends credit, based on the evaluation of each customer’s financial condition, and generally requires no collateral from its customers. Credit losses, if any, have been provided for in the financial statements and have been generally within management’s expectation.

Research and Development

Expenditures for research activities relating to product development are charged to expenses as incurred. The expenditures consist primarily of professional consulting services, design and development activities, and costs of engineering materials and supplies. Such expenditures amounted to $104,000 in 2004 and $16,000 in 2003, respectively.

Major Suppliers and Customers

For the year ended December 31, 2003, approximately 76% of the Company’s revenue was from four major customers. 67% of the Company’s purchases were with ten major suppliers. There were no major customers and vendors for the year ended December 31, 2004.

Net Income/(Loss) Per Share

The computation of net income/(loss) per share is based on the weighted average number of shares of common stock outstanding during the year ended December 31, 2004 and December 31, 2003, respectively.

Foreign Currency Adjustment

The financial position and results of operations of the Company’s foreign subsidiary are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the year. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gains and losses are recorded directly as a separate component of shareholder’s equity. Foreign currency translation resulted in a gain of $460,000 in 2004 and none in 2003.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations when incurred. Foreign currency transaction resulted in a loss of $72,000 for the year ended December 31, 2004, and a gain of $10,000 for the year ended December 31, 2003.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is comprised of net income/(loss) and other comprehensive income/(loss). Other comprehensive income/(loss) includes certain changes in equity that are excluded from net income/(loss), such as, translation adjustments, unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments.

3.    ACQUISITIONS

On June 1, 2004, the Company acquired 100% ownership of a plant located at Nuermberg, Germany from Motorola, Inc., which was incorporated as Premier Devices Germany GmbH (PDG). The results of PDG’s operations have been included in the consolidated financial statements since that date. PDG is engaged in the development, fabrication and distribution of hybrids, substrates and related products, which is in synergy with the Company’s existing business. The Company expected the acquisition to result in increased production and revenue sources by expanding into additional markets both in product lines and geographic locations.

The Company acquired PDG from Motorola, Inc. at the cash price of $1, due to various business considerations on the part of Motorola. The fair value in thousands of the assets acquired and liabilities assumed at the date of acquisition are estimated as follows:

June 1, 2004
Current assets	$6,687

Total assets acquired	6,687

Current liabilities	(1,102)
Non-current liabilities	(1,078)

Total liabilities assumed	(2,180)

Net assets acquired	$4,507

There are no intangible assets or research and development assets recorded in this acquisition. As a result of the acquisition, the company recorded an extraordinary gain of $4,507,000 from the excess of the fair value of the assets acquired over the purchase price.

4.    CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following in thousands as of December 31, 2004 and December 31, 2003:

	2004	2003
Petty Cash	$4	$—
Checking/Current	3,058	(97)
Money Market	15	—

Total cash and cash equivalents	$3,077	$(97)

The Company maintains its cash balances at the banks within the United States of America as well as in foreign countries where its subsidiaries conduct business. The funds in the US are FDIC insured up to $100,000 per bank. As of December 31, 2004, the account balances in the US exceeded the federal depository insurance limit by $306,000. As of December 31, 2003, the account balances in the US exceeded the federal depository insurance limit by $25,000. The subsidiaries’ funds in Germany and China totaled $3,436,000 and $194,000 as of December 31, 2004 and 2003, respectively, of which $518,000 was pledged to the bank as a security for vendor payment guarantee as of December 31, 2004. The difference between the bank balance and the book balance is due to reconciling items such as outstanding checks and deposit in transit.

5.    ACCOUNTS RECEIVABLE

At December 31, 2004 and December 31, 2003, the accounts receivable balances in thousands were as follows:

	2004	2003
Accounts receivable	$4,252	$1,805
Less: Allowance for doubtful accounts	(2)	—

Accounts receivable – net	$4,250	$1,805

The Company estimated its allowance for loss on receivable based on a review of the existing receivables, past collection experience and management’s evaluation of economic conditions. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts could differ from the actual losses.

6.    INVENTORY

Inventory in thousands consisted of the following as of December 31, 2004 and December 31, 2003:

	2004	2003
Raw materials	$1,013	$704
Work-in-progress	20	—
Finished goods	4,001	73
Production supplies	20	25

Subtotal	5,054	802
Less: Reserve for obsolescence	(100)	(80)

Inventory – net	$4,954	$722

7.    PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software consisted of the following in thousands as of December 31, 2004 and 2003:

	2004	2003
Furniture and equipment	$1,597	$821
Leasehold improvements	220	—
Motor vehicles	96	9
Computer software	43	5

Total property, equipment and software	1,956	835
Less: accumulated depreciation	(611)	(380)

Total Property, Equipment and Software – Net	$1,345	$455

Depreciation expense for the years ended December 31, 2004 and 2003 were $280,000 and $165,000, respectively.

8.    NOTES RECEIVABLE AND PAYABLE

Short-term notes receivable and payable represent PDS’s trade receivable payment received in bank acceptance notes, which were collateralized with China Merchants Bank and Bank of Shanghai for earlier payment.

9.    LEASE COMMITMENTS

Operating Lease

The Company leases its office and warehouse facilities in the US for various terms under long-term, non-cancelable operating lease agreements. Rental expense for the office and warehouse facilities was $250,000 for the year of 2004 and $279,000 for the year of 2003.

Future minimum lease payments in thousands for the leases are as follows:

Year	Amount
2005	$120
2006	120
2007	123
2008	127
2009	11

Total	$501

PDS has several noncancelable operating leases that expire in the following year. Rental expense for operating leases was $75,000 for the year of 2004 and $58,000 for the year of 2003.

Future minimum lease payments in thousands for the leases are as follows:

	2004	2003
Within one year	$65	$53

Total minimum lease payments	$65	$53

PDG’s facility is on an operating lease with no expiration date. Either lessor or lessee may give the other party three months notice to terminate the lease. Rental expense incurred was $403,000 for the ten month ended October 31, 2005. There are also several operating leases for the business vehicles expiring on December 2007 and January 2009.

Future minimum lease payments in thousands for these leases are as follows:

Year	Amount
2005	$48
2006	26
2007	26
2008	6

Total	$106

Capital Lease

The Company leases its office furniture, computer system, manufacturing equipment, and motor vehicle under capital leases. The cost of equipment under capital leases is included in the balance sheets as property and equipment and was $417,000 and $41,000 at December 31, 2004 and December 31, 2003, respectively. Accumulated depreciation of the leased property at December 31, 2004 and December 31, 2003, was approximately $63,000 and $21,000, respectively. Depreciation of assets under capital leases is included in depreciation expense.

Future minimum lease payments in thousands for capital leases are as follows:

Year	Amount
2005	$214
2006	274
2007	225
2008	100
2009 & later	32

Subtotal	845
Less: interest portion	(533)

Total	$312

10.    RELATED PARTY TRANSACTIONS

The names and relationships of related parties are as follows:

Name of Related Parties	Relationship with the Company
Mr. Phil Liao	Sole shareholder
Shanghai Premier Industry Co., Ltd (Yuantong)	100% owned by PDGH until disposition
Jin Da Electronics Inc. (Jin Da)	100% owned by the sole shareholder
Shanghai Jin Da Electronics Co., Ltd (Jin Da SH)	Affiliated entity
MP World Electronics Corp. (MPE)	100% owned by the sole shareholder
Shanghai Tianheng Investment Consulting Co., Ltd (“Tianheng”)	100% owned by the sole shareholder
Tianxun Electronics (Shanghai) Co., Ltd (Tianxun)	100% owned by the sole shareholder
Orbit Resources Limited (Orbit Resources)	100% owned by the sole shareholder

PDGH invested $750,000 in Yuantong in early 2004. On November 30, 2004, it sold its 100% interest in Yuantong for $1 to Orbit Resources Limited, a British Virgin Island (BVI) company, and incurred a loss of $750,000.

In December 2004, the Company repurchased from Mr. Phil Liao, the sole shareholder, five hundred thousand (500,000) shares of the common stock of the Company at a redemption price of one dollar ($1) per share.

In 2004, the Company paid consulting fees to MPE and Jin Da totaling $295,000, for the management services they provided to the Company.

In 2004, PDS borrowed $44,000 from Tianxun. The amount remained unpaid as of December 31, 2004.

In 2004, PDS made purchases in the amount of $434,000 from Jin Da SH and paid $24,000 of expenses on behalf of Jin Da SH. As of December 31, 2004, receivable from and payable to Jin Da SH totaled $42,000 and $376,000, respectively.

In 2004, PDS paid $204,000 of expenses on behalf of Yuantong. Yuantong paid $304,000 of PDS’s expenses during the same year. As of December 31, 2004, receivable from and payable to Yuantong totaled $42,000 and $100,000, respectively.

In 2004, PDS paid $53,000 in rent expenses to Tianheng. Tianheng also paid $14,000 of PDS’s expenses during the same year. As of December 31, 2004, payable to Tianheng totaled $98,000.

As of December 31, 2003, the Company made loans to Jin Da and MPE cumulatively in the amounts of $454,000 and $1,178,000, respectively. MPE charged the Company manufacturing costs in the amount of $289,000, which was offset by the loans made to MPE. These loans were later deemed uncollectible and written off as bad debt in 2003.

In 2003, PDS made purchases in the amount of $823,000 from Jin Da SH. As of December 31, 2003, receivable from and payable to Jin Da SH totaled $17,000 and $681,000, respectively.

In 2003, PDS paid $170,000 of expenses on behalf of Yuantong. Yuantong paid $182,000 of PDS’s expenses during the same year. As of December 31, 2003, payable to Yuantong totaled $12,000.

In 2003, PDS paid $58,000 in rent expenses to Tianheng and $14,000 of expenses on behalf of Tianheng. As of December 31, 2003, payable to Tianheng totaled $127,000.

In 2003, the Company had short term borrowings form its shareholder and affiliated entities in the amount of $59,000, which was paid off in year 2004.

11.    INCOME TAXES

The provision (benefit) for income tax consists of the following:

	2004	2003
State income taxes	$4	$1
Foreign income taxes	19	59
Deferred taxes	—	(2)

Total Provision for Income Tax	$23	$58

The Company accounts for its income taxes under the asset and liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. Applicable federal and state corporate income tax rates have been applied in the calculation of the deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain and is mainly associated with the net operating loss and tax credit carryforwards for the purpose of the U.S. taxation.

The components of the Company’s deferred income taxes consisted of the following as of December 31, 2004 and 2003:

	2004	2003
Current:
State income tax	$1	$—
Accrued expenses	(20)	—
Net operating loss carryforward	37	—
Bad debt allowance	1	—
Inventory reserve	47	37
Tax credits	52	—
Depreciation	(9)	—
Start-up costs	—	(1)
Inventory capitalization	47	—
Valuation allowance	(98)	(34)

Net deferred tax assets—Current	$58	$2

Non-current:
Pension reserve	$138	$—
Research credit	79	79
Net operating loss carryforward	851	1,086
Depreciation	(117)	(19)
State deferred tax	(54)	(71)
Valuation allowance	(786)	(1,074)

Net deferred tax assets – Non-current	$111	$1

As of December 31, 2004, in the US the Company had federal and California net operating loss of approximately $2,175,000 and $1,262,000 to be carried over to offset future federal and state income for income tax purposes, respectively. As of December 31, 2003, the Company had federal and California net operating loss of approximately $2,684,000 and $1,963,000 to be carried over to offset future federal and state income for income tax purposes, respectively. It also had approximately $223,000 in foreign loss carryforwards. The federal loss will expire in year 2023. The California loss will expire in year 2013. However, the use of these losses may be severely limited in case of an over 50% ownership change as pursuant to IRC Section 382.

In addition, as of December 31, 2004 and 2003, the Company has approximately $48,000 and $35,000 in research and development tax credits available to offset future income tax for federal and California income tax purposes, respectively. Federal research credit will expire in 2021 and California credit may be carried over until fully utilized.

The reconciliation of the Company’s effective tax rate and the federal statutory tax rate is as follows:

	2004	2003
Statutory federal income tax rate	34.0%	-34.0%
State taxes, net of federal benefit	0.1%	0.1%
Foreign income at other than U.S. rates	-28.7%	3.7%
Net operating losses not currently benefited	—	34.0%
Benefit for net operating losses utilized	-4.8%	—

Effective Tax Rate	0.6%	3.8%

The Company has made no provision for U.S. income taxes on approximately $10 millions of cumulative undistributed earnings of foreign subsidiaries through December 31, 2004 because it is the Company’s intention to permanently reinvest such earnings. If such earnings were distributed, the Company would accrue additional income tax expense of approximately $3 million.

12.    PENSION PLANS

The Company established a 401(k) retirement plan for the US employees. Employees that have completed three months of employment are eligible to participate in the plan. Employees can contribute up to 20% of their salary not to exceed the maximum amount allowed by the tax laws. There is no employer contribution required and no contribution was made for years 2003 and 2004.

PDG has an unfunded defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee’s compensation during the five years before retirement. A pension reserve in the amount of $1,659,000 was accrued at the end of 2004. The reserve amount is based on an actuarial expert’s opinion, who made his calculation using a weighted average assumed discount rate of 4.75%, compensation increase rate of 2.5%, escalation of benefits in payment of 1.5%, and the mortality tables acceptable under Germany pension regulations.

13.    CONTINGENT LIABILITIES

Due to a series of transactions that the Company entered into during 2004 in the restructuring effort, the Company may have incurred additional income tax liabilities. The management is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. As of the date of the report, the amount of such contingent liabilities is not determined.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

March 31, 2006
(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,089
Accounts receivable—net	5,873
Inventory—net	9,599
Notes receivable	388
Other current assets	376
Deferred income tax—current	24

Total Current Assets	18,349
Property, Equipment and Software—Net	5,009

Other Assets:
Deferred income tax—noncurrent	122
Deposits	50

Total Other Assets	172

Total Assets	$23,530

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$4,772
Accrued expenses and other	1,884
Notes payable	343
Capital lease payable—current	271
Income tax payable	2,150

Total Current Liabilities	9,420

Long—term Liabilities:
Capital lease payable—noncurrent	508
Pension reserve	1,731

Total Long—term Liabilities	2,239

Total Liabilities	11,659

Shareholder’s Equity:
Common stock, $1 par value:
Authorized shares—10,000,000
Issued and outstanding shares—1,561,000	1,561
Retained earnings	10,105

Cumulative translation adjustment	205

Total Shareholder’s Equity	11,871

Total Liabilities and Shareholder’s Equity	$23,530

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Sales—net	$8,675	$9,999
Cost of sales	6,766	6,954

Gross profit	1,909	3,045
Operating expenses	2,613	1,495

Operating income/(loss)	(704)	1,550

Other income/(expenses):
Interest income	5	4
Interest expense	(36)	(53)
Other income	104	34
Loss on disposal of assets	(32)	(2)
Currency exchange gain/(loss)	195	44

Total other income	236	27

Income/(loss) before provision for income taxes	(468)	1,577
Provision for income taxes	587	117

Net income/(loss)	$(1,055)	$1,460

Net income/(loss) per share	$(0.68)	$0.94

Weighted average shares used in calculation of net income/(loss) per share	1,561	1,561

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$(1,055)	$1,460
Adjustments to reconcile net income/(loss) to net cash used for operating activities:
Depreciation	233	73
Loss on disposal of assets	96	2
Bad debt expense	89	—
Deferred taxes	114	9
Changes in assets and liabilities:
Decrease/(Increase) in accounts receivable	1,695	(2,112)
Decrease/(Increase) in receivable from related party	18	(149)
Increase in inventory	(1,801)	(1,364)
(Increase) in prepaid expenses	(64)	(65)
Decrease/(Increase) in other current assets	119	(7)
Increase in accounts payable	1,621	1,364
Increase/(Decrease) in accrued expenses	(1,147)	533
Increase/(Decrease) in pension reserve	89	(36)
Increase in income tax payable	503	91
Increase/(Decrease) in other payable—related party	(753)	105
Decrease in other payable	(76)	(256)

Net Cash Used for Operating Activities	(319)	(352)
Cash Flows from Investing Activities:
Purchases of property, equipment and software	(1,954)	(316)

Net Cash Used for Investing Activities	(1,954)	(316)
Cash Flows from Financing Activities:
Proceeds from notes	157	—
Payments of notes	(78)	—
Borrowings on capital leases	225	125
Capital lease payments	(143)	(21)

Net Cash Provided by Financing Activities	161	104
Effect of exchange rates on cash	137	(36)

Net Decrease in Cash and Cash Equivalents	(1,975)	(600)
Cash and Cash Equivalents—Beginning of Period	4,064	3,077

Cash and Cash Equivalents—End of Period	$2,089	$2,477

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes	$11	$16

Interest	$21	$14

The accompanying notes are an integral part of these financial statements.

PREMIER DEVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2006 AND 2005

1.    ORGANIZATION AND NATURE OF BUSINESS

Premier Devices, Inc. (the Company) was incorporated under the laws of the State of California on September 30, 1999. The Company designs and produces broadband communication product solutions which support a wide array of applications—including cellular telephones and networks, mobile data applications, wireless local loop, broadband/CATV, wireless local area networks, satellite communications, vehicle sensors, navigation, and radar. The Company’s standard product line includes Transformers, Splitters, Couplers, Mixers, Amplifiers, Oscillators, and Circulators. The Company has design and production centers in San Jose, California; Shanghai, China; and Nuermberg, Germany.

The Company is fully owned by Mr. Phil Liao. The Company has a wholly owned subsidiary in China, Premier Devices Inc. Shanghai (PDS). The Company also wholly owns another subsidiary in Germany, Premier Devices Germany GmbH (PDG), through a Germany holding company, Premier Devices Germany Holding GmbH (PDGH).

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company uses the accrual method of accounting for financial statements and income tax purposes.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue from product sales when units are shipped. Drop-ship sales are not recognized as revenue until products are directly shipped to the customers.

Cash Equivalents

Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash, and so near their maturity that they present insignificant risk of changes in interest rates. The Company considers all money market funds and highly liquid financial instruments purchased with original maturities of three months or shorter at investment date to be cash equivalents.

Inventory

The Company values its inventory at lower of cost or market, cost being determined using moving average. Inventory consisted of raw material, work-in-progress, and finished goods. Costs include direct material costs, direct production costs as well as production overheads. Overheads are allocated according to the absorption costing principle.

Property, Equipment and Software

Property, equipment and software are stated at cost. Additions and betterments are capitalized to the property accounts, while maintenance and repairs, which do not enhance the useful lives of the assets, are expensed as incurred. Depreciation is computed using the straight-line method with estimated useful lives of 1 to 14 years. If unusual circumstances indicate that the fair value of the asset is below its recorded amount of carrying value, assets are subject to a write-down to reflect an impairment of value.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

Concentration of Credit Risk

The management of the Company extends credit, based on the evaluation of each customer’s financial condition, and generally requires no collateral from its customers. Credit losses, if any, have been provided for in the financial statements and have been generally within management’s expectation.

Research and Development

Expenditures for research activities relating to product development are charged to expenses as incurred. The expenditures consist primarily of professional consulting services, design and development activities, and costs of engineering materials and supplies. Such expenditures amounted to $448,000 for the quarter ended March 31, 2006 and $429,000 for the quarter ended March 31, 2005.

Major Suppliers and Customers

For the quarter ended March 31, 2006, approximately 76% of the Company’s revenue was from five major customers. For the quarter ended March 31, 2005, approximately 74% of the Company’s revenue was from four major customers. The Company had no major suppliers for the quarters ended March 31, 2006 and 2005.

Net Income/(Loss) Per Share

The computation of net income/(loss) per share is based on the weighted average number of shares of common stock outstanding during the quarters ended March 31, 2006 and March 31, 2005, respectively.

Foreign Currency Adjustment

The financial position and results of operations of the Company’s foreign subsidiaries are measured using the foreign subsidiaries’ local currency as the functional currency. Revenues and expenses have been translated into U.S. dollars at average exchange rates prevailing during the year. Assets and liabilities have been translated at the rates of exchange on the balance sheet date. The resulting translation gains and losses are recorded directly as a separate component of shareholder’s equity. Foreign currency translation resulted in a gain/(loss) of $160,000 and $(56,000) for the quarters ended March 31, 2006 and March 31, 2005, respectively.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations when incurred. Foreign currency transactions resulted in a gain of $195,000 and $44,000 for the quarters ended March 31, 2006 and March 31, 2005, respectively.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is comprised of net income and other comprehensive income/(loss). Other comprehensive income/(loss) includes certain changes in equity that are excluded from net income/(loss), such as, translation adjustments, unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments. For the quarter ended March 31, 2006 and 2005, the only components in the comprehensive income/(loss) are the net income/(loss) and translation adjustments.

3.    CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following in thousands as of March 31, 2006 and March 31, 2005:

	2006	2005
Petty Cash	$7	$12
Checking	1,618	2,451
Money Market	464	14

Total cash and cash equivalents	$2,089	$2,477

The Company maintains its cash balances at the banks within the United States of America as well as in foreign countries where its subsidiaries conduct business. The funds in the US are FDIC insured up to $100,000 per bank. As of March 31, 2006 and 2005, the account balance in the US exceeded the federal depository insurance limit by $681,000 and $286,000, respectively. The subsidiaries’ funds in Germany and China totaled $1,981,000 and $1,375,000 as of March 31, 2006 and 2005, respectively, of which, $101,000 was pledged to the bank as a security for vendor payment guarantee as of March 31, 2005. The difference between the bank balance and the book balance is due to reconciling items such as outstanding checks and deposit in transit.

4.    ACCOUNTS RECEIVABLE

At March 31, 2006 and March 31, 2005, the accounts receivable balance in thousands were as follows:

	2006	2005
Accounts receivable	$7,344	$6,457
Less: Allowance for doubtful accounts	(1,471)	(95)

Accounts receivable – net	$5,873	$6,362

The Company estimated its allowance for loss on receivable based on a review of the existing receivables, past collection experience and management’s evaluation of economic conditions. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts could differ from the actual losses. Total bad debt expense amounted to $89,000 and zero for the quarters ended March 31, 2006 and 2005.

5.    INVENTORY

Inventory in thousands consisted of the following as of March 31, 2006 and 2005:

	2006	2005
Raw materials	$5,304	$2,227
Work-in-progress	1,212	1,861
Finished goods	4,170	3,326
Production supplies	80	20

Subtotal	10,766	7,434
Less: Reserve for obsolescence	(1,167)	(1,116)

Inventory – net	$9,599	$6,318

6.    PROPERTY, EQUIPMENT AND SOFTWARE

Property, equipment and software consisted of the following as of March 31, 2006 and 2005:

	2006	2005
Furniture and equipment	$4,899	$910
Leasehold improvements	227	220
Motor vehicles	89	96
Computer software and licenses	1,262	1,016

Total property, equipment and software	6,477	2,242
Less: accumulated depreciation	(1,468)	(676)

Total Property, Equipment and Software – Net	$5,009	$1,566

Depreciation expenses for the quarters ended March 31, 2006 and 2005 were $233,000 and $73,000, respectively.

7.    NOTES RECEIVABLE AND PAYABLE

Notes receivable represent PDS’ trade receivable payment received in bank acceptance notes, which were discounted to local banks for earlier collection, resulting in corresponding notes payable.

8.    ACCRUED EXPENSES

Accrued expenses consisted of the following in thousands as of March 31, 2006 and 2005:

	2006	2005
Employee compensation	$992	$1,002
Payroll taxes	95	276
Professional fees	239	—
Value added taxes	120	—
Foreign currency hedging	32	—
Warranty	—	104
Rent	—	70
Others	406	406

Total Accrued Expenses	$1,884	$1,858

9.    LEASE COMMITMENTS

Operating Lease

The Company leases its operating and office facilities in the US for various terms under long-term, non-cancelable operating lease agreements. Rental expense for the US facilities were $39,000 and $58,000 for the quarters ended March 31, 2006 and 2005, respectively.

Future minimum lease payments in thousands for the leases are as follows:

Year	Amount
2006	$90
2007	123
2008	127
2009	11

Total	$351

The Shanghai Subsidiary has several non-cancelable operating leases primarily for the office building and plant, which expires over the following two years. Rental expense for the operating leases were $25,000 and $8,000 for the quarter ended March 31, 2006 and 2005, respectively.

Future minimum lease payments in thousands for these leases are as follows:

Year	Amount
2006	$68
2007	66

Total	$134

The Germany subsidiary’s facility is on an operating lease with no expiration date. Either lessor or lessee may give the other party quarter notice to terminate the lease. Rental expense incurred were $108,000 and $111,000 for the quarters ended March 31, 2006 and 2005, respectively. There are also several operating leases for the business vehicles and a copier expiring on December 2007, January 2009 and March 2011.

Future minimum lease payments in thousands for these leases are as follows:

Year	Amount
2006	$22
2007	31
2008	13
2009	7
2010	7
2011	2

Total	$82

Capital Lease

The Company leases its office furniture, computer system, manufacturing equipment, and motor vehicle under capital leases. The cost of equipment under capital leases is included in the balance sheets as property and equipment and were $559,000 and $408,000 at March 31, 2006 and 2005. Accumulated depreciation of the leased property at March 31, 2006 and 2005 were approximately $195,000 and $86,000, respectively. Depreciation of assets under capital leases is included in depreciation expense.

Future minimum lease payments in thousands for capital leases are as follows:

Year	Amount
2006	$190
2007	206
2008	81
2009	13

Total	490
Less: Interest portion	(49)

Net minimum lease payments	$441

The Shanghai subsidiary leases certain machinery and equipment under capital lease agreements that expire at various dates over the next three years. The cost of equipment under capital leases is included in the balance sheet as property and equipment and was $417,000 at March 31, 2006.

Future minimum lease payments in thousands for capital leases are as follows:

Year	Amount
2006	$110
2007	149
2008	125

Total	384
Less: Interest	(46)

Net minimum lease payments	$338

10.    RELATED PARTY TRANSACTIONS

THE NAMES AND RELATIONSHIPS OF RELATED PARTIES ARE AS FOLLOWS:

Name of Related Parties	Relationship with the Company
Mr. Phil Liao	Sole shareholder
Shanghai Premier Industry Co., Ltd (Yuantong)	100% owned by the sole shareholder indirectly
Shanghai Jin Da Electronics Co., Ltd (Jin Da SH)	affiliated entity
Jin Da Electronics Inc. (Jin Da)	100% owned by the sole shareholder
Shanghai Tianheng Investment Consulting Co., Ltd (“Tianheng”)	100% owned by the sole shareholder
Tianxun Electronics (Shanghai) Co., Ltd (Tianxun)	100% owned by the sole shareholder

As of March 31, 2005, payable to Tianheng totaled $27,000, payable to Tianxun totaled $44,000, and receivable from Jin Da totaled $44,000.

As of March 31, 2005, receivable from and payable to Jin Da SH totaled $18,000 and $366,000, respectively.

As of March 31, 2005, receivable from and payable to Yuantong totaled $171,000 and $286,000, respectively.

11.    PROVISION FOR INCOME TAXES

The Company accounts for its income taxes under the asset and liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. Applicable federal and state corporate income tax rates have been applied in the calculation of the deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain and it is mainly associated with the net operating loss and tax credits carry forward in the U.S. taxation.

The components of the Company’s deferred income taxes consisted of the following as of March 31, 2006 and 2005:

	2006	2005
Current:
Accrued expenses	$40	$60
Bad debt allowance	27	1
Inventory reserve	124	51
Sales return reserve	273	—
Foreign currency hedging	13	—
Depreciation	(18)	(18)
Inventory capitalization	41	24
Valuation allowance	(476)	(68)

Net deferred tax assets – Current	$24	$50

Non-current:
Pension reserve	$122	$132
Research credit	63	79
Net operating loss carryforward	240	387
Depreciation	(79)	(101)
State deferred tax	(36)	(20)
Valuation allowance	(188)	(367)

Net deferred tax assets – Non-current	$122	$110

The provision for income tax consist of the following:

	2006	2005
Foreign taxes	$466	$117
Deferred income taxes	121	—

Total provision income tax	$587	$117

As of March 31, 2006, in the US the Company had federal net operating loss of approximately $705,000 to be carried over to offset future federal income for income tax purposes. As of March 31, 2005, the Company had net operating loss of approximately $1,090,000 and $191,000 to be carried over to offset future federal and state income for income tax purposes, respectively. The federal net operating loss will expire in year 2023. The California loss will expire 2013. However, the use of these losses may be severely limited in case of an over 50% ownership change as pursuant to IRC Section 382. As of March 31, 2006, no ownership change as defined by IRC Section 382 has occurred.

In addition, as of March 31, 2006, the Company has approximately $48,000 and $16,000 in research and development tax credits available to offset future income tax for federal and California income tax purposes, respectively. As of March 31, 2005, the Company has approximately $48,000 and $32,000 in research and development tax credits available to offset future income tax for federal and California income tax purposes, respectively. Federal research credit will expire in 2021 and California credit may be carried over until fully utilized. Similarly, the use of these credits may be limited due to ownership change.

The Company has made no provision for U.S. income taxes on approximately $12 millions and $12.5 millions of cumulative undistributed earnings of foreign subsidiaries through March 31, 2006 and 2005, respectively, as it is the Company’s intention to permanently reinvest such earnings. If such earnings were distributed, the Company would accrue additional income tax expense of approximately $6 millions.

12.    PENSION PLANS

The Company established a 401(k) retirement plan for the US employees. Employees that have completed three months of employment are eligible to participate in the plan. Employees can contribute up to 20% of their salary not to exceed the maximum amount allowed by the tax laws. There is no employer contribution required and no contribution was made for the quarters ended March 31, 2006 and 2005.

The Germany subsidiary has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee’s compensation during the five years before retirement. A pension reserve in the amount of $1,731,000 was accrued at March 31, 2006. The reserve amount is based on an actuarial expert’s opinion, who made his calculation using a weighted average assumed discount rate of 4.5%, annual return on plan assets of 4.5%, compensation increase rate of 2.5%, escalation of benefits in payments of 1.5%, and the Heubeck 1998/G2005 mortality tables which are acceptable under Germany pension regulations.

13.    CONTINGENT LIABILITIES

Due to a series of transactions that the Company entered into during 2004 and 2005 in the restructuring effort, the Company may have incurred additional income tax liabilities. The management is in the process of evaluating the likelihood that these liabilities would be assessed as well as the amount of such liabilities. As of the date of the report, the amount of such contingent liabilities is not determined.

14.    SUBSEQUENT EVENT

On April 3, 2006, Phillip and Yeechin Liao, the sole shareholders of PDI, sold all of their interest in the Company to Sirenza Microdevices Inc. (“Sirenza”), a Nasdaq Global Market listed company, through a forward triangular merger making the Company a fully owned subsidiary of Sirenza.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Micro Linear Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Micro Linear Corporation and its subsidiary at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 3, 2006

MICRO LINEAR CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$7,637	$10,920
Short-term investments	3,500	4,660
Accounts receivable, net of allowance for doubtful accounts of $97 and $139 at December 31, 2005 and 2004, respectively	2,638	2,878
Inventories	1,927	1,770
Other current assets	297	210

Total current assets	15,999	20,438
Property and equipment, net	410	459
Other assets	17	28

Total assets	$16,426	$20,925

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,269	$1,500
Accrued compensation and benefits	625	988
Deferred revenue	991	494
Other accrued liabilities	664	1,121

Total current liabilities	3,549	4,103

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $.001 par value; authorized shares 5,000,000; none issued	—	—
Common stock, $.001 par value; authorized shares 30,000,000; issued shares 15,679,303 and 15,144,552 at December 31, 2005 and 2004; outstanding shares 12,990,403 and 12,455,652 at December 31, 2005 and 2004	16	15
Additional paid-in capital	63,281	61,368
Accumulated deficit	(30,183)	(24,320)
Accumulated other comprehensive loss	(4)	(8)
Treasury stock, at cost, 2,688,900 shares at December 31, 2005 and 2004	(20,233)	(20,233)

Total stockholders’ equity	12,877	16,822

Total liabilities and stockholders’ equity	$16,426	$20,925

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)
Net revenue	$18,071	$20,637	$20,696
Cost of goods sold	8,797	9,103	11,256

Gross margin	9,274	11,534	9,440

Operating expenses:
Research and development	8,930	9,469	9,966
Selling, general and administrative	6,860	7,220	7,362
Gain on sale of land and buildings	—	(1,138)	—
Fixed asset impairment	—	—	1,500
Restructuring charges	—	166	1,022

Total operating expenses	15,790	15,717	19,850

Loss from operations	(6,516)	(4,183)	(10,410)
Interest and other income	426	252	297
Interest and other expense	(14)	(110)	(216)

Loss before income taxes	(6,104)	(4,041)	(10,329)
Provision for (benefit from) income taxes	(241)	24	78

Net loss	$(5,863)	$(4,065)	$(10,407)

Net loss per share (basic and diluted):
Net loss per share	$(0.46)	$(0.33)	$(0.85)

Weighted average number of shares used in per share computation	12,735	12,400	12,231

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount
	(In thousands, except share amounts)
Balance at December 31, 2002	12,203,298	$15	$60,352	$(9,848)	$24	$(20,233)	$30,310
Stock options exercised under employee stock option plans	68,058	—	165	—	—	—	165
Shares purchased under employee stock purchase plan	12,122	—	31	—	—	—	31
Compensation expense related to options issued to non-employees	—	—	33	—	—	—	33
Amortization of deferred compensation	—	—	2	—	—	—	2
Net loss	—	—	—	(10,407)	—	—	(10,407)	$(10,407)
Unrealized loss on short-term investments	—	—	—	—	(22)	—	(22)	(22)

Balance at December 31, 2003	12,283,478	15	60,583	(20,255)	2	(20,233)	20,112	$10,429

Stock options exercised under employee stock option plans	159,388	—	594	—	—	—	594
Shares purchased under employee stock purchase plan	12,786	—	56	—	—	—	56
Compensation expense related to options issued to non-employees	—	—	135	—	—	—	135
Net loss	—	—	—	(4,065)	—	—	(4,065)	$(4,065)
Unrealized loss on short-term investments	—	—	—	—	(10)	—	(10)	(10)

Balance at December 31, 2004	12,455,652	15	61,368	(24,320)	(8)	(20,233)	16,822	$(4,075)

Stock options exercised under employee stock option plans	522,926	1	1,756	—	—	—	1,757
Shares purchased under employee stock purchase plan	11,825	—	34	—	—	—	34
Compensation expense related to options issued to non-employees	—	—	36	—	—	—	36
Compensation expense related to the acceleration of employee options	—	—	87	—	—	—	87
Net loss	—	—	—	(5,863)	—	—	(5,863)	$(5,863)
Unrealized gain on short-term investments	—	—	—	—	4	—	4	4

Balance at December 31, 2005	12,990,403	$16	$63,281	$(30,183)	$(4)	$(20,233)	$12,877	$(5,859)

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2005	2004	2003
	(In thousands)
Operating activities:
Net loss	$(5,863)	$(4,065)	$(10,407)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of building	—	(1,138)	—
Depreciation and amortization	312	569	902
Provision for (reduction of) doubtful accounts	(42)	109	2
Asset impairment and restructuring	—	41	1,873
Provision for excess inventory	1,064	429	75
Stock-based compensation expense	123	135	35
Changes in assets and liabilities:
Accounts receivable	282	(2,050)	76
Inventories	(1,221)	184	(246)
Other assets	(76)	351	1,609
Accounts payable	(231)	(1,183)	607
Accrued compensation, and other accrued liabilities	(820)	146	(366)
Deferred revenue	497	(187)	(1,364)

Net cash used in operating activities	(5,975)	(6,659)	(7,204)

Investing activities:
Purchases of property and equipment	(263)	(560)	(543)
Proceeds from sale of land and buildings	—	6,530	—
Purchases of short-term investments	(6,429)	(8,577)	(11,702)
Proceeds from sales and maturities of short-term investments	7,593	12,873	17,418

Net cash provided by investing activities	901	10,266	5,173

Financing activities:
Principal payments on debt	—	(2,040)	(263)
Proceeds from issuance of common stock	1,791	650	196

Net cash provided by (used in) financing activities	1,791	(1,390)	(67)

Net increase (decrease) in cash and cash equivalents	(3,283)	2,217	(2,098)
Cash and cash equivalents at beginning of year	10,920	8,703	10,801

Cash and cash equivalents at end of year	$7,637	$10,920	$8,703

Supplemental disclosure of cash paid during the year for:
Interest	$—	$98	$166
Income taxes, net of refunds	$52	$11	$(1,368)

The accompanying notes are an integral part of these consolidated financial statements.

MICRO LINEAR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which enable a variety of wireless products serving a global market. These transceivers can be used in many streaming wireless applications such as cordless phones, PHS handsets, wireless speakers and headphones, security cameras, game controllers, cordless headsets and other personal electronic appliances. In addition, we offer networking products consisting mainly of media conversion products that enable implementation of cost effective fiber to the home or FTTH systems. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide.

Fiscal Year

We report results of operations on the basis of fifty-two or fifty-three week periods, ending on the Sunday closest to December 31. Fiscal years 2005, 2004, and 2003 ended on January 1, 2006, January 2, 2005, and December 28, 2003. Fiscal year 2005 and 2003 were comprised of fifty-two weeks, and fiscal year 2004 was comprised of fifty-three weeks. For presentation purposes, the accompanying financial statements refer to the calendar year end of each respective year.

Principles of Consolidation

The consolidated financial statements include the accounts of Micro Linear Corporation and its subsidiary in the United Kingdom. All significant inter-company accounts and transactions have been eliminated.

The Company has designated the U.S. dollar as the functional currency for its United Kingdom subsidiary since that subsidiary is dependent on the parent company for support. The gains and losses resulting from the transactions of the United Kingdom subsidiary are recorded as other income and expense. For fiscal years 2005, 2004, and 2003 such transaction gains and losses were not significant.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

Liquidity

The Company has an accumulated deficit of $30.2 million as of December 31, 2005 and has incurred a net loss of $5.9 million during the year ended December 31, 2005. The Company believes that its existing cash resources will fund any anticipated operating losses, purchases of capital equipment and provide adequate working capital for the next twelve months. The Company’s liquidity is affected by many factors including, among others, the extent to which the Company pursues additional capital expenditures, the level of the Company’s product development efforts, and other factors related to the uncertainties of the industry and global economies. Accordingly, there can be no assurance that events in the future will not require the Company to seek additional capital sooner or, if so required, that such capital will be available on terms acceptable to the Company.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified where necessary to conform to the presentation for the year ended December 31, 2005. Such reclassifications had no affect on previously reported results of operations or retained earnings.

Revenue Recognition and Deferred Revenue

We recognize revenue from product shipped directly to OEM customers at the time of shipment, provided that we have received a signed purchase order, the price is fixed or determinable, title has transferred, and collection of the resulting receivable is reasonably assured. Sales to our OEM customers are made without a right of return and revenue on these sales is recognized upon shipment. We defer recognition of revenue from sale of our products to distributors under agreements which allow certain rights of return and price adjustments on unsold inventory. The associated cost of product on these sales to distributors is included in inventory. Revenue and cost of product is recognized when the distributor resells the product to its customers. Some sales to distributors are below contract pricing and do not allow price adjustments or return privileges. Such sales are recognized as revenue upon shipment.

Research and Development

We expense the cost of research and development as incurred. Research and development expenses principally consist of payroll and related costs and the cost of prototypes.

Concentration of Credit Risk and Foreign Sales

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash equivalents, short-term investments and trade accounts receivable.

As of December 31, 2005, our investment portfolio consisted of U.S. government obligations, commercial paper and money market funds, typically with maturities of less than 12 months. Some of these securities are subject to interest rate risk, and will decline in value if market interest rates increase. Historically we have not incurred significant changes due to the impact from interest rate changes on income or cash flows.

Our sale and purchase transactions are denominated in U.S. dollars. We primarily sell our products to original equipment manufacturers and distributors. We believe that our evaluation process, relatively short collection terms and the high level of creditworthiness of our customers substantially mitigate the concentration of credit risk in our trade accounts receivable. We perform ongoing credit evaluations of our customers’ financial condition and limit the amount of credit extended when deemed necessary, but generally require no collateral. Allowances for potential credit losses are established based on management’s review of individual accounts.

In fiscal 2005, Uniden Corporation, Giant Electronics Limited (a subcontractor for Plantronics), and Vtech Telecommunications accounted for 44%, 15%, and 12% of net revenue, respectively. In fiscal 2004, Uniden Corporation and Giant Electronics Limited accounted for 55% and 10% of our net revenue, respectively. In fiscal 2003 Uniden Corporation accounted for 56% of our net revenue. Sales to foreign customers represented approximately 94%, 94%, and 91% of net revenue for fiscal years 2005, 2004 and 2003, respectively. These sales were principally to customers in Asia and Europe. We maintain reserves for potential credit losses, and historically such losses have been within management’s expectations.

At December 31, 2005, receivables from three customers accounted for 36%, 21% and 16% of total receivables, respectively. At December 31, 2004 receivables from three customers accounted for 45%, 22% and 12% of total receivables, respectively.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments with maturities of three months or less from the date of acquisition to be cash equivalents.

Short-Term Investments

We account for investments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”

We invest in U.S. government obligations, commercial paper and money market funds that mature in one year or less. All securities are classified as available-for-sale and are recorded at fair value. Unrealized holding gains and losses are recorded as a separate component of other comprehensive income or loss within stockholders’ equity. Unrealized gains (losses) for the years ended December 31, 2005, 2004, and 2003 amounted to $4,000, ($10,000), and ($22,000) respectively. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest and other income or interest expense, as appropriate. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest and other income.

Fair Value of Financial Instruments

Our financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable, accrued liabilities and certain other long-term assets, approximate their fair values due to the short maturity of these instruments. We do not hold or issue financial instruments for trading purposes.

Inventories

We value inventories at the lower of standard cost or market. Standard costs are periodically adjusted to approximate actual costs on a first-in, first-out basis. The value of inventories is reduced by an estimated allowance for excess and obsolete inventories. This allowance for excess and obsolete inventories is based upon our review of demand for products in light of our sales projections for the next twelve months, current market conditions, and market trends, and permanently reduces the cost basis of the underlying inventory. In the fourth quarter of 2005, we recorded a charge of approximately $1.0 million to provide for potential excess inventories related to our first generation Personal Handyphone System (PHS) products, the ML1900 and ML1901, which have received only limited market acceptance.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation for financial reporting purposes is provided on the straight-line basis over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life or the remaining term of the lease. Repair and maintenance costs are charged to expense as incurred.

When property and equipment is sold or scrapped, the cost of the asset and the related accumulated depreciation or amortization is removed from the accounts and the resulting gain or loss, if any, is included in other income or expense.

Net Income (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share exclude potential common stock if the effect is anti-dilutive. Diluted net earnings (loss) per share include the effect of all potentially dilutive common stock outstanding during the period. We compute diluted earnings (loss) per share using the treasury stock method for stock options outstanding.

Long-lived Assets

We evaluate the carrying value of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144”), which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. In the third quarter of 2003, we completed an impairment review of our land and buildings. The review was undertaken due to continued weakness in the commercial real estate markets, local vacancy rates and recent real estate transactions in our local market. Upon completion of our review, we determined that the carrying values of these assets exceeded their future undiscounted cash flows. Accordingly, we recorded an impairment loss of $1.5 million to write down the assets to their current estimated market value. In July 2004, we sold our San Jose facilities for approximately $7.0 million. We recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs were not material in 2005, 2004 and 2003, respectively.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold.

Accelerated Vesting of Stock Options

On December 21, 2005, we accelerated vesting of outstanding unvested stock options having an exercise price per share of $1.90 or higher for options that were held by our current employees, with the exception of our executive officers and our non-employee directors. The acceleration was approved by our Board of Directors. The closing price of our stock on December 20, 2005, the last trading day before acceleration, was $1.67. As a result of such acceleration, options granted predominantly from 2002 through 2005 with respect to approximately 662,755 shares of our common stock became fully vested. These options represented approximately 19 percent of the total shares of our common stock subject to outstanding options and, prior to such acceleration, approximately 58 percent of the total shares of our common stock subject to outstanding unvested options.

The purpose of the accelerated vesting was to enable us to avoid recognizing in our statement of operations non-cash compensation expense associated with these options in future periods, upon the expected implementation of SFAS No. 123R in January 2006. The future expense eliminated by the acceleration, based on a Black-Scholes calculation, was approximately $0.4 million in 2006, $0.2 million in 2007, $0.1 million in 2008 and $0.1 million in 2009 on a pre-tax basis. The acceleration did not result in any stock-based compensation expense in accordance with APB No. 25.

Pro Forma Net Income (Loss)

As required by SFAS No. 123 and SFAS No. 148, we disclose our pro forma net income (loss) as if we had accounted for our employee stock purchase plan, employee stock options and director stock options subsequent to December 31, 1994 under the fair value method of SFAS No. 123. We estimate the fair value for these options at the date of grant using the Black-Scholes option pricing model and the multiple option approach with the following weighted-average assumptions:

	Employee Stock Purchase Plan			Stock Option Plans
	2005	2004	2003	2005	2004	2003
Expected life (in years)	0.5	0.5	0.5	2.6	2.3	2.6
Risk-free interest rate	3.36%	1.40%	1.09%	3.68%	2.22%	2.60%
Volatility	46%	54%	63%	46%	58%	63%
Dividend yield	—	—	—	—	—	—

The Black-Scholes option valuation model is intended for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable, which differs significantly from the terms of our stock option awards. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly affect the calculated grant date fair value. The weighted average estimated fair values of shares issued under the Employee Stock Purchase Plan granted during 2005, 2004 and 2003 were $1.43, $1.65 and $0.99 respectively. The weighted average fair values of options granted under the employee and directors’ stock option plans during fiscal years 2005, 2004 and 2003 were $1.55, $2.04 and $1.26 respectively.

The following table illustrates the effect on our net loss and net loss per share if we had recorded compensation costs based on the estimated grant date fair value as defined by SFAS No. 123 for all granted stock-based awards.

	Years Ended December 31,
	2005	2004	2003
	(In thousands, except per share amounts)
Net loss, as reported	$(5,863)	$(4,065)	$(10,407)
Add: Stock-based employee compensation expense included in reported net loss	87	—	2
Deduct: Stock-based compensation expense determined under fair value based method for employee awards	(2,165)	(1,073)	(973)

Pro forma net loss	$(7,941)	$(5,138)	$(11,378)

Pro forma net loss per share:
Basic	$(0.62)	$(0.41)	$(0.93)
Diluted	$(0.62)	$(0.41)	$(0.93)
Reported net loss per share:
Basic	$(0.46)	$(0.33)	$(0.85)
Diluted	$(0.46)	$(0.33)	$(0.85)

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances, including transactions resulting from investments by owners and distributions to owners, and is to include unrealized gains and losses that historically have been excluded from net income (loss) and reflected instead in equity. For all periods presented, the primary differences between our net loss and comprehensive loss arise from unrealized gains and losses on our short-term investments.

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), “Share-Based Payment,” an amendment to Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation” and Statement on Financial Accounting Standards No. 95, “Statement of Cash Flows.” The revised standard addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. Under the new standard, companies will no longer be able to account for share-based compensation transactions using the intrinsic method in accordance with APB No. 25. Instead, companies will be required to account for such transactions using a fair-value method and recognize the expense in the consolidated statement of income. In addition, the adoption of SFAS 123R will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements. On March 29, 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 107 (SAB 107). This Bulletin summarizes the views of the SEC staff regarding the interaction between SFAS 123R, Share-Based Payment, and certain SEC rules and regulations and provides the SEC staff’s views regarding the valuation of share-based payment arrangements for public companies. In April 2005, the SEC postponed the implementation date of SFAS 123R to the fiscal year beginning after June 15, 2005. We will use the Black-Scholes method of determining the fair value of our options and the modified prospective application. Currently, we disclose the pro forma net income (loss) and related pro forma income (loss) per share information in accordance with SFAS 123 and Statement on Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation Costs — Transition and Disclosure.” Adoption of the new standard will have an adverse impact on our results of operations.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS No. 151”), “Inventory Costs, an amendment of ARB No. 43, Chapter 4”. SFAS No. 151 clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage) are required to be recognized as current period charges. SFAS No. 151 will be effective in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material effect on our financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS No. 153”), “Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29”. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 will be effective for nonmonetary transactions in fiscal years beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material effect on our financial position or results of operations.

In May 2005, as part of a broader attempt to eliminate differences with the International Accounting Standards Board, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS No. 154”), Accounting Changes and Error Corrections,” which replaces Accounting Principles Board Opinion No. 20 (“APB No. 20”), “Accounting Changes,” and FASB Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements.” Opinion No. 20 had required that changes in accounting principles be recognized by including the cumulative effect of the change in the period in which the new accounting principle was adopted. SFAS No. 154 requires retrospective application of the change to prior periods’ financial statements, unless it is impracticable to determine the period-specific effects of the change. The Statement is effective for fiscal years beginning after December 15, 2005. The adoption of this statement is not expected to have a material effect on our financial statements.

2. Composition of Certain Financial Statement Captions

Inventories consist of the following (in thousands):

	December 31,
	2005	2004
Work-in-process	$614	$677
Finished goods	745	954
Inventory held by distributors	568	139

Total inventories	$1,927	$1,770

Property and equipment consist of the following (in thousands):

	December 31,
	2005	2004
Machinery and equipment	$5,838	$5,786
Accumulated depreciation and amortization	(5,428)	(5,327)

Net property and equipment	$410	$459

Depreciation and amortization expense was $312,000, $569,000 and $902,000 in fiscal years 2005, 2004, and 2003 respectively. Depreciation and amortization are less in 2005 than in prior years because we sold our buildings in July 2004. In addition, we disposed of some fully-depreciated furniture and equipment that was primarily related to the sale of the buildings.

Other accrued liabilities consist of the following (in thousands):

	December 31,
	2005	2004
Accrued audit fees	$110	$190
Legal and associated	—	171
Accrued commissions	79	80
Taxes payable	103	363
Restructuring	73	149
Accrued termination costs	248	37
Other accrued liabilities	51	131

Total other accrued liabilities	$664	$1,121

3. Fixed Asset Impairment, Restructuring Charges and Sale of Land and Buildings

In the third quarter of 2003, we completed an impairment review of our land and buildings. The review was undertaken due to an unsolicited offer to purchase our facilities, continued weakness in the commercial real estate markets, local vacancy rates and recent real estate transactions in our local market. Upon completion of our review, we determined that the carrying values of these assets exceeded their future undiscounted cash flows. Accordingly, we recorded an impairment loss of $1.5 million to write down the assets to their current estimated market value.

In July 2004, we sold our San Jose facilities for approximately $7.0 million. We recognized a gain on the sale of approximately $1.1 million and the sale generated cash of approximately $4.6 million, net of a $1.9 million mortgage payoff and $0.5 million of closing costs.

In the second quarter of 2003, we announced a restructuring plan to better align our organizational structure with current business conditions. This realignment process included workforce reductions across all functions of the Company’s operations and a consolidation of our design centers into our San Jose facility. The activity in our restructuring reserve, consisting of restructuring charges and related utilization, for the fiscal years ended December 31, 2005, 2004, and 2003 is shown in the table below. In 2004 we provided $0.2 million for our remaining lease obligations, net of expected sublease payments, on our Utah facility which we vacated in the first quarter of 2004. When these facilities were vacated, the related accrued rent was reclassified to our restructuring reserves. The remaining balance of the reserve relates to our continuing obligations for costs of the Utah facility in excess of expected sublease payments.

	Severance and Benefits	Excess Facilities	Total
	(In thousands)
Balance, December 31, 2002	$—	$—	$—
Additional provisions	689	373	1,062
Utilizations	(663)	(373)	(1,036)

Balance, December 31, 2003	26	—	26
Additional provisions	—	166	166
Reclassification	—	82	82
Utilizations	(26)	(99)	(125)

Balance, December 31, 2004	—	149	149
Utilizations	—	(76)	(76)

Balance, December 31, 2005	$—	$73	$73

We recorded restructuring charges in 2003 of approximately $1.0 million, consisting primarily of employee severance and related termination costs of $0.6 million and a fixed asset impairment charge of $0.4 million for assets to be disposed of due to headcount reductions and vacating facilities. We did not maintain any restructuring reserves at the beginning of 2003 but had a $26,000 ending reserve balance to provide for employee severance costs that had been incurred but not paid during 2003.

4. Net Loss Per Share

Following are the details of the basic and diluted loss per share computations (in thousands, except per share amounts):

	Year Ended December 31,
	2005	2004	2003
Net loss	$(5,863)	$(4,065)	$(10,407)
Weighted average common shares outstanding	12,735	12,400	12,231

Basic and diluted loss per share	$(0.46)	$(0.33)	$(0.85)

Options to purchase 3,490,173, 3,952,924, and 3,956,332 shares of common stock at weighted average exercise prices of $4.31, $4.11, and $3.79 per share were outstanding during 2005, 2004, and 2003 respectively, but were not included in the respective computation of diluted loss per share because such options were anti-dilutive. These options expire periodically from 2006 through 2015.

5. Stockholders’ Equity

Preferred Stock

The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received for the stock, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. In August 1998, the Board of Directors designated 30,000 shares of Preferred Stock as Series A Participating Preferred Stock in connection with the adoption of a shareholders rights program. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Micro Linear. No such preferred stock was issued or outstanding anytime during fiscal years 2005, 2004, and 2003.

Shareholder Rights Plan

In August 1998, we implemented a plan to protect shareholders’ rights in the event of a proposed takeover of Micro Linear. Under the plan, each share of our outstanding common stock carries one right to purchase one-thousandth of a share of Series A Participating Preferred Stock (the “Right”) at an exercise price of $30.00 per Right. The Rights are redeemable by Micro Linear at $0.01 per Right at any time on or before the tenth day following acquisition by a person or group of 15% or more of our common stock. Ten days after a person or group acquires 15% or more of our common stock, each unredeemed Right not owned by a holder of 15% or more of the common stock (or an affiliate of such holder) will entitle the holder to purchase shares of Micro Linear common stock having a market value of $60.00. The Rights expire in August 2008.

Common Stock

Holders of common stock are entitled to receive dividends as declared by the Board of Directors out of legally available funds. No dividends have been declared or paid during fiscal years 2005, 2004 and 2003.

Stock Option Plans

In August 1992, we adopted the 1991 Stock Option Plan (the “1991 Plan”), under which employees and consultants may be granted incentive stock options to purchase shares of Micro Linear’s common stock at not less than the fair value on the date of grant, or nonstatutory stock options to purchase common stock at not less than 85% of the fair value on the date of grant. To date, no stock options have been granted with an exercise price less than the fair value on the date of grant.

In May 1997, the Board of Directors and stockholders approved an amendment to the 1991 Plan to provide for an annual increase in the number of shares of common stock reserved for issuance under the Plan equal to 4% of fully diluted shares for a two-year period commencing on January 1, 1998. The number of shares reserved increased by 588,720 and 575,885 in fiscal years 1999 and 1998, respectively. At the Annual Meeting of Stockholders on August 9, 2001, stockholders approved an amendment to the 1991 Stock Option Plan to extend the term of the plan by ten years, to May 22, 2011. We have reserved 5,028,605 shares for issuance under the terms of the 1991 Plan at December 31, 2005.

In March 1998, we adopted the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”), under which employees, directors and consultants may be granted nonstatutory stock options to purchase shares of Micro Linear common stock. Executive officers may only receive options under the 1998 Plan as an inducement essential to their initial employment. We initially reserved 600,000 shares for issuance under the terms of the 1998 Plan.

In January 1999, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 600,000 to 1,000,000 shares. In February 2000, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 1,000,000 to 1,500,000 shares. Between May and July of 2002, the Board of Directors amended the 1998 Plan and approved increases in the shares reserved for option grants under the 1998 Plan totaling 565,794 shares. We have reserved 2,065,794 shares for issuance under the terms of the 1998 Plan at December 31, 2005.

Through fiscal year 2002, our standard stock option agreements under the 1991 and 1998 Plans provided that 25% of the stock subject to the option will vest upon each of the first and second anniversaries from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next two years. Beginning with our 2003 fiscal year, our standard stock option agreements under the 1991 and 1998 Plans provide that 25% of the stock subject to the option will vest upon the first anniversary from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next three years. Generally, the terms of these plans provide that options expire ten years from the date of grant.

Activity and price information regarding the 1991 and 1998 plans are as follows:

		Outstanding Options
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2002	1,763,397	3,576,540	$3.99
Options granted	(1,024,000)	1,024,000	3.17
Options exercised	—	(58,058)	2.35
Options canceled	848,150	(848,150)	4.23

Balance at December 31, 2003	1,587,547	3,694,332	3.74
Options granted	(279,000)	279,000	6.06
Options exercised	—	(159,388)	3.73
Options canceled	173,020	(173,020)	3.57

Balance at December 31, 2004	1,481,567	3,640,924	4.04
Options granted	(934,000)	934,000	4.99
Options exercised	—	(462,926)	3.37
Options canceled	853,825	(853,825)	4.76

Balance at December 31, 2005	1,401,392	3,258,173	$4.25

In October 2003, we granted stock options to four non-employee members of our Technical Advisory Board and recognized $19,000 of stock compensation expense. In addition, we recognized $14,000 of stock compensation expense during fiscal 2003 related to stock options held by a former employee who is now serving on our Technical Advisory Board. In 2004, we granted stock options to five non-employee members of our Technical Advisory Board, for which we recognized $87,000 of stock compensation expense. In addition, we recognized $48,000 related to stock options held by former employees now serving on our Technical Advisory Board. In 2005, we granted stock options to four members of our Technical Advisory Board, for which we recognized $36,000 of stock compensation expense. In addition, we recognized $87,000 of stock compensation expense related to the accelerated vesting of stock options held by two employees of Micro Linear who left the company during 2005.

Director Stock Option Plan

The Director Stock Option Plan (the Director Plan) was adopted by shareholders in October 1994. Under the Director Plan, we initially reserved 80,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. The Director Plan provides that each person who was an outside director on October 13, 1994, and each outside director who subsequently becomes a member of the Board of Directors, shall be automatically granted an option to purchase 10,000 shares on the date on which such person first becomes an outside director, whether through election by the stockholders or appointment by the Board of Directors to fill a vacancy. In addition, each outside director was to automatically receive a nonstatutory option to purchase 7,000 shares of common stock upon such director’s annual re-election to the Board, provided the director had been a member of the Board of Directors for at least six months upon the date of re-election.

At their annual meeting in June 1998, the stockholders approved an amendment to the Director Plan, which increased from 80,000 to 180,000 the number of shares available for grants.

At their annual meeting in June 2000, the stockholders approved an amendment to the Director Plan which: 1) increased the shares available for grant from 180,000 to 680,000, 2) increased the option grant to each outside director who subsequently becomes a member of the Board of Directors from 10,000 to 50,000 shares on the date on which such person first becomes an outside director, whether through election by stockholders or by appointment by the Board of Directors, and 3) increased the option grant from 7,000 to 10,000 shares to each outside director upon the director’s annual re-election by the Board of Directors, provided the director has been a member of the Board of Directors for at least six months upon the date of re-election.

The 50,000 share grant vests at the rate of 25% of the option shares upon the first and second anniversaries of the date of grant and 1/48th of the option shares per month thereafter, and the 10,000 share grant vests monthly over a twelve-month period, in each case unless cancelled sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan.

On May 23, 2005, the Board of Directors approved an amendment to the 1994 Director Options Plan to provide for the acceleration of all unvested options granted to directors thereunder in the event of a change of control of the Company. It also approved a resolution to amend all option grants to non-employee members of the Board of Directors pursuant to the 1994 Director Plan and the 1998 Nonstatutory Stock Option Plan to provide for full acceleration of all remaining options in the event of a change in control. The 1994 Director Plan expired on August 2, 2004.

Option activity under the Directors’ Plan is as follows:

		Options Outstanding
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2002	356,083	292,000	$5.12
Granted	(40,000)	40,000	3.05
Exercised	—	(10,000)	2.85
Cancelled	60,000	(60,000)	6.38

Balance at December 31, 2003	376,083	262,000	4.60
Granted	(50,000)	50,000	6.67
Expired	(326,083)	—	—

Balance at December 31, 2004	—	312,000	4.93
Granted	—	—	—
Exercised	—	(60,000)	3.25
Cancelled	20,000	(20,000)	6.98
Expired	(20,000)	—	6.98

Balance at December 31, 2005	—	232,000	$5.19

The following table summarizes information about all stock options at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2005	Weighted-Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable at December 31, 2005	Weighted- Average Exercise Price
$1.90 - $3.05	894,096	6.83	$2.84	810,867	$2.82
$3.13 - $3.53	783,512	5.94	$3.40	707,052	$3.40
$3.60 - $5.00	902,803	7.91	$4.44	689,052	$4.40
$5.19 - $6.94	742,662	7.34	$6.17	649,641	$6.20
$7.00 - $9.06	167,100	3.54	$7.52	167,100	$7.52

	3,490,173	6.86	$4.31	3,023,712	$4.30

At December 31, 2004 there were 2,862,411 options exercisable at a weighted average exercise price of $4.18. At December 31, 2003 there were 2,201,182 options exercisable at a weighted average exercise price of $4.22.

Employee Stock Purchase Plan

We adopted our current Employee Stock Purchase Plan (the “1998 Purchase Plan”) in September 1998. An aggregate of 200,000 shares of common stock were initially reserved for issuance under the Purchase Plan. The Purchase Plan provides that all employees may purchase common stock on specified dates via payroll deductions, at 85% of its fair market value on the Enrollment Date or the Exercise Date, whichever is lower. Sales under the 1998 Purchase Plan in fiscal years 2005, 2004 and 2003 were 11,825, 12,786 and 12,122 shares of common stock, with a total purchase price of approximately $34 thousand, $56 thousand, and $30 thousand, respectively. The Plan provides for an annual increase in the shares available for purchase equal to a) the lesser of the number of shares of Common Stock repurchased by Micro Linear during the prior year or b) the number of shares of Common Stock issued under the Plan in the prior year, or c) a lesser amount determined by the Board. As of December 31, 2005, there were 101,191 shares available for purchase under the 1998 Purchase Plan.

6. 401(k) Tax Deferred Savings Plan

We have a 401(k) Tax Deferred Savings Plan (the Plan) that allows eligible employees to contribute from 1% to 15% of their pre-tax salary up to a maximum of $14,000 for employees age 49 and under and $18,000 for employees over age 50 during 2005. Effective October 27, 1997, the Plan was amended to provide for a discretionary matching contribution up to $80 per pay period per employee to all employees contributing to the Plan. Company contributions to the Plan were approximately $98,000, $94,000 and $104,000 in fiscal years 2005, 2004 and 2003, respectively.

7. Income Taxes

We maintain reserves related to estimated tax contingencies pertaining to federal, state and foreign income taxes. In 2005, we recorded a $241 thousand net income tax benefit, primarily related to the release of contingent tax liabilities no longer deemed necessary due to the expiration of statutes of limitations, pertaining to certain prior years’ state tax filings.

The components of the provisions (benefit) for income taxes are as follows (in thousands):

	December 31,
	2005	2004	2003
Current:
Federal	$—	$—	$—
State	(246)	17	18
Foreign	5	7	60

	(241)	24	78

Deferred:
Federal	—	—	—
State	—	—	—

Provision (benefit) for taxes on income	$(241)	$24	$78

The difference between the provision for taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before provision for taxes is explained below (in thousands):

	December 31,
	2005	2004	2003
Tax at federal statutory rate	$(2,075)	$(1,374)	$(3,512)
State tax, net of federal benefit	(348)	(310)	(431)
Reclass of previously accrued taxes	(256)	—	—
Other	(584)	1,310	(1744)
Increase (decrease) in valuation allowance	3,022	398	5,765

Provision (benefit) for taxes	$(241)	$24	$78

Significant components of our deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2005	2004
Deferred tax assets:
Depreciation and amortization	$695	$447
Deferred revenue	395	136
Other accruals and reserves	934	964
Capitalized research and development	1,441	958
Other deferred tax assets	467	273
NOL carryforwards	14,995	13,127

Total gross deferred tax assets	18,927	15,905
Less: valuation allowance	(18,927)	(15,905)

Net deferred tax assets	$—	$—

We have established a valuation allowance as management has determined that the realization of these assets is uncertain.

As of December 31, 2005, we had federal and state net operating loss carryforwards of approximately $41.2 million and $16.7 million, respectively, to offset future taxable income. In addition, we had federal and state credit carryforwards of approximately $342 thousand and $188 thousand available to offset future liabilities. Our net operating loss carryforwards, as well as credit carryforwards, will expire at various dates beginning in 2010 through 2025, if not utilized.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event of a change in ownership, utilization of the carryforwards could be restricted.

8. Revenue by Geographic Region and Product Line

Micro Linear develops integrated circuits and modules that enable cost effective, high performance digital wireless communications and connectivity for a broad range of voice and data applications. As of December 31, 2005, Micro Linear is organized as one business segment.

The following is a summary of revenue by geographical region and product line (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net revenue by geographic region:
United States	$1,007	$1,150	$1,839
Japan	8,133	11,745	11,922
Hong Kong	7,203	4,798	2,140
Other Asia	718	824	1,562
Canada	86	132	120
Europe	924	1,988	3,037
Other	—	—	76

Total	$18,071	$20,637	$20,696

	Year Ended December 31,
	2005	2004	2003
Net revenue by product line:
Wireless	$14,334	$15,257	$13,225
Networking	3,737	5,380	7,471

Total	$18,071	$20,637	$20,696

9. Commitments and Contingencies

Legal Proceedings

From time to time we have received correspondence from vendors, distributors, customers or end-users of our products regarding disputes with respect to contract rights, product performance or other matters that occur in the ordinary course of business. Some of these disputes may involve us in costly litigation or other actions, the outcome of which cannot be determined in advance and may adversely affect our business. The defense of lawsuits or other actions could divert our management’s attention away from running our business. In addition, negative developments with respect to litigation could cause the price of our common stock to decline significantly.

Lease Commitments

We have various software and equipment operating leases. Our facility rental expenses in the years ended December 31, 2005, 2004 and 2003 totaled approximately $270,000, $218,000 and $245,000, respectively. Our facility rental lease agreement expired in July 2005 and we currently have a month-to month agreement with a three-month notice period. Future minimum lease payments for software and equipment operating leases are as follows (in thousands):

Fiscal Year
2006	$507
Thereafter	—

Total minimum lease payments	$507

Purchase Commitments

Our manufacturing relationships with foundries allow for the cancellation of all outstanding purchase orders, but require repayment of all expenses to date. As of December 31, 2005, foundries had incurred approximately $0.5 million of manufacturing expenses on our outstanding purchase orders.

10. Subsequent Events

On February 27, 2006 we announced a Tender Offer to exchange outstanding employee stock options for new options, which was completed on March 28, 2006. Under the terms of the tender offer, 2,028,283 fully vested options with a weighted average exercise price of $4.08 per share were surrendered by employees in exchange for 1,876,947 options all with an exercise price of $1.67 per share. The new options have a term of five years and will vest over a two year period. All U.S. employees were eligible to exchange options at a rate of one-for-one, except for the Chief Executive Officer, who was eligible to exchange options at a rate of 1.3-for-one, and Vice President of Engineering and Vice President of Operations and Chief Financial Officer who were eligible to exchange options at a rate of 1.1-for-1. Non-employee members of our Board of Directors were not eligible to participate in this offer. The purpose of this exchange offer was to provide an effective long-term incentive compensation program to our employees. This modification did not result in a significant incremental stock based compensation expense in accordance with SFAS No. 123(R).

11. Selected Quarterly Financial Data (unaudited)

	Quarters Ended in Fiscal Year 2005
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(Amounts in thousands, except earnings per share)
Net revenue	$4,247	$5,964	$3,674	$4,186
Gross margin	$2,203	$3,634	$2,085	$1,352
Net loss	$(1,512)	$(850)	$(1,772)	$(1,729)
Basic and diluted loss per share	$(0.12)	$(0.07)	$(0.14)	$(0.13)

	Quarters Ended in Fiscal Year 2004
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(Amounts in thousands, except earnings per share)
Net revenue	$3,840	$6,508	$5,875	$4,414
Gross margin	$1,747	$3,825	$3,410	$2,553
Net income (loss)	$(2,720)	$(817)	$607	$(1,136)
Basic earnings (loss) per share	$(0.22)	$(0.07)	$.05	$(0.09)
Diluted earnings (loss) per share	$(0.22)	$(0.07)	$.04	$(0.09)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	For the Years Ended December 31,
	2005	2004	2003
	(In thousands)
Allowance for doubtful accounts — accounts receivable:
Balance, beginning of period	$139	$30	$58
Additions to allowance	—	109	2
Deductions, net of recoveries	(42)	—	(30)

Balance, end of period	$97	$139	$30

MICRO LINEAR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,432	$7,637
Short-term investments	1,753	3,500
Accounts receivable, net of allowance for doubtful accounts of $89 at June 30, 2006 and $97 at December 31, 2005	3,365	2,638
Inventories	1,632	1,927
Other current assets	180	297

Total current assets	17,362	15,999
Property and equipment, net	277	410
Other assets	17	17

Total assets	$17,656	$16,426

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,655	$1,269
Accrued compensation and benefits	661	625
Deferred revenue	438	991
Other accrued liabilities	412	664

Total current liabilities	4,166	3,549
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	63,560	63,281
Accumulated deficit	(29,849)	(30,183)
Accumulated other comprehensive loss	(4)	(4)
Treasury stock	(20,233)	(20,233)

Total stockholders’ equity	13,490	12,877

Total liabilities and stockholders’ equity	$17,656	$16,426

See accompanying notes to unaudited condensed consolidated financial statements.

MICRO LINEAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenue	$6,633	$5,964	$11,878	$10,210
Cost of goods sold	3,249	2,330	5,589	4,373

Gross margin	3,384	3,634	6,289	5,837

Operating expenses:
Research and development	1,480	2,467	3,132	4,663
Selling, general and administrative	1,605	2,112	3,070	3,718

Total operating expenses	3,085	4,579	6,202	8,381

Income (loss) from operations	299	(945)	87	(2,544)
Interest and other income	135	103	255	196
Interest and other expense	(1)	(2)	(2)	(7)

Income (loss) before income taxes	433	(844)	340	(2,355)
Provision for income taxes	4	6	6	7

Net income (loss)*	$429	$(850)	$334	$(2,362)

Income (loss) per share:
Basic	$0.03	$(0.07)	$0.03	$(0.19)

Diluted	$0.03	$(0.07)	$0.03	$(0.19)

Weighted average shares used in per share computation
Basic	12,991	12,589	12,990	12,524

Diluted	13,433	12,589	13,080	12,524

See accompanying notes to unaudited condensed consolidated financial statements.

* Net income (loss) for the three months ended June 30, 2006 and 2005 includes $197,000 and $115,000, respectively of stock-based compensation costs. Net income (loss) for the six months ended June 30, 2006 and 2005 includes $271,000 and $142,000 respectively of stock-based compensation costs.

MICRO LINEAR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net income (loss)	$334	$(2,362)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	141	149
Non-cash stock based compensation	271	142
Reduction of doubtful accounts receivable	(8)	(11)
Provision for excess inventory	54	101
Changes in assets and liabilities:
Accounts receivable	(719)	(786)
Inventories	241	(850)
Other current assets	117	(88)
Accounts payable	1,386	1,003
Accrued compensation and benefits, and other accrued liabilities	(216)	266
Deferred revenue	(553)	(186)

Net cash provided by (used in) operating activities	1,048	(2,622)

Investing activities:
Purchases of property and equipment	(8)	(221)
Purchases of short-term investments	(421)	(4,192)
Proceeds from sales and maturities of short-term investments	2,168	3,681

Net cash provided by (used in) investing activities	1,739	(732)

Financing activities:
Proceeds from exercise of stock options	8	1,005

Net cash provided by financing activities	8	1,005

Net increase (decrease) in cash and cash equivalents	2,795	(2,349)
Cash and cash equivalents at beginning of period	7,637	10,920

Cash and cash equivalents at end of period	$10,432	$8,571

See accompanying notes to unaudited condensed consolidated financial statements.

MICRO LINEAR CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Organization

Micro Linear Corporation is a fabless semiconductor company specializing in wireless integrated circuit solutions, which are used in a variety of wireless products serving a global market. These transceivers are used in many streaming wireless applications such as cordless phones, Personal Handyphone System (PHS) handsets, security cameras, game controllers, cordless headsets and other personal electronic appliances. In addition, we offer networking products consisting mainly of media conversion products that enable implementation of cost effective fiber to the home or FTTH systems. Headquartered in San Jose, California, Micro Linear’s products are available through its authorized representatives and distributors worldwide.

Fiscal Year

We report results of operations on the basis of fifty-two or fifty-three week periods, ending on the Sunday closest to December 31. The second quarter of 2006 ended on July 2, 2006, the fiscal year 2005 ended on January 1, 2006, and the second quarter of 2005 ended on July 3, 2005. For presentation purposes, the accompanying financial statements refer to the calendar year end and month end of each respective period.

Principles of Consolidation

The consolidated financial statements include the accounts of Micro Linear Corporation and our wholly-owned subsidiary in the United Kingdom. All significant inter-company accounts and transactions have been eliminated.

The Company has designated the U.S. dollar as the functional currency for its United Kingdom subsidiary since that subsidiary is dependent on the parent company’s economic environment. The gains and losses resulting from the transactions of the United Kingdom subsidiary are recorded as other income and expense. For the second quarter of 2006 and 2005, transaction gains and losses were not significant.

Basis of Presentation

The consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary to state fairly the financial position, results of operations, and cash flows for the periods presented. The unaudited condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes in the Annual Report on Form 10-K for the year ended January 1, 2006, filed with the Securities and Exchange Commission (“SEC”) on April 3, 2006. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the USA.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

2. Financial Statement Details

Inventories consist of the following (in thousands):

	June 30, 2006	December 31, 2005
Work-in-process	$1,053	$614
Finished goods	372	745
Inventory held by distributors	207	568

Total inventories	$1,632	$1,927

Provision for Income Taxes

The provision for income taxes for the three months and six months ended June 30, 2006 and for the comparable periods of 2005 consists mainly of state taxes and taxes incurred by our branch office in Japan. We do not record a benefit for income taxes related to our net losses in the U.S., as we believe that the available objective evidence creates sufficient uncertainty regarding the realization of the deferred tax assets such that we have recorded a full valuation allowance. The effective tax rate for the three months ended June 30, 2006 and 2005 was 0.9% and 0.7% and the effective tax rate for the six months ended June 30, 2006 and 2005 was 1.8% and 0.3% respectively.

Comprehensive Income (Loss)

For the three and six months ended June 30, 2006 and 2005, comprehensive income (loss), which consists of the net income (loss) for the periods and unrealized gain or loss on short-term marketable securities, was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income (loss)	$429	$(850)	$334	$(2,362)
Accumulated other comprehensive gain (loss):
Unrealized gain (loss) on marketable securities, net	2	2	—	3

Comprehensive income (loss)	$431	$(848)	$334	$(2,359)

3. Operations by Geographic Regions

The following is a summary of revenue by geographical regions (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net revenue:
United States	$376	$192	$572	$456
Japan	3,556	2,799	6,170	5,000
Hong Kong	2,469	2,126	4,427	3,420
Other Asia	66	530	140	587
Canada	3	—	3	86
Europe	163	317	566	661

Total net revenue	$6,633	$5,964	$11,878	$10,210

4. Restructuring Charges

In the second quarter of 2004 we provided $0.2 million for our remaining lease obligations, net of expected sublease payments, on our Utah facility, which we vacated in the first quarter of 2004 when we entered into a sublease agreement for these premises. As of June 30, 2006, the remaining balance of our restructuring reserve relates to our continuing obligations for costs of the Utah facility in excess of expected sublease payments (in thousands):

Balance December 31, 2005	$73
Cash payments	(20)

Balance June 30, 2006	$53

5. Stockholders’ Equity

Stock Option Plans

In August 1992, we adopted the 1991 Stock Option Plan (the “1991 Plan”), under which employees and consultants may be granted incentive stock options to purchase shares of Micro Linear’s common stock at not less than the fair value on the date of grant, or nonstatutory stock options to purchase common stock at not less than 85% of the fair value on the date of grant. To date, no stock options have been granted with an exercise price less than the fair value on the date of grant.

In May 1997, the Board of Directors and stockholders approved an amendment to the 1991 Plan to provide for an annual increase in the number of shares of common stock reserved for issuance under the Plan equal to 4% of fully diluted shares for a two-year period commencing on January 1, 1998. The number of shares reserved increased by 588,720 and 575,885 in fiscal years 1999 and 1998, respectively. At the Annual Meeting of Stockholders on August 9, 2001, stockholders approved an amendment to the 1991 Plan to extend the term of the plan by ten years, to May 22, 2011. We have reserved 5,028,605 shares for issuance under the terms of the 1991 Plan at June 30, 2006.

In March 1998, we adopted the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”), under which employees, directors and consultants may be granted nonstatutory stock options to purchase shares of Micro Linear common stock. Executive officers may only receive options under the 1998 Plan as an inducement essential to their initial employment. We initially reserved 600,000 shares for issuance under the terms of the 1998 Plan.

In January 1999, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 600,000 to 1,000,000 shares. In February 2000, the Board of Directors amended the 1998 Plan and approved an increase in the shares reserved for option grants under the 1998 Plan from 1,000,000 to 1,500,000 shares. Between May and July of 2002, the Board of Directors amended the 1998 Plan and approved increases in the shares reserved for option grants under the 1998 Plan totaling 565,794 shares. We have reserved 2,065,794 shares for issuance under the terms of the 1998 Plan at June 30, 2006.

Through fiscal year 2002, our standard stock option agreements under the 1991 and 1998 Plans provided that 25% of the stock subject to the option will vest upon each of the first and second anniversaries from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next two years. Beginning with our 2003 fiscal year, our standard stock option agreements under the 1991 and 1998 Plans provide that 25% of the stock subject to the option will vest upon the first anniversary from the vesting commencement date, and the remainder of the shares subject to the option will vest monthly over the next three years. Generally, the terms of these plans provide that options expire ten years from the date of grant.

On February 27, 2006, we announced a tender offer for the exchange of employee stock options currently outstanding, which were all issued at exercise prices that were greater than the fair market value of our common stock on the date of the announcement of the exchange offer, for new options that were to be issued at the approximate fair market value of our common stock on the date the exchange offer closed (“Grant Date”). The fair market value of our common stock was $1.67, as determined based on the average of the closing prices as reported by the Nasdaq Global Market for the 18 consecutive trading days ending immediately prior to March 28, 2006, the Grant Date. Under the terms of the tender offer 2,028,283 options were surrendered by employees, having a weighted average exercise price of $4.08 in exchange for 1,876,947 options all with an exercise price of $1.67. The new options vest over a two year period, with 25% of the options vesting six months after the grant date and 4.167% vesting each month over the subsequent eighteen months. The new options have a five year term. The purpose of this exchange offer was to provide an effective long-term incentive compensation program to our employees.

Activity and price information regarding the 1991 and 1998 Plans are as follows:

		Outstanding Options
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2005	1,401,392	3,258,173	$4.25
Options granted	(1,876,947)	1,876,947	1.67
Options forfeited	2,578,037	(2,578,037)	4.23

Balance at March 31, 2006	2,102,482	2,557,083	2.61
Options granted	(176,000)	176,000	2.31
Options forfeited	38,000	(38,000)	5.92

Balance at June 30, 2006	1,964,482	2,695,083	2.32

Director Stock Option Plan

The Director Stock Option Plan (the “Director Plan”) was adopted by stockholders in October 1994. Under the Director Plan, we initially reserved 80,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant. The Director Plan initially provided that each person who was an outside director on October 13, 1994, and each outside director who would subsequently become a member of the Board of Directors, was to be automatically granted an option to purchase 10,000 shares on the date on which such person first becomes an outside director, whether through election by the stockholders or appointment by the Board of Directors to fill a vacancy. In addition, each outside director was to automatically receive a nonstatutory option to purchase 7,000 shares of common stock upon such director’s annual re-election to the Board, provided the director had been a member of the Board of Directors for at least six months upon the date of re-election.

At their annual meeting in June 1998, the stockholders approved an amendment to the Director Plan, which increased from 80,000 to 180,000 the number of shares available for grants.

At their annual meeting in June 2000, the stockholders approved an amendment to the Director Plan which: 1) increased the shares available for grant from 180,000 to 680,000; 2) increased the option grant to each outside director who subsequently becomes a member of the Board of Directors from 10,000 to 50,000 shares on the date on which such person first becomes an outside director, whether through election by stockholders or by appointment by the Board of Directors; and 3) increased the option grant from 7,000 to 10,000 shares to each outside director upon the director’s annual re-election by the Board of Directors, provided the director has been a member of the Board of Directors for at least six months upon the date of re-election.

The 50,000 share grant vests at the rate of 25% of the option shares upon the first and second anniversaries of the date of grant and 1/48th of the option shares per month thereafter, and the 10,000 share grant vests monthly over a twelve-month period, in each case unless cancelled sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan.

On May 23, 2005, the Board of Directors approved an amendment to the Director Plan to provide for the acceleration of all unvested options granted to directors thereunder in the event of a change of control of the Company. It also approved a resolution to amend all option grants to non-employee members of the Board of Directors pursuant to the Director Plan and the 1998 Plan to provide for full acceleration of all remaining options in the event of a change in control. The Director Plan expired on August 2, 2004.

Option activity under the Director Plan is as follows:

	Available for Grant	Options Outstanding
		Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2005 and June 30, 2006	—	232,000	$5.19

Information regarding the weighted average contractual terms, exercise prices and intrinsic value for options outstanding under all of the Company’s stock option plans is as follows:

	Number of Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (in thousands)
Options outstanding	2,927,083	5.23	$2.55	$1,389
Options fully vested and options expected to vest	2,820,616	5.24	2.57	1,320
Options exercisable	828,369	5.92	4.16	10

The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on our closing stock price of $2.40 as of June 30, 2006, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of June 30, 2006 was 81,503.

On March 28, 2006 we completed a repricing of the employee stock options pursuant to a tender offer announced on February 27, 2006. In accordance with the tender offer we issued approximately 1.9 million new options in exchange for the surrender of approximately 2.0 million outstanding options. The fair value of each new stock option granted was $0.99, as determined utilizing a Black-Scholes model pursuant to the guidance provided by Statement of Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”) . As required by SFAS No. 123(R) we determined the Black-Scholes fair value of the new options granted as well as the current fair value of the outstanding options surrendered to calculate the incremental fair value of the options. The incremental value of the new options issued was $0.4 million and will be amortized over the two year vesting period of the new options.

On May 2, 2006, stock option grants totaling 176,000 shares were awarded as follows: 50,000 to employees, 6,000 to consultants and 120,000 to members of the Board of Directors. There were no stock option exercises during the three month period ended June 30, 2006.

Employee Stock Purchase Plan

We adopted our current Employee Stock Purchase Plan (the “1998 Purchase Plan”) in September 1998. An aggregate of 200,000 shares of common stock were initially reserved for issuance under the 1998 Purchase Plan.

The 1998 Purchase Plan provides that all employees may purchase common stock on specified dates via payroll deductions, at 85% of its fair market value on the Enrollment Date or approximately six months later at the Exercise Date, whichever is lower. The 1998 Purchase Plan provides for an annual increase in the shares available for purchase equal to a) the lesser of the number of shares of Common Stock repurchased by Micro Linear during the prior year or b) the number of shares of Common Stock issued under the Plan in the prior year, or c) a lesser amount determined by the Board. The compensation cost in connection with the plan for the three months and six months ended June 30, 2006 was approximately $2,000 and $3,000, respectively. As of June 30, 2006, there were 96,077 shares available for purchase under the 1998 Purchase Plan.

6. Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share includes the effect of all potentially dilutive common stock outstanding during the period. Diluted earnings (loss) per share excludes potential common stock if the effect is anti-dilutive. We compute diluted earnings (loss) per share using the treasury stock method for stock options outstanding. The dilutive effect of outstanding options is reflected in diluted earnings (loss) per share by application of the treasury stock method, which includes consideration of unrecognized stock-based compensation as required by SFAS No. 123(R).

A total of 1,069,184 and 4,305,160 shares of potential common stock related to stock options were not included in the dilutive net income (loss) per share calculation for the three months ended June 30, 2006 and 2005, respectively, because their effect would be anti-dilutive. A total of 2,175,320 and 4,305,160 shares of potential common stock related to stock options were not included in the dilutive net income (loss) per share calculation for the six months ended June 30, 2006 and 2005, respectively, because their effect would be anti-dilutive.

7. Stock-based Compensation

Effective January 2, 2006, Micro Linear adopted the provisions of SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. We previously applied APB No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation”.

Prior to the adoption of SFAS No. 123(R)

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation in accordance with APB No. 25 and provided the disclosures required under SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures.”

The pro-forma information for the three and six months ended June 30, 2005 was as follows:

(in thousands, except per share amounts)	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Net loss, as reported	$(850)	$(2,362)
Add: Stock-based employee compensation expense reported in net loss, net of related tax effects	88	88
Deduct: Stock-based compensation expense determined under fair value based method for employee awards, net of related tax effects	(357)	(581)

Pro forma net loss	$(1,119)	$(2,855)

Pro forma net loss per share:
Basic and diluted	$(0.09)	$(0.23)
Reported net loss per share:
Basic and diluted	$(0.07)	$(0.19)

Total stock-based compensation for the three and six months ended June 30, 2005 was $142,000, including $88,000 related to the accelerated vesting of stock options held by two employees of Micro Linear who left the company during 2005, and $54,000 related to options held by non-employees.

Impact of the adoption of SFAS No. 123(R)

Micro Linear elected to adopt the modified prospective application method as provided by SFAS No. 123(R). Accordingly, during the three and six months ended June 30, 2006, we recorded stock-based compensation cost totaling the amount that would have been recognized had the fair value method been applied since the effective date of SFAS No. 123. Previously reported amounts have not been revised. For the three months ended June 30, 2006, we recorded stock-based compensation costs of $197,000, or $0.01 per dilutive share. For the six months ended June 30, 2006, we recorded stock-based compensation costs of $271,000, or $0.02 per dilutive share.

As of June 30, 2006, the unrecorded deferred stock-based compensation expense related to stock options was $0.9 million and will be recognized over an estimated weighted average amortization period of 0.85 years.

With the adoption of SFAS No. 123(R) on January 2, 2006, we began to capitalize a portion of stock-based compensation as inventory. The effect of this adoption on inventory as of June 30, 2006 and on cost of goods sold for the three and six months ended June 30, 2006 was not significant.

Valuation Assumptions

We estimate the fair value of stock options using a Black-Scholes valuation model, consistent with the provisions of SFAS No. 123(R), SEC SAB No. 107 and our prior period pro forma disclosures of stock-based compensation (determined under a fair value method as prescribed by SFAS No. 123). The fair value of each option grant issued subsequent to the adoption of SFAS No. 123(R) is estimated on the date of grant using the Black-Scholes option valuation model and the straight-line attribution approach.

The weighted average estimated fair values of shares issued under the Employee Stock Purchase Plan for the six months ended June 30, 2006 and 2005 were $0.58 and $1.44 respectively. The weighted average fair values at the grant date of options granted under the employee and directors’ stock option plans for the three months ended June 30, 2006 and 2005 were $1.40 and $1.59, respectively. The weighted average fair values at the grant date of options granted under the employee and directors’ stock option plans for the six months ended June 30, 2006 and 2005 were $0.33 and $1.53, respectively.

The following weighted-average assumptions were used for options granted during the three and six months ended June 30, 2006 and June 30, 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Stock option plan:
Expected stock price volatility	65%	44%	65%	46%
Risk free interest rate	4.80%	3.62%	4.80%	3.60%
Dividend yield	—	—	—	—
Expected term (in years)	2.88	2.93	3.02	2.60
Stock purchase plan:
Expected stock price volatility	60%	51%	60%	51%
Risk free interest rate	4.83%	2.88%	4.83%	2.88%
Dividend yield	—	—	—	—
Expected term (in years)	0.5	0.5	0.5	0.5

The expected volatility assumptions were based on historical price volatility in accordance with SFAS No. 123(R) and SAB 107. The historical price volatility was measured on a daily basis.

The risk-free interest rate assumptions were based upon the implied yields from the U.S. Treasury zero-coupon yield curve with a remaining term equal to the remaining term of the options.

The expected term of employee stock options under our employee and director stock option plans represents the weighted-average period the stock options are expected to remain outstanding. The expected term for stock options granted during the three months and six months ended June 30, 2006 was estimated based on the simplified calculation of expected term, described in SAB No. 107 due to changes in the vesting terms and contractual life of current option grants compared to the Company’s historical grants. The expected term for stock options granted during the three and six months ended June 30, 2005 was based on historical employee exercise patterns. Shares issued under the Employee Stock Purchase Plan are issued approximately six months subsequent to the Enrollment Date.

8. Tender Offer for Exchange of Outstanding Employee Stock Options

On February 27, 2006, we announced a tender offer for the exchange of employee stock options currently outstanding, which were all issued at exercise prices that were greater than the fair market value of our common stock on the date of the announcement of the exchange offer, for new options that were to be issued at the approximate fair market value of our common stock on the date the exchange offer closed (“Grant Date”). The fair market value of our common stock was $1.67, as determined based on the average of the closing prices as reported by the Nasdaq Global Market for the 18 consecutive trading days ending immediately prior to March 28, 2006, the Grant Date. Under the terms of the tender offer 2,028,283 options were surrendered by employees, having a weighted average exercise price of $4.08 in exchange for 1,876,947 options all with an exercise price of $1.67. The new options vest over a two year period, with 25% of the options vesting six months after the grant date and 4.167% vesting each month over the subsequent eighteen months. The new options have a five year term. The purpose of this exchange offer was to provide an effective long-term incentive compensation program to our employees.

Under the terms of the exchange offer employees residing in the United States, except for our Chief Executive Officer, Mr. Richardson, Vice President of Engineering, Mr. Dix, and Vice President of Operations and Chief Financial Officer, Mr. Schradle, were eligible to surrender their existing options, which were fully vested pursuant to the accelerated vesting that was approved by our Board of Director’s in December 2005, for an equivalent number of new options. Our Chief Executive Officer, Mr. Richardson, participated in this offer but under the terms of the offer he surrendered 1.3 of his existing options for each new option granted.

Mr. Richardson surrendered all of his eligible options, a total of 510,000 options with a weighted average exercise price of $3.52 for 392,306 new options with an exercise price of $1.67. In addition, Mr. Richardson retained 60,000 options that were granted to him for his service as a member of our Board of Director and were not eligible for exchange under this tender offer. Our Vice President of Engineering, Mr. Dix, and Vice President of Operations and Chief Financial Officer, Mr. Schradle, also participated in this offer but under the terms of the offer they surrendered 1.1 of their existing options for each new option granted. Mr. Dix surrendered 125,000 of his existing options with a weighted average exercise price of $3.60 in exchange for 113,634 new options, all with an exercise price of $1.67. Mr. Dix retained 128,200 of his existing options with a weighted average exercise price of $2.60. Mr. Schradle surrendered 245,000 of his existing options with a weighted average exercise price of $4.86 in exchange for 222,724 of new options, all with an exercise price of $1.67. Our Vice President of Worldwide Sales and Applications, Mr. Moore, surrendered 70,000 of his existing options with a weighted average exercise price of $4.32 in exchange for 70,000 new options, all with an exercise price of $1.67. Mr. Moore retained 30,000 of his existing options with a weighted average exercise price of $2.69. Our Vice President of Business Development, Mr. Manno, surrendered 145,000 of his existing options with a weighted average exercise price of $2.57 in exchange for 145,000 new options, all with an exercise price of $1.67.

We used the Black-Scholes valuation model to estimate the value of new options granted and the value of existing options surrendered under this exchange program. It should be noted that the Black-Scholes valuation model is intended for use in estimating the fair value of publicly traded options that have no vesting restrictions and are fully transferable, which differs significantly from the terms of both the new options and the surrendered options. In addition, it should be noted that options valuation models, such as Black-Scholes, require the input of highly subjective assumptions, including the expected stock price volatility and the expected life of the options before exercise, which greatly affect the calculated grant date fair value.

9. Subsequent Event

On August 14, 2006, Micro Linear Corporation (“Micro Linear”) and Sirenza Microdevices, Inc. (“Sirenza”) entered into a definitive agreement (the “Merger Agreement”) for Sirenza to acquire Micro Linear (“the Merger”). Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Micro Linear common stock will be converted into the right to receive 0.365 of a share of Sirenza common stock. Based on Micro Linear’s fully diluted shares outstanding and Sirenza’s closing price as reported on the Nasdaq Global Market on August 14, 2006, the transaction is currently valued at approximately $45.6 million. The exchange ratio is subject to adjustment based on the price of Sirenza’s common stock as reported on Nasdaq prior to the consummation of the Merger. If the average closing price of Sirenza’s common stock as reported on the Nasdaq is less than $7.77 for the ten consecutive trading days ending on the third trading day immediately preceding the date the merger is consummated, the exchange ratio will be increased such that each share of Micro Linear common stock will be converted into the number of shares of Sirenza common stock with a value (based on such average) equal to $2.84, provided that the applicable exchange ratio will never be greater than 0.405. Conversely, if the average closing price of Sirenza’s common stock as reported on Nasdaq for the period is greater than $11.66, the exchange ratio will be decreased such that each share of Micro Linear common stock will be converted into the number of shares of Sirenza common stock with a value (based on such average) equal to $4.26, provided that the applicable exchange ratio will never be less than 0.325. Consummation of the Merger is subject to several closing conditions, including the approval of the principal terms of the Merger Agreement and the Merger by the stockholders of Micro Linear, the absence of certain governmental restraints, the receipt of antitrust approvals, if any, or the expiration of applicable waiting periods, and effectiveness of a Form S-4 registration statement to be filed by Sirenza with the Securities and Exchange Commission. The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SIRENZA MICRODEVICES, INC.

METRIC ACQUISITION CORPORATION

and

MICRO LINEAR CORPORATION

Dated as of August 14, 2006

A-i

A-ii

A-iii

INDEX OF EXHIBITS

Exhibit A	–	Form of Voting Agreement

Exhibit B	–	Form of Rights Plan Amendment

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 14, 2006 by and among Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Metric Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Micro Linear Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I hereof.

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will merge with and into the Company and each share of Common Stock of the Company will thereupon be cancelled and converted into the right to receive the consideration as set forth herein, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved, in accordance with applicable provisions of Delaware Law, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as stockholders of the Company, have entered into Voting Agreements with Parent substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement” and collectively, the “Voting Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and American Stock Transfer and Trust Company are entering into an amendment, in the form attached hereto as Exhibit B (the “Rights Plan Amendment”), to that certain Preferred Shares Rights Agreement dated August 13, 1998, (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby, as well as the Voting Agreements and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company or any of its Subsidiaries by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange

Act) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) other than in the ordinary course of business, any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries taken as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

(e) “Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of April 2, 2006.

(f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in such States are authorized or required by Legal Requirements or other governmental action to close.

(g) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(i) “Company Board” shall mean the Board of Directors of the Company.

(j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(k) “Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

(l) “Company ESPP” shall mean the Company’s 1998 Employee Stock Purchase Plan, as amended.

(m) “Company IP” shall mean all Technology that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

(n) “Company Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, capitalization, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company taken as a whole with its Subsidiaries or the Company and its Subsidiaries taken as a whole with Parent and its Subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any one or more other facts, circumstances, changes or effects) arising out of or relating to any of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no facts, circumstances, changes or effects (by themselves or when aggregated with any other such facts, circumstances, changes or effects) arising out of or relating to any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) any general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (ii) any general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (iii) any changes or effects arising out of or related to the announcement or pendency of this Agreement or the Merger or (iv) any legal claims or other Legal Proceedings made or brought by any of the Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby.

(o) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(p) “Company Option Plans” shall mean the Company’s (i) 1991 Stock Option Plan, (ii) 1998 Nonstatutory Stock Option Plan, (iii) 1994 Director Stock Option Plan and (iv) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger or acquisition and any Contracts with respect to Company Restricted Stock.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

(r) “Company Stockholders” shall mean holders of shares of Company Capital Stock.

(s) “Continuing Employees” shall mean all employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company at the request of Parent or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Legal Requirements.

(t) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(u) “Delaware Law” shall mean the DGCL and any other applicable law of the State of Delaware.

(v) “DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

(w) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(x) “DOL” shall mean the United States Department of Labor or any successor thereto.

(y) “Environmental Law” shall mean applicable Legal Requirements, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release, labeling or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Legal Requirements related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances (“RoHS Directive”).

(z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(aa) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(bb) “Exchange Ratio” shall mean 0.365 of a validly issued, fully paid and nonassessable share of Parent Common Stock, subject to the provisions of Section 2.7 hereof; provided, however, that (i) if the average of the closing prices of Parent Common Stock as reported on Nasdaq for each of the ten (10) consecutive trading days ending on the third (3rd) trading day immediately preceding the Closing Date (the “Closing Average”) is less than $7.77, then the Exchange Ratio shall be increased such that, subject to the provisions of Section 2.7 hereof, each share of Company Common Stock shall be converted in the Merger into the right to receive a number of shares of Parent Common Stock with a value (based on the Closing Average) that is equal to $2.84; provided, however, that in no event shall the Exchange Ratio, as so adjusted pursuant to this clause (i), be greater than 0.405, or (ii) if the Closing Average is greater than $11.66, then the Exchange Ratio shall be decreased such that, subject to the provisions of Section 2.7 hereof, each share of Company Common Stock shall be converted in the Merger into the right to receive a number of shares of Parent Common Stock with a value (based on the Closing Average) that is equal to $4.26; provided, however, that in no event shall the Exchange Ratio, as so adjusted pursuant to this clause (ii), be less than 0.325.

(cc) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ee) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ff) “Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(gg) “Hazardous Substance” shall mean a substance, material, or waste that is characterized and regulated under Environmental Laws as “hazardous,” “pollutant,” “contaminant” or “toxic,” or has been established to be a danger to health, reproduction or the environment, including petroleum and petroleum products, polychlorinated biphenyls and asbestos.

(hh) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(ii) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(jj) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the directors and officers (as such term is defined in Rule 16a-1(f) under the Exchange Act) of the Company.

(kk) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

(ll) “Legal Requirements” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(mm) “Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(oo) “Nasdaq” shall mean the Nasdaq Global Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc. or any successor thereto.

(pp) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Legal Requirements.

(qq) “Parent Common Stock” shall mean the Common Stock, par value $0.001 per share, of Parent.

(rr) “Parent Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist or have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, operations, capitalization, properties, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent taken as a whole with its Subsidiaries or Parent and its Subsidiaries taken as a whole with the Company and its Subsidiaries; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any one or more other facts, circumstances, changes or effects) arising out of or relating to any of the following shall be deemed to be or constitute a Parent Material Adverse Effect, and no facts, circumstances, changes or effects (by themselves or when aggregated with any other such facts, circumstances, changes or effects) arising out of or relating to any of the following shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or may, would or could occur: (i) any general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Parent and its Subsidiaries, taken as a whole, (ii) any general market, economic or political conditions in the industries in which the Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a substantially disproportionate impact on the Parent and its Subsidiaries, taken as a whole, (iii) any changes or effects arising out of or related to the announcement or pendency of this Agreement or the Merger, (iv) any legal claims or other Legal Proceedings made or brought by any of the Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, (v) the decrease in Parent’s stock price or trading volume in and of itself (it being understood that this clause or (vi) shall not exclude or in any way limit any facts and circumstances that cause any change in stock price from being deemed to be (or from being taken into account in determining) a Parent Material Adverse Effect).

(ss) “Permitted Encumbrances” shall mean Liens for Taxes not yet due and payable.

(tt) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(uu) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

(vv) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(xx) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such

Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(yy) “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal involving the acquisition of at least a majority of the outstanding voting securities of the Company or all or substantially all of the Company and its Subsidiaries’ assets (i) which, if any cash consideration is involved, is not subject to any financing contingencies (or if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal without any conditions thereto) and (ii) with respect to which the Company Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by Parent pursuant hereto) that (A) the acquiring party is capable of timely consummating the proposed Acquisition Transaction on the terms proposed within a reasonable time period and (B) that the proposed Acquisition Transaction would, if timely consummated in accordance with its terms within a reasonable time period, be more favorable to the Company Stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (or any counter-offer or proposal made by Parent pursuant hereto).

(zz) “Tax” shall mean (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(aaa) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents required to be filed in respect of any Taxes, including any amendments thereto.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Termination Date	6.13(a)
Agreement	Preamble
Assets	3.21
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Average	1.1(bb)
Closing Date	2.3
Collective Bargaining Agreements	3.19(a)
Company	Preamble
Company Affiliate	6.20
Company Board Recommendation	6.2(a)
Company Board Recommendation Change	6.2(b)
Company Intellectual Property	3.22(a)
Company Product	3.22(a)
Company Registered Intellectual Property	3.22(b)
Company Restricted Stock	2.7(d)
Company Rights Plan	Recitals
Company Securities	3.4(c)
Company Stockholders’ Meeting	6.3
Confidentiality Agreement	6.10
Consent	3.5(b)
D&O Insurance	6.14(b)
Delaware Secretary of State	2.2
Effective Time	2.2
Employee Plans	3.18(a)
ERISA Affiliate	3.18(a)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
Extended Termination Date	8.1(b)
Foreign Employees	3.18(m)
Funded International Employee Plan	3.18(c)
In-Licenses	3.22(n)
Incentives	3.16(p)
Indemnified Parties	6.14(a)
Initial Termination Date	8.1(b)
Intellectual Property Rights	3.22(a)
International Employee Plans	3.18(a)
IP Licenses	3.22(o)
Leased Real Property	3.20(b)
Leases	3.20(b)
Material Contract	3.11(a)
Maximum Premium	6.14(b)
Merger	2.1
Merger Sub	Preamble
Object Code	3.22(a)
Open Source Materials	3.22(a)
Out-Licenses	3.22(o)

Term	Section Reference
Parent	Preamble
Parent Restricted Stock	4.3(b)
Parent SEC Reports	4.5
Proxy Statement	3.8
Registered Intellectual Property	3.22(a)
Requisite Stockholder Approval	3.3(b)
Rights Plan Amendment	Recitals
RoHS Directive	1.1(y)
SEC Reports	3.6
Source Code	3.22(a)
Special Representations	7.3(a)
Subsidiary Securities	3.2(c)
Surviving Corporation	2.1
Technology	3.22(a)
Termination Fee Amount	8.3(b)(i)
Triggering Event	8.1(f)(iii)
Voting Agreement	Recitals
WEEE Directive	1.1(y)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes hereinafter referred to as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware

Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.14 hereof, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Micro Linear Corporation.”

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.14 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time) shall be canceled and extinguished and automatically converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio and cash in lieu of fractional shares pursuant to Section 2.7(e) hereof, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10 hereof).

(ii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(c) Company Options; Company ESPP. At the Effective Time, (i) each Company Option then outstanding under any of the Company Option Plans shall be treated in accordance with the provisions of Section 6.12 hereof and (ii) each purchase right then outstanding under the Company ESPP shall be treated in accordance with the provisions of Section 6.12 hereof.

(d) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”), then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Closing Average.

2.8 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”).

(b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall enter into an agreement with the Exchange Agent, which shall provide that Parent shall make available to the Exchange

Agent for exchange in accordance with this Article II, the shares of Parent Common Stock issuable pursuant to Section 2.7(a) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.7(e) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 2.8(d). Any cash and Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of Parent Common Stock pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder of record) to which such holder is entitled pursuant to Section 2.7(a) (which, at the election of Parent, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable law or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.8(d), and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.8(d).

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 2.7(e) will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.7(e) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise according to the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.8 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of Parent Common Stock pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d) with respect to the shares of Company Common Stock formerly represented thereby.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.7(e) and any dividends or other distributions pursuant to Section 2.8(d) therefor upon the surrender thereof in accordance with the provisions of Section 2.8 hereof. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(e) and Section 2.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 2.7 and any dividends or distributions payable pursuant to Section 2.8(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-1(c), 1.368-2(g) and 1.368-3(a).

2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and (b) all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents. All required capital contributions to the Subsidiaries have been made and have not been reduced or impaired by losses, except for such losses that would not, individually or in the aggregate, have a Company Material Adverse Effect. All applicable provisions under applicable Legal Requirements and the Subsidiary charter documents regarding the increase or the decrease of the share capital of the Subsidiaries have been duly observed, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Any facts and other documents required by applicable Legal Requirements to be filed with the competent commercial register or other comparable authorities have been completely, duly and timely filed, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Section 3.1 of the Company Disclosure Schedule, the Company nor any of its Subsidiaries have any permanent establishments, branches, agencies or similar affiliates.
3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization and function (i.e., sales, manufacturing, administration, etc.) of each Subsidiary of the Company and includes details of their capitalization, shareholders and registrations with commercial registers. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.3 Authorization.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

(b) Assuming that the representations of Parent and Merger Sub contained in Section 4.10 hereof are accurate, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Legal Requirements, any Contract to which the Company or any of its Subsidiaries is a party, or otherwise) to adopt this Agreement and approve the Merger.

3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of August 4, 2006: (A) 12,995,517 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since August 4, 2006, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Option Plan and in connection with the Company ESPP.

(b) The Company has reserved via proper corporate authorization and resolutions by the Company Board (i) 7,774,399 shares of Company Common Stock for issuance under the Company Option Plans and (ii) 200,000 shares of Company Common Stock under the Company ESPP. As of August 4, 2006, with respect to the Company Option Plans, there were outstanding (A) Company Options with respect to 2,937,083 shares of Company Common Stock, of which 868,053 were exercisable as of such date, (B) no shares of Company Restricted Stock and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 5.1 hereof. The exercise price of each Company Option is no less than the fair market value (as determined by the Company Board in accordance with the Company Option Plans) of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Legal Requirements and no such grants involved any “backdating” or similar practices with respect to the effective date of grant.

(c) Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Legal Requirement or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Merger.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.6 SEC Reports. The Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed by the Company with the SEC on or prior to the Effective Time that are not required to be so filed, the “SEC Reports”). Each SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished or made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the Company’s consolidated financial statements. Neither the Company nor any of its Subsidiaries (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since August 5, 2003 (and, to the Knowledge of the Company, prior to August 5, 2003), no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act.

3.8 Proxy Statement. The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any statement that, at the time and in light of the circumstances under which it was made, is false or misleading with respect to a material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound and (e) other Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

3.10 Absence of Certain Changes. Since April 2, 2006, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred or there does not exist, as the case may be:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(d) any change in any method of accounting or accounting principles or practice, or Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP, other applicable generally accepted accounting principles or regulatory accounting principles;

(e) any amendment of the Company’s certificate of incorporation or bylaws;

(f) except for any transactions permitted by Section 5.2(c) hereof, any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g) (i) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); or

(h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of $150,000;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any Contract providing for indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof) in an amount in excess of, or potentially in excess of, $300,000, other than any guaranty by the Company of any of its Subsidiary’s obligations;

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Technology or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in each case, other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vii) the top three (3) dealer, distributor, joint marketing or development Contracts (as measured by continuing costs to be incurred by, and fees to be paid by, the Company or any of its Subsidiaries) to solely or jointly develop or market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less;

(viii) any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party, other than any customer Contract entered into in the ordinary course of business consistent with past practice and substantially on the Company’s standard terms and conditions providing for placement of such source code into escrow solely for the purpose of permitting the customer or its agents to use such source code in support of internal use of the Company Product;

(ix) any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than twelve (12) months’ notice without material liability or financial obligation to the Company or its Subsidiaries;

(x) the top five (5) Contracts containing any service obligation on the part of the Company or any of its Subsidiaries (as measured by continuing costs to be incurred by the Company or any of its Subsidiaries in connection with those services), other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;

(xi) any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance;

(xii) any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xiii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xiv) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $150,000 as to such settlement;

(xv) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $300,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiv) above; and

(xvi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above.

(b) Section 3.11(b) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.12 Compliance with Laws. The Company, each of its Subsidiaries and its Leased Real Properties are in compliance with all Legal Requirements and Orders applicable to the Company, its Subsidiaries and its Leased Real Properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole. No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.8 hereof, (b) applicable laws with respect to Taxes, which are covered in Section 3.16 hereof, (c) Environmental Laws, which are covered in Section 3.17 hereof or (d) ERISA matters, which are covered in Section 3.18 hereof.

3.13 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule and as disclosed in the SEC Reports, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (i) involves an amount in controversy in excess of $100,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

3.15 [Reserved].

3 .16 Taxes.

(a) All material Tax Returns required by applicable Legal Requirements to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.

(b) Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent complete and accurate copies of all income, franchise, and foreign Tax Returns of the Company, its Subsidiaries and Affiliates, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 1999 through 2005.

(c) There are no material Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(d) As of the date of this Agreement, there are no Legal Proceedings now pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(e) The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Legal Requirements.

(f) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar Legal Requirements.

(g) Neither the Company nor any of its Subsidiaries have (i) ever been a party to a Contract or inter-company account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company) and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(h) No written claim has been made during the past five (5) years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any taxation by that jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar Legal Requirements by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any Knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k) The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

(l) The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

(m) Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code, other than the ownership change arising from the transaction contemplated by this Agreement.

(n) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

(o) The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 1996, by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(p) Section 3.16(p) of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives. The

Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or Order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(q) None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(r) Section 3.16(r) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

(s) The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(t) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

3.17 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws (including the possession of, maintenance of, and compliance with Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries), except in a manner where the lack of compliance would not result in material liability to the Company or its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has generated, handled, stored, used, treated, recycled, released, disposed, or transported any Hazardous Substances at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied, or leased, except in a manner which would not reasonably be expected to result in material liability under applicable Environmental Laws or noncompliance with Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has generated, handled, stored, used, treated, recycled, released, disposed, transported, or exposed any employee or any third party to, Hazardous Substances in violation of applicable Environmental Laws, except in a manner which would not reasonably be expected to result in material liability under applicable Environmental Laws or noncompliance with Environmental Laws.

(d) Neither the Company nor any of its Subsidiaries has received written notice of, is a party to, or, to the Knowledge of the Company is the subject of any Legal Proceeding alleging, any Liability or responsibility under or noncompliance with Environmental Laws or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or other remediation or compliance under applicable Environmental Laws. To the Knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Legal Proceeding by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has entered into any agreement or consent order with any Governmental Entity or third party imposing material liability or obligation regarding alleged Liability or responsibility under or noncompliance with applicable Environmental Laws.

(e) The Company has delivered or made available to Parent all environmental audits, environmental assessments, and closure reports in the Company’s possession, custody, or control with respect to any real property currently or formerly owned, operated, or leased by the Company, any and all purchase and sale agreements with respect to any real property currently or formerly owned, and any and all material documents relating to the Company’s compliance with the WEEE Directive and the European Union RoHS Directive. To the Knowledge of the Company, there are no facts or circumstances likely to prevent or delay the ability of the Company to comply, when required, with the WEEE Directive and the European Union RoHS Directive. The Company has verified with its suppliers that all products that the Company or its Subsidiaries have acquired, or plan on acquiring, from such suppliers will comply with the European Union RoHS Directive as of July 1, 2006. Section 3.17(e) of the Company Disclosure Schedule lists all products of the Company and each Subsidiary which are subject to the European Union RoHS Directive and identifies which products comply with the European Union RoHS Directive as of the Closing Date.

(f) For purposes of this Section 3.17, “material liability” shall mean an economic effect with a value equal to at least $100,000 (One Hundred Thousand U.S. Dollars).

3.18 Employee Benefit Plans.

(a) Sections 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (A) the four (4) most recent annual report on Form 5500 required to have been filed for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (F) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Entity relating to the satisfaction of Legal Requirements necessary to obtain the most favorable tax treatment and (G) all amendments, modifications or supplements to any such document.

(b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) a Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Employee Plan provides heath, medical or dental benefits that are not fully insured through an insurance contract.

(c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Legal Requirements and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any

Governmental Entity. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(d) Section 3.18(d) of the Company Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. Neither the Company, any Subsidiary nor any ERISA Affiliate is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any penalty tax under Section 409A of the Code.

(e) To the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, Collective Bargaining Agreement or any other applicable Legal Requirements. Except as required by Legal Requirements, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to increase any benefits under any Employee Plan.

(f) Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Legal Requirements.

(i) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination or opinion letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination or opinion letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(j) All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for in all material respects.

(k) Except as set forth in Section 3.18(k) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Section 3.18(k) of the Company Disclosure Schedule lists each Company “disqualified individual” (as defined in Section 280G of the Code). No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any current or former employee or any other disqualified individual will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(l) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(m) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director or consultant of or to the Company or any of its Subsidiaries can be terminated by three (3) months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Legal Requirements or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law).

(n) No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(o) Except as required by applicable Legal Requirements, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

3.19 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the Knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since December 31, 2002. The Company and its Subsidiaries are not, nor have they been since December 31, 2002, a party to any redundancy agreements (including social plans or job protection plans).

(b) The Company and its Subsidiaries (i) have complied in all material respects with applicable Legal Requirements and Orders relating to the employment of labor (including wage and hour laws, laws prohibiting discrimination in employment and laws relating to employee notification and consultation, terms and conditions of employment practices, including orders and awards relevant to the terms and conditions of service, labor leasing, use of fixed-term contracts, supply of temporary staff, social security filings and payments, secondment and expatriation rules, applicable requirements in respect of staff representation, paid vacations and health and safety at work of employees) and Collective Bargaining Agreements and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing. The Company and its Subsidiaries are not liable to any Governmental Entity or fund governed or maintained by or on behalf of any Governmental Entity for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the ordinary course of business and consistent with past practice).

3.20 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.20(b)(i) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens. Section 3.20(b)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto. To the Company’s Knowledge, (i) there are no laws, statutes, rules, regulations or orders now in existence or under active consideration by any Governmental Entity which could require the tenant of any Leased Real Property to make any expenditure in excess of $100,000 to modify or improve such Leased Real Property to bring it into compliance therewith, and (ii) the Company shall not be required to expend more than $100,000 in the aggregate under all Leases to restore the Leased Real Property at the end of the term of the applicable Lease to the condition required under the Lease (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

3.21 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.22 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(1) “Technology” shall mean any or all of the following (i) works of authorship, including computer programs, Source Code, and executable code, RTL, GDSII files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(2) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patents”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) the protection of trade and industrial secrets and confidential information (“Trade Secrets”), (iv) trademarks, trade names and service marks (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover damages for the infringement or misappropriation of for any of the foregoing.

(3) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned or purported to be owned by or exclusively licensed to the Company or its Subsidiaries.

(4) “Object Code” shall mean software, including GDSII files, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly or from which semiconductor mask works can be derived.

(5) “Open Source Materials” shall mean all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (an “Open Source License”), including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

(6) “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and any of its Subsidiaries.

(7) “Registered Intellectual Property” shall mean applications, registrations and filings for Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi public legal authority.

(8) “Source Code” shall mean software and code, including RTL, other than Object Code form, including related comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code, which may be printed out or displayed in human readable form or from which Object Code can be derived by compilation or otherwise.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all Registered Intellectual Property owned by or filed in the name of Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property”). The Company Registered Intellectual Property is valid, enforceable and subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned. There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(c) Except as set forth in Section 3.22(c) of the Company Disclosure Schedule, all Company Intellectual Property is owned exclusively by the Company or one or more of its Subsidiaries free and clear of any Liens. Neither the Company nor any of its Subsidiaries has transferred ownership of, in whole or in part, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are Company Intellectual Property.

(d) The Company has taken reasonable steps to protect the Company’s Trade Secrets that it wishes to protect or any Trade Secrets of third parties provided to the Company, and, without limiting the foregoing, the Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the forms provided to Parent and all current and former employees and contractors of the Company have executed such an agreement, except in such instances that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time within the six (6) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property Rights of any third party or challenging the ownership, validity, enforceability or registerability of any Company Intellectual Property. Except as set forth in Section 3.22(e) of the Company Disclosure Schedule, the Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use, license or transfer any Company Intellectual Property, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate any third party’s Intellectual Property Rights, or (iii) compel or require the Company or any of its Subsidiaries to license or transfer any Company Intellectual Property.

(f) The operation of the business of the Company and its Subsidiaries as such business is currently conducted and reasonably contemplated to be conducted, including (i) the Company’s design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company (including Company Products), and the Company’s use of any product, device or process, has not, does not as currently conducted, and will not, infringe upon, violate or constitute the unauthorized use of any Intellectual Property Rights owned by any third party, or, to its Knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(g) The Company has received no notice from any third party that the operation of the business of the Company, or any act, product or service of the Company, infringes or misappropriates the Intellectual Property Rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(h) Except as set forth in Section 3.22(h) of the Company Disclosure Schedule, all Company Intellectual Property is, and following the transactions contemplated hereby shall be freely transferable, alienable and exportable without the consent of, or notice to any Governmental Entity or third party or the payment of any kind.

(i) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property. To the Company’s Knowledge, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(j) The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.

(k) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any material Company Intellectual Property. Neither the Company nor any of its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.

(l) Except as set forth in Section 3.22(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) granted, or is obligated to grant, access or rights to any of its Source Code in or for any Company Product, (ii) made its Source Code for any Company Product subject to any Open Source License or combined or distributed any Company Products with Open Source Materials, or (iii) licensed or has granted a third party the right to obtain any Source Code in any Company Product (including in any such case, any conditional right to access, or under which the Company has established any escrow arrangement for the storage and conditional release of any Source Code). Except as set forth in Section 3.22(l) of the Company Disclosure Schedule, none of the Company Products contains any third party software subject to an Open Source License.

(m) Neither the Company nor any of its Subsidiaries has any obligation to pay any third party any royalties or other fees in excess of $25,000 in the aggregate in calendar year 2006 with respect to any Intellectual Property Rights of a third party and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(n) Section 3.22(n) of the Company Disclosure Schedule lists all Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right or Technology (“In-Licenses”), other than any In-License that is commercially available for an aggregate fee of less than $10,000.

(o) Section 3.22(o) of the Company Disclosure Schedule lists all Contracts pursuant to which the Company or any of its Subsidiaries has granted a third party or affiliate any rights or licenses to any Company Intellectual Property other than non-exclusive licenses granted in the ordinary course in connection with the production, sale or distribution of Company Products (“Out-Licenses”; together with the In-Licenses, the “IP Licenses”).

(p) Neither the Company nor any of its Subsidiaries is in violation of any IP License that is material to the business of Company or any of its Subsidiaries or where the breach thereof is likely to result in a claim by or against the Company. Except as set forth in Section 3.22(p) of the Company Disclosure Schedule, whether by operation of law or otherwise, the consummation of the transactions contemplated hereby will not result or cause (i) the breach by Company or any of its Subsidiaries of any IP License, (ii) the impairment or restriction of any right or licenses granted to the Company or any of its Subsidiaries under an In-License, or (iii) the Company or any of its Subsidiaries to grant, or expand the scope of a prior grant, of any rights to any material Company Intellectual Property to a third party (including by the release of any Source Code of Company).

(q) Section 3.22(q) of the Company Disclosure Schedule lists all Company Products and a schedule of anticipated product releases. The Company has a good faith reasonable belief that it can achieve the release of products on such schedule of product releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

(r) Except as set forth in Section 3.22(r) of the Company Disclosure Schedule, neither this Agreement nor the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Contracts to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent, any of its Subsidiaries or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing, (ii) Parent, any of its Subsidiaries or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Parent, any of its Subsidiaries or the Surviving Corporation being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

3.23 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, to the Knowledge of the Company, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24 Related Party Transactions. Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.25 Brokers. Except for Needham & Company (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26 Opinion of Financial Advisors. The Company has received the opinion of Needham & Company to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

3.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub contained in Section 4.10 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Legal Requirement are not applicable to this Agreement and the transactions contemplated hereby or the Voting Agreements and the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Voting Agreements or the transactions contemplated hereby or thereby.

3.28 Rights Plan. The Company has taken all action so that (a) the approval, execution and delivery of this Agreement, the consummation of the Merger and the transactions contemplated hereby, and the public announcement of any of the foregoing shall not cause any of Parent, Merger Sub or any of their Affiliates to be deemed an “Acquiring Person” under the Company Rights Plan and (b) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered as a result thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 Capitalization of Parent and Merger Sub.

(a) The authorized capital stock of Parent consists of (i) Two Hundred Million (200,000,000) shares of Parent Common Stock and (ii) Five Million (5,000,000) shares of Parent Preferred Stock. As of August 10, 2006: (A) 45,287,037 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Preferred Stock were issued and outstanding and (C) there were 100,000 shares of capital stock of Parent held by Parent as treasury shares. All outstanding shares of Parent Common Stock are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement will be, when issued, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) Parent has reserved and available (i) 1,529,789 shares of Parent Common Stock for issuance under its stock option plan and (ii) 377,420 shares of Parent Common Stock for issuance under its employee stock purchase plans. As of August 10, 2006, with respect to Parent’s stock option plan (excluding Parent’s employee stock purchase plans), there were outstanding stock options or other awards with respect to 3,235,239 shares of Parent Common Stock. As of August 10, 2006, there were 331,467 shares of Parent Common Stock subject to a repurchase option, risk of forfeiture or other condition under an applicable restricted stock purchase agreement or other agreement with Parent (“Parent Restricted Stock”).

(c) Except as set forth in this Section 4.3, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. Except as otherwise described in this Section 4.3, there are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent.

(d) Except as set forth in the Parent SEC Reports, other than Parent Restricted Stock, neither Parent nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of Parent.

(e) The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

4.4 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.4(b) hereof, violate or conflict with any Legal Requirement or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.5 SEC Reports. Parent has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable laws prior to the date hereof, and Parent will file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under applicable laws prior to such time (all such forms, reports and documents, together with any other forms, reports or other documents filed by Parent with the SEC on or prior to the Effective Time that are not required to be so filed, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Parent SEC Report was, or will be, filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof, whether or not required under applicable laws, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Parent SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

4.6 Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Parent and its Subsidiaries have established and maintain, adhere to and enforce a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent and its Subsidiaries’ consolidated financial statements. Neither Parent nor any of its Subsidiaries (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

4.7 Proxy Statement. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.8 Absence of Certain Changes. Since June 30, 2006, except for actions expressly contemplated by this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Parent Material Adverse Effect.

4.9 Litigation. Except as set forth in the Parent SEC Reports, there are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, including Merger Sub, or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries, including Merger Sub, is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.10 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

ARTICLE V

INTERIM CONDUCT OF BUSINESS

5.1 Affirmative Obligations of the Company. Except (a) as contemplated or permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements, (ii) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes, (iii) pay or perform all material obligations when due and (iv) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Negative Obligations of the Company. Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of shares of Company Common Stock pursuant to Company Options outstanding prior to the date hereof and (ii) grants to newly hired employees of Company Options issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated hereby by this Agreement so long as the aggregate number of shares of Company Common Stock subject to such additional Company Options does not exceed the sum of (x) thirty thousand (30,000), plus (y) the number of shares of Company Common Stock subject to any Company Option (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except for repurchases, redemptions or acquisitions required by or in connection with the respective terms, as of the date hereof, of any Company Option Plans as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 6.21; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated by this Agreement); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g) except as may be required by applicable Legal Requirements, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except either (i) transactions pursuant to existing Contracts which are not material to the Company, individually or in the aggregate or (ii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

(l) except as may be required as a result of a change in applicable Legal Requirements or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any material Tax election (unless required by applicable Legal Requirements), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (C) is in an amount less than $100,000 in the aggregate with all other such Liabilities or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(n) enter into any IP Licenses or amend any IP Licenses or grant any release or relinquishment of any rights under any IP Licenses;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

(p) grant any exclusive rights with respect to any Company IP, divest any Company IP, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;

(q) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any Contract other than in the ordinary course of business which would be reasonably expected to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually exceed $25,000 or, in the aggregate, exceed $250,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided, further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(r) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) reflected or reserved against in full in the Balance Sheet or incurred since April 2, 2006 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company;

(s) except as required by applicable Legal Requirements or GAAP, revalue in any material respect any of its properties or assets including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the stockholders of the Company other than the Company Stockholders’ Meeting;

(u) enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied, or would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof or materially delay such consummation; or

(v) authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 5.2.

5.3 Obligations of Parent. Except (i) as contemplated or permitted by this Agreement or (ii) as approved in advance by the Company in writing (which approval shall not be unreasonably withheld, delayed, or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, Parent shall not:

(a) amend its certificate of incorporation, bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the Company Stockholders;

(b) set any record or payment dates for the payment of any extraordinary dividends or distributions on its capital stock or make, declare or pay any extraordinary dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

(c) take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time or in any of the conditions to effecting the Merger set forth in Article VII becoming incapable of being satisfied; or

(d) authorize, recommend, agree, make any commitment, or announce an intention to take any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent); provided, however, that notwithstanding the foregoing, prior to the receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the Company’s compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement, provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company, any of its Subsidiaries or any representative of the Company or its Subsidiaries shall have breached or violated the terms of this Section 6.1, (2) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that such action is required in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (3) at least twenty-four (24) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, the Company gives Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent).

(c) Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisor or representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

(d) In addition to the obligations of the Company set forth in Sections 6.1(a) and (b) hereof, the Company shall promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent orally and in writing of (i) any Acquisition Proposal, (ii) any request for information that could lead to an Acquisition Proposal or (iii) any inquiry with respect to, or which could lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(e) The Company shall keep Parent promptly and reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least forty eight (48) hours prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

6.2 Company Board Recommendation.

(a) Subject to the terms of Section 6.2(b) hereof, the Company Board shall recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”).

(b) Subject to the terms of this Section 6.2(b), neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation (a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Stockholder Approval the Company Board may effect a Company Board Recommendation Change if and only if either:

(i) (A) the Company Board has received an Acquisition Proposal that constitutes a Superior Proposal other than as a result of a breach or violation of the terms of Section 6.1 hereof, (B) neither the Company nor any of its representatives shall have breached or violated the provisions of Section 6.1 hereof, (C) the Company Board reasonably determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by

Parent pursuant to clause (E) below), that, in light of such Superior Proposal, the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, (D) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (E) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change pursuant to this clause (i), a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to the Company Stockholders as such Superior Proposal; or

(ii) except for a Company Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal (it being understood and hereby agreed that any Company Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal will be exclusively made only pursuant to the immediately preceding clause (i)), (A) the Company Board reasonably determines in good faith (after consultation with outside legal counsel) that the Company Board is required to effect a Company Board Recommendation Change in order to comply with its fiduciary duties to the Company Stockholders under Delaware Law, and (B) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days notice thereof and the opportunity to meet with the Company Board and its outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith the purported basis for the proposed Company Board Recommendation Change, Parent’s reaction thereto and any possible modification of the terms and conditions of this Agreement in response thereto.

(c) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, provided that, in each case, any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, including the provisions of Article VIII hereof.

6.3 Company Stockholders’ Meeting. The Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and shall use commercially reasonable efforts to secure the Requisite Stockholder Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VIII hereof, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Board Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 6.3 shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

6.4 Form S-4 and Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and Parent shall file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be further amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included. Each of the Company and Parent shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 will be made by Parent, and no preparation, filing and distribution of the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company, in each case without providing the other party hereto with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors, or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the Company Stockholders. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

6.5 Commercially Reasonable Efforts to Complete.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to: (i) cause the conditions to the Merger set forth in Article VII hereof to be satisfied or fulfilled, including by filing as promptly as practicable after the date hereof with the SEC all annual, quarterly and current reports required to be filed by the Company under the Exchange Act for any and all periods ending prior to the Effective Time, which such annual, quarterly and current reports shall comply as to form with the rules and regulations of the SEC applicable to such reports; (ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement; (iii) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Entities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Without limiting the generality of the foregoing provisions of Section 6.5(a) hereof and to the extent required by applicable Legal Requirements, as soon as may be reasonably practicable following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, and each of Parent and/or the Company shall file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Entity that may be required by the merger notification or control laws and regulations of any applicable foreign jurisdiction or be deemed desirable by Parent, in each case as Parent may deem necessary and/or appropriate. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Parent reasonably deems necessary and/or appropriate. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Without limiting the generality of the foregoing provisions of Section 6.5(a) hereof, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock, in each case in a manner that would be reasonably expected to have a material adverse effect on Parent’s business or to materially and adversely affect the benefits expected to be derived from the transactions contemplated by this Agreement.

6.6 Company Rights Plan.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Effective Time or the termination of this Agreement, the Company and the Company Board shall not amend or modify, or take any other action with regard to the Company Rights Plan in any manner, or take any other action so as to render the Company Rights Plan applicable to Parent, Merger Sub or any of their Affiliates.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company and the Company Board shall not take any action so as to (i) render the Company Rights Plan inapplicable to any person other than Parent, Merger Sub or any of their Affiliates or any transaction other than transactions contemplated by this Agreement and the Voting Agreements, (ii) permit any Person other than Parent, Merger Sub or any of their Affiliates who would otherwise be an Acquiring Person within the meaning of the Company Rights Plan not to be an Acquiring Person thereunder, (iii) provide that a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Plan) or similar event shall not occur by reason of the execution of any Contract other than this Agreement and the Voting Agreements or the consummation of any transaction other than the transactions contemplated by this Agreement and the Voting Agreements or (iv) except as specifically contemplated by this Agreement and the Rights Plan Amendment, otherwise affect the rights of holders of Rights (as such term is defined in the Company Rights Plan) under the Company Rights Plan.

6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or Knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to Parent pursuant to this Section 6.7.

6.8 Notification.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to Parent pursuant to this Section 6.8(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, the Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any material Contract to which the Company or any of its Subsidiaries is a party or (ii) any notice or other communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to Parent pursuant to this Section 6.8(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII hereof and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall apply to any information provided to the Company pursuant to this Section 6.8(c).

6.9 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Parent.

6.10 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated June 29, 2006 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms; provided, however, that notwithstanding the foregoing, effective as of the execution and delivery hereof, the Confidentiality Agreement shall be deemed to be amended so as to permit Parent to take any action contemplated by this Agreement, including the making of any counter-offer or proposal contemplated by Section 6.2(b) hereof (which deemed amendment shall survive any termination of this Agreement in accordance with its terms or otherwise).

6.11 Public Disclosure. Parent, Merger Sub and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby or any Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirement or any listing agreement with a national securities exchange, in which case commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement.

6.12 Company Options; Company ESPP.

(a) No Company Options shall be assumed and/or substituted by Parent. The Company shall take such action as shall be required: (i) to cause the vesting of any unvested Company Options granted under any Company Option Plans to be accelerated in full effective immediately prior to the Effective Time; and (ii) to effectuate the cancellation, immediately prior to the Effective Time, of all Company Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Options) in exchange for a number of shares of Company Common Stock equal in value to the excess (if any) of the value of the Company Common Stock subject to the Company Option over the exercise price of the Company Option (less the amount of applicable withholding taxes), and to no longer represent the right to purchase Company Common Stock, any other equity security or any other consideration of the Company, the Merger Sub, Parent or any other person. For purposes of this Section 6.12, the value of a share of Company Common Stock shall be equal to the value of that portion of a share of Parent Common Stock (based on the Closing Average) into which each share of Company Common Stock shall be converted in the Merger.

(b) Prior to the Effective Time the Company ESPP shall be terminated. The rights of participants in the Company ESPP with respect to any offering period then underway under such Company ESPP shall be determined by treating the last Business Day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP.

(c) Prior to the Effective Time, and subject to the review and reasonable approval by Parent, the Company shall take all actions necessary to effect the transactions anticipated by this Section 6.12 under all Company Option agreements, the Company ESPP and any other plan or agreement of the Company (whether written or oral, formal or informal), including specifically obtaining any required consents and delivering all required notices.

6.13 Employee Matters.

(a) The Company shall terminate, effective as of the day immediately preceding the Closing Date, (the “401(k) Termination Date”), any and all 401(k) plans maintained by the Company or any of its Subsidiaries. The Company shall provide Parent with evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the review and approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

(b) Parent shall take all necessary actions to allow each Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company’s 401(k) plan(s) to roll such eligible rollover distribution, including any associated loans, as part of any lump sum distribution to the extent permitted by the Company 401(k) plan(s) into an account under a 401(k) plan maintained by Parent or any of its Subsidiaries.

(c) From and after the Effective Time, Parent shall permit all Continuing Employees who become employees of Parent or any Subsidiary of Parent to participate in the benefit programs of Parent or the Subsidiary to the same extent as similarly situated employees of Parent or the Subsidiary.

(d) The Company shall terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its Subsidiaries, effective in each case as of the day immediately preceding the Closing Date, but conditioned upon the subsequent occurrence of the Closing. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to review and approval of Parent).

(e) To the extent permitted by applicable Legal Requirements, Parent and any Subsidiary of Parent shall provide service credit for all periods of service by the Continuing Employees under the employee policies and plans of Parent or such Subsidiary except for the purposes of determining severance payments and to the extent such service credit would result in the duplication of benefits for the same period of service.

(f) In connection with coverage of each of the Continuing Employees under any of the ERISA welfare benefit plans made available by Parent and its Subsidiaries, Parent agrees (i) to cause each such plan to waive any applicable preexisting condition, waiting periods and actively at work requirements, and (ii) to cause each such plan to honor any expenses incurred by such Continuing Employees and their beneficiaries under similar plans of the Company or its affiliates during the portion of the applicable plan year prior to the date on which such Continuing Employees commences participation in the Parent welfare benefit plans for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

6.14 Directors’ and Officers’ Indemnification and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Legal Requirements.

(b) Prior to or as of the Effective Time, Parent shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance as of the date hereof, on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder; provided, however, that in satisfying its obligations under this Section 6.14(b), Parent and the Surviving Corporation shall not be obligated to pay in excess of two (2) times the amount paid by the Company for coverage for its last full fiscal year (such aggregate amount, the “Maximum Premium”) (which annual premium for the last full fiscal year the Company represents and warrants to be as set forth in Section 6.14 of the Company Disclosure Schedule), provided that if the cost of such “tail” insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such surviving corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.14.

(d) The obligations under this Section 6.14 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.14, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the “tail” policy referred to in Section 6.14(b) hereof (and their heirs and representatives)) under this Section 6.14 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

6.15 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.17 Employee Communications. With respect to matters described in Section 6.12 and Section 6.13 hereof, the Company will use its commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to Company Employees and the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

6.18 Resignation of Officers and Directors. At or prior to the Closing, the Company shall obtain the resignations of all officers and directors of its Subsidiaries (only in their respective capacity as such), in each case to be effective as of the Effective Time.

6.19 Nasdaq Listing. Prior to the Effective Time, if required by applicable Nasdaq rules, Parent shall use commercially reasonable efforts to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger.

6.20 Company Affiliates; Restrictive Legend. Section 6.20 of the Company Disclosure Schedule sets forth a list of those Persons who may be deemed to be, in the Company’s reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate”). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act, in the form provided by Parent. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (a) in conformity with Rule 145 or (b) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such transfer is exempt from registration under the Securities Act.

6.21 Treatment as Reorganization. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

6.22 Tax Matters. Each of Parent and the Company shall use its respective commercially reasonable efforts to obtain the Tax opinions contemplated by Section 7.1(f) hereof (collectively, the “Tax Opinions”). Officers of Parent, Merger Sub and the Company shall execute and deliver to Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

6.23 Directorships. Subject to customary review and nomination by the Nominating Committee of Parent’s Board of Directors, effective as of the Effective Time, Parent shall cause Mr. John Zucker to be appointed as a member of the Parent Board.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Legal Requirements) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement or (ii) issued or granted, or overtly threatened to issue or grant, any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all other antitrust, competition or merger control consents deemed necessary or desirable by Parent shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period), either unconditionally or on terms satisfactory to Parent and (ii) any clearances, consents, approvals, Orders and authorizations that are necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no SEC proceeding for that purpose shall have been initiated by the SEC.

(e) Nasdaq Listing. If required, the shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on Nasdaq.

(f) Tax Opinions. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and the Company shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP, each dated as of the Closing Date, and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

7.2 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Parent

Material Adverse Effect, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Merger Sub to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

(c) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Parent Material Adverse Effect); provided, however, that this closing condition shall not apply if the Closing Average is equal to or greater than $7.77.

7.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such Company Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 3.3, Section 3.4 and Section 3.8 hereof (collectively, the “Special Representations”), each of which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Effective Time, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, subject to the qualification set forth in the immediately preceding clause (A)); and provided further that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of this Section 7.3(a), (1) all “Company Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties and (y) the representation and warranty set forth in Section 3.10(a) hereof shall not be disregarded pursuant to the terms of this proviso) and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred or exist following the execution and delivery of this Agreement (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Merger shall have not been consummated by December 31, 2006 (the “Initial Termination Date”); provided, however, that in the event a condition to the Merger set forth in Section 7.1(c) hereof shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the Merger set forth in Article VII hereof shall have been satisfied on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing), either Parent or the Company may elect to extend the Initial Termination Date, by written notice to the other prior to or on the Initial Termination Date, until February 28, 2007 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII hereof having failed to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable and such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement any Legal Requirement that is in effect and has the effect of making the consummation of any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement or (ii) issued or granted any judgment, Order or injunction that is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such judgment, Order or injunction has become final and non-appealable; or

(d) by either Parent or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholders’ Meeting (or any postponement or adjournment thereof); or

(e) by the Company, in the event (A) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (2) Parent or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Sub continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Parent or Merger Sub is cured within such thirty (30) calendar day period); or

(f) by Parent:

(i) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f)(i) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f)(i) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(ii) in the event that, following the execution and delivery of this Agreement, there shall have occurred a Company Material Adverse Effect (whether or not events or circumstances occurring prior to the execution and delivery of this Agreement caused or contributed to the occurrence of such Company Material Adverse Effect); or

(iii) in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a “Triggering Event” shall be deemed to have occurred if, prior to the Effective Time, any of the following shall have occurred: (A) the Company shall have breached (or be deemed, pursuant to the terms thereof, to have breached) in any material respect the provisions of Section 6.1 or Section 6.2 hereof; (B) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change; (C) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (D) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Stockholders approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (E) except for a confidentiality agreement expressly permitted by Section 6.1, the Company shall have entered into a letter of intent, memorandum of understanding or other Contract accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (F) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made by a Person unaffiliated with Parent and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to the Company Stockholders and, at the request of Parent, the Company shall not have sent to the Company Stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Capital Stock into such Acquisition Proposal if made in the form of a tender or exchange offer.

8.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 8.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.6, Section 6.10 and Section 6.11 hereof, this Section 8.2, and Section 8.3 and Article IX hereof, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof), all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 8.3(b) hereof, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to $1,800,000 (One Million Eight Hundred Thousand U.S. Dollars) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one Business Day after demand by Parent, in the event that (A) (1) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) hereof or Section 8.1(d) hereof or (2) this Agreement is terminated by Parent pursuant to Section 8.1(f)(i) hereof, (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company Stockholders and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)).

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f)(iii) hereof, the Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within one Business Day after demand by Parent.

(c) Enforcement. The Company acknowledges and hereby agrees that the provisions of Section 8.3(b) hereof are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 8.3(b) hereof, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 8.3(b) hereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 8.3(b) hereof shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

8.4 Amendment. Subject to applicable Legal Requirements and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attention: General Counsel

Telecopy No.: (888) 818-8023

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Steve Bernard, Esq.

Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler, Esq.

Telecopy No.: (415) 947-2099

(b)	if to the Company, to:

Micro Linear Corporation

2050 Concourse Drive

San Jose, CA 95131

Attention: Michael W. Schradle,

    Chief Financial Officer and Secretary

Telecopy No.: (408) 432-0363

with copies (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

Attention: Jorge del Calvo, Esq.

Telecopy No.: (650) 233-4545

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement (as amended pursuant to Section 6.10 hereof) shall not be superceded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

9.5 Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.14 hereof, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SIRENZA MICRODEVICES, INC.

By:	/s/ Robert Van Buskirk

Name:	Robert Van Buskirk

Title:	President & CEO

METRIC ACQUISITION CORPORATION

By:	/s/ Robert Van Buskirk

Name:	Robert Van Buskirk

Title:	President & CEO

MICRO LINEAR CORPORATION

By:	/s/ Timothy A. Richardson

Name:	Timothy A. Richardson

Title:	President & CEO

[AGREEMENT AND PLAN OF MERGER]

Annex B

MICRO LINEAR CORPORATION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of August 14, 2006, by and between Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Metric Acquisition Corp., a Delaware corporation (“Merger Sub” and, together with Parent, “Sirenza”), and the undersigned stockholder of Micro Linear Corporation (“Stockholder”).

RECITALS

A. Parent, Merger Sub and Micro Linear Corporation, a Delaware corporation (“Micro Linear” or the “Company”) have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), which provides for the merger of Merger Sub with and into Micro Linear, pursuant to which Micro Linear will become a wholly owned subsidiary of Parent (the “Merger”).

B. Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of common stock, par value $0.001 per share, of Micro Linear (“Micro Linear Common Stock”) as set forth on the signature page hereof, and options, warrants or other rights to acquire such number of shares of Micro Linear Common Stock as set forth on the signature page hereof.

C. As an inducement and a condition to entering into the Merger Agreement, Sirenza has requested that Stockholder agree, and Stockholder has agreed (in Stockholder’s capacity as such), to enter into this Agreement in order to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Definitions.

(a) For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

(b) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(c) “Person” shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

(d) “Shares” shall mean: (i) all equity securities of Micro Linear (including all shares of Micro Linear Common Stock and all options, warrants and other rights to acquire shares of Micro Linear Common Stock) owned by Stockholder as of the date of this Agreement, and (ii) all additional equity securities of Micro Linear (including all additional options, warrants and other rights to acquire shares of Micro Linear Common Stock) of which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(e) A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) offers for sale, sells, assigns, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement, commitment or other arrangement providing for the sale of, assignment of, pledge of, encumbrance of, granting of an option with respect to, transfer of or disposition of such security or any interest therein; provided, however, that the granting by Stockholder of a security interest in Shares to a brokerage firm to secure a cash loan from such brokerage firm for the purpose of purchasing shares of Micro Linear Common Stock upon exercise of options to purchase Micro Linear Common Stock (“Micro Linear Options”) outstanding on the date of this Agreement shall not be deemed a “Transfer” for purposes of this Agreement.

2. Restriction on Transfer, Proxies and Non-Interference; Stop Transfer. Except as expressly contemplated by this Agreement, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not, directly or indirectly, (i) cause or permit the Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, (ii) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Stockholder under this Agreement, (iii) request that Micro Linear register the Transfer of any certificate or uncertificated interest representing any of the Shares, or (iv) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect, or have the effect of preventing or disabling Stockholder from performing any of Stockholder’s obligations under this Agreement, other than to a signatory under this Voting Agreement in the case of (i), (ii) or (iii). Stockholder hereby agrees that, in order to ensure compliance with the restrictions referred to herein, Micro Linear may issue appropriate “stop transfer” instructions to its transfer agent in respect of the Shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (A) Stockholder may Transfer any or all of the Shares pursuant to, and in accordance with, the terms of Stockholder’s 10b5-1 plan or arrangement with Micro Linear, if any, as in effect as of the date hereof, and (B) Stockholder may sell Shares for cash to the extent necessary to pay taxes incurred as a direct result of the exercise of Micro Linear Options after the date hereof.

3. Voting Agreement. At any meeting of Micro Linear’s stockholders called with respect to the following, however called, and at every adjournment or postponement thereof, Stockholder shall appear at such meeting, in person or by proxy, or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum thereat, and Stockholder shall vote, or cause to be voted (and on every action or approval by written consent of stockholders with respect to the following, act, or cause to be acted, by written consent) with respect to all of the Shares that Stockholder is entitled to vote or as to which Stockholder has the right to direct the voting, as of the relevant record date:

(a) in favor of the approval and adoption of the Merger Agreement and approval of the Micro Linear Merger;

(b) against the approval of any proposal that would result in a breach by Micro Linear of the Merger Agreement; and

(c) against any proposal made in opposition to, or in competition with, consummation of the Merger (or either of them) and the other transactions contemplated by the Merger Agreement, including any Micro Linear Acquisition Proposal.

4. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder shall deliver to Sirenza an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, with respect to the Shares.

5. Non-Solicitation. Stockholder shall, and shall cause its affiliates and its and its affiliates’ respective directors, officers, employees, investment bankers, legal, financial and other advisors or representatives (collectively, “Stockholder Representatives”) not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce the making, submission or announcement of, an Acquisition Proposal (as defined in the Merger Agreement), (ii) furnish to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other contract contemplating or otherwise relating to an Acquisition Transaction or (vi) terminate, amend or waive any rights under any “standstill” or other similar agreement between the Company or any of its subsidiaries and any person (other than Parent); provided, however, that Stockholder may engage in any of the foregoing activities if and solely to the extent that the Company is permitted to engage in such activities pursuant to Section 6.1 of the Merger Agreement. Stockholder shall immediately cease any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, Stockholder acknowledges and hereby agrees that any violation of the restrictions set forth in this Section 5 by Stockholder or any Stockholder Representatives shall be deemed to be a breach of this Section 5 by Stockholder. Stockholder shall not enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to an Acquisition Proposal unless and until this Agreement is terminated pursuant to its terms.

6. Representations and Warranties. Stockholder hereby represents and warrants to Sirenza as follows:

(a) Ownership of Shares. Stockholder is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that such term shall include Shares that may be acquired more than sixty (60) days from the date hereof) of all of the Shares. Stockholder has sole voting power and the sole power of disposition with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any agreement or court order to which Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

(c) No Consents. Other than filings or notices under the Exchange Act, to his, her or its knowledge, the execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Sirenza any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

8. Stockholder Notification of Acquisition of Additional Shares. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall promptly notify Sirenza of the number of any additional shares of Micro Linear Common Stock and the number and type of any other voting securities of Micro Linear acquired by Stockholder, if any, after the date hereof.

9. Termination. This Agreement shall terminate immediately and automatically, without any action on the part of any party hereto, as of the Expiration Date.

10. No Obligation to Exercise. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate Stockholder to exercise any option, warrant or other right to acquire Shares.

11. Directors and Officers. Notwithstanding anything in this Agreement to the contrary, if Stockholder is a director or officer of Micro Linear, nothing contained in this Agreement shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Micro Linear that may be required on the part of such person as a director or officer of Micro Linear, including acting in compliance with the Merger Agreement.

12. Miscellaneous.

(a) Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Merger Agreement and any other agreements referred to in the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Certain Events. This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise, except in the case of Shares Transferred in connection with the payment of taxes. Notwithstanding any Transfer of any of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, this Agreement and the obligations hereunder shall not attach to any Shares that are Transferred, and shall not be binding upon any person to whom legal or beneficial ownership of any of the Shares shall pass, in any Transfer effected by Stockholder pursuant to the last sentence of Section 2 of this Agreement.

(c) Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

(d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, to:

Sirenza Microdevices, Inc.

303 S. Technology Court

Broomfield, CO 80021

Attention: General Counsel

Fax No.: (888) 818-8023

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Michael Ringler

Fax No.: (415) 947-2099

(ii) if to Micro Linear, to:

Micro Linear Corporation

2050 Concourse Drive

San Jose, CA 95131

Attention: Timothy A. Richardson

with a copy to:

2475 Hanover Street

Palo Alto, California 94304

Attention: Jorge del Calvo

Fax No.: (650) 233-4500

(f) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(h) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6(e) hereof or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

(i) Other Remedies; Specific Performance.

(i) Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(ii) Specific Performance. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(j) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE ACTIONS OF SIRENZA AND MICRO LINEAR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(k) Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

(l) Further Assurances. At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(m) Public Disclosure. Stockholder shall not issue any statement or communication to any third party regarding the subject matter of the Merger Agreement or the transactions contemplated thereby, including, if applicable, the termination of the Merger Agreement and the reasons therefor, without the prior written consent of Sirenza.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed, or caused this Agreement to be executed by a duly authorized officer, as of the date first written above.

SIRENZA MICRODEVICES, INC.

By:
Name:
Title:

METRIC ACQUISITION CORP.

By:
Name:
Title:

STOCKHOLDER:

Signature:

Name:

Address:

Facsimile No.:

Shares beneficially owned:

Micro Linear common stock

Micro Linear common stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (the “Stockholder”) of Micro Linear Corporation, a Delaware corporation (“Micro Linear”), hereby irrevocably (to the fullest extent permitted by law) appoints each of Bob Van Buskirk and Chuck Bland of Sirenza (as defined below), as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Micro Linear that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Micro Linear issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares beneficially owned by Stockholder as of the date of this Proxy are listed on the final page of this Proxy, along with the number(s) of the stock certificate(s) that represent such Shares. Upon Stockholder’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and Stockholder agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith (the “Voting Agreement”) by and between Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Metric Acquisition Corp., a Delaware corporation (“Merger Sub” and, together with Parent, “Sirenza”) and the undersigned Stockholder of Micro Linear, and is granted in consideration of Sirenza entering into that certain Agreement and Plan of Merger of even date herewith (as it may hereafter be amended from time to time in accordance with the provisions thereof, the “Merger Agreement”) by and among Parent, Merger Sub and Micro Linear. The Merger Agreement provides for the merger of Merger Sub with and into Micro Linear (the “Merger”), and Stockholder is receiving a portion of the consideration payable in connection with the Merger. As used in this Proxy, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by Stockholder, at any time prior to the Expiration Date, to act as Stockholder’s attorney and proxy to vote all of the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to all of the Shares (including, without limitation, the power to execute and deliver written consents) at every annual or special meeting of stockholders of Micro Linear (and at every adjournment or postponement thereof), and in every written consent in lieu of such meeting:

(a) in favor of the approval and adoption of the Merger Agreement and approval of the Micro Linear Merger;

(b) against the approval of any proposal that would result in a breach by Micro Linear of the Merger Agreement; and

(c) against any proposal made in opposition to, or in competition with, consummation of the Merger (or either of them) and the other transactions contemplated by the Merger Agreement, including any Acquisition Proposal.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided in clauses (a), (b) and (c) above. Stockholder may vote the Shares on all other matters. Notwithstanding anything in this Proxy to the contrary, if Stockholder is a director or officer of Micro Linear, nothing contained in this Proxy shall prohibit such director or officer from acting in his/her capacity as such or from taking such action as a director or officer of Micro Linear that may be required on the part of such person as a director or officer of Micro Linear, including acting in compliance with the Merger Agreement.

Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy shall terminate and be of no further force and effect, automatically upon the Expiration Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Stockholder has caused this Irrevocable Proxy to be duly executed as of the day and year first above written.

STOCKHOLDER:

Signature:

Name:

Address:

Facsimile No.:

Shares beneficially owned:

Micro Linear common stock

Micro Linear common stock issuable upon exercise of outstanding options or warrants

[SIGNATURE PAGE TO IRREVOCABLE PROXY]

Annex C

Needham & Company, LLC 3000 Sand Hill Road, Building 2, Suite 190, Menlo Park, CA 94025 (650) 854-9111

August 14, 2006

Board of Directors

Micro Linear Corporation

2050 Concourse Drive

San Jose, California 95131

Ladies and Gentlemen:

We understand that Micro Linear Corporation (the “Company”), Sirenza Microdevices, Inc. (“Buyer”) and Metric Acquisition Corporation, a wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Reorganization (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Buyer (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into the right to receive the number of shares of common stock, $0.001 par value per share, of Buyer (“Buyer Common Stock”) equal to the Exchange Ratio (as defined below). The Exchange Ratio means 0.365; provided, however, that (i) if the average of the closing prices of Buyer Common Stock as reported on Nasdaq for each of the ten (10) consecutive trading days ending on the third trading day immediately preceding the Closing Date (the “Closing Average”) is less than $7.77, then the Exchange Ratio shall be increased to the lesser of (a) 0.405 and (b) that fraction of a share of Buyer Common Stock as has a value (based on the Closing Average) equal to $2.84, or (ii) if the Closing Average is greater than $11.66, then the Exchange Ratio shall be decreased to the greater of (a) 0.325 and (b) that fraction of a share of Buyer Common Stock as has a value (based on the Closing Average) equal to $4.26.

You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Company Common Stock.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated August 14, 2006; (ii) reviewed certain publicly available information concerning Buyer and the Company and certain other relevant financial and operating data of Buyer and the Company furnished to us by Buyer and the Company; (iii) reviewed the historical stock prices and trading volumes of Buyer Common Stock and Company Common Stock; (iv) held discussions with members of management of Buyer and the Company concerning their past and current operations and financial condition and future business prospects and the joint prospects for the combined companies, including the potential cost savings and other synergies that may be achieved by the combined companies; (v) reviewed certain research analyst projections with respect to Buyer and held discussions with members of management of Buyer concerning those projections; (vi) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of management of Buyer and the Company concerning those projections;

New York: 445 Park Avenue, New York, NY 10022 (212) 371-8300

Boston: One Post Office Square, Suite 1900, Boston, MA 02109 (617) 457-0900

San Francisco, CA: One Ferry Building, Suite 240, San Francisco, CA 94111 (415) 262-4860

Board of Directors Micro Linear Corporation August 14, 2006 Page 2

Needham & Company, LLC

(vii) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company and Buyer, respectively; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; (ix) reviewed the pro forma impact of the Merger on Buyer’s projected earnings per share; and (x) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. In addition, we have assumed, with your consent, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1968 and that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated August 14, 2006 without material alteration or waiver thereof. With respect to the financial forecasts for the Company provided to us by the management of the Company and the joint prospects of the combined companies, we have assumed, with your consent and based upon discussions with the managements of Buyer and the Company, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of Buyer, the Company and the combined companies, and we have relied, without independent verification, upon the estimates of such managements of the potential cost savings and other synergies, including the amount and timing thereof, that may be achieved as a result of the proposed Merger. With respect to the research analyst projections with respect to Buyer, we have assumed, with your consent and based upon discussions with members of management of Buyer, that such projections represent reasonable estimates as to the future financial performance of Buyer. We express no opinion with respect to any of such forecasts, projections or estimates or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of Buyer or the Company. We have relied on advice of counsel and independent accountants to the Company as to all legal and financial reporting matters with respect to the Company, the Merger and the Merger Agreement. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Merger.

We are not expressing any opinion as to what the value of Buyer Common Stock will be when issued pursuant to the Merger or the prices at which Buyer Common Stock or Company Common Stock will actually trade at any time.

Needham & Company, LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by the Company as financial advisor in connection with the Merger and to render this opinion and will receive a fee for our services, a substantial portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our reasonable out-of-pocket expenses.

Board of Directors Micro Linear Corporation August 14, 2006 Page 3

Needham & Company, LLC

We may in the future provide investment banking and financial advisory services to the Company and Buyer, for which services we expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of Buyer and the Company for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement and any description of or reference to us or summary of this opinion and the related analysis in such filing is on a form acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view.

Very truly yours,

/s/ NEEDHAM & COMPANY, LLC

NEEDHAM & COMPANY, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL empowers Sirenza to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The DGCL also provides that Sirenza may purchase insurance on behalf of any of its respective directors, officers, employees or agents.

Article IX of the Sirenza certificate of incorporation provides for indemnification of the officers and directors of Sirenza to the full extent permitted by the DGCL.

Sirenza has entered into indemnification agreements with its directors, executive officers and certain other officers. Generally, the indemnification agreements provide that Sirenza will indemnify and hold harmless such persons against any and all “Payments,” except to the extent Sirenza shall have indemnified and held harmless such persons otherwise than pursuant to the indemnification agreement, such person shall have received payment on account of such Payments pursuant to one or more valid and collectible insurance policies or such indemnification by Sirenza is prohibited by applicable law. “Payment” is defined as any and all amounts which the indemnitee is or becomes legally obligated to pay in connected with a “Covered Claim,” including, without limitation, damages, judgments, fines, ERISA excise taxes or penalties, amounts paid in settlement, costs of investigation, attorneys’ fees, costs of investigative, judicial or administrative proceedings or appeals, and costs of attachment or similar bonds. “Covered Claim” is defined as any claim against the indemnitee based upon or arising out of any past, present or future act, omission, neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, which indemnitee may commit, omit or suffer while acting in his or her capacity as a director or officer of Sirenza and solely because of being a director or officer of Sirenza, as the case may be; provided, however, that a Covered Claim does not include any amounts paid or payable by the indemnitee with respect to any claim that is based upon and arises out of (i) the indemnitee gaining in fact any personal profit or advantage to which the indemnitee is not legally entitled, (ii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of Sirenza within the meaning of Section 16(b) of the Exchange Act or similar provisions of any state law, or (iii) the indemnitee’s knowingly fraudulent, deliberately dishonest or willful misconduct. “Covered Claim” includes any claim made against the lawful spouse of the indemnitee for claims arising solely out of the indemnitee’s capacity as the spouse of the indemnitee.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Article IX of the Sirenza certificate of incorporation eliminates the liability of a director of Sirenza to Sirenza or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

Item 21.	Exhibits and Financial Statement Schedules

(a)

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of August 14, 2006, by and among Sirenza Microdevices, Inc., Metric Acquisition Corporation and Micro Linear Corporation (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1	Restated Certificate of Incorporation of Sirenza Microdevices, Inc. (incorporated by reference to Exhibit 3.1 of registrant’s Registration Statement on Form S-1 filed on March 1, 2000).

3.2	Certificate of Ownership and Merger of SMDI Sub, Inc. into Stanford Microdevices, Inc. (effecting corporate name change of registrant to “Sirenza Microdevices, Inc.”) (incorporated by reference to the registrant’s Annual Report on Form 10-K filed on March 27, 2002).

3.3	Amended and Restated Bylaws of Sirenza Microdevices, Inc. (incorporated by reference to Exhibit 3.2 of registrant’s Annual Report on Form 10-K filed on March 29, 2001).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of registrant’s Form S-3 filed on January 30, 2004).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being issued.

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, relating to tax matters.

8.2	Opinion of Pillsbury Winthrop Shaw Pittman LLP relating to tax matters.

10.1	Form of Voting Agreement, dated as of August 14, 2006, by and among Sirenza Microdevices, Inc., Metric Acquisition Corporation and each of Brent R. Dix, Peter Manno, Steven Moore, Laura Perrone, Timothy Richardson, Joseph Rizzi, Michael Schradle, A. Thampy Thomas and John Zucker (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of C.G. Uhlenberg LLP, Independent Auditors.

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.5	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1).

23.6	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included in Part II of this Registration Statement).

99.1	Consent of Needham & Company, LLC, Financial Advisor to Micro Linear Corporation.*

99.2	Consent of John Zucker to be named as a director of registrant upon completion of the merger.*

99.3	Form of Proxy Card of Micro Linear Corporation.

99.4	Copy of Class Action Complaint, titled Yevgeniy Pinis v. Timothy R. Richardson, et al., No. 2381-N, filed in the Delaware Court of Chancery on August 30, 2006.*

*	Previously Filed.

Item 22.	Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on this 13th day of September, 2006.

SIRENZA MICRODEVICES, INC.

By:	/S/ ROBERT VAN BUSKIRK
Robert Van Buskirk
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Robert Van Buskirk, Charles Bland and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant in the capacities indicated below on September 13, 2006.

Signature	Title
/S/ ROBERT VAN BUSKIRK	President, Chief Executive Officer and Director (Principal Executive Officer)
Robert Van Buskirk

/S/ CHARLES R. BLAND	Chief Financial Officer (Principal Financial Officer)
Charles R. Bland

/S/ GERALD HATLEY	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)
Gerald Hatley

*	Chairman of the Board of Directors
John Ocampo

*	Director
Christopher Crespi

*	Director
Phillip Liao

*	Director
Casimir Skrzypczak

Signature	Title

*	Director
Gil Van Lunsen

*	Director
John C. Bumgarner, Jr.

* By:	/S/ ROBERT VAN BUSKIRK
Robert Van Buskirk Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of August 14, 2006, by and among Sirenza Microdevices, Inc., Metric Acquisition Corporation and Micro Linear Corporation (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

3.1	Restated Certificate of Incorporation of Sirenza Microdevices, Inc. (incorporated by reference to Exhibit 3.1 of registrant’s Registration Statement on Form S-1 filed on March 1, 2000).

3.2	Certificate of Ownership and Merger of SMDI Sub, Inc. into Stanford Microdevices, Inc. (effecting corporate name change of registrant to “Sirenza Microdevices, Inc.”) (incorporated by reference to the registrant’s Annual Report on Form 10-K filed on March 27, 2002).

3.3	Amended and Restated Bylaws of Sirenza Microdevices, Inc. (incorporated by reference to Exhibit 3.2 of registrant’s Annual Report on Form 10-K filed on March 29, 2001).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 of registrant’s Form S-3 filed on January 30, 2004).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being issued.

8.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, relating to tax matters.

8.2	Opinion of Pillsbury Winthrop Shaw Pittman LLP relating to tax matters.

10.1	Form of Voting Agreement, dated as of August 14, 2006, by and among Sirenza Microdevices, Inc., Metric Acquisition Corporation and each of Brent R. Dix, Peter Manno, Steven Moore, Laura Perrone, Timothy Richardson, Joseph Rizzi, Michael Schradle, A. Thampy Thomas and John Zucker (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of C.G. Uhlenberg LLP, Independent Auditors.

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.5	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 8.1).

23.6	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.2).

24.1	Power of Attorney (included in Part II of this Registration Statement).

99.1	Consent of Needham & Company, LLC, Financial Advisor to Micro Linear Corporation.*

99.2	Consent of John Zucker to be named as a director of registrant upon completion of the merger.*

99.3	Form of Proxy Card of Micro Linear Corporation.

99.4	Copy of Class Action Complaint, titled Yevgeniy Pinis v. Timothy R. Richardson, et al., No. 2381-N, filed in the Delaware Court of Chancery on August 30, 2006.*

*	Previously Filed.